Exhibit 10.2

Private & Confidential

LOAN AGREEMENT
for a
loan of up to US$41,100,000
to
Q JAKE SHIPPING LTD.
and
Q IOANARI SHIPPING LTD.

provided by
THE BANKS AND FINANCIAL INSTITUTIONS SET OUT IN SCHEDULE 1

Arranger, Agent, Security Agent and Account Bank
ABN AMRO BANK N.V.

Swap Provider
ABN AMRO BANK N.V.

NORTON ROSE

THIS AGREEMENT is dated 7 June 2011 and made BETWEEN:

(1)                                 Q JAKE SHIPPING LTD. and Q IOANARI SHIPPING LTD. as joint and several Borrowers;

(2)                                 ABN AMRO BANK N.V. as Arranger, Agent, Security Agent and Account Bank;

(3)                                 ABN AMRO BANK N.V. as Swap Provider; and

(4)                                 THE BANKS AND FINANCIAL INSTITUTIONS whose names and addresses are set out in schedule 1 as Banks.

IT IS AGREED as follows:

1                                         Purpose and definitions

1.1                               Purpose

This Agreement sets out the terms and conditions upon and subject to which the Banks agree, according to their several obligations, to make available to the Borrowers, jointly and severally, in up to two (2) Advances, a loan of up to Forty one million one hundred thousand Dollars ($41,100,000) for the purpose of financing part of the construction/acquisition cost of the Ships.

1.2                               Definitions

In this Agreement, unless the context otherwise requires:

“Account Bank” means ABN Amro Bank N.V. a company incorporated in The Netherlands with its registered office at Gustav Mahlerlaan 10 / Locationcode: PAC HQ 8042, 1082 PP Amsterdam, The Netherlands, acting through its office at Coolsingel 93, 3012 AE Rotterdam (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) or such other bank as may be designated by the Agent as the Account Bank for the purposes of this Agreement and includes its successors in title;

“Account Pledges” means, together the Operating Account Pledges and the Retention Account Pledge and “Account Pledge” means any of them;

“Accounts” means, together, the Operating Accounts and the Retention Account and “Account” means each of them;

“Advance” means each borrowing of a proportion of the Total Commitment by the Borrowers or (as the context may require) the principal amount of such borrowing outstanding at any relevant time, and:

(a)                                 in relation to the Q Jake Ship, means the Q Jake Advance; or

(b)                                 in relation to the Q loanari Ship, means the Q loanari Advance,

and “Advances” means, together, both of them;

“Agent” means ABN Amro Bank N.V. a company incorporated in The Netherlands with its registered office at Gustav Mahlerlaan 10 / Locationcode: PAC HQ 8042, 1082 PP Amsterdam, The Netherlands, acting through its office at Coolsingel 93, 3012 AE Rotterdam (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) or such other person as may be appointed as agent by the Banks and the Swap Provider pursuant to clause 16.13 and includes its successors in title;

“Approved Shipbrokers” means, together, Arrow Research Ltd., H. Clarkson & Co. Ltd., SSY Valuation Services Ltd., RS Platou Shipbrokers A/S, Fearnleys A/S, Braemar Seascope Ltd. and Lorentzen & Stemoco A/S and includes their respective successors in title and “Approved Shipbroker” means each of them;

“Arranger” means ABN Amro Bank N.V. a company incorporated in The Netherlands with its registered office at Gustav Mahlerlaan 10 / Locationcode: PAC HQ 8042,1082 PP Amsterdam, The Netherlands, acting through its office at Coolsingel 93, 3012 AE Rotterdam (or such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) and includes its successors in title;

“Banking Day” means a day on which dealings in deposits in Dollars are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in London, Amsterdam and New York City (or any other relevant place of payment under clause 6);

“Banks” means the banks and financial institutions listed in schedule 1 and includes their respective successors in title and Transferees and “Bank” means each of them;

“Basel II Accord” means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement;

“Basel II Approach” means, in relation to any Bank, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by that Bank (or any of its holding companies) for the purposes of implementing or complying with the Basel II Accord;

“Basel II Regulation” means (a) any law or regulation in force as at the date hereof implementing the Basel II Accord or (b) any Basel II Approach adopted by the Banks, but excludes any law or regulation implementing the Basel III Accord save and to the extent that such law or regulation is a re-enactment of any law or regulation referred to in (a) of this definition;

“Basel III Accord” means, together, “Basel III: A global regulatory framework for more resilient banks and banking systems” and “Basel III: International framework for liquidity risk measurement, standards and monitoring” both published by the Basel Committee on Banking Supervision on 16th December, 2010;

“Borrowed Money” means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

“Borrower” means:

(a)                                 in relation to the Q Jake Ship, the Q Jake Borrower; or

(b)                                 in relation to the Q loanari Ship, the Q loanari Borrower,

and “Borrowers” means, together, both of them;

“Borrowers’ Security Documents” means, at any relevant time, such of the Security Documents as shall have been executed by the Borrowers or either of them at such time;

“Capital Adequacy Law” means any law or any regulation (whether or not having the force of law, but, if not having the force of law, with which the Banks or any of them or, as the case may be, any of their respective holding companies habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits or other banking or monetary controls or requirements which affect the manner in which a Bank allocates capital resources to its obligations hereunder (including, without limitation, those resulting from the implementation or application of or compliance with the Basel II Accord or the Basel III Accord or any Basel II Regulation);

“Casualty Amount” means Five hundred thousand Dollars ($500,000) or the equivalent in any other currency;

“Change of Control” occurs when:

(a)                                 the Robertson Disclosed Persons own shares (legally and/or beneficially, directly or indirectly) in the Corporate Guarantor which can cast or control the casting of less than 11% of the maximum number of votes that might be cast at a general meeting of the shareholders of the Corporate Guarantor; or

(b)                                 the Riverstone Disclosed Persons own shares (legally and/or beneficially, directly or indirectly) in the Corporate Guarantor which can cast or control the casting of less than 20% of the maximum number of votes that might be cast at a general meeting of the shareholders of the Corporate Guarantor;

“Charter” means, in relation to a Ship, any time charter, pool agreement or other contract of employment in respect of a Ship with an original term in excess of twelve (12) months (taking into account any option to extend or renew contained therein) which is entered into by the relevant Borrower as owner of its Ship and any other person as its counterparty thereunder (and in the case of the Q Jake Ship only, including the Initial Charter);

“Charter Assignment” means:

(a)                                 in relation to the Q Jake Ship, a specific assignment of the Initial Charter or any other Charter executed or (as the context may require) to be executed by the Q Jake Borrower in favour of the Security Agent in the form set out in schedule 13; and

(b)                                 in relation to the Q loanari Ship, a specific assignment of any Charter executed or (as the context may require) to be executed by the Q loanari Borrower in favour of the Security Agent in the form set out in schedule 13;

“Charterer” means any such person or persons which shall enter into a Charter in respect of a Ship as the counterparty of the Borrower owing such Ship or (as the case may be) counterparties thereunder, during the Security Period;

“Classification” means, in relation to each Ship, the highest class available for a vessel of her type with the relevant Classification Society or such other classification as the Agent shall, at the request of a Borrower, have agreed in writing shall be treated as the Classification in relation to such Borrower’s Ship for the purposes of the relevant Ship Security Documents;

“Classification Society” means, in relation to each Ship, Bureau Veritas or such other classification society which the Agent shall, at the request of a Borrower, have agreed in writing shall be treated as the Classification Society in relation to such Borrower’s Ship for the purposes of the relevant Ship Security Documents;

“Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A. 741 (18) of the International Maritime Organisation and incorporated into the International Convention on Safety of Life at Sea 1974 (as amended) and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“Commitment” means, in relation to each Bank, the amount set out opposite its name in the column headed “Commitment” in schedule 1 and/or, in the case of a Transferee, the amount transferred as specified in the relevant Transfer Certificate, as reduced or cancelled in each case by any relevant term of this Agreement;

“Compulsory Acquisition” means, in relation to a Ship, requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of that Ship by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

“Confirmation” shall have, in relation to any continuing Designated Transaction, the meaning ascribed to it in the Master Swap Agreement;

“Contract” means:

(a)                                 in relation to the Q Jake Ship, the Q Jake Contract; or

(b)                                 in relation to the Q loanari Ship, the Q loanari Contract,

and “Contracts” means, together, both of them;

“Contract Price” means:

(a)                                 in relation to the Q Jake Ship, the Q Jake Contract Price; or

(b)                                 in relation to the Q loanari Ship, the Q loanari Contract Price,

and “Contract Prices” means, together, both of them;

“Contribution” means, in relation to each Bank, the principal amount of the Loan owing to such Bank at any relevant time;

“Corporate Guarantee” means the corporate guarantee executed or (as the context may require) to be executed by the Corporate Guarantor in favour of the Security Agent in the form set out in schedule 10;

“Corporate Guarantor” means Quintana Shipping Ltd. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

“Creditors” means, together, the Arranger, the Agent, the Security Agent, the Swap Provider, the Account Bank and the Banks and “Creditor” means each of them;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Delivery” means, in relation to each Ship, the delivery of such Ship by the relevant Seller to, and the acceptance of such Ship by, the relevant Borrower pursuant to the relevant Contract;

“Delivery Date” means, in relation to each Ship, the date on which such Ship is delivered to the relevant Borrower in accordance with the relevant Contract;

“Designated Transaction” means a Transaction which fulfils the following requirements:

(a)                                 it is entered into by the Borrowers pursuant to the Master Swap Agreement with the Swap Provider as contemplated by clause 2.9; and

(b)                                 its purpose is the hedging of the Borrowers’ exposure under this Agreement to fluctuations of LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Repayment Date under this Agreement;

“DOC” means a document of compliance issued to an Operator in accordance with rule 13 of the Code;

“Dollars” and “$” mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in U.S. dollars);

“Drawdown Date” means, in relation to each Advance, any date, being a Banking Day falling during the Drawdown Period for such Advance, on which the relevant Advance is, or is to be, made available;

“Drawdown Notice” means, in relation to each Advance, a notice substantially in the form of schedule 2 in respect of such Advance;

“Drawdown Period” means, in relation to each Advance, the period commencing on the date of this Agreement and ending on the relevant Termination Date or the period ending on such earlier date (if any) on which (a) the aggregate amount of the Advances is equal to the Total Commitment or (b) the Total Commitment in respect of such Advance is reduced to zero pursuant to clauses 4.3, 10.2 or 12 or (c) the Delivery of the Ship relevant to such Advance takes place;

“Early Termination Date” shall have, in relation to any continuing Designated Transaction, the meaning ascribed to it in the Master Swap Agreement;

“Earnings” means, in relation to each Ship, all moneys whatsoever from time to time due or payable to the relevant Borrower during the Security Period arising out of the use or operation of such Borrower’s Ship including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising out of pooling arrangements, compensation payable to such Borrower in the event of requisition of such Borrower’s Ship for hire, remuneration for salvage or towage services, demurrage and detention moneys and damages for breach (or payment for variation or termination) of any charterparty or other contract for the employment of such Borrower’s Ship (including any Charter of such Borrower’s Ship);

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention arrangements having a similar effect);

“Environmental Affiliate” means any agent or employee of either Borrower or any other Relevant Party or any person having a contractual relationship with either Borrower or any other Relevant Party in connection with any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Ship;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Ship required under any Environmental Law;

“Environmental Claim” means any and all enforcement, clean-up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of a Pollutant from any Relevant Ship;

“Environmental Laws” means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Pollutants and actual or threatened emissions, spills, releases or discharges of Pollutants;

“Event of Default” means any of the events or circumstances described in clause 10.1;

“Flag State” means, in respect of each Ship, the Republic of the Marshall Islands or such other state or territory designated in writing by the Agent, at the request of a Borrower, as being the “Flag State” of such Borrower’s Ship for the purposes of the relevant Ship Security Documents;

“Fleet Vessels” means the vessels from time to time owned by the members of the Group and “Fleet Vessel” means each of them;

“General Assignment” means:

(a)                                 in relation to the Q Jake Ship, the Q Jake General Assignment; or

(b)                                 in relation to the Q loanari Ship, the Q loanari General Assignment,

and “General Assignments” means, together, both of them;

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Group” means, together, the Corporate Guarantor and its Subsidiaries from time to time and “member of the Group” shall be construed accordingly;

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

“Initial Charter” means, in respect of the Q Jake Ship, a charterparty contract incorporated on the date of this Agreement in a recapitulation email dated 24 May 2011 and to be documented in more detail in a “NYPE” 1946 Form time-charterparty of even date, as may be further amended and supplemented from time to time with the prior written consent of the Agent, which recapitulation email is addressed by Ifchor SA, intermediate chartering brokers acting on behalf of both the Q Jake Borrower and Swissmarine Services SA as charterer to the Q Jake Borrower and such charterer;

“Insurances” means, in relation to each Ship, all policies and contracts of insurance (which expression includes all entries of such Ship in a protection and indemnity or war risks association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the relevant Borrower (whether in the sole name of such Borrower, or in the joint names of such Borrower and the Security Agent or otherwise) in respect of such Borrower’s Ship and her Earnings or otherwise howsoever in connection with such Ship and all benefits thereof (including claims of whatsoever nature and return of premiums);

“Interest Payment Date” means the last day of an Interest Period;

“Interest Period” means, in relation to each Advance, each period for the calculation of interest in respect of such Advance ascertained in accordance with clauses 3.2 and 3.3;

“ISPS Code” means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organization now set out in Chapter XI-2 of the International Convention for the Safety of Life at Sea 1974 (as amended) as adopted by a Diplomatic conference of the International Maritime Organisation on Maritime Security in December 2002 and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISSC” means an International Ship Security Certificate issued pursuant to the ISPS Code;

“LIBOR” means, in relation to any amount and for any period, the offered rate (if any) for deposits of Dollars for such amount and for such period which is:

(a)                                 the rate for such period as displayed on Reuters page LIBOR01 (British Bankers’ Association Interest Settlement Rates) (or such other page as may replace such page LIBOR 01 on such system or on any other system or on any other system of the information vendor for the time being designated by the British Bankers’ Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers’ Association’s Recommended Terms and Conditions (“BBAIRS” terms) applicable at the relevant time) at or about 11:00 a.m. (Rotterdam time) on the Quotation Date for such period; or

(b)                                 if on such date the relevant page is not displayed on the Reuters screen or the Reuters screen is not operating at the relevant time, the rate quoted by the Bank as the Bank’s offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period to prime banks in the London Interbank Market at or about 11:00 a.m. (Rotterdam time) on the Quotation Date for such period;

“Loan” means the aggregate principal amount owing to the Banks under this Agreement at any relevant time;

“Majority Banks” means at any relevant time Banks (i) the aggregate of whose Contributions exceeds 66 2/3% of the Loan or (ii) (if no principal amounts are outstanding under this Agreement) the aggregate of whose Commitments exceeds 66 2/3% of the Total Commitment;

“Management Agreement” means:

(a)                                 in relation to the Q Jake Ship, the Q Jake Management Agreement; or

(b)                                 in relation to the Q loanari Ship, the Q loanari Management Agreement,

and “Management Agreements” means, together, both of them;

“Manager” means Quintana Ship Management Ltd. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 or any other person appointed by a Borrower, with the prior written consent of the Agent, as the manager of such Borrower’s Ship and includes its successors in title;

“Manager’s Undertakings” means, collectively, the manager’s undertakings and assignments executed or (as the context may require) to be executed by the Manager in favour of the Security Agent in respect of each of the Ships each in the form set out in schedule 12 and, singly, each a “Manager’s Undertaking”;

“Margin” means three point one per cent (3.1%) per annum;

“Master Swap Agreement” means the agreement made or (as the context may require) to be made between the Swap Provider and the Borrowers comprising an ISDA Master Agreement (including the Schedule) in the form set out in schedule 6 and includes any Designated Transactions from time to time entered into and any Confirmations (as defined therein) from time to time exchanged thereunder and governed thereby;

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means:

(a)                                 in relation to the Q Jake Ship, the Q Jake Mortgage; or

(b)                                 in relation to the Q loanari Ship, the Q loanari Mortgage,

and “Mortgages” means, together, both of them;

“Mortgaged Ship” means, at any relevant time, either Ship which is at such time subject to a Mortgage and/or the Earnings, Insurances and Requisition Compensation of which are subject to an Encumbrance pursuant to the relevant Ship Security Documents and a Ship shall, for the purposes of this Agreement, be deemed to be a Mortgaged Ship as from whichever shall be the earlier of (a) the Drawdown Date of the Advance for that Ship and (b) the date that the Mortgage of that Ship shall have been executed and registered in accordance with this Agreement until whichever shall be the earlier of (i) the payment in full of the amount required to be paid by the Borrowers to Agent pursuant to clause 4.3 following the sale or Total Loss of such Ship and (ii) the date on which all moneys owing under the Security Documents have been repaid in full;

“Operating Account” means:

(a)                                 in relation to the Q Jake Ship, the Q Jake Operating Account; or

(b)                                 in relation to the Q loanari Ship, the Q loanari Operating Account,

and “Operating Accounts” means, together, both of them;

“Operating Account Pledge” means:

(a)                                 in relation to the Q Jake Ship, the Q Jake Operating Account Pledge; or

(b)                                 in relation to the Q loanari Ship, the Q loanari Operating Account Pledge,

and “Operating Account Pledges” means, together, both of them;

“Operator” means any person who is from time to time during the Security Period concerned in the operation of a Ship and falls within the definition of “Company” set out in rule 1.1.2 of the Code;

“Permitted Encumbrance” means:

(a)                                 any Encumbrance in favour of the Creditors or any of them created pursuant to the Security Documents; and

(b)                                 Permitted Liens;

“Permitted Liens” means, in relation to a Ship:

(a)                                 any lien on that Ship for master’s, officer’s or crew’s wages outstanding in the ordinary course of trading;

(b)                                 any lien on that Ship for salvage; and

(c)                                  unless a Default is continuing, any ship repairer’s or outfitter’s possessory lien on such Ship for a sum not (except with the prior written consent of the Agent) exceeding the Casualty Amount;

“Pollutant” means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980;

“Q Jake Advance” means an Advance of up to $25,200,000 made or (as the context may require) to be made available to the Borrowers for the purpose of financing part of the acquisition cost of the Q Jake Ship by the Q Jake Borrower pursuant to the Q Jake Contract or (as the context may require) the principal amount of such Advance outstanding from time to time;

“Q Jake Borrower” means Q Jake Shipping Ltd. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall islands MH96960 and includes its successors in title;

“Q Jake Contract” means the memorandum of agreement dated 28 April 2011 made between the Q Jake Borrower, the Manager and the relevant Seller as amended by Addendum No. 1 thereto dated 12 May 2011 made between the Q Jake Borrower and the relevant Seller, as may be further amended and supplemented from time to time with the prior written consent of the Agent, relating to the sale by the relevant Seller, and the purchase by the Q Jake Borrower, of the Q Jake Ship;

“Q Jake Contract Price” means $42,000,000 or such other lesser sum in Dollars as may be payable by the Q Jake Borrower to the relevant Seller pursuant to the Q Jake Contract as the purchase price for the Q Jake Ship thereunder;

“Q Jake General Assignment” means the general assignment collateral to the Q Jake Mortgage executed or (as the context may require) to be executed by the Q Jake Borrower in favour of the Security Agent in the form set out in schedule 9;

“Q Jake Management Agreement” means the management agreement dated 2 May 2011 made between the Q Jake Borrower and the Manager or any other agreement previously approved in writing by the Agent between the Q Jake Borrower and the Manager providing (inter alia) for the Manager to manage the Q Jake Ship;

“Q Jake Mortgage” means the first preferred Marshall Islands mortgage of the Q Jake Ship executed or (as the context may require) to be executed by the Q Jake Borrower in favour of the Security Agent in the form set out in schedule 8;

“Q Jake Operating Account” means an interest bearing Dollar account of the Q Jake Borrower opened or (as the context may require) to be opened with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Agent to be a Q Jake Operating Account for the purposes of this Agreement;

“Q Jake Operating Account Pledge” means the pledge executed or (as the context may require) to be executed by the Q Jake Borrower in favour of ABN Amro Bank N.V. as pledgee in respect of the Q Jake Operating Account in such form as the Agent may require in its sole discretion;

“Q Jake Share Pledge” means the pledge executed or (as the context may require) to be executed by the Shareholder in favour of the Security Agent in respect of all of the shares in the Q Jake Borrower in the form set out in schedule 11;

“Q Jake Ship” means the approx. 82,000 dwt bulk carrier motor vessel RBD Carlo Gualdi currently registered in the name of the relevant Seller under the laws and flag of Malta with IMO Number 9461324 and to be registered on the relevant Delivery Date in the ownership of the Q Jake Borrower through the relevant Registry under the laws and flag of the relevant Flag State with the name Q Jake;

“Q loanari Advance” means an Advance of up to $15,900,000 made or (as the context may require) to be made available to the Borrowers for the purpose of financing part of the acquisition cost of the Q loanari Ship by the Q loanari Borrower pursuant to the Q loanari Contract or (as the context may require) the principal amount of such Advance outstanding, from time to time;

“Q loanari Borrower” means Q loanari Shipping Ltd. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

“Q loanari Contract” means the memorandum of agreement dated 5 May 2011 made between the Q loanari Borrower and the relevant Seller, as may be amended and supplemented from time to time with the prior written consent of the Agent, relating to the sale by the relevant Seller, and the purchase by the Q loanari Borrower, of the Q loanari Ship;

“Q loanari Contract Price” means $39,750,000 or such other lesser sum in Dollars as may be payable by the Q loanari Borrower to the relevant Seller pursuant to the Q loanari Contract as the purchase price for the Q loanari Ship thereunder;

“Q loanari General Assignment” means the general assignment collateral to the Q loanari Mortgage executed or (as the context may require) to be executed by the Q loanari Borrower in favour of the Security Agent in the form set out in schedule 9;

“Q loanari Management Agreement” means the management agreement made or (as the context may require) to be made between the Q loanari Borrower and the Manager or any other agreement previously approved in writing by the Agent between the Q loanari Borrower and the Manager providing (inter alia) for the Manager to manage the Q loanari Ship;

“Q loanari Mortgage” means the first preferred Marshall Islands mortgage of the Q loanari Ship executed or (as the context may require) to be executed by the Q loanari Borrower in favour of the Security Agent in the form set out in schedule 8;

“Q loanari Operating Account” means an interest bearing Dollar account of the Q loanari Borrower opened or (as the context may require) to be opened with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Agent to be a Q loanari Operating Account for the purposes of this Agreement;

“Q loanari Operating Account Pledge” means the pledge executed or (as the context may require) to be executed by the Q loanari Borrower in favour of ABN Amro Bank N.V. as pledgee in respect of the Q loanari Operating Account in such form as the Agent may require in its sole discretion;

“Q loanari Share Pledge” means the pledge executed or (as the context may require) to be executed by the Shareholder in favour of the Security Agent in respect of all of the shares in the Q loanari Borrower in the form set out in schedule 11;

“Q loanari Ship” means the approx. 82,000 dwt bulk carrier motor vessel known on the date of this Agreement as Hull No. 6061 and under construction at the yard of Hyundai Mipo Dockyard -Ulsan South Korea in South Korea (with the specifications set out in the shipbuilding contract dated 26 February 2010 referred to in the Q loanari Contract) and to be delivered to the Q loanari Borrower pursuant to the Q loanari Contract and to be registered on the relevant Delivery Date in the ownership of the Q loanari Borrower through the relevant Registry under the laws and flag of the relevant Flag State with the name Q loanari;

“Quotation Date” means, in respect of any period for which LIBOR falls to be determined under this Agreement, the date falling two (2) Banking Days prior to the first day of the relevant period;

“Registry” means, in relation to a Ship, the offices of the authorised Agent in Piraeus, Greece of the Maritime Administrator of the Marshall Islands or such other registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register such Ship, the relevant Borrower’s title to such Ship and the relevant Mortgage under the laws and flag of the relevant Flag State;

“Regulatory Agency” means the Government Entity or other organisation in a Flag State which has been designated by the Government of that Flag State to implement and/or administer and/or enforce the provisions of the Code;

“Related Company” of a person means any Subsidiary of such person, any company or other entity of which such person is a Subsidiary and any Subsidiary of any such company or entity;

“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

“Relevant Party” means each of the Borrowers, any other Security Party and any member of the Group;

“Relevant Ship” means the Ships and any other vessel from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Relevant Party;

“Repayment Dates” means, together, in relation to each Advance (subject to clause 6.3):

(a)                                 the date falling three (3) months after the Drawdown Date relevant to such Advance; and

(b)                                 each of the dates falling at three (3) monthly intervals thereafter up to the earlier of (i) the date falling 72 months after such Drawdown Date and (ii) 31 December 2017; and

(c)                                  the earlier of (i) the date falling 72 months after such Drawdown Date and (ii) 31 December 2017,

and “Repayment Date” means each of them;

“Requisition Compensation” means, in relation to a Ship, all sums of money or other compensation from time to time payable during the Security Period by reason of the Compulsory Acquisition of such Ship in its sole discretion;

“Retention Account” means an interest bearing Dollar account of the Borrowers opened or (as the context may require) to be opened jointly by the Borrowers with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Agent to be a Retention Account for the purposes of this Agreement;

“Retention Account Pledge” means the first priority pledge executed or (as the context may require) to be executed between the Borrowers and the Security Agent in respect of the Retention Account in such form as the Agent may require;

“Retention Amount” means, in relation to any Retention Date in respect of an Advance, such sum as shall be the aggregate of:

(a)                                 one-third (1/3rd) of the repayment instalment in respect of such Advance falling due for payment pursuant to clause 4.1 (as the same may have been reduced by any prepayment) on the next Repayment Date for such Advance after the relevant Retention Date; and

(b)                                 the applicable fraction (as hereinafter defined) of the aggregate amount of interest falling due for payment in respect of each part of such Advance during and at the end of each Interest Period for such Advance current at the relevant Retention Date and, for this purpose, the expression “applicable fraction” in relation to each Interest Period for an Advance shall mean a fraction having a numerator of one and a denominator equal to the number of Retention Dates for such Advance falling within the relevant Interest Period;

“Retention Dates” means, in relation to each Advance, together, the date falling thirty (30) days after the Drawdown Date of such Advance and each of the dates falling at monthly intervals after such date and prior to the final Repayment Date for such Advance and “Retention Date” means each of them;

“Riverstone Disclosed Persons” means, together, Riverstone/Carlyle Global Energy and Power Fund IV (Cayman), L.P., of the Cayman Islands and its Affiliates (as such term is defined in the Shareholder’s Agreement);

“Robertson Disclosed Persons” means, together, Quintana Ship Owners LLC of Delaware, USA, QSI Holdings L.P. of the Cayman Islands, their respective Affiliates (as such term is defined in the Shareholder’s Agreement) and Mr. Corby J. Robertson Jr.;

“Security Agent” means ABN Amro Bank N.V. a company incorporated in The Netherlands with its registered office at Gustav Mahlerlaan 10 / Locationcode: PAC HQ 8042, 1082 PP Amsterdam, The Netherlands, acting through its office at Coolsingel 93, 3012 AE Rotterdam (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) or such other person as may be appointed as security agent and trustee by the Banks, the Agent and the Swap Provider pursuant to the relevant provisions of clause 16.14;

“Security Documents” means this Agreement, the Master Swap Agreement, the Mortgages, the General Assignments, the Account Pledges, the Manager’s Undertakings, the Corporate Guarantee, the Swap Assignment, the Share Pledges, any Charter Assignment and any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrowers or any other Security Party pursuant to this Agreement or the Master Swap Agreement or any other Security Documents (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Security Party” means each Borrower, the Manager, the Shareholder, the Corporate Guarantor or any other person who may at any time be a party to any of the Security Documents (other than the Creditors);

“Security Period” means the period commencing on the date hereof and terminating upon discharge of the security created by the Security Documents by payment of all monies payable thereunder;

“Security Requirement” means the amount in Dollars (as certified by the Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the Creditors) which is, at any relevant time, one hundred and forty per cent (140%) of the aggregate of (a) the Loan and (b) the Swap Exposure, at the relevant time;

“Security Value” means the amount in Dollars (as certified by the Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the Creditors) which is, at any relevant time, the aggregate of (a) the market value of the Mortgaged Ships as most recently determined in accordance with clause 8.2.2 and (b) the market value of any additional security for the time being actually provided to the Creditors or any of them pursuant to clause 8.2;

“Seller” means:

(a)                                 in relation to the Q Jake Ship, Rizzo-Bottiglieri-De Carlini Armatori S.p.A. of Torre Del Greco, Italy and includes its successors in title; or

(b)                                 in relation to the Q loanari, Ermis Shipping S.A. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title, and “Sellers” means, together, both of them;

“Share Pledge” means:

(a)                                 in relation to the Q Jake Borrower, the Q Jake Share Pledge; or

(b)                                 in relation to the Q loanari Borrower, the Q loanari Share Pledge,

and “Share Pledges” means, together, both of them;

“Shareholder” means Quintana Shipping Ltd. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

“Shareholder’s Agreement” means the agreement referred to in paragraph 11 of Part 1 of schedule 3;

“Ship”:

(a)                                 in relation to the Q Jake Borrower and/or the Q Jake Advance, means the Q Jake Ship; or

(b)                                 in relation to the Q loanari Borrower and/or the Q loanari Advance, means the Q loanari Ship,

and “Ships” means, together, both of them;

“Ship Security Documents”:

(a)                                 in relation to the Q Jake Ship, means the Q Jake Mortgage, the Q Jake General Assignment, any Charter Assignment in respect of the Q Jake Ship and the Manager’s Undertaking in respect of the Q Jake Ship; or

(b)                                 in relation to the Q loanari Ship, means the Q loanari Mortgage, the Q loanari General Assignment, any Charter Assignment in respect of the Q loanari Ship and the Manager’s Undertaking in respect of the Q loanari Ship;

“SMC” means a safety management certificate issued in accordance with rule 13 of the Code;

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person;

“Swap Assignment” means the assignment executed or (as the context may require) to be executed by the Borrowers in favour of the Security Agent in relation to certain of the rights of the Borrowers under the Master Swap Agreement in the form set out in schedule 7;

“Swap Exposure” means, as at any relevant time, the amount certified by the Swap Provider to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrowers to the Swap Provider under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Swap Agreement if an Early Termination Date had occurred at the relevant time in relation to all continuing Designated Transactions;

“Swap Provider” means ABN Amro Bank N.V. a company incorporated in The Netherlands with its registered office at Gustav Mahlerlaan 10 / Locationcode: PAC HQ 8042, 1082 PP Amsterdam, The Netherlands, acting through its office at Coolsingel 93, 3012 AE Rotterdam (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) and includes its successors in title;

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and “Taxation” shall be construed accordingly;

“Termination Date” means:

(a)                                 in relation to the Q Jake Advance, the earlier of (a) the date of termination or rescission of the Q Jake Contract by either party thereto as determined by the Agent and (b) 31 December 2011; or

(b)                                 in relation to the Q loanari Advance, the earlier of (a) the date of termination or rescission of the Q loanari Contract by either party thereto as determined by the Agent and (b) 31 December 2011, or, in each such case, such later date as the Borrowers may request and the Agent (acting on the instructions of all the Banks) may in its sole discretion agree in writing (such agreement not to be unreasonably withheld);

“Total Commitment” means, at any relevant time, the aggregate of all the Banks’ Commitments at such time;

“Total Loss” means, in relation to a Ship:

(a)                                 the actual, constructive, compromised or arranged total loss of such Ship; or

(b)                                 the Compulsory Acquisition of such Ship; or

(c)                                  the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Ship (other than where the same amounts to the Compulsory Acquisition of such Ship) by any person, including by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, unless such Ship be released and restored to the relevant Borrower from such theft, condemnation, capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof or, in the case of such hijacking only, within one hundred and twenty (120) days after the occurrence thereof;

“Transaction” has the meaning given to it in the Master Swap Agreement;

“Transfer Certificate” means a certificate in substantially the form set out in schedule 4;

“Transferee” has the meaning ascribed thereto in clause 15.3;

“Transferor” has the meaning ascribed thereto in clause 15.3;

“Trust Deed” means a trust deed in the form, or substantially in the form, set out in schedule 5;

“Trust Property” means (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Security Agent under or pursuant to the Security Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to the Security Agent in the Security Documents), (ii) all moneys, property and other assets paid or transferred to or vested in the Security Agent or any agent of the Security Agent or any receiver or received or recovered by the Security Agent or any agent of the Security Agent or any receiver pursuant to, or in connection with, any of the Security Documents whether from any Security Party or any other person and (iii) all moneys, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by the Security Agent or any agent of the Security Agent or any receiver in respect of the same (or any part thereof); and

“Underlying Documents” means, together, the Contracts, the Initial Charter, any other Charter in respect of each Ship, the Management Agreements and the Shareholder’s Agreement and “Underlying Document” means each of them.

1.3                               Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.4                               Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.4.1                     references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

1.4.2                     references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.4.3                     references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority and, for the avoidance of doubt, should include any Basel II Regulation;

1.4.4                     words importing the plural shall include the singular and vice versa;

1.4.5                     references to a time of day are to London time;

1.4.6                     references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.4.7                     any reference to “control” of a person means:

(a)                                 the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)                                     cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of that person; or

(ii)                                  appoint or remove all, or the majority, of the directors or other equivalent officers of that person; or

(iii)                               give directions with respect to the operating and financial policies of that person with which the directors or other equivalent officers of that person are obliged to comply; and/or

(b)                                 the holding beneficially of more than 50% of the issued share capital of that person (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Encumbrance over share capital shall be disregarded in determining the beneficial ownership of such share capital);

and “controlled” shall be construed accordingly;

1.4.8                     references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

1.4.9                     references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

1.5                               Majority Banks

Where this Agreement or any other Security Document provides for any matter to be determined by reference to the opinion of the Majority Banks or to be subject to the consent or request of the Majority Banks or for any action to be taken on the instructions in writing of the Majority Banks, such opinion, consent, request or instructions shall (as between the Banks) only be regarded as having been validly given or issued by the Majority Banks if all the Banks shall have received prior notice of the matter on which such opinion, consent, request or instructions are required to be obtained and the relevant majority of such Banks shall have given or issued such opinion, consent, request or instructions but so that (as between the Borrowers and the Banks) the Borrowers shall be entitled (and bound) to assume that such notice shall have been duly received by each relevant Bank and that the relevant majority shall have been obtained to constitute Majority Banks whether or not this is in fact the case.

1.6                               Banks’ Commitment

For the purposes of the definition of “Majority Banks” in clause 1.2, references to the Commitment of a Bank shall, if the Total Commitment has, at any relevant time, been reduced to zero, be deemed to be a reference to the Commitment of that Bank immediately prior to such reduction to zero.

2                                         The Total Commitment and the Advances

2.1                               Agreement to lend

The Banks, relying upon each of the representations and warranties in clause 7, agree to lend to the Borrowers, jointly and severally, upon and subject to the terms of this Agreement, the principal sum of up to Forty one million one hundred thousand Dollars ($41,100,000) in up to two (2) Advances. The obligation of each Bank under this Agreement shall be to contribute that proportion of each Advance which, as at the Drawdown Date of such Advance, its Commitment bears to the Total Commitment.

2.2                               Obligations several

The obligations of the Banks under this Agreement are several according to their respective Commitments and/or Contributions; the failure of any Bank to perform such obligations or the failure of the Swap Provider to perform its obligations under the Master Swap Agreement shall not relieve any other Creditor or either Borrower of any of their respective obligations or liabilities under this Agreement or, as the case may be, the Master Swap Agreement nor shall any Creditor be responsible for the obligations of any other Creditor (except for its own obligations, if any, as a Bank or Swap Provider) under this Agreement or, as the case may be, the Master Swap Agreement.

2.3                               Interests several

Notwithstanding any other term of this Agreement (but without prejudice to the provisions of this Agreement relating to or requiring action by the Majority Banks) the interests of the Creditors are several and the amount due to any Creditor is a separate and independent debt. Each Creditor shall have the right to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Creditor to be joined as an additional party in any proceedings for this purpose.

2.4                               Drawdown

Subject to the terms and conditions of this Agreement, each Advance shall be made to the Borrowers following receipt by the Agent from the Borrowers of a Drawdown Notice not later than 10:00 a.m. one (1) Banking Day before the date, which shall be a Banking Day falling within the Drawdown Period for such Advance, on which the Borrowers propose such Advance is made. A Drawdown Notice shall be effective on actual receipt by the Agent and, once given, shall, subject as provided in clause 3.6.1, be irrevocable.

2.5                               Timing and limitation of Advances

2.5.1                     The aggregate amount of both Advances shall not exceed the Total Commitment.

2.5.2                     The Q Jake Advance shall not exceed the lower of (a) Twenty five million two hundred thousand Dollars ($25,200,000) and (b) sixty per cent (60%) of the Q Jake Contract Price and (c) sixty per cent (60%) of the market value of the Q Jake Ship determined in accordance with the valuation of the Q Jake Ship obtained pursuant to Part 2 of schedule 3.

2.5.3                     The Q loanari Advance shall not exceed the lower of (a) Fifteen million nine hundred thousand Dollars ($15,900,000) and (b) forty per cent (40%) of the Q loanari Contract Price and (c) sixty per cent (60%) of the market value of the Q loanari Ship determined in accordance with the valuation of the Q loanari Ship obtained pursuant to Part 2 of schedule 3.

2.5.4                     Each Advance shall be made solely for the purpose of financing part of the acquisition cost of the Ship relevant to such Advance pursuant to the relevant Contract.

2.6                               Availability

Upon receipt of a Drawdown Notice complying with the terms of this Agreement, the Agent shall promptly notify each Bank and each Bank shall make available to the Agent its portion of the relevant Advance for payment by the Agent in accordance with clause 6.2. The Borrowers acknowledge that payment of any Advance or part thereof to the relevant Seller, the Borrowers or either of them (as the case may be) in accordance with clause 6.2 shall satisfy the obligation of the Banks to lend that Advance or that part thereof to the Borrowers under this Agreement.

2.7                               Termination of Total Commitment

Any part of the Total Commitment which remains undrawn and uncancelled by the last day of the relevant Drawdown Period shall thereupon be automatically cancelled.

2.8                               Application of proceeds

Without prejudice to the Borrowers’ obligations under clause 8.1.3, no Creditor shall have any responsibility for the application of the proceeds of the Loan or any part thereof by the Borrowers.

2.9                               Derivative transactions

2.9.1                     If, at any time during the Security Period, the Borrowers wish to enter into any interest rate swap transactions so as to hedge all or any part of their exposure under this Agreement to interest rate fluctuations, it shall advise the Swap Provider in writing accordingly.

2.9.2                     Any such interest rate swap transaction shall be concluded with the Swap Provider under the Master Swap Agreement provided however that no such interest rate swap transaction shall be concluded unless the Swap Provider first agrees to it in writing and, for the avoidance of any doubt, the Borrowers by execution of this Agreement acknowledge that the fact that the Swap Provider has entered into the Master Swap Agreement with the Borrowers does not obligate the Swap Provider to enter into any interest rate swap transaction which the Borrowers wish to enter into. If and when any such interest rate swap transaction has been concluded, it shall constitute a Designated Transaction, and the Borrower shall sign a Confirmation with the Swap Provider and advise the Banks through the Agent promptly after concluding any Designated Transaction.

2.9.3                     Subject to clause 2.9.2, the Borrowers undertake to make an offer to the Swap Provider to enter within a period of twelve (12) months after the Drawdown Date of the first Advance with the Swap Provider into a plain terms interest rate swap transaction in respect of at least 50% of the Loan outstanding at the time of such offer on terms usually offered by the Swap Provider to its customers for similar transactions, so as for the Borrowers to hedge their exposure to interest rate fluctuations under this Agreement for that part of the Loan.

3                                         Interest and Interest Periods

3.1                               Normal interest rate

The Borrowers shall pay interest on each Advance on each Interest Payment Date relevant to such Advance (or, in the case of Interest Periods of more than three (3) months, by instalments, the first instalment three (3) months from the commencement of the relevant Interest Period and the subsequent instalments at intervals of three (3) months thereafter or, if shorter, the period from the date of the preceding instalment until the Interest Payment Date relative to such Interest Period) at the rate per annum determined by the Agent to be the aggregate of (a) the Margin and (b) LIBOR for such Interest Period.

3.2                               Selection of Interest Periods

The Borrowers may by notice received by the Agent not later than 10:00 a.m. on the third Banking Day before the beginning of each Interest Period specify whether such Interest Period shall have a duration of three (3) months, six (6) months, nine (9) months, twelve (12) months or such other shorter period as the Borrowers may select and the Agent may agree in its sole discretion.

3.3                               Determination of Interest Periods

Every Interest Period shall be of the duration specified by the Borrowers pursuant to clause 3.2 but so that:

3.3.1                     the first Interest Period in respect of each Advance shall commence on the date on which such Advance is drawn down and each subsequent Interest Period shall commence on the last day of the previous Interest Period for such Advance;

3.3.2                     if any Interest Period in respect of an Advance would otherwise overrun a Repayment Date in respect of such Advance, then, in the case of the last Repayment Date for such Advance, such Interest Period shall end on such Repayment Date for such Advance, and in the case of any other Repayment Date or Repayment Dates for such Advance, such Advance shall be divided into parts so that there is one part in the amount of the repayment instalment due on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date for such Advance and another part in the amount of the balance of such Advance having an Interest Period ascertained in accordance with clause 3.2 and the other provisions of this clause 3.3; and

3.3.3                     if the Borrowers fail to specify the duration of an Interest Period in accordance with the provisions of clause 3.2 and this clause 3.3 such Interest Period shall have a duration of three (3) months or such other period as shall comply with this clause 3.3.

3.4                               Default interest

If the Borrowers fail to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4) on its due date for payment under any of the Security Documents (other than the Master Swap Agreement), the Borrowers shall pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgement) at a rate determined by the Agent pursuant to this clause 3.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Agent each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Agent) of (a) two per cent (2%) per annum, (b) the Margin and (c) LIBOR for such period. Such interest shall be due and payable on the last day of each such period as determined by the Agent and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Agent under clause 10.2.2 or a prepayment pursuant to clauses 4.3, 8.2.1(a) or 12.1, on a date other than an Interest Payment Date relating thereto, the first such period selected by the Agent shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable. If, for the reasons specified in clause 3.6.1, the Agent is unable to determine a rate in accordance with the foregoing provisions of this clause 3.4, each Bank shall promptly notify the Agent of the cost of funds to such Bank and interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Agent to be two per cent (2%) per annum above the aggregate of the Margin and the cost of funds to such Agent.

3.5                               Notification of Interest Periods and interest rate

The Agent shall notify the Borrowers and the Banks promptly of the duration of each Interest Period and of each rate of interest (or, as the case may be default interest) determined by it under this clause 3.

3.6                               Market disruption; non-availability

3.6.1                    If and whenever, at any time prior to the commencement of any Interest Period:

(a)                                 the Agent shall have determined (which determination shall, in the absence of manifest error, be conclusive) that adequate and fair means do not exist for ascertaining LIBOR during such Interest Period; or

(b)                                 the Agent shall have received notification from Banks with Contributions aggregating not less than one-third (1/3rd) of the Loan (or, prior to the Drawdown Date of the first Advance to be drawn down, from Banks with Commitments aggregating not less than one-third (1/3rd) of the Total Commitment), that deposits in Dollars are not available to such Banks in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Loan or part thereof or their Contributions for such Interest Period; or

(c)                                  that the cost to such Banks of obtaining such deposits exceeds LIBOR,

the Agent shall forthwith give notice (a “Determination Notice”) thereof to the Borrowers and to each of the Banks and the Swap Provider. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice the undrawn amount of the Total Commitment shall not be borrowed until notice to the contrary is given to the Borrowers by the Agent.

3.6.2                     During the period of ten (10) days after any Determination Notice has been given by the Agent under clause 3.6.1, each Bank shall certify an alternative basis (the “Alternative Basis”) for maintaining its Contribution. The Alternative Basis may at the relevant Bank’s sole and unfettered discretion include (without limitation) alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds to such Bank equivalent to the Margin. The Agent shall calculate the arithmetic mean of each Alternative Basis provided by the relevant Banks (the “Substitute Basis”) and certify the same to the Borrowers, the Banks and the Swap Provider. The Substitute Basis so certified shall be binding upon the Borrowers, and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Agent notifies the Borrowers that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall apply.

4                                         Repayment and prepayment

4.1                               Repayment

4.1.1                     The Borrowers shall repay the Q Jake Advance by twenty four (24) repayment instalments, one such instalment to be repaid on each of the Repayment Dates relevant to such Advance. Subject to the provisions of this Agreement, the amount of each repayment instalment (other than the last instalment) shall be $450,000 and the amount of the last repayment instalment shall be $14,850,000 (comprising a repayment instalment of $450,000 and a balloon payment of $14,400,000).

4.1.2                     The Borrowers shall repay the Q loanari Advance by twenty four (24) repayment instalments, one such instalment to be repaid on each of the Repayment Dates relevant to such Advance. Subject to the provisions of this Agreement, the amount of each repayment instalment (other than the last instalment) shall be $290,000 and the amount of the last repayment instalment shall be $9,230,000 (comprising a repayment instalment of $290,000 and a balloon payment of $8,940,000).

4.1.3                     If the part of the Total Commitment in respect of either Advance is not drawn down in full by the last day of the Drawdown Period relevant to such Advance, the amount of each repayment instalment (including the relevant balloon payment) of such Advance remaining unpaid as at that time shall be reduced proportionately.

4.2                               Voluntary prepayment

The Borrowers may prepay either Advance in whole or part (such part being in an amount of Five hundred thousand Dollars ($500,000) or any larger sum which is an integral multiple of Five hundred thousand Dollars ($500,000)) on any Interest Payment Date relating to the part of the Advance to be repaid together with any other amount payable under clause 11.1 and the other provisions of this clause 4 (including the prepayment fee, if any, referred to in clause 4.7).

4.3                               Prepayment on Total Loss and sale

4.3.1                     Before drawdown

On a Ship being sold or becoming a Total Loss (or suffering damage or being involved in an incident which in the opinion of the Agent may result in such Ship being subsequently determined to be a Total Loss) before the Advance in respect of such Ship is drawn down, the obligation of the Banks to make such Advance available shall immediately cease and the Total Commitment shall be reduced by the amount of such Advance.

4.3.2                     Thereafter

(a)                                 If a Mortgaged Ship is sold or becomes a Total Loss, then the Borrowers shall, on the Disposal Reduction Date for such Mortgaged Ship, prepay an amount equal to the higher of (i) the full amount of the Advance relevant to such Mortgaged Ship and (ii) an amount in Dollars equal to such amount as shall ensure that, immediately after the relevant prepayment, the Security Value shall not be less than the Security Requirement and (iii) an amount in Dollars equal to such amount as shall ensure that, immediately after the relevant prepayment, the ratio of the Security Value to the aggregate of (a) the Loan and (b) the Swap Exposure after such prepayment shall be equal to the ratio of the Security Value to the aggregate of (a) the Loan and (b) the Swap Exposure, applicable immediately prior to such sale or Total Loss (subject to clause 4.3.2(b)); and

(b)                                 notwithstanding clause 4.3.2(a), if a Mortgaged Ship is sold or becomes a Total Loss and an Event of Default shall have occurred and be continuing, then the Borrowers shall, on the Disposal Reduction Date for such Mortgaged Ship, prepay such proportion of the Loan as the Agent may require in its absolute discretion.

4.3.3                     Defined terms

For the purposes of this clause 4.3:

(a)                                 “Disposal Reduction Date” means:

(i)                                     in relation to a Mortgaged Ship which has become a Total Loss, its Total Loss Reduction Date; and

(ii)                                  in relation to a Mortgaged Ship which is sold, the date of completion (and immediately prior to completion) of such sale by the transfer of title to such Mortgaged Ship to the purchaser in exchange for payment of the relevant purchase price; and

(b)                                 “Total Loss Reduction Date” means, in relation to a Mortgaged Ship which has become a Total Loss, the date which is the earlier of:

(i)                                     the date falling one hundred and twenty (120) days after that on which such Mortgaged Ship became a Total Loss; and

(ii)                                  the date upon which the relevant insurance proceeds are, or Requisition Compensation is, received by the relevant Borrower (or the Agent pursuant to the relevant Ship Security Documents).

4.3.4                     Interpretation

For the purpose of this Agreement, a Total Loss in respect of a Ship shall be deemed to have occurred:

(a)                                 in the case of an actual total loss of a Ship, on the actual date and at the time such Ship was lost or, if such date is not known, on the date on which such Ship was last reported;

(b)                                 in the case of a constructive total loss of a Ship, upon the date and at the time notice of abandonment of such Ship is given to the insurers of such Ship for the time being;

(c)                                  in the case of a compromised or arranged total loss of a Ship, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of such Ship;

(d)                                 in the case of Compulsory Acquisition of a Ship, on the date upon which the relevant requisition of title or other compulsory acquisition of such Ship occurs; and

(e)                                  in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Ship (other than where the same amounts to Compulsory Acquisition of such Ship) by any person, including by any Government Entity, or by persons purporting to act on behalf of any Government Entity, which deprives the relevant Borrower of the use of such Ship for more than thirty (30) days or, in the case of hijacking only of such Ship, for more than one hundred and twenty (120) days, upon the expiry of the period of thirty (30) days after the date upon which the relevant theft, condemnation, capture, seizure, arrest, detention or confiscation occurred or (as the case may be) upon the expiry of the period of one hundred and twenty (120) days after the date upon which the relevant hijacking occurred.

4.4                               Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:

4.4.1                     accrued interest on the amount to be prepaid to the date of such prepayment;

4.4.2                     any additional amount payable under clauses 4.7, 6.6 or 12.2; and

4.4.3                     all other sums payable by the Borrowers to the Creditors under this Agreement or any of the other Security Documents including, without limitation, any accrued commitment commission payable under clause 5.1 and any amounts payable under clause 11.

4.5                               Notice of prepayment; reduction of repayment instalments

4.5.1                     No prepayment may be effected under clause 4.2 unless the Borrowers shall have given the Agent at least fifteen (15) days’ prior written notice of their intention to make such prepayment. Every notice of prepayment shall be effective only on actual receipt by the Agent, shall be irrevocable, shall specify the amount to be prepaid and shall oblige the Borrowers to make such prepayment on the date specified.

4.5.2                     Any amount prepaid pursuant to clauses 4.2 or 4.3 shall be applied first in reducing the repayment instalments (including the relevant balloon payment) under clause 4.1 of the Advance to be prepaid proportionately and, the remainder (if any) of such amount, in reducing the repayment instalments (including the relevant balloon payment) under clause 4.1 of the other Advance proportionately.

4.5.3                     Any amount prepaid pursuant to clause 8.2.1(a) shall be applied in equal shares between the Advances in reducing the repayment instalments (including the relevant balloon payments) of both Advances proportionately.

4.5.4                     The amount prepaid pursuant to clause 4.8 shall be applied in reducing the repayment instalments (and the relevant balloon repayment) payable under clause 4.1.1 proportionately.

4.5.5                     The Borrowers may not prepay the Loan or any part thereof save as expressly provided in this Agreement. No amount prepaid under this Agreement may be re-borrowed.

4.6                               Unwinding of Designated Transactions

On or prior to any repayment or prepayment of all or part of the Loan (including, without limitation, pursuant to clauses 4.2, 4.3 or 8.2.1), the Borrowers shall upon the request of the Swap Provider wholly or partially reverse, offset, unwind, cancel, close out, net out or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the aggregate amount of the Advances as reducing from time to time thereafter pursuant to clause 4.1.

4.7                               Prepayment fee

Any prepayment of all or part of the Loan pursuant to clause 4.2 (in the case of a refinancing by one or more lenders which do not include ABN Amro Bank N.V. within a period of twenty four months after the first Drawdown Date hereunder) should be made together with a prepayment fee in Dollars equal to one per cent (1%) of the Loan at the relevant time.

4.8                               Prepayment on non-drawdown to the Q loanari Advance

In the event that the Q loanari Advance is not drawdown by the earlier of (i) the last day of the Drawdown Period for such Advance and (ii) 15 November 2011, the Borrower shall promptly thereafter prepay the sum of $4,650,000.

5                                         Fees, commitment commission and expenses

5.1                               Fees

The Borrowers shall pay to the Agent:

5.1.1                     for the account of the Arranger, an arrangement fee of $513,750 on the date of this Agreement; and

5.1.2                     for the account of each Bank, on each of the dates falling at three (3) monthly intervals after the date of this Agreement until the last day of the final Drawdown Period and on such day, commitment commission computed from the date of this Agreement (in the case of the first payment of commission) and from the due date of the preceding payment of commission (in the case of each subsequent payment), at the rate of one point two five per cent (1.25%) per annum on the daily undrawn amount of the Total Commitment.

The fee and commitment commission referred to in clause 5.1 shall be payable by the Borrowers to the Agent, whether or not any part of the Total Commitment is ever advanced and shall be, in each case, non-refundable.

5.2                              Expenses

The Borrowers shall pay to the Agent on a full indemnity basis on demand all expenses (including legal, printing and out-of-pocket expenses) incurred by the Creditors or any of them:

5.2.1                     in connection with the negotiation, preparation, execution and, where relevant, registration of the Security Documents (including, for the avoidance of doubt, any expenses incurred by the Creditors or any of them in connection with the legal opinions obtained pursuant to schedule 3) and of any amendment or extension of or the granting of any waiver or consent under, any of the Security Documents and the syndication of the Loan; and

5.2.2                     in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, any of the Security Documents, or otherwise in respect of the moneys owing under any of the Security Documents, together with interest at the rate referred to in clause 3.4 from the date on which such expenses were incurred to the date of payment (as well after as before judgment).

5.3                               Value added tax

All fees and expenses payable pursuant to this clause 5 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Creditors or any of them under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.4                               Stamp and other duties

The Borrowers shall pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by any of the Creditors) imposed on or in connection with any of the Underlying Documents, the Security Documents or the Loan and shall indemnify the Creditors or any of them against any liability arising by reason of any delay or omission by the Borrowers to pay such duties or taxes.

6                                         Payments and taxes; accounts and calculations

6.1                               No set-off or counterclaim

The Borrowers acknowledge that in performing their obligations under this Agreement, the Banks will be incurring liabilities to third parties in relation to the funding of amounts to the Borrowers, such liabilities matching the liabilities of the Borrowers to the Banks and that it is reasonable for the Banks to be entitled to receive payments from the Borrowers gross on the due date in order that each of the Banks is put in a position to perform its matching obligations to the relevant third parties. Accordingly, all payments to be made by the Borrowers under any of the Security Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 6.6, free and clear of any deductions or withholdings, in Dollars on the due date to such account at such bank and in such place as the Agent may from time to time specify for this purpose. Save for payments which are for the account of the Swap Provider and save as otherwise provided in this Agreement or any relevant Security Documents, such payments shall be for the account of all Banks and the Agent shall distribute such payments in like funds as are received by the Agent to the Banks rateably in accordance with their respective Commitment (if prior to the first drawdown) or Contribution (if following the first drawdown).

6.2                               Payment by the Banks

All sums to be advanced by the Banks to the Borrowers under this Agreement shall be remitted in Dollars on the Drawdown Date for the relevant Advance to the account of the Agent at such bank as the Agent may have notified to the Banks and shall be paid by the Agent on such date in like funds as are received by the Agent to the account specified in the Drawdown Notice for such Advance.

6.3                               Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking

Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4                               Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) days year.

6.5                               Certificates conclusive

Any certificate or determination of the Agent or the Security Agent or any Bank as to any rate of interest or any other amount pursuant to and for the purposes of any of the Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrowers and (in the case of a certificate or determination by the Agent or the Security Agent) on the other Creditors.

6.6                               Grossing-up for Taxes

6.6.1                     If at any time the Borrowers or either of them are required to make any deduction or withholding in respect of Taxes from any payment due under any of the Security Documents for the account of any Creditor or if the Agent or the Security Agent is required to make any deduction or withholding from a payment to another Creditor or withholding in respect of Taxes from any payment due under any of the Security Documents, the sum due from the Borrowers or either of them in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the relevant Creditor receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrowers shall indemnify each Creditor against any losses or costs incurred by it by reason of any failure of the Borrowers or either of them to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrowers shall promptly deliver to the Agent any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.6.2                     For the avoidance of doubt, clause 6.6.1 does not apply in respect of sums due from the Borrowers to the Swap Provider under or in connection with the Master Swap Agreement as to which sums the provisions of Section 2(d) (Deduction or Withholding for Tax) of the Master Swap Agreement shall apply.

6.7                               Loan account

Each Bank shall maintain, in accordance with its usual practice, an account evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents. The Agent and/or the Security Agent shall maintain a control account showing the Loan and other sums owing by the Borrowers under the Security Documents and all payments in respect thereof being made from time to time. The control account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrowers under the Security Documents.

6.8                               Agent may assume receipt

Where any sum is to be paid under the Security Documents to the Agent or, as the case may be, the Security Agent for the account of another person, the Agent or, as the case may be, the Security Agent may assume that the payment will be made when due and the Agent or, as the case may be, the Security Agent may (but shall not be obliged to) make such sum available to the person so entitled. If it proves to be the case that such payment was not made to the Agent or, as the case may be, the Security Agent, then the person to whom such sum was so made available shall on request refund such sum to the Agent or, as the case may be, the Security Agent together with interest thereon sufficient to compensate the Agent or, as the case may be, the Security Agent for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable shall indemnify the Agent or, as the case may be, the Security Agent for any and all loss or expense which the Agent or, as the case may be, the Security Agent may sustain or incur as a consequence of such sum not having been paid on its due date.

6.9                               Partial payments

If, on any date on which a payment is due to be made by the Borrowers under any of the Security Documents, the amount received by the Agent from the Borrowers falls short of the total amount of the payment due to be made by the Borrowers on such date then, without prejudice to any rights or remedies available to the Agent, the Security Agent and the Banks under any of the Security Documents, the Agent shall apply the amount actually received from the Borrowers in or towards discharge of the obligations of the Borrowers under the Security Documents in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrowers:

6.9.1                     first, in or towards payment, on a pro-rata basis, of any unpaid costs and expenses of the Agent and the Security Agent under any of the Security Documents;

6.9.2                     secondly, in or towards payment, on a pro rata basis, of any fees and accrued commitment commission payable to the Arranger, the Agent or any of the other Creditors under, or in relation to, the Security Documents which remain unpaid;

6.9.3                     thirdly, in or towards (i) payment to the Banks, of any accrued interest which shall have become due under any of the Security Documents but remains unpaid, (ii) payment to the Banks, of any amount of principal which shall have become due under any of the Security Documents but remains unpaid and (iii) payment to the Swap Provider of any sums owing to it under the Master Swap Agreement and on a pro rata basis as between (i) to (iii) inclusive;

6.9.4                     fourthly, in or towards payment to the Banks, on a pro rata basis, for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid; and

6.9.5                     fifthly, in or towards payment to the relevant person of any other sum which shall have become due under any of the Security Documents but remains unpaid (and, if more than one such sum so remains unpaid, on a pro rata basis).

The order of application set out in clauses 6.9.3 to 6.9.5 may be varied by the Agent if the Majority Banks so direct, without any reference to, or consent or approval from, the Borrowers or any other Creditor.

7                                         Representations and warranties

7.1                               Continuing representations and warranties

The Borrowers jointly and severally represent and warrant to each Creditor that:

7.1.1                     Due incorporation

each of the Borrowers and each of the other Security Parties are duly incorporated and validly existing in good standing under the laws of their respective countries of incorporation as limited liability companies or (as the case may be) corporations, have no centre of main interests, permanent establishment or place of business in the Republic of the Marshall Islands, the UK or the USA and have power to carry on their respective businesses as they are now being conducted and to own their respective property and other assets;

7.1.2                     Corporate power

each of the Borrowers has power to execute, deliver and perform its obligations under the Underlying Documents and the relevant Borrowers’ Security Documents to which it is or is to be a party and to borrow the Total Commitment and each of the other Security Parties has power to execute and deliver and perform its obligations under the Security Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of either Borrower to borrow will be exceeded as a result of borrowing the Loan;

7.1.3                     Binding obligations

the Underlying Documents and the Security Documents constitute or will, when executed, constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;

7.1.4                     No conflict with other obligations

the execution and delivery of, the performance of their obligations under, and compliance with the provisions of, the Underlying Documents and the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which either of the Borrowers or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which either of the Borrowers or any other Security Party is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of either of the Borrowers or any other Security Party or (iv) result in the creation or imposition of or oblige either of the Borrowers or any other Security Party to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of either of the Borrowers or any other Security Party;

7.1.5                     No litigation

no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of either of the Borrowers, threatened against either of the Borrowers or any other Security Party or any other member of the Group which could have a material adverse effect on the business, assets or financial condition of either of the Borrowers or any other Security Party or any other member of the Group;

7.1.6                     No filings required

save for the registration of the Mortgages in the relevant register under the laws of the relevant Flag State through the relevant Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to any of the Underlying Documents or the Security Documents and each of the Underlying Documents and the Security Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

7.1.7                     Choice of law

the choice of English law to govern the Underlying Documents and the Security Documents (other than the Mortgages and the Account Pledges), the choice of (i) the law of the Republic of the Marshall Islands to govern each Mortgage and (ii) Dutch law to govern the Account Pledges, and the submissions by the Security Parties to the non-exclusive jurisdiction of the English courts or (as the case may be) the courts of The Netherlands, are valid and binding;

7.1.8                     No immunity

neither the Borrowers nor any other Security Party nor any of their respective assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

7.1.9                     Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Underlying Documents and each of the Security Documents to which it is or is to be a party or the performance by each Security Party of its obligations under the Security Documents or the Underlying Documents to which it is or is to be a party has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same; and

7.1.10              Shareholdings

(a)                                 each Borrower is a wholly-owned direct Subsidiary of the Shareholder and all of the issued shares in each of the Corporate Guarantor and the Manager are legally and ultimately beneficially owned by such person or persons as have been disclosed by or on behalf of the Borrowers or any other Security Party to the Agent, the Arranger and the Banks in the negotiation of this Agreement; and

(b)                                 on the date of this Agreement, the Robertson Disclosed Persons together own shares (legally and/or beneficially, directly or indirectly) in the Corporate Guarantor which can cast not less than 11% of the maximum number of votes that might be cast at a general meeting of the shareholders of the Corporate Guarantor; and

(c)                                  on the date of this Agreement, the Riverstone Disclosed Persons together own shares (legally and/or beneficially, directly or indirectly) in the Corporate Guarantor which can cast not less than 20% of the maximum number of votes that might be cast at a general meeting of the shareholders of the Corporate Guarantor; and

7.1.11              Compliance with laws and regulations

each of the Borrower, the Corporate Guarantor and the Manager is in compliance with the terms and conditions of all laws, regulations, agreements, licenses and concessions material to the carrying on of its business (including in relation to Taxation).

7.2                               Initial representations and warranties

The Borrowers jointly and severally further represent and warrant to each Creditor that:

7.2.1                     Pari passu and subordinated indebtedness

the obligations of each Borrower under this Agreement and the Master Swap Agreement and the obligations of the Corporate Guarantor under the Corporate Guarantee are direct, general and unconditional obligations of such Borrower and the Corporate Guarantor, respectively, and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of such Borrower with the exception of any obligations which are mandatorily preferred by law and not by contract;

7.2.2                     No default under other Indebtedness

neither of the Borrowers nor any of their respective Related Companies nor any other Security Party is (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof be) in breach of or in default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;

7.2.3                     Information

the information, exhibits and reports (including in relation to the Initial Charter and the Charterer thereunder) furnished by or on behalf of any Security Party to the Creditors or any of them in connection with the negotiation and preparation of the Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

7.2.4                     No withholding Taxes

no Taxes are imposed by withholding or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Security Documents to which such Security Party is or is to be a party or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.2.5                     No Default

no Default has occurred and is continuing;

7.2.6                     The Ships

each Ship will, on the Drawdown Date of the Advance relevant to such Ship, be:

(a)                                 in the absolute ownership of the relevant Borrower who will, on and after such Drawdown Date, be the sole, legal and beneficial owner of such Ship;

(b)                                 registered through the offices of the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(c)                                  operationally seaworthy and in every way fit for service; and

(d)                                 classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society;

7.2.7                     Ships’ employment

save under the Initial Charter, neither Ship is nor will, on or before the Drawdown Date of the Advance relevant to such Ship, be subject to any charter or contract or to any agreement to enter into any charter or contract which, if entered into after the date of the relevant Ship Security Documents would have required the consent of the Agent or, as the context may require, the Security Agent and, on or before the Drawdown Date of the Advance relevant to such Ship, there will not be any agreement or arrangement whereby the Earnings of such Ship may be shared with any other person;

7.2.8                     Freedom from Encumbrances

neither Ship, nor its Earnings, Insurances or Requisition Compensation nor any of the Accounts nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be, on the Drawdown Date of the Advance relevant to such Ship, subject to any Encumbrance (other than any Permitted Encumbrances);

7.2.9                     Compliance with Environmental Laws and Approvals

except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Agent:

(a)                                 the Borrowers and the other Relevant Parties and, to the best of the Borrowers’ knowledge and belief (having made due enquiry), their respective Environmental Affiliates have complied with the provisions of all Environmental Laws;

(b)                                 the Borrowers and the other Relevant Parties and, to the best of the Borrowers’ knowledge and belief (having made due enquiry), their respective Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals; and

(c)                                  neither the Borrowers nor any other Relevant Party nor, to the best of the Borrowers’ knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates has received notice of any Environmental Claim that the Borrowers or any other Relevant Party or any such Environmental Affiliate is not in compliance with any Environmental Law or any Environmental Approval;

7.2.10              No Environmental Claims

except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Agent, there is no Environmental Claim pending or, to the best of the Borrowers’ knowledge and belief, threatened against either of the Borrowers or either of the Ships or any other Relevant Party or any other Relevant Ship or to the best of the Borrowers’ knowledge and belief (having made due enquiry) any of their respective Environmental Affiliates;

7.2.11              No potential Environmental Claims

except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Agent, there has been no emission, spill, release or discharge of a Pollutant from either of the Ships or any other Relevant Ship owned by, managed or crewed by or chartered to the Borrowers nor, to the best of the Borrowers’ knowledge and belief (having made due enquiry), from any Relevant Ship owned by, managed or crewed by or chartered to any other Relevant Party which could give rise to an Environmental Claim;

7.2.12              No material adverse change

there has been no material adverse change in the financial position or the business of any Security Party or any other member of the Group, from that described by or on behalf of the Borrowers to the Creditors or any of them in the negotiation of this Agreement;

7.2.13              Copies true and complete

the copies or originals of the Underlying Documents delivered or to be delivered to the Agent pursuant to clause 9.1 are, or will when delivered be, true and complete copies or, as the case may be, originals of such documents; and such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there have been no amendments or variations thereof or defaults thereunder;

7.2.14              Borrowers’ own account

in relation to the borrowing by each Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Security Documents and the transactions and other arrangements effected or contemplated by this Agreement, each Borrower is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented by any relevant regulatory authority or otherwise to combat “money laundering” (as defined in Article 1 of the Directive 2005/60/EC of the European Parliament and of the Council of the European Union of 26 October 2005);

7.2.15              DOC and SMC

on the Drawdown Date of the Advance relevant to a Ship, the Operator will have a DOC for itself and an SMC in respect of such Ship; and

7.2.16              ISPS Code

on the Drawdown Date of the Advance relevant to a Ship, the relevant Borrower will have a valid and current ISSC in respect of such Ship and such Ship shall be in compliance with the ISPS Code.

7.3                               Repetition of representations and warranties

On and as of each Drawdown Date and (except in relation to the representations and warranties in clause 7.2) on each Interest Payment Date, the Borrowers shall:

(a)                                 be deemed to repeat the representations and warranties in clauses 7.1 and 7.2 as if made with reference to the facts and circumstances existing on such day; and

(b)                                 be deemed to further represent and warrant to each of the Creditors that the then latest audited financial statements delivered to the Agent by the Borrowers (if any) have been prepared in accordance with generally accepted international accounting principles which have been consistently applied and present fairly and accurately the consolidated financial position of the Group and the financial position of the Borrowers, respectively, as at the end of the financial period to which the same relate and the consolidated results of the operations of the Group and the results of the operations of the Borrowers, respectively, for the financial period to which the same relate and, as at the end of such financial period, neither the Borrowers nor the Corporate Guarantor nor any other member of the Group had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements.

8                                         Undertakings

8.1                               General

The Borrowers jointly and severally undertake with each Creditor that, throughout the Security Period and while all or any part of the Total Commitment remains outstanding, each Borrower will:

8.1.1                     Notice of Default

promptly inform the Agent of any occurrence of which it becomes aware which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents or the Underlying Documents to which it is or is to be a party and, without limiting the generality of the foregoing, will inform the Agent of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Agent, confirm to the Agent in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

8.1.2                     Consents and licences; compliance with laws and regulations

(a)                                 without prejudice to clauses 7.1 and 9, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Security Documents and the Underlying Documents; and

(b)                                 comply and will procure that the Corporate Guarantor will comply, with the terms and conditions of all laws, regulations, agreements, licences and concessions material to the carrying out of its business;

8.1.3                     Use of proceeds

use the Loan or, as the case may be, the Advances for the benefit of the Borrowers and exclusively for the purposes specified in clauses 1.1 and 2.5;

8.1.4                     Pari passu

ensure that its obligations under this Agreement shall, without prejudice to the provisions of clause 8.3, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

8.1.5                     Financial statements and valuations

(a)                                 prepare or cause to be prepared consolidated financial statements of the Group in accordance with generally accepted accounting principles in the United States of America consistently applied in respect of each financial year (namely, each 12-month period ending on 31 December of each calendar year) and cause the same to be reported on by the auditors and prepare unaudited consolidated financial statements of the Group on the same basis as the annual statements in respect of the first half-year of each financial year (namely, each 6-month period ending on 30 June of each calendar year) and, in each case, deliver as many copies of the same as the Agent may reasonably require as soon as practicable but not later than:

(i)                                     in the case of audited financial statements, one hundred and eighty (180) days after the end of the financial period to which they relate (namely, not later than 30 June of each calendar year); or

(ii)                                  in the case of unaudited financial statements, ninety (90) days after the end of the financial period to which they relate (namely, not later than 30 September of each calendar year); and

(b)                                 deliver or cause to be delivered to the Agent a valuation (dated not earlier than 30 days previously) of each Fleet Vessel (as defined in the Corporate Guarantee) prepared in accordance with, and in the manner specified in, clause 8.2.2 (at the expense of the Borrowers) at the time when any audited annual and unaudited consolidated financial statements of the Group are delivered to the Agent in accordance with clause 8.1.5(a) and clause 5.1 of the Corporate Guarantee;

8.1.6                     Delivery of reports

deliver to the Agent sufficient copies for all the Banks of every report, circular, notice or like document issued by any Relevant Party to its shareholders or creditors generally;

8.1.7                     Provision of further information

(a)                                 provide the Agent, with such financial or other information concerning either Borrower, the other Security Parties and any other member of the Group and their respective affairs (including, without limitation, information about all major financial developments, new borrowings, the sale and purchase of vessels), the Initial Charter and any other Charter as the Agent or any Bank (acting through the Agent) may from time to time require; and

(b)                                 procure that at any time the Corporate Guarantor pursues an initial public offering of its shares on any stock exchange, the Corporate Guarantor will appoint ABN Amro Bank N.V. as one of the underwriters in such initial public offering pursuant to the terms agreed by the other selected underwriters or any other terms to be agreed between ABN Amro Bank N.V. and the Corporate Guarantor;

8.1.8                     Know your customer information

deliver to the Agent such documents and evidence as the Agent shall from time to time require relating to the verification of identity and knowledge of the Agent’s or any Bank’s or the Swap Provider’s customers and the compliance by the Agent or any Bank or the Swap Provider with all necessary “know your customer” or similar checks, always on the basis of applicable laws and regulations or the Agent’s or any Bank’s or any Swap Provider’s own internal guidelines, in each case as such laws, regulations or internal guidelines apply from time to time;

8.1.9                     Obligations under Security Documents

and will procure that each of the other Security Parties will, duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents and the Underlying Documents to which it is a party;

8.1.10              Compliance with Code

and will procure that any Operator will, comply with and ensure that the Ships and any Operator complies with the requirements of the Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period;

8.1.11              Withdrawal of DOC and SMC

and will procure that any Operator will, immediately inform the Agent if there is any threatened or actual withdrawal of such Operator’s DOC or the SMC in respect of either of the Ships;

8.1.12              Issuance of DOC and SMC

and will procure that any Operator will, promptly inform the Agent upon the issue to any of the Borrowers or any Operator of a DOC and to either of the Ships of an SMC or the receipt by either of the Borrowers or any Operator of notification that its application for the same has been refused;

8.1.13              ISPS Code compliance

and will procure that the Manager or any Operator will:

(a)                                 from the Drawdown Date of the Advance relevant to a Ship and at all times thereafter, maintain a valid and current ISSC in respect of that Ship;

(b)                                 immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of a Ship; and

(c)                                  procure that from the Drawdown Date of the Advance relevant to a Ship and at all times thereafter, that Ship complies with the ISPS Code; and

8.1.14              Charters

advise the Agent promptly of any Charter of its Ship and (a) forthwith after its execution deliver a certified copy of each such Charter to the Agent, (b) forthwith following demand by the Agent execute in favour of the Security Agent a Charter Assignment and any notice of assignment required in connection therewith and promptly procure the service of any such notice of assignment on the relevant Charterer and the acknowledgement of such notice by the relevant Charterer (including, but without limitation, legal opinions regarding the valid execution and binding effect thereof) and (c) pay all legal and other costs incurred by the Agent or any other Creditor in connection with any such Charter Assignments, notice of assignment and the acknowledgement thereof.

8.2                               Security value maintenance

8.2.1                     Security shortfall

If, at any time the Security Value shall be less than the Security Requirement, the Agent shall give notice to the Borrowers requiring that such deficiency be remedied and then the Borrowers shall within a period of thirty (30) days of receipt by the Borrowers of the Agent’s notice:

(a)                                 prepay such sum in Dollars as will result in the Security Requirement after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to the Security Value; or

(b)                                 constitute to the satisfaction of the Agent such further security for the Loan and any moneys owing under the Master Swap Agreement as shall be acceptable to the Agent having a value for security purposes (as determined by the Agent in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Security Requirement as at such date.

The provisions of clauses 4.4 and 4.5 shall apply to prepayments under clause 8.2.1(a).

8.2.2                     Valuation of Mortgaged Ships

Each Mortgaged Ship shall, for the purposes of this Agreement, be valued in Dollars as and when the Agent (acting on the instructions of the Majority Banks) shall require (and at least once every calendar year) by any two (2) Approved Shipbrokers selected by the Borrowers or, failing such selection, selected by the Agent in its sole discretion. Each such valuation shall be made without, unless required by the Agent, physical inspection, and on the basis of a sale for prompt delivery for cash at arm’s length, on normal commercial terms, as between a willing buyer and a willing seller, without taking into account the benefit of any charterparty or other engagement concerning the relevant Mortgaged Ship. The arithmetic mean of such two (2) valuations shall constitute the value of such Mortgaged Ship for the purposes of this clause 8.2.

The value of each Mortgaged Ship determined in accordance with the provisions of this clause 8.2.2 shall be binding upon the parties hereto until such time as any further such valuation shall be obtained.

8.2.3                     Information

The Borrowers jointly and severally undertake with the Creditors to supply to the Agent and to any such Approved Shipbrokers such information concerning the relevant Mortgaged Ship and its condition as such Approved Shipbrokers may require for the purpose of making any such valuation.

8.2.4                     Costs

All costs in connection with the Agent obtaining up to one (1) valuation of each of the Ships referred to in clause 8.2.2 per calendar year, any valuation referred to in schedule 3, Part 2, and any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrowers electing to constitute additional security pursuant to clause 8.2.1 (b), shall be borne by the Borrowers Provided however that following an Event of Default, the cost of any and all valuations obtained pursuant to clause 8.2.2 shall be borne by the Borrowers.

8.2.5                     Valuation of additional security

For the purposes of this clause 8.2, the market value of any additional security provided or to be provided pursuant to clause 8.2.1(b) shall be determined by the Agent in its absolute discretion without any necessity for the Agent assigning any reason therefor.

8.2.6                     Documents and evidence

In connection with any additional security provided in accordance with this clause 8.2, the Agent shall be entitled to receive such evidence and documents of the kind referred to in schedule 3 as may in the Agent’s opinion be appropriate and such favourable legal opinions as the Agent shall in its absolute discretion require.

8.3                               Negative undertakings

The Borrowers jointly and severally undertake with each Creditor that, throughout the Security Period and while all or any part of the Total Commitment remains outstanding, they will not, without the prior written consent of the Agent (acting on the instructions of the Majority Banks) (such consent not to be unreasonably withheld in the case of clause 8.3.15):

8.3.1                     Negative pledge

permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness or other liability or obligation of any Relevant Party or any other person;

8.3.2                     No merger

merge or consolidate with any other person or enter into any demerger, amalgamation or corporate reconstruction or redomiciliation of any type;

8.3.3                     Disposals

sell, transfer, abandon, lend or otherwise dispose of or cease to exercise direct control over any part of their present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading, but not of assets which are subject to the Security Documents) whether by one or a series of transactions related or not;

8.3.4                     Other business

undertake any business other than the ownership, chartering and operation of the Ships;

8.3.5                     Acquisitions

acquire any further assets other than the Ships and rights arising under contracts entered into by or on behalf of the Borrowers in the ordinary course of their businesses of owning, operating and chartering the Ships;

8.3.6                     Other obligations

incur any obligations except for obligations arising under the Underlying Documents or the Security Documents or contracts entered into in the ordinary course of their business of owning, operating and chartering the Ships;

8.3.7                    No borrowing

incur any Borrowed Money except for Borrowed Money pursuant to the Security Documents;

8.3.8                     Repayment of borrowings

repay or prepay the principal of, or pay interest on or any other sum in connection with any of their Borrowed Money except for Borrowed Money pursuant to the Security Documents;

8.3.9                     Guarantees

issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except (a) pursuant to the Security Documents and

(b) for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Ship is entered, guarantees required to procure the release of such Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of such Ship;

8.3.10              Loans

make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so;

8.3.11              Sureties

permit any Indebtedness of either Borrower to any person (other than the Creditors pursuant to the Security Documents) to be guaranteed by any person (save for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Ship is entered, guarantees required to procure the release of such Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of such Ship);

8.3.12              Share capital and distribution

purchase or otherwise acquire for value any shares of their capital or declare or pay any dividends or distribute any of their present or future assets, undertakings, rights or revenues to any of their shareholders Provided however that each Borrower shall be entitled to declare or pay cash dividends to the Shareholder if no Event of Default has occurred and is continuing at the time of declaration or payment of such dividends, nor would result from the declaration or payment of such dividends;

8.3.13              Subsidiaries

form or acquire any Subsidiaries;

8.3.14              Shareholdings

change, cause or permit any change in, the legal and/or ultimate beneficial ownership of any of the shares in either of the Borrowers or the Corporate Guarantor or the Manager from that specified in clause 7.1.10;

8.3.15              Change of management of the Ships

appoint any person to carry out the management of either of the Ships other than the Manager or terminate either of the Management Agreements or vary or amend the terms thereof;

8.3.16             Constitutional documents

permit, cause or agree to any amendment or variation of their respective constitutional documents or any change of their respective corporate name;

8.3.17              Auditors and financial year

change their auditors from those existing on the date of this Agreement or change their financial year end; or

8.3.18              Designated Transactions

enter into any derivative transactions other than Designated Transactions.

9                                         Conditions

9.1                               Documents and evidence

The obligation of each Bank to make its Commitment available shall be subject to the condition that the Agent, or its duly authorised representative, shall have received:

9.1.1                     on or prior to the giving of the Drawdown Notice for the first Advance, the documents and evidence specified in Part 1 of schedule 3, in form and substance satisfactory to the Agent; and

9.1.2                     on or prior to the drawdown of each Advance, the documents and evidence specified in Part 2 of schedule 3, in form and substance satisfactory to the Agent.

9.2                               General conditions precedent

The obligation of the Banks to make an Advance available shall be subject to the further conditions that, at the time of the giving of the Drawdown Notice for such Advance, and at the time of the making of such Advance:

9.2.1                     the representations and warranties contained in (a) clauses 7.1, 7.2 and 7.3(b) of this Agreement and (b) clause 4 of the Corporate Guarantee, are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time; and

9.2.2                     no Default shall have occurred and be continuing or would result from the making of the relevant Advance.

9.3                               Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Banks and may be waived by the Agent (acting on the instructions of the Majority Banks) in whole or in part and with or without conditions.

9.4                               Further conditions precedent

Not later than five (5) Banking Days prior to each Drawdown Date and not later than five (5) Banking Days prior to each Interest Payment Date, the Agent (acting on the instructions of the Majority Banks) may request and the Borrowers shall, not later than two (2) Banking Days prior to such date, deliver to the Agent on such request further relevant certificates and/or favourable opinions as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10.

10                                  Events of Default

10.1                        Events

There shall be an Event of Default if:

10.1.1              Non-payment: any Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents or the Underlying Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within three (3) Banking Days of demand); or

10.1.2              Master Swap Agreement: (a) an Event of Default or Potential Event of Default (in each case as defined in the Master Swap Agreement) has occurred and is continuing with the Borrowers or either of them as the Defaulting Party (as defined in the Master Swap Agreement) under the Master Swap Agreement or (b) an Early Termination Date has occurred or been or become capable of being effectively designated under the Master Swap Agreement by the Swap Provider or (c) the Master Swap Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason; or

10.1.3              Breach of Insurance and certain other obligations: either of the Borrowers or, as the case may be, the Manager or any other person fails to obtain and/or maintain the Insurances for either of the Mortgaged Ships or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of any of the Borrowers or any other person or either of the Borrowers commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by them under clauses 8.1.13, 8.2 or 8.3 or 8.4 or 8.5 or the Corporate Guarantor commits any breach or fails to observe any of the obligations or undertaking expressed to be assumed by it under clauses 5.1.4, 5.2 or 5.3 of the Corporate Guarantee; or

10.1.4              Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in clauses 10.1.1 and 10.1.3 above) and, in respect of any such breach or omission which in the opinion of the Agent (following consultation with the Banks) is capable of remedy, such action as the Agent (acting on the instructions of the Majority Banks) may require shall not have been taken within fourteen (14) days of the Agent notifying the relevant Security Party of such default and of such required action; or

10.1.5              Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or

10.1.6              Cross-default: any Indebtedness of any Security Party or any other Relevant Party is not paid when due or any Indebtedness of any Security Party or other Relevant Party becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Security Party or any other Relevant Party of a voluntary right of prepayment), or any creditor of any Security Party or any other Relevant Party becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to any Security Party or any other Relevant Party relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the relevant Security Party or other Relevant Party shall have satisfied the Agent that such withdrawal, suspension or cancellation will not affect or prejudice in any way the relevant Security Party’s or other Relevant Party’s ability to pay its debts as they fall due and fund its commitments, or any guarantee given by any Security Party or other Relevant Party in respect of Indebtedness is not honoured when due and called upon; or

10.1.7              Legal process: any judgment or order made against any Security Party or other Relevant Party is not stayed or complied with within thirty (30) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party or other Relevant Party and is not discharged within thirty (30) days; or

10.1.8              Insolvency: any Security Party or other Relevant Party is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; has assets the value of which is less than the value of its liabilities

(taking into account contingent and prospective liabilities); or suffers the declaration of a moratorium in respect of any of its Indebtedness; or

10.1.9              Reduction or loss of capital: a meeting is convened by any Security Party or other Relevant Party for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or

10.1.10       Winding up: any corporate action, legal proceedings or other procedure or step is taken for the purpose of winding up any Security Party or other Relevant Party or an order is made or resolution passed for the winding up of any Security Party or other Relevant Party or a notice is issued convening a meeting for the purpose of passing any such resolution; or

10.1.11       Administration: any petition is presented, notice given or other step is taken for the purpose of the appointment of an administrator of any Security Party or other Relevant Party or the Agent believes that any such petition or other step is imminent or an administration order is made in relation to any Security Party or other Relevant Party; or

10.1.12       Appointment of receivers and managers: any administrative or other receiver is appointed of any Security Party or other Relevant Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party or other Relevant Party; or

10.1.13       Compositions: any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by any Security Party or other Relevant Party or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors; or

10.1.14       Analogous proceedings: there occurs, in relation to any Security Party or other Relevant Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Agent, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.7 to 10.1.13 (inclusive) or any Security Party or other Relevant Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.15       Cessation of business: any Security Party or other Relevant Party suspends or ceases or threatens to suspend or cease to carry on its business; or

10.1.16       Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party or other Relevant Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

10.1.17       Invalidity: any of the Security Documents and the Underlying Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents and the Underlying Documents shall at any time and for any reason be contested by any Security Party or other Relevant Party which is a party thereto, or if any such Security Party or Relevant Party shall deny that it has any, or any further, liability thereunder; or

10.1.18       Unlawfulness: it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for a Creditor to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.19       Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.20       Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.21       Material adverse change: there occurs, in the opinion of the Agent, a material adverse change in the financial condition, operations, prospects or business of any Security Party or any other member of the Group by reference to the financial condition, operations, prospects or (as the case may be) business of such Security Party or other member of the Group, as described by or on behalf of either Borrower or any other Security Party to the Agent in the negotiation of this Agreement; or

10.1.22       Arrest: either Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the relevant Borrower and the relevant Borrower shall fail to procure the release of such Ship within a period of thirty (30) days thereafter; or

10.1.23       Registration: the registration of either Ship under the laws and flag of the relevant Flag State is cancelled or terminated without the prior written consent of the Majority Banks or the registration of such Ship is not renewed at least forty-five (45) days prior to the expiry of such registration; or

10.1.24       Unrest: the Flag State of either Ship becomes involved in hostilities or civil war or there is a seizure of power in the Flag State of either Ship by unconstitutional means; or

10.1.25       Environment: either Borrower and/or any other Relevant Party and/or any of their respective Environmental Affiliates fails to comply with any Environmental Law or any Environmental Approval or either of the Ships or any other Relevant Ship is involved in any incident which gives rise or may give rise to an Environmental Claim; or

10.1.26       P&l: either Borrower or the Manager or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which a Ship is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where such Ship operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.27       Shareholdings:

(a)                                 there is any change in the legal and/or ultimate beneficial ownership of any of the shares in either of the Borrowers or the Manager from that existing on the date of this Agreement as set out in clause 7.1.10; or

(b)                                 a Change of Control occurs without the prior written consent of the Agent; or

10.1.28       Accounts: moneys are withdrawn from any of the Accounts other than in accordance with clause 14; or

10.1.29       Manager: either Ship is managed by a person other than the Manager without the prior written consent of the Agent (acting on the instructions of the Majority Banks); or

10.1.30       Licenses, etc: any license, authorisation, consent or approval at any time necessary to enable any Security Party to comply with its obligations under the Security Documents or the Underlying

Documents is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect or if any exchange control or other law or regulation shall exist which would make any transaction under the Security Documents or the Underlying Documents or the continuation thereof, unlawful or would prevent the performance by any Security Party of any term of any of the Security Documents or the Underlying Documents; or

10.1.31       Material events: any other event occurs or circumstance arises which, in the reasonable opinion of the Agent (following consultation with the Banks), is likely materially and adversely to affect either (i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents or any of the Underlying Documents or (ii) the security created by any of the Security Documents.

10.2                        Acceleration

The Agent may, and if so requested by the Majority Banks shall, without prejudice to any other rights of the Banks, at any time after the occurrence of an Event of Default by notice to the Borrowers declare that:

10.2.1              the obligation of each Bank to make available its Commitment shall be terminated, whereupon the Total Commitment shall be reduced to zero forthwith; and/or

10.2.2              the Loan and all interest and commitment commission accrued and all other sums payable under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.

10.3                        Demand basis

If, pursuant to clause 10.2.2, the Agent declares the Loan to be due and payable on demand, the Agent may (and if so instructed by the Majority Banks shall) by written notice to the Borrowers (a) call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest and commitment commission accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

10.4                        Position of Swap Provider

Neither the Agent nor the Security Agent shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this clause 10, to have any regard to the requirements of the Swap Provider except to the extent that the Swap Provider is also a Bank, the requirements of the Swap Provider as a Bank.

11                                  Indemnities

11.1                        Miscellaneous indemnities

The Borrowers shall on demand indemnify each Creditor, without prejudice to any of such Creditor’s other rights under any of the Security Documents, against any loss (including loss of Margin) or expense which such Creditor shall certify as sustained or incurred by it as a consequence of:

11.1.1              any default in payment of any sum under any of the Security Documents when due;

11.1.2              the occurrence of any other Event of Default;

11.1.3              any prepayment or reduction of the Loan or part thereof being made under clauses 4.2, 4.3, 4.8, 8.2.1(a) or 12.1 or any other repayment or prepayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; or

11.1.4              any Advance not being made for any reason (excluding any default by the Agent or any Bank) after the Drawdown Notice for such Advance has been given, including, in any such case, but not limited to, any loss or expense sustained or incurred by the relevant Creditor in maintaining or funding its Contribution or, as the case may be, its Commitment (or any part thereof) or in liquidating or re-employing deposits from third parties acquired to effect or maintain its Contribution or, as the case may be, its Commitment (or any part thereof) or in terminating or reversing or otherwise in connection with, any interest rate and/or currency swap or other derivative transaction or other arrangement entered into by a Creditor (whether with another legal entity or with another office or department of such Creditor) to hedge any exposure arising under this Agreement or in terminating, reversing, or otherwise in connection with, any open position arising under this Agreement, or any other amount owing to such Creditor.

11.2                        Currency indemnity

If any sum due from either of the Borrowers under any of the Security Documents or any order or judgment given or made in relation thereto has to be converted from the currency (the “first currency”) in which the same is payable under the relevant Security Document or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Borrowers or either of them, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to any of the Security Documents, the Borrowers shall indemnify and hold harmless each Creditor from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the relevant Creditor may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrowers under this clause 11.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

11.3                        Environmental indemnity

The Borrowers shall indemnify each Creditor on demand and hold it harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against such Creditor at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim made or asserted against such Creditor if such Environmental Claim would not have been, or been capable of being, made or asserted against such Creditor if it had not entered into any of the Security Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Security Documents.

11.4                        Central Bank or European Central Bank reserve requirements indemnity

The Borrowers shall on demand promptly indemnify each Bank against any cost incurred or loss suffered by such Bank as a result of its complying with the minimum reserve requirements of the European Central Bank and/or with respect to maintaining required reserves with the relevant national Central Bank to the extent that such compliance relates to such Bank’s Commitment and/or Contribution or deposits obtained by it to fund the whole or part of its Contribution and to the extent such cost or loss is not recoverable by such Bank under clause 12.2.

11.5                        Waiver

In no event shall any Creditor or any of their respective Related Companies or any of their respective officers or directors be liable on any theory or liability for any special, indirect, consequential or punitive damages and each of the Borrowers hereby waives, releases and agrees not to sue upon any such claim for any such damages whether or not accrued and whether or not known or suspected to exist in its favour.

12                                  Unlawfulness and increased costs

12.1                        Unlawfulness

If it is or becomes contrary to any law or regulation for any Bank to contribute to an Advance or to maintain its Commitment or fund the Loan, such Bank shall promptly, through the Agent, give notice to the Borrowers whereupon (a) such Bank’s Commitment shall be reduced to zero and (b) the Borrowers shall be obliged to prepay such Bank’s Contribution either (i) forthwith or (ii) on a future specified date not being later than the earliest date permitted by the relevant law or regulation together with interest accrued to the date of prepayment and all other sums payable by the Borrowers under this Agreement and/or the Master Swap Agreement.

12.2                        Increased costs

If the result of any change in, or in the interpretation or application of, or the introduction of, any Capital Adequacy Law or of compliance by a Bank with any Capital Adequacy Law, is to:

12.2.1              subject any Bank to Taxes or change the basis of Taxation of any Bank with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of such Bank imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2              increase the cost to, or impose an additional cost on, any Bank or its holding company in making or keeping such Bank’s Commitment available or maintaining or funding all or part of such Bank’s Contribution; and/or

12.2.3              reduce the amount payable or the effective return to any Bank under any of the Security Documents; and/or

12.2.4             reduce any Bank’s or its holding company’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to such Bank’s obligations under any of the Security Documents; and/or

12.2.5              require any Bank or its holding company to make a payment or forego a return on or calculated by reference to any amount received or receivable by such Bank under any of the Security Documents; and/or

12.2.6              require any Bank or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of its Commitment or the Loan from its capital for regulatory purposes, then and in each such case (subject to clause 12.3):

(a)                                 such Bank shall notify the Borrowers in writing of such event promptly upon its becoming aware of the same; and

(b)                                 the Borrowers shall on demand made at any time whether or not such Bank’s Contribution has been repaid, pay to the Agent for the account of such Bank the amount which such Bank specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which such Bank or its holding company regards as confidential) is required to compensate such Bank and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, foregone return or loss.

For the purposes of this clause 12.2 “holding company” means the company or entity (if any) within the consolidated supervision of which a Bank is included.

12.3                        Exception

Nothing in clause 12.2 shall entitle any Bank to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 6.6.

13                                  Security, set-off and pro-rata payments

13.1                        Application of moneys

All moneys received by the Agent and/or the Security Agent under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1, shall be applied in the following manner:

13.1.1              first, in or towards payment of all unpaid costs and expenses which may be owing to the Agent and/or the Security Agent or either of them under any of the Security Documents;

13.1.2              secondly, in or towards payment of any unpaid fees and commitment commission payable to the Creditors or any of them;

13.1.3              thirdly, in or towards (i) payment of any arrears of interest owing in respect of the Loan or any part thereof, (ii) repayment of the Loan (whether the same is due and payable or not) and (iii) payment to the Swap Provider of any amounts owing to it under the Master Swap Agreement, and on a pro rata basis as between (i) to (iii) inclusive;

13.1.4              fourthly, in or towards payment to any Bank for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid;

13.1.5             fifthly, in or towards payment to any Creditor of any other sums owing to it under any of the Security Documents; and

13.1.6              sixthly, the surplus (if any) shall be paid to the Borrowers or to whomsoever else may be entitled to receive such surplus.

13.2                        Set-off

13.2.1              The Borrowers authorise each Creditor (without prejudice to any of such Creditor’s rights at law, in equity or otherwise), at any time and without notice to the Borrowers, to apply any credit balance to which the Borrowers or either of them is then entitled standing upon any account of the Borrowers or either of them with any branch of such Creditor in or towards satisfaction of any sum due and payable from the Borrowers or either of them to such Creditor under any of the Security Documents. For this purpose, each Creditor is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.

13.2.2              No Creditor shall be obliged to exercise any right given to it by this clause 13.2. Each Creditor shall notify the Borrowers through the Agent forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto and the Agent shall inform the other Creditors.

13.2.3              Nothing in this clause 13.2 shall be effective to create a charge or other security interest.

13.3                        Pro rata payments

13.3.1              If at any time any Bank (the “Recovering Bank”) receives or recovers any amount owing to it by the Borrowers under this Agreement by direct payment, set-off or in any manner other than by payment through the Agent pursuant to clauses 6.1 or 6.9 (not being a payment received from a Transferee Bank or a sub-participant in such Bank’s Contribution or any other payment of an amount due to the Recovering Bank for its sole account pursuant to clauses 3.6, 5, 6.6,11.1,11.2,12.1, or 12.2), the Recovering Bank shall, within two (2) Banking Days of such receipt or recovery (a “Relevant Receipt”) notify the Agent of the amount of the Relevant Receipt. If the Relevant Receipt exceeds the amount which the Recovering Bank would have received if the Relevant Receipt had been received by the Agent and distributed pursuant to clause 6.1 or 6.9 (as the case may be) then:

(a)                                 within two (2) Banking Days of demand by the Agent, the Recovering Bank shall pay to the Agent an amount equal (or equivalent) to the excess;

(b)                                 the Agent shall treat the excess amount so paid by the Recovering Bank as if it were a payment made by the Borrowers and shall distribute the same to the Banks (other than the Recovering Bank) in accordance with clause 6.9; and

(c)                                  as between the Borrowers and the Recovering Bank the excess amount so re-distributed shall be treated as not having been paid but the obligations of the Borrowers to the other Banks shall, to the extent of the amount so re-distributed to them, be treated as discharged.

13.3.2              If any part of the Relevant Receipt subsequently has to be wholly or partly refunded by the Recovering Bank (whether to a liquidator or otherwise) each Bank to which any part of such Relevant Receipt was so re-distributed shall on request from the Recovering Bank repay to the Recovering Bank such Bank’s pro-rata share of the amount which has to be refunded by the Recovering Bank.

13.3.3             Each Bank shall on request supply to the Agent such information as the Agent may from time to time request for the purposes of this clause 13.3.

13.3.4              Notwithstanding the foregoing provisions of this clause 13.3, no Recovering Bank shall be obliged to share any Relevant Receipt which it receives or recovers pursuant to legal proceedings taken by it to recover any sums owing to it under this Agreement with any other party which has a legal right to, but does not, either join in such proceedings or commence and diligently pursue separate proceedings to enforce its rights in the same or another court (unless the proceedings instituted by the Recovering Bank are instituted by it without prior notice having been given to such party through the Agent).

13.4                        No release

For the avoidance of doubt it is hereby declared that failure by any Recovering Bank to comply with the provisions of clause 13.3 shall not release any other Recovering Bank from any of its obligations or liabilities under clause 13.3.

13.5                        No charge

The provisions of this clause 13 shall not, and shall not be construed so as to, constitute a charge by a Bank over all or any part of a sum received or recovered by it in the circumstances mentioned in clause 13.3.

13.6                        Further assurance

The Borrowers jointly and severally undertake with each Creditor that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Security Documents be valid and binding obligations of the respective parties thereto and rights of each Bank enforceable in accordance with their respective terms and that they will, at their expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Majority Banks may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

13.7                        Conflicts

In the event of any conflict between this Agreement and any of the other Borrowers’ Security Documents, the provisions of this Agreement shall prevail.

14                                  Accounts

14.1                        General

The Borrowers jointly and severally undertake with each Creditor that they will:

14.1.1              on or before the Drawdown Date of the first Advance to be drawn down, open each of the Operating Accounts and the Retention Account; and

14.1.2              procure that all moneys payable to each Borrower in respect of the Earnings of such Borrower’s Ship and any moneys payable to the Borrowers pursuant to the Master Swap Agreement shall, unless and until the Agent (acting on the instructions of the Majority Banks) directs to the contrary pursuant to the provisions of the relevant General Assignment, be paid to the such Borrower’s Operating Account, Provided however that if any of the moneys paid to either of the Operating Accounts are payable in a currency other than Dollars, the Account Bank shall (and each Borrower in respect of its own Operating Account hereby irrevocably instructs the Account Bank to) convert such moneys into Dollars at the Account Bank’s spot rate of exchange at the relevant time for the purchase of Dollars with such currency and the term “spot rate of exchange” shall include any premium and costs of exchange payable in connection with the purchase of Dollars with such currency.

14.2                        Operating Accounts: withdrawals

Unless the Agent (acting on the instructions of the Majority Banks) otherwise agrees in writing, neither Borrower shall be entitled to withdraw any moneys from its Operating Account at any time from the date of this Agreement and so long as any moneys are owing under the Security

Documents save that, unless and until a Default shall occur and the Agent (acting on the instructions of the Majority Banks) shall direct to the contrary, each Borrower may withdraw moneys from its Operating Account for the following purposes:

14.2.1              to pay to the Retention Account any Retention Amounts owing on a Retention Date;

14.2.2              to pay any amount to the Agent in or towards payments of any instalments of interest or principal or any other amounts then payable pursuant to the Security Documents;

14.2.3              to pay the proper and reasonable expenses of its Ship; and

14.2.4              to pay the proper and reasonable expenses of administering its affairs.

14.3                        Retention Account: credits and withdrawals

14.3.1              The Borrowers jointly and severally hereby undertake with each Creditor that they will, from the date of this Agreement and so long as any moneys are owing under the Security Documents, on each Retention Date pay to the Account Bank for credit to the Retention Account, the Retention Amount for such Retention Date provided however that, to the extent that there are moneys standing to the credit of any of the Operating Accounts as at any Retention Date, such moneys shall, up to an amount equal to the Retention Amount for such Retention Date, be transferred to the Retention Account on that Retention Date (and the Borrowers hereby irrevocably authorise the Account Bank to effect each such transfer) and to that extent the Borrowers’ obligations to make the payments referred to in this clause 14.3.1 shall have been fulfilled upon such transfer being effected.

14.3.2              Unless and until there shall occur an Event of Default (whereupon the provisions of clause 14.4 shall apply), each Retention Amount credited to the Retention Account together with interest from time to time accruing or at any time accrued thereon shall be applied by the Account Bank (and the Borrowers hereby irrevocably authorise the Account Bank so to apply the same) upon each Repayment Date and/or on each day that interest is payable pursuant to clause 3.1, in or towards payment to the Agent of the relevant instalment then falling due for repayment or, as the case may be, the relevant amount of interest then due. Each such application by the Account Bank shall constitute a payment in or towards satisfaction of the Borrowers’ corresponding payment obligations under this Agreement but shall be strictly without prejudice to the obligations of the Borrowers to make any such payment to the extent that the aforesaid application by the Bank is insufficient to meet the same.

14.3.3              Unless the Agent (acting on the instructions of the Majority Banks) otherwise agrees in writing and subject to clause 14.3.2, the Borrowers shall not be entitled to withdraw any moneys from the Retention Account at any time from the date of this Agreement and so long as any moneys are owing under the Security Documents.

14.4                        Application of Accounts

At any time after the occurrence of an Event of Default, the Agent may (and on the instructions of the Majority Banks shall), without notice to the Borrowers, instruct the Account Bank to apply all moneys then standing to the credit of any of the Accounts (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to the Creditors or any of them under the Security Documents in the manner specified in clause 13.1.

14.5                        Pledging of Accounts

The Accounts and all amounts from time to time standing to the credit thereof shall be subject to the security constituted and the rights conferred by the Account Pledges.

15                                  Assignment, transfer and lending office

15.1                        Benefit and burden

This Agreement shall be binding upon, and enure for the benefit of, the Creditors and the Borrowers and their respective successors in title.

15.2                        No assignment by Borrowers

Neither Borrower may assign or transfer any of its rights or obligations under this Agreement.

15.3                        Transfers by Banks

Any Bank (the “Transferor”) may at any time cause all or any part of its rights, benefits and/or obligations under this Agreement and the Security Documents to be transferred to any other bank or financial institution, any Related Company of a Bank or another Bank or any other bank or financial institution or trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (including, without limitation, securitisation) or to any other person whatsoever (a “Transferee”) by delivering to the Agent a Transfer Certificate duly completed and duly executed by the Transferor and the Transferee. No such transfer is binding on, or effective in relation to, the Borrowers or the Agent unless (i) it is effected or evidenced by a Transfer Certificate which complies with the provisions of this clause 15.3 and is signed by or on behalf of the Transferor, the Transferee and the Agent (on behalf of itself, the Borrowers and the other Creditors) and (ii) such transfer of rights under the other Security Documents has been effected and registered. Upon signature of any such Transfer Certificate by the Agent, which signature shall be effected as promptly as is practicable after such Transfer Certificate has been delivered to the Agent, and subject to the terms of such Transfer Certificate, such Transfer Certificate shall have effect as set out below.

The following further provisions shall have effect in relation to any Transfer Certificate:

15.3.1              a Transfer Certificate may be in respect of a Bank’s rights in respect of all, or part of, its Commitment and shall be in respect of the same proportion of its Contribution;

15.3.2              a Transfer Certificate shall only be in respect of rights and obligations of the Transferor in its capacity as a Bank and shall not transfer its rights and obligations as the Agent, or in any other capacity, as the case may be and such other rights and obligations may only be transferred in accordance with any applicable provisions of this Agreement;

15.3.3              a Transfer Certificate shall take effect in accordance with English law as follows:

(a)                                 to the extent specified in the Transfer Certificate, the Transferor’s payment rights and all its other rights (other than those referred to in clause 15.3.2 above) under this Agreement are assigned to the Transferee absolutely, free of any defects in the Transferor’s title and of any rights or equities which the Borrowers or either of them had against the Transferor;

(b)                                 the Transferor’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)                                  the Transferee becomes a Bank with a Contribution and/or a Commitment of the amounts specified in the Transfer Certificate;

(d)                                 the Transferee becomes bound by all the provisions of this Agreement and the Security Documents which are applicable to the Banks generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Arranger, the Agent and the Security Agent in accordance with clause 16 and to the extent that the Transferee becomes bound by those provisions, the Transferor ceases to be bound by them;

(e)                                  an Advance or part of an Advance which the Transferee makes after the Transfer Certificate comes into effect ranks in point of priority and security in the same way as it would have ranked had it been made by the Transferor, assuming that any defects in the Transferor’s title and any rights or equities of any Security Party against the Transferor had not existed; and

(f)                                   the Transferee becomes entitled to all the rights under this Agreement which are applicable to the Banks generally, including but not limited to those relating to the Majority Banks and those under clauses 3.6, 5 and 12 and to the extent that the Transferee becomes entitled to such rights, the Transferor ceases to be entitled to them;

15.3.4              the rights and equities of the Borrowers or of any other Security Party referred to above include, but are not limited to, any right of set-off and any other kind of cross-claim; and

15.3.5              the Borrowers, the Account Bank, the Security Agent, the Arranger, the Swap Provider and the Banks hereby irrevocably authorise and instruct the Agent to sign any such Transfer Certificate on their behalf and undertake not to withdraw, revoke or qualify such authority or instruction at any time. Promptly upon its signature of any Transfer Certificate, the Agent shall notify the Borrowers, the Transferor Bank and the Transferee Bank.

15.4                        Reliance on Transfer Certificate

15.4.1              The Agent shall be entitled to rely on any Transfer Certificate believed by it to be genuine and correct and to have been presented or signed by the persons by whom it purports to have been presented or signed, and shall not be liable to any of the parties to this Agreement and the Security Documents for the consequences of such reliance.

15.4.2              The Agent shall at all times during the continuation of this Agreement maintain a register in which it shall record the name, Commitments, Contributions and administrative details (including the lending office) from time to time of the Banks holding a Transfer Certificate and the date at which the transfer referred to in such Transfer Certificate held by each Bank was transferred to such Bank, and the Agent shall make the said register available for inspection by any Bank, the Security Agent, the Swap Provider, the Account Bank or either Borrower during normal banking hours upon receipt by the Agent of reasonable prior notice requesting the Agent to do so.

15.4.3              The entries on the said register shall, in the absence of manifest error, be conclusive in determining the identities of the Commitments, the Contributions and the Transfer Certificates held by the Banks from time to time and the principal amounts of such Transfer Certificates and may be relied upon by the Agent, the other Creditors and the other Security Parties for all purposes in connection with this Agreement and the Security Documents.

15.5                        Transfer fees and expenses

If any Bank causes the transfer of all or any part of its rights, benefits and/or obligations under the Security Documents, the Borrowers shall pay to the Agent on demand all costs, fees and expenses (including, but not limited to, legal fees and expenses), and all value added tax thereon, verified by the Agent as having been incurred by such Bank in connection with such transfer.

15.6                        Documenting transfers

If any Bank assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3, the Borrowers jointly and severally undertake with each Creditor, immediately on being requested to do so by the Agent and at the cost of the Transferor, to enter into, and procure that the other Security Parties shall (at the cost of the Transferor) enter into, such documents as may be necessary or desirable to transfer to the Transferee all or the relevant part of such Bank’s interest in the Security Documents and all relevant references in this Agreement to such Bank shall thereafter be construed as a reference to the Transferor and/or its Transferee (as the case may be) to the extent of their respective interests.

15.7                        Sub-participation

A Bank may sub-participate all or any part of its rights and/or obligations under the Security Documents without the consent of, or notice to, the Borrowers.

15.8                        Lending office

Each Bank shall lend through its office at the address specified in schedule 1 or, as the case may be, in any relevant Transfer Certificate or through any other office of such Bank selected from time to time by it through which such Bank wishes to lend for the purposes of this Agreement. If the office through which a Bank is lending is changed pursuant to this clause 15.8, such Bank shall notify the Agent promptly of such change and the Agent shall notify the Borrowers, the Security Agent, the Account Bank, the Swap Provider and the other Banks.

15.9                        Disclosure of information

A Creditor may disclose to any of its Related Companies and to the following other persons:

15.9.1              any person to (or through) whom that Creditor assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

15.9.2              any person with (or through) whom that Creditor enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Security Parties;

15.9.3              any person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;

15.9.4             any other Creditor, or any employee, officer, director or representative of such entity which needs to know such information or receive such document in the course of such person’s employ or duties;

15.9.5              each Seller, or any employee, officer, director or representative of such entity which needs to know such information or receive such document in the course of such person’s employ or duties;

15.9.6              auditors, insurance and reinsurance brokers, insurers and reinsurers or other professional advisers (including legal advisers);

15.9.7              any person who has entered into a confidentiality undertaking substantially in a recommended form of the Loan Market Association;

15.9.8              any other person who may propose entering or may enter into contractual relations with such Creditor,

any information about the Security Parties, this Agreement, the other Security Documents and the Ships as that Creditor shall reasonably consider appropriate in connection with the performance by the Security Parties of their obligations (including, without limitation, any insolvency events), and the enforcement by the Creditors of their rights (including, without limitation, the enforcement of any security), under this Agreement and the Security Documents or for the purposes of achieving a successful securitisation or other similar transaction or for any other reason whatsoever such Creditor decides to proceed with such disclosure.

16                                  Arranger, Agent and Security Agent

16.1                        Appointment of the Agent

Each of the Banks and the Swap Provider irrevocably appoints the Agent as its agent for the purposes of this Agreement and such of the Security Documents to which it may be appropriate for the Agent to be party. By virtue of such appointment, each of the Banks and the Swap Provider hereby authorises the Agent:

16.1.1              to execute such documents as may be approved by the Majority Banks for execution by the Agent; and

16.1.2              (whether or not by or through employees or agents) to take such action on such Bank’s or (as the case may be) the Swap Provider’s behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Agent by this Agreement and/or any other Security Document, together with such powers and discretions as are reasonably incidental thereto.

16.2                        Agent’s actions

Any action taken by the Agent under or in relation to this Agreement or any of the other Security Documents whether with requisite authority or on the basis of appropriate instructions, received from the Banks (or as otherwise duly authorised) shall be binding on all the Banks, the Swap Provider and the other Creditors.

16.3                        Agent’s duties

The Agent shall:

16.3.1              promptly notify each Bank and the Swap Provider of the contents of each notice, certificate or other document received by it from the Borrowers under or pursuant to clauses 8.1.1, 8.1.5 and 8.1.7; and

16.3.2              (subject to the other provisions of this clause 16) take (or instruct the Security Agent to take) such action or, as the case may be, refrain from taking (or authorise the Security Agent to refrain from taking) such action with respect to the exercise of any of its rights, remedies, powers and discretions as agent, as the Majority Banks may direct.

16.4                        Agent’s rights

The Agent may:

16.4.1              in the exercise of any right, remedy, power or discretion in relation to any matter, or in any context, not expressly provided for by this Agreement or any of the other Security Documents, act or, as the case may be, refrain from acting (or authorise the Security Agent to act or refrain from acting) in accordance with the instructions of the Banks and shall be fully protected in so doing;

16.4.2              unless and until it shall have received directions from the Majority Banks, take such action or, as the case may be, refrain from taking such action (or authorise the Security Agent to take or refrain from taking such action) in respect of a Default of which the Agent has actual knowledge as it shall deem advisable in the best interests of the Banks and the Swap Provider (but shall not be obliged to do so);

16.4.3              refrain from acting (or authorise the Security Agent to refrain from acting) in accordance with any instructions of the Banks to institute any legal proceedings arising out of or in connection with this Agreement or any of the other Security Documents until it and/or the Security Agent has been indemnified and/or secured to its satisfaction against any and all costs, expenses or liabilities (including legal fees) which it would or might incur as a result;

16.4.4              deem and treat (i) each Bank as the person entitled to the benefit of the Contribution of such Bank for all purposes of this Agreement unless and until a notice shall have been filed with the Agent pursuant to clause 15.3 and shall have become effective, and (ii) the office set opposite the name of each of the Banks in schedule 1 to be such Bank’s lending office, unless and until a written notice of change of lending office shall have been received by the Agent and the Agent may act upon any such notice unless and until the same is superseded by a further such notice;

16.4.5              rely as to matters of fact which might reasonably be expected to be within the knowledge of any Security Party upon a certificate signed by any director or officer of the relevant Security Party on behalf of the relevant Security Party; and

16.4.6              do anything which is in its opinion necessary or desirable to comply with any law or regulation in any jurisdiction.

16.5                        No liability of Arranger or Agent

Neither the Arranger nor the Agent nor any of their respective employees and agents shall:

16.5.1              be obliged to make any enquiry as to the use of any of the proceeds of either Advance unless (in the case of the Agent) so required in writing by a Bank, in which case the Agent shall promptly make the appropriate request to the Borrowers; or

16.5.2              be obliged to make any enquiry as to any breach or default by the Borrowers or either of them or any other Security Party in the performance or observance of any of the provisions of this Agreement or any of the other Security Documents or as to the existence of a Default unless (in the case of the Agent) the Agent has actual knowledge thereof or has been notified in writing thereof by a Bank or the Swap Provider, in which case the Agent shall promptly notify the Banks of the relevant event or circumstance; or

16.5.3              be obliged to enquire whether or not any representation or warranty made by the Borrowers or either of them or any other Security Party pursuant to this Agreement or any of the other Security Documents is true; or

16.5.4              be obliged to do anything (including, without limitation, disclosing any document or information) which would, or might in its opinion, be contrary to any law or regulation or be a breach of any duty of confidentiality or otherwise be actionable or render it liable to any person; or

16.5.5              be obliged to account to any Bank or the Swap Provider for any sum or the profit element of any sum received by it for its own account; or

16.5.6              be obliged to institute any legal proceedings arising out of or in connection with this Agreement or any of the other Security Documents other than on the instructions of the Majority Banks; or

16.5.7              be liable to any Bank or the Swap Provider for any action taken or omitted under or in connection with this Agreement or any of the other Security Documents unless caused by its gross negligence or wilful misconduct.

For the purposes of this clause 16, neither the Arranger nor the Agent shall be treated as having actual knowledge of any matter of which the corporate finance or any other division outside the agency or loan administration department of the Arranger or the person for the time being acting as the Agent may become aware in the context of corporate finance, advisory or lending activities from time to time undertaken by the Arranger or, as the case may be, the Agent for any Security Party or any other person which may be a trade competitor of any Security Party or may otherwise have commercial interests similar to those of any Security Party.

16.6                        Non-reliance on Arranger or Agent

Each Bank and the Swap Provider acknowledges that it has not relied on any statement, opinion, forecast or other representation made by the Arranger or the Agent to induce it to enter into this Agreement or any of the other Security Documents and that it has made and will continue to make, without reliance on the Arranger or the Agent and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of the Security Parties and its own independent investigation of the financial condition, prospects and affairs of the Security Parties in connection with the making and continuation of such Bank’s Commitment or Contribution under this Agreement. Neither the Arranger nor the Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect to any Security Party whether coming into its possession before the making of the Loan or at any time or times thereafter other than as provided in clause 16.3.1.

16.7                        No responsibility on Arranger or Agent for Borrowers’ performance

Neither the Arranger nor the Agent shall have any responsibility or liability to any Bank:

16.7.1              on account of the failure of any Security Party to perform its obligations under any of the Security Documents; or

16.7.2              for the financial condition of any Security Party; or

16.7.3              for the completeness or accuracy of any statements, representations or warranties in any of the Security Documents or any document delivered under any of the Security Documents; or

16.7.4             for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of any of the Security Documents or of any certificate, report or other document executed or delivered under any of the Security Documents; or

16.7.5              to investigate or make any enquiry into the title of either of the Borrowers or any other Security Party to the Ships or any other security or any part thereof; or

16.7.6              for the failure to register any of the Security Documents with any official or regulatory body or office or elsewhere; or

16.7.7              for taking or omitting to take any other action under or in relation to any of the Security Documents or any aspect of any of the Security Documents; or

16.7.8              on account of the failure of the Security Agent to perform or discharge any of its duties or obligations under the Security Documents; or

16.7.9              otherwise in connection with this Agreement or its negotiation or for acting (or, as the case may be, refraining from acting) in accordance with the instructions of the Banks.

16.8                        Reliance on documents and professional advice

Each of the Arranger and the Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it (including those in the Arranger’s or, as the case may be, the Agent’s employment).

16.9                        Other dealings

Each of the Arranger and the Agent may, without any liability to account to the Banks, accept deposits from, lend money to, and generally engage in any kind of banking or other business with, and provide advisory or other services to, any Security Party or any of its Related Companies or any of the Banks as if it were not the Arranger or, as the case may be, the Agent.

16.10                 Rights of Agent as Bank; no partnership

With respect to its own Commitment and Contribution (if any) the Agent shall have the same rights and powers under the Security Documents as any other Bank and may exercise the same as though it were not performing the duties and functions delegated to it under this Agreement and the term “Banks” shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Bank. This Agreement shall not and shall not be construed so as to constitute a partnership between the parties or any of them.

16.11                 Amendments and waivers

16.11.1       Subject to clause 16.11.2, the Agent may, with the written consent of the Majority Banks (or if and to the extent expressly authorised by the other provisions of any of the Security Documents) and, if so instructed by the Majority Banks, shall:

(a)                                 agree (or authorise the Security Agent to agree) amendments or modifications to any of the Security Documents with the Borrowers and/or any other Security Party; and/or

(b)                                 vary or waive breaches of, or defaults under, or otherwise excuse performance of, any provision of any of the other Security Documents by the Borrowers and/or any other Security Party (or authorise the Security Agent to do so).

Any such action so authorised and effected by the Agent shall be documented in such manner as the Agent shall (with the approval of the Majority Banks) determine, shall be promptly notified to the Banks by the Agent and (without prejudice to the generality of clause 16.2) shall be binding on all the Creditors.

16.11.2       Except with the prior written consent of all Banks, the Agent shall have no authority on behalf of the Banks to agree (or authorise the Security Agent to agree) with the Borrowers and/or any other Security Party any amendment or modification to any of the Security Documents or to grant (or authorise the Security Agent to grant) waivers in respect of breaches or defaults or to vary or excuse (or authorise the Security Agent to vary or excuse) performance of or under any of the Security Documents by the Borrowers or either of them and/or any other Security Party, if the effect of such amendment, modification, waiver or excuse would be to:

(a)                                 reduce the Margin;

(b)                                 postpone the due date or reduce the amount of any payment of principal, interest or other amount payable by any Security Party under any of the Security Documents;

(c)                                  change the currency in which any amount is payable by any Security Party under any of the Security Documents;

(d)                                 increase any Bank’s Commitment;

(e)                                  extend any Termination Date;

(f)                                   change any provision of any of the Security Documents which expressly or implied requires the approval or consent of all the Banks such that the relevant approval or consent may be given otherwise than with the sanction of all the Banks;

(g)                                  change the order of distribution under clauses 6.9 and 13.1;

(h)                                 change this clause 16.11;

(i)                                     change the definition of “Majority Banks” in clause 1.2; or

(j)                                    release any Security Party from the security constituted by any Security Document (except as required by the terms thereof or by law) or change the terms and conditions upon which such security or guarantee may be, or is required to be, released.

16.12                 Reimbursement and indemnity by Banks

Each Bank shall reimburse the Agent (rateably in accordance with such Bank’s Commitment or, if after the first drawdown, Contribution), to the extent that the Agent is not reimbursed by the Borrowers, for the costs, charges and expenses incurred by the Agent which are expressed to be payable by the Borrowers under clause 5.2 including (in each case) the fees and expenses of legal or other professional advisers. Each Bank shall on demand indemnify the Agent (rateably in accordance with such Bank’s Commitment or, if after the first drawdown, Contribution) against all liabilities, damages, costs and claims whatsoever incurred by the Agent in connection with any of the Security Documents or the performance of its duties under any of the Security Documents or any action taken or omitted by the Agent under any of the Security Documents, unless such liabilities, damages, costs or claims arise from the Agent’s own gross negligence or wilful misconduct.

16.13                 Retirement of Agent

16.13.1      The Agent may, having given to the Borrowers, each of the Banks and the Swap Provider not less than fifteen (15) days’ notice of its intention to do so, retire from its appointment as Agent under this Agreement, provided that no such retirement shall take effect unless there has been appointed by the Banks and the Swap Provider as a successor agent:

(a)                                 a Related Company of the Agent nominated by the Agent which the Banks hereby irrevocably and unconditionally agree to appoint or, failing such nomination,

(b)                                 a Bank nominated by the Majority Banks or, failing such nomination,

(c)                                  any reputable and experienced bank or financial institution nominated by the retiring Agent.

Any corporation into which the retiring Agent may be merged or converted or any corporation with which the Agent may be consolidated or any corporation resulting from any merger, conversion,

amalgamation, consolidation or other reorganisation to which the Agent shall be a party shall, to the extent permitted by applicable law, be the successor Agent under this Agreement and the other Security Documents without the execution or filing of any document or any further act on the part of any of the parties to this Agreement and the other Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party, the Banks and the Swap Provider.

16.13.2       Upon any such successor as aforesaid being appointed, the retiring Agent shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Agent. The retiring Agent shall (at the expense of the Borrowers) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Security Documents.

16.14                 Appointment and retirement of Security Agent

16.14.1       Appointment

Each of the Banks, the Agent and the Swap Provider irrevocably appoints the Security Agent as its security agent and trustee for the purposes of this Agreement and the Security Documents to which the Security Agent is or is to be a party, in each case on the terms set out in this Agreement. By virtue of such appointment, each of the Banks, the Agent and the Swap Provider hereby authorises the Security Agent (whether or not by or through employees or agents) to take such action on its behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Security Agent by this Agreement and/or the Security Documents to which the Security Agent is or is intended to be a party, together with such powers and discretions as are reasonably incidental thereto.

16.14.2       Retirement

Without prejudice to clause 16.13, the Security Agent may, having given to the Borrowers, the Agent and each of the Banks and the Swap Provider not less than fifteen (15) days’ notice of its intention to do so, retire from its appointment as Security Agent under this Agreement and any Trust Deed, provided that no such retirement shall take effect unless there has been appointed by the Banks, the Agent and the Swap Provider as a successor security agent and trustee:

(a)                                 a Related Company of the Security Agent nominated by the Security Agent which the Agent and the Banks hereby irrevocably and unconditionally agree to appoint or, failing such nomination,

(b)                                 a bank or trust corporation nominated by the Majority Banks or, failing such nomination,

(c)                                  any bank or trust corporation nominated by the retiring Security Agent,

and, in any case, such successor security agent and trustee shall have duly accepted such appointment by delivering to the Agent (i) written confirmation (in a form acceptable to the Agent) of such acceptance agreeing to be bound by this Agreement in the capacity of Security Agent as if it had been an original party to this Agreement and (ii) a duly executed Trust Deed.

Any corporation into which the retiring Security Agent may be merged or converted or any corporation with which the Security Agent may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Security Agent shall be a party shall, to the extent permitted by applicable law, be the successor

Security Agent under this Agreement, any Trust Deed and the other Security Documents referred to in clause 16.14.1 without the execution or filing of any document or any further act on the part of any of the parties to this Agreement, any Trust Deed and the other Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party and the Banks.

Upon any such successor as aforesaid being appointed, the retiring Security Agent shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Security Agent. The retiring Security Agent shall (at the expense of the Borrowers) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Security Documents.

16.15                 Powers and duties of the Security Agent

16.15.1       The Security Agent shall have no duties, obligations or liabilities to the Agent, the Swap Provider or any of the Banks and the Agent beyond those expressly stated in any of the Security Documents. Each of the Agent, the Swap Provider and the Banks hereby authorises the Security Agent to enter into and execute:

(a)                                 each of the Security Documents to which the Security Agent is or is intended to be a party; and

(b)                                 any and all such other Security Documents as may be approved by the Agent in writing (acting on the instructions of the Majority Banks) for entry into by the Security Agent, and, in each and every case, to hold any and all security thereby created upon trust for the Banks, the Swap Provider and the Agent in the manner contemplated by this Agreement.

16.15.2       Subject to clause 16.15.3, the Security Agent may, with the prior consent of the Majority Banks communicated in writing by the Agent, concur with any of the Security Parties to:

(a)                                 amend, modify or otherwise vary any provision of the Security Documents to which the Security Agent is or is intended to be a party; or

(b)                                 waive breaches of, or defaults under, or otherwise excuse performance of, any provision of the Security Documents to which the Security Agent is or is intended to be a party.

Any such action so authorised and effected by the Security Agent shall be promptly notified to the Banks, the Agent and the Swap Provider by the Security Agent and shall be binding on the other Creditors.

16.15.3       The Security Agent shall not concur with any Security Party with respect to any of the matters described in clause 16.11.2 without the consent of the Banks communicated in writing by the Agent.

16.15.4       The Security Agent shall (subject to the other provisions of this clause 16) take such action or, as the case may be, refrain from taking such action, with respect to any of its rights, powers and discretions as security agent and trustee, as the Agent may direct. Subject as provided in the foregoing provisions of this clause, unless and until the Security Agent shall have received such instructions from the Agent, the Security Agent may, but shall not be obliged to, take (or refrain from taking) such action under or pursuant to the Security Documents referred to in clause 16.14.1 as the Security Agent shall deem advisable in the best interests of the Creditors provided that (for the avoidance of doubt), to the extent that this clause might otherwise be construed as authorising the Security Agent to take, or refrain from taking, any action of the nature referred to in clause 16.15.2 - and for which the prior consent of the Banks is expressly required under clause 16.15.3 - clauses 16.15.2 and 16.15.3 shall apply to the exclusion of this clause.

16.15.5       None of the Banks nor the Swap Provider nor the Agent shall have any independent power to enforce any of the Security Documents referred to in clause 16.14.1 or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or any of them or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents or any of them except through the Security Agent.

16.15.6       For the purpose of this clause 16, the Security Agent may, rely and act in reliance upon any information from time to time furnished to the Security Agent by the Agent (whether pursuant to clause 16.15.7 or otherwise) unless and until the same is superseded by further such information, so that the Security Agent shall have no liability or responsibility to any party as a consequence of placing reliance on and acting in reliance upon any such information unless the Security Agent has actual knowledge that such information is inaccurate or incorrect.

16.15.7       Without prejudice to the foregoing each of the Agent, the Swap Provider and the Banks (whether directly or through the Agent) shall provide the Security Agent with such written information as it may reasonably require for the purpose of carrying out its duties and obligations under the Security Documents referred to in clause 16.14.1.

16.15.8       Each Bank shall reimburse the Security Agent (rateably in accordance with such Bank’s Commitment or, if after the first drawdown, Contribution), to the extent that the Security Agent is not reimbursed by the Borrowers, for the costs, charges and expenses incurred by the Agent which are expressed to be payable by the Borrowers under clause 5.2 including (in each case) the fees and expenses of legal or other professional advisers. Each Bank shall on demand indemnify the Security Agent (rateably in accordance with such Bank’s Commitment or, if after the first drawdown, Contribution) against all liabilities, damages, costs and claims whatsoever incurred by the Security Agent in connection with any of the Security Documents or the performance of its duties under any of the Security Documents or any action taken or omitted by the Security Agent under any of the Security Documents, unless such liabilities, damages, costs or claims arise from the Security Agent’s own gross negligence or wilful misconduct.

16.16                 Trust provisions

16.16.1      In its capacity as trustee in relation to the Security Documents specified in clause 16.14.1, the Security Agent shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of any of those Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by any of those Security Documents.

16.16.2       It is expressly declared that, in its capacity as trustee in relation to the Security Documents specified in clause 16.14.1, the Security Agent shall be entitled to invest moneys forming part of the security and which, in the opinion of the Security Agent, may not be paid out promptly following receipt in the name or under the control of the Security Agent in any of the investments for the time being authorised by law for the investment by trustees of trust moneys or in any other property or investments whether similar to the aforesaid or not or by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify its investments and the Security Agent may at any time vary or transpose any such property or investments for or into any others of a like nature and shall not be responsible for any loss due to depreciation in value or otherwise of such property or investments. Any investment of any part or all of the security may, at the discretion of the Security Agent, be made or retained in the names of nominees.

16.17                 Independent action by Creditors

None of the Creditors shall enforce, exercise any rights, remedies or powers or grant any consents or releases under or pursuant to, or otherwise have a direct recourse to the security and/or guarantees constituted by any of the Security Documents without the prior written consent of the Majority Banks but, Provided such consent has been obtained, it shall not be necessary for any other Creditor to be joined as an additional party in any proceedings for this purpose.

16.18                 Common Agent and Security Agent

The Agent and the Security Agent have entered into the Security Documents in their separate capacities (a) as agent for the Banks and the Swap Provider under and pursuant to this Agreement (in the case of the Agent) and (b) as security agent and trustee for the Banks, the Agent and the Swap Provider under and pursuant to this Agreement, to hold the guarantees and/or security created by the Security Documents specified in clause 16.14.1 on the terms set out in such Security Documents (in the case of the Security Agent). However, from time to time the Agent and the Security Agent may be the same entity. When the Agent and the Security Agent are the same entity and any Security Document provides for the Agent to communicate with or provide instructions to the Security Agent (and vice versa), it will not be necessary for there to be any such formal communications or instructions on those occasions.

16.19                 Co-operation to achieve agreed priorities of application

The Banks, the Agent and the Swap Provider shall co-operate with each other and with the Security Agent and any receiver under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 13.1 (unless otherwise expressly provided for in any such Security Document).

16.20                 Prompt distribution of proceeds

Moneys received by any of the Creditors (whether from a receiver or otherwise) pursuant to the exercise of (or otherwise by virtue of the existence of) any rights and powers under or pursuant to any of the Security Documents shall (after providing for all costs, charges, expenses and liabilities and other payments ranking in priority) be paid to the Agent for distribution (in the case of moneys so received by any of the Creditors other than the Agent or the Security Agent) and shall be distributed by the Agent or, as the case may be, the Security Agent (in the case of moneys so received by the Agent or, as the case may be, the Security Agent) in each case in accordance with clause 13.1. The Agent or, as the case may be, the Security Agent shall make each such application and/or distribution as soon as is practicable after the relevant moneys are received by, or otherwise become available to, the Agent or, as the case may be, the Security Agent save that (without prejudice to any other provision contained in any of the Security Documents) the Agent or, as the case may be, the Security Agent (acting on the instructions of the Majority Banks) or any receiver may credit any moneys received by it to a suspense account for so long and in such manner as the Agent or such receiver may from time to time determine with a view to preserving the rights of the Agent and/or the Security Agent and/or the Account Bank and/or the Arranger and/or the Swap Provider and/or the Banks or any of them to provide for the whole of their respective claims against the Borrowers or any other person liable.

17                                  Notices and other matters

17.1                        Notices

Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) under any of the other Security Documents shall:

17.1.1              be in writing delivered personally or by first-class prepaid letter (airmail if available) or facsimile transmission or other means of telecommunication in permanent written form;

17.1.2              be deemed to have been received, subject as otherwise provided in the relevant Security Document, in the case of a letter, when delivered personally or three (3) days after it has been put in the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

17.1.3              be sent:

(a)                                 if to the Borrowers or either of them at:

c/o Quintana Ship Management Ltd.
5 Xenias Street
145 62 Kifissia
Greece

Fax no:	+30 210 62 34 493
Attn:	Victoria Poziopoulou

(b)                                 if to the Arranger and/or Agent and/or the Account Bank and/or the Security Agent at:

ABN AMRO Bank N.V.
Coolsingel 93
3012 AE Rotterdam
The Netherlands

Fax No:	+31 10 401 5323
Attn:	Loans Administration

(c)                                  if to a Bank, to its address or fax number specified in schedule 1 or in any relevant Transfer Certificate; or

(d)                                 in the case of the Swap Provider, to its address or fax number specified in paragraph (a) of Part 4 of the Schedule to the Master Swap Agreement,

or to such other address and/or numbers as is notified by one party to the other parties under this Agreement.

17.2                       Notices through the Agent

Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) any other Security Document to be given by the Borrowers or either of them to any other party (other than the Swap Provider), shall be given to the Agent for onward transmission as appropriate and if it is to be given to the Borrowers it shall (except otherwise provided in the Security Documents) be given to the Agent.

17.3                        No implied waivers, remedies cumulative

No failure or delay on the part of a Creditor to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by such Creditor of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law.

17.4                        English language

All certificates, instruments and other documents to be delivered under or supplied in connection with any of the Security Documents shall be in the English language or shall be accompanied by a certified English translation upon which the Creditors or any of them shall be entitled to rely.

17.5                        Borrowers’ obligations

17.5.1              Joint and several

Notwithstanding anything to the contrary contained in any of the Security Documents, the agreements, obligations and liabilities of the Borrowers herein contained are joint and several and shall be construed accordingly. Each of the Borrowers agrees and consents to be bound by the Security Documents to which it is, or is to be, a party notwithstanding that the other Borrower which is intended to sign or to be bound may not do so or be effectually bound and notwithstanding that any of the Security Documents may be invalid or unenforceable against the other Borrower, whether or not the deficiency is known to any of the Creditors.

17.5.2              Borrowers as principal debtors

Each Borrower acknowledges and confirms that it is a principal and original debtor in respect of all amounts which may become payable by the Borrowers in accordance with the terms of this Agreement or any of the other Security Documents and agrees that the Creditors may also continue to treat it as such, whether or not any Creditor is or becomes aware that such Borrower is or has become a surety for the other Borrower.

17.5.3              Indemnity

The Borrowers hereby agree jointly and severally to keep the Creditors fully indemnified on demand against all damages, losses, costs and expenses arising from any failure of either Borrower to perform or discharge any purported obligation or liability of the other Borrower which would have been the subject of this Agreement or any other Security Document had it been valid and enforceable and which is not or ceases to be valid and enforceable against the other Borrower on any ground whatsoever, whether or not known to a Creditor including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of the other Borrower (or any legal or other limitation, whether under the Limitation Acts or otherwise or any disability or death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding up, administration, receivership, amalgamation, reconstruction or any other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of any Security Party).

17.5.4              Liability unconditional

None of the obligations or liabilities of the Borrowers under this Agreement or any other Security Document shall be discharged or reduced by reason of:

(a)                                 the death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding up, administration, receivership, amalgamation, reconstruction or other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of either Borrower or any other person liable;

(b)                                 the Agent (acting on the instructions of the Majority Banks) granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, either Borrower or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting, varying any compromise, arrangement or settlement or omitting to claim or enforce payment from either Borrower or any other person liable; or

(c)                                  anything done or omitted which but for this provision might operate to exonerate the Borrowers or either of them.

17.5.5              Recourse to other security

The Creditors shall not be obliged to make any claim or demand or to resort to any Security Document or other means of payment now or hereafter held by or available to it for enforcing this Agreement or any of the Security Documents against either Borrower or any other person liable and no action taken or omitted by any Creditor in connection with any such Security Document or other means of payment will discharge, reduce, prejudice or affect the liability of the Borrowers under this Agreement and the Security Documents to which any of them is, or is to be, a party.

17.5.6              Waiver of Borrowers’ rights

Each Borrower agrees with each Creditor that, from the date of this Agreement and so long as any moneys are owing under any of the Security Documents and while all or any part of the Total Commitment remains outstanding, it will not, without the prior written consent of the Agent (acting on the instructions of the Majority Banks):

(a)                                 exercise any right of subrogation, reimbursement and indemnity against the other Borrower or any other person liable under the Security Documents;

(b)                                 demand or accept repayment in whole or in part of any Indebtedness now or hereafter due to such Borrower from the other Borrower or from any other person liable or demand or accept any guarantee, indemnity or other assurance against financial loss or any document or instrument created or evidencing an Encumbrance in respect of the same or dispose of the same;

(c)                                  take any steps to enforce any right against the other Borrower or any other person liable in respect of any such moneys; or

(d)                                 claim any set-off or counterclaim against the other Borrower or any other person liable or claiming or proving in competition with any Creditor in the liquidation of the other Borrower or any other person liable or have the benefit of, or share in, any payment from or composition with, the other Borrower or any other person liable or any other Security Document now or hereafter held by any Creditor for any moneys owing under this Agreement or for the obligations or liabilities of any other person liable but so that, if so directed by the Agent, it will prove for the whole or any part of its claim in the liquidation of the other Borrower or other person liable on terms that the benefit of such proof and all money received by it in respect thereof shall be held on trust for the Banks and applied in or towards discharge of any moneys owing under this Agreement in such manner as the Agent (acting on the instructions of the Majority Banks) shall deem appropriate.

18                                  Governing law and jurisdiction

18.1                        Law

This Agreement and any non-contractual obligations in connection with this Agreement are governed by and shall be construed in accordance with English law.

18.2                        Submission to jurisdiction

The Borrowers jointly and severally agree, for the benefit of each Creditor, that any legal action or proceedings arising out of or in connection with this Agreement and/or any non-contractual obligations connected with this Agreement against the Borrowers or either of them or any of their respective assets may be brought in the English courts. Each of the Borrowers irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Hill Dickinson Service (London) Limited at present of Irongate House, 22-30 Duke’s Place, London EC3A 7HX, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of a Creditor to take proceedings against the Borrowers or either of them in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

The parties further agree that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which the Borrowers or either of them may have against any Creditor arising out of or in connection with this Agreement and/or any non-contractual obligations connected with this Agreement.

18.3                        Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Schedule 1

The Banks and their Commitments

Name	Lending Office	Address for Notices	Commitment ($)
ABN AMRO Bank N.V.	Coolsingel 93 3012 AE Rotterdam The Netherlands	Coolsingel 93 3012 AE Rotterdam The Netherlands Fax no: +31 10 401 5323 Att: Loans Administration	41,100,000
TOTAL COMMITMENT			41,100,000

Schedule 2

Form of Drawdown Notice

(referred to in clause 2.4)

To:	ABN AMRO Bank N.V.
Coolsingel 93
3012 AE Rotterdam
The Netherlands
(as Agent)

[•] 20[•]

U.S.$41,100,000 Loan - Loan Agreement dated [•] 2011 (the “Loan Agreement”)

We refer to the Loan Agreement and hereby give you notice that we wish to draw down the [•][•] Advance[s] namely $[•] on [•] 20[•] and select [a first Interest Period in respect thereof of [•] months] [the first interest period in respect hereof to expire on [•] 20[•]]. The funds should be credited to [name and number of account] with [details of bank in New York City].

We confirm that:

(a)                                 no event or circumstance has occurred and is continuing which constitutes a Default;

(b)                                 the representations and warranties contained in (i) clauses 7.1, 7.2 and 7.3(b) of the Loan Agreement and (ii) clause 4 of the Corporate Guarantee, are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(c)                                  the borrowing to be effected by the drawdown of such Advance[s] will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded;

(d)                                 there has been no material adverse change in our financial position or our business or in the financial position or the business of any other Security Party or any other member of the Group, from that described by us or by any other Security Party to the Creditors or any of them in the negotiation of the Loan Agreement; and

(e)                                  we will use the proceeds of the Loan for our benefit and under our full responsibility and exclusively for the purpose specified in the Loan Agreement.

Words and expressions defined in the Loan Agreement shall have the same meanings where used herein.

For and on behalf of
Q JAKE SHIPPING LTD.

For and on behalf of
Q IOANARI SHIPPING LTD.

Schedule 3

Documents and evidence required as conditions precedent to the Loan being made

(referred to in clause 9.1)

Part 1

1                                         Constitutional documents

Copies, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of each Security Party as true, complete and up to date copies of all documents which contain or establish or relate to the constitution of that Security Party;

2                                         Corporate authorisations

copies of resolutions of the directors and stockholders of each Security Party approving such of the Underlying Documents and the Security Documents to which such Security Party is, or is to be, party and authorising the signature, delivery and performance of such Security Party’s obligations thereunder, certified (in a certificate dated no earlier than the date of this Agreement) by an officer of such Security Party as:

(a)                                 being true and correct;

(b)                                 being duly passed at meetings of the directors of such Security Party and of the stockholders of such Security Party duly convened and held;

(c)                                  not having been amended, modified or revoked; and

(d)                                 being in full force and effect,

together with originals or certified copies of any powers of attorney issued by any Security Party pursuant to such resolutions;

3                                         Specimen signatures

copies of the signatures of the persons who have been authorised on behalf of each Security Party to sign such of the Underlying Documents and the Security Documents to which such Security Party is, or is to be, party and to give notices and communications, including notices of drawing, under or in connection with the Security Documents, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Security Party as being the true signatures of such persons;

4                                         Certificate of incumbency

a list of directors and officers of each Security Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Security Party to be true, complete and up to date;

5                                         Borrower’s consents and approvals

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of each of the Borrowers that no consents, authorisations, licences or approvals are necessary for that Borrower to authorise or are required by that Borrower in connection with the borrowing by that Borrower of the Loan pursuant to this Agreement or the execution, delivery and performance of that Borrower’s Security Documents;

6                                         Other consents and approvals

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of each Security Party (other than the Borrowers) that no consents, authorisations, licences or approvals are necessary for such Security Party to guarantee and/or grant security for the borrowing by the Borrowers of the Total Commitment pursuant to this Agreement and execute, deliver and perform the Security Documents insofar as such Security Party is a party thereto;

7                                         Certified Contracts and Initial Charter

a copy, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) as a true and complete copy by an officer of the relevant Borrower of each of the Contracts and the Initial Charter, such Initial Charter to be otherwise in form and substance, and otherwise on terms satisfactory to the Agent in all respects;

8                                         Security Documents

the Corporate Guarantee, the Master Swap Agreement, the Swap Assignment, the Share Pledges and the Account Pledges (each together with the other documents to be delivered to the Agent pursuant thereto), each duly completed and executed by the relevant Security Parties;

9                                         Accounts

evidence that the Accounts have been opened and duly completed mandate forms in respect thereof have been delivered to the Agent;

10                                  Fees and commitment commission

evidence that any fees and commitment commission due by the Borrowers to any of the Creditors pursuant to the terms of clause 5.1 or any other provision of the Security Documents have been paid in full;

11                                  Shareholder’s Agreement

a copy certified (in a certificate dated not earlier than five (5) Banking Days prior to the date of this Agreement) as a true and complete copy by an officer of the Borrowers of the first amended and restated limited liability company agreement in respect of the Corporate Guarantor dated as of 4 March 2011 entered into between (inter alios) Quintana Shipping Investors LLC of the Republic of the Marshall Islands as sole shareholder of record of the Corporate Guarantor, duly executed by the parties to it, in a form and substance acceptable to the Agent (on the instructions of the Majority Banks) in its sole discretion;

12                                  Registration forms

such statutory forms duly signed by the Borrowers and the other Security Parties as may be required by the Agent to perfect the security contemplated by the Security Documents to be executed under this Part 1;

13                                  Marshall Islands opinion

an opinion of Messrs. Cozen O’Connor, special legal advisers to the Agent on matters of Marshall Islands law;

14                                  Dutch opinion

an opinion of Norton Rose LLP, special legal advisers to the Agent on matters of Dutch law;

15                                  Borrowers’ process agent

a letter from each Borrower’s agent for receipt of service of proceedings referred to in clause 18.2 accepting its appointment under the said clause and under each of the other Security Documents referred to in this Part 1 and in which it is or is to be appointed as such Borrower’s agent;

16                                  Security Parties’ process agent

a letter from each other Security Party’s agent for receipt of service of proceedings referred to in each of the Security Documents referred to in this Part 1 and to which such Security Party is a party accepting its appointment under each such Security Document; and

17                                  “Know your customer”

such documentation and other evidence as is requested by the Agent in order for the Agent or any Bank or the Account Bank to carry out and be satisfied with the results of all necessary “know your client” or other checks which each such Bank or the Account Bank is required to carry out under any applicable law or legislation or by any regulatory or financial services authority (including in the European Union or the U.S.A.), in relation to the transactions contemplated by this Agreement and to the identity of any parties to this Agreement (other than the Creditors) and their members of the board of directors, officers, shareholders and ultimate beneficial owners.

Part 2

1                                         Drawdown notice

The Drawdown Notice in respect of the relevant Advance duly executed;

2                                         Conditions precedent

evidence that the conditions precedent set out in Part 1 of schedule 3 remain fully satisfied;

3                                         Ship conditions

evidence that the Ship relevant to such Advance:

(i)                                     Registration and Encumbrances

is registered in the name of the relevant Borrower through the relevant Registry under the laws and flag of the relevant Flag State and that such Ship and its Earnings, Insurances and Requisition Compensation are free of Encumbrances; and

(ii)                                  Classification

maintains the relevant Classification free of all requirements and overdue recommendations of the relevant Classification Society; and

(iii)                               Insurance

is insured in accordance with the provisions of the relevant Ship Security Documents and all requirements of the Security Documents in respect of such insurance have been complied with (including without limitation, confirmation from the protection and indemnity association or other insurer with which such Ship is, or is to be, entered for insurance or insured against protection and indemnity risks (including oil pollution risks) that any necessary declarations required by the association or insurer for the removal of any oil pollution exclusion have been made and that any such exclusion does not apply to such Ship);

(iv)                              Charter

where the relevant Advance is in respect of the Q Jake Ship, has been delivered for service under the Initial Charter and has been accepted for service thereunder by the relevant Charterer;

4                                         Title and no Encumbrances

(a)                                 evidence that the transfer of title to the Ship relevant to such Advance from the Seller to the relevant Borrower has been duly recorded with the relevant Registry and there are no Encumbrances (other than Permitted Encumbrances); and

(b)                                 evidence that:

(i)                                     where the relevant Advance is in respect of the Q Jake Ship, such Ship will be deleted from any prior ship register within thirty (30) days from the Delivery Date of such Ship; and

(ii)                                  where the relevant Advance is in respect of Q loanari, there was no prior registration of such Ship in the name of the relevant Seller in any ship register, the relevant Seller having transferred title to such Ship to the relevant Borrower by the relevant Seller immediately after the completion of the construction of such Ship under the shipbuilding contract referred to in the Contract relating to such Ship;

5                                         Fees and commissions

payment of any fees and commissions due by the Borrowers pursuant to clause 5.1 or any other provision of the Security Documents;

6                                         Bill of sale and delivery documents

a copy, certified as a true and complete copy by an officer of the Borrowers, of a duly executed and notarised/legalised bill of sale in respect of the Ship relevant to such Advance evidencing the full Contract Price for such Ship and the other delivery documents duly executed and exchanged pursuant to the relevant Contract;

7                                         Readiness and payment of Contract Price

evidence that the Ship relevant to such Advance is in all respects ready for delivery pursuant to the relevant Contract and that the relevant Contract Price for such Ship has been paid in full;

8                                         Security Documents

the Mortgage, the General Assignment and the Manager’s Undertaking in respect of the Ship relevant to such Advance and where the relevant Advance is in respect of the Q Jake Ship, the Charter Assignment in respect of the Initial Charter together with the other documents to be delivered to the Security Agent pursuant thereto, each duly executed and delivered;

9                                         Notices of assignment

duly executed notices of assignment in the forms prescribed by the Ship Security Documents for the Ship relevant to such Advance;

10                                 Mortgage registration

evidence that the Mortgage in respect of the Ship relevant to such Advance has been registered against such Ship through the relevant Registry under the laws and flag of the relevant Flag State;

11                                  Borrowers’ process agent

a letter from the agent of the Borrower owning the Ship relevant to such Advance, for receipt of service of proceedings referred to in each of the relevant Ship Security Documents in which it is or is to be appointed as such Borrower’s agent, accepting its appointment thereunder;

12                                  Manager’s process agent

a letter from the Manager’s agent for receipt of service of proceedings referred to in the Manager’s Undertaking for the Ship relevant to such Advance, accepting its appointment thereunder;

13                                  Registration forms

such statutory forms duly signed by the Borrowers and the other Security Parties as may be required by the Agent to perfect the security contemplated by the Security Documents referred to in this Part 2;

14                                  Insurance opinion

an opinion from insurance consultants to the Agent (at the cost of the Borrowers), on the insurances effected or to be effected in respect of the Ship relevant to such Advance, upon and following the Drawdown Date of such Advance;

15                                  Certified Management Agreement

a copy, certified (in a certificate dated no earlier than five (5) Banking Days prior to the Drawdown Date of such Advance) as a true and complete copy by an officer of the relevant Borrower, of the relevant Management Agreement;

16                                  Valuation

a valuation of the Ship relevant to such Advance (dated not earlier than thirty (30) days prior to the Drawdown Date of such Advance) made (at the cost of the Borrowers) on the basis and in the manner specified in clause 8.2.2 providing a market value of such Ship acceptable to the Agent in its sole discretion (it being understood that the valuations in respect of the Q Jake Ship made by H. Clarkson & Co. Ltd dated 3 June 2011 and SSY Valuation Services Ltd dated 4 May 2011 shall be deemed to satisfy this condition precedent in respect of the Q Jake Ship);

17                                  DOC and application for SMC

a certified copy of the DOC issued to the Operator of the Ship relevant to such Advance and either (i) a certified copy of the SMC for such Ship or (ii) evidence satisfactory to the Agent that the Operator has applied to the relevant Regulatory Agency for an SMC for such Ship to be issued pursuant to the Code within any time limit required or recommended by such Regulatory Agency;

18                                  ISPS Code compliance

(a)                                 evidence satisfactory to the Agent that the Ship relevant to such Advance is subject to a ship security plan which complies with the ISPS Code; and

(b)                                 a copy, certified (in a certificate dated no earlier than five (5) Banking Days prior to the Drawdown Date of such Advance) as a true and complete copy by an officer of the relevant Borrower of the ISSC for such Ship (or an application in respect thereof);

19                                  Marshall Islands opinion

an opinion of Cozen O’Connor, special legal advisers to the Agent on matters of Marshall Islands law;

20                                  Survey report

if required by the Agent, a survey report from surveyors appointed by the Agent (acting on the instructions of the Majority Banks), prepared following a physical inspection made by them of the Ship relevant to such Advance evidencing that such Ship is in a condition satisfactory to the Agent and maintains specifications in all respects acceptable to the Agent;

21                                  Further opinions

such further opinions as the Agent may require; and

22                                  Further conditions precedent

such further conditions precedent as the Agent may require.

Schedule 4

Form of Transfer Certificate

(refer to in clause 15.3)

TRANSFER CERTIFICATE

Banks are advised not to employ Transfer Certificates or otherwise to assign or transfer interests in the Loan Agreement without further ensuring that the transaction complies with all applicable laws and regulations, including the Financial Services and Markets Act 2000 and regulations made thereunder and similar statutes which may be in force in other jurisdictions

To:                             ABN AMRO BANK N.V. as agent on its own behalf and on behalf of the Borrowers, the Banks, the Account Bank, the Security Agent, the Arranger and the Swap Provider defined in the Loan Agreement referred to below.

[Date]

Attention:                                         [•]

This certificate (“Transfer Certificate”) relates to a loan agreement dated [•] 2011 (the “Loan Agreement”) and made between Q Jake Shipping Ltd. and Q loanari Shipping Ltd. (the “Borrowers”), (2) the banks and financial institutions defined therein as banks (the “Banks”), (3) ABN AMRO Bank N.V. as Arranger, Agent, Security Agent, Account Bank and Swap Provider in relation to a loan of up to Forty one million one hundred thousand Dollars ($41,100,000). Terms defined in the Loan Agreement shall, unless otherwise defined herein, have the same meanings when used herein.

In this Certificate:

the “Transferor” means [full name] of [lending office]; and

the “Transferee” means [full name] of [lending office].

1                                         The Transferor with full title guarantee assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as a Bank under or by virtue of the Loan Agreement and all the Security Documents in relation to [     ] per centum ([     ]%) of the [Contribution] [Commitment] of the Transferor (or its predecessors in title), details of which are set out below:

Date of Advance[s]	Amount of Advance[s]	Transferor’s [Contribution] [Commitment] to Advance[s]	Maturity Date

2                                         By virtue of this Transfer Certificate and clause 15 of the Loan Agreement, the Transferor is discharged [entirely from its [Contribution] [Commitment], which amounts to $[          ]|.

3                                         The Transferee hereby requests the Agent (on behalf of itself, the Borrowers, the Account Bank, the Security Agent, the Arranger, the Swap Provider and the Banks) to accept the executed copies of this Transfer Certificate as being delivered pursuant to and for the purposes of clause 15.3 of the Loan Agreement so as to take effect in accordance with the terms thereof on [date of transfer].

4                                         The Transferee:

4.1                               confirms that it has received a copy of the Loan Agreement and the other Security Documents together with such other documents and information as it has required in connection with the transaction contemplated thereby;

4.2                               confirms that it has not relied and will not hereafter rely on the Transferor, the Agent, the Account Bank, the Arranger, the Banks, the Swap Provider or the Security Agent to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of the Loan Agreement, any of the Security Documents or any such documents or information;

4.3                               agrees that it has not relied and will not rely on the Transferor, the Agent, the Account Bank, the Arranger, the Swap Provider, the Banks or the Security Agent to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrowers, or any other Security Party (save as otherwise expressly provided therein);

4.4                               warrants that it has power and authority to become a party to the Loan Agreement and has taken all necessary action to authorise execution of this Transfer Certificate and to obtain all necessary approvals and consents to the assumption of its obligations under the Loan Agreement and the Security Documents; and

4.5                               if not already a Bank, appoints (i) the Agent to act as its agent and (ii) the Security Agent to act as its security agent and trustee, as provided in the Loan Agreement and the Security Documents and agrees to be bound by the terms of the Loan Agreement and the Security Documents.

5                                         The Transferor:

5.1                               warrants to the Transferee that it has full power to enter into this Transfer Certificate and has taken all corporate action necessary to authorise it to do so;

5.2                               warrants to the Transferee that this Transfer Certificate is binding on the Transferor under the laws of England, the country in which the Transferor is incorporated and the country in which its lending office is located; and

5.3                               agrees that it will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Transfer Certificate or for a similar purpose.

6                                         The Transferee hereby undertakes with the Transferor and each of the other parties to the Loan Agreement and the other Security Documents that it will perform in accordance with its terms all those obligations which by the terms of the Loan Agreement and the other Security Documents will be assumed by it after delivery of the executed copies of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

7                                         By execution of this Transfer Certificate on their behalf by the Agent and in reliance upon the representations and warranties of the Transferee, the Borrowers, the Agent, the Security Agent, the Arranger, the Account Bank, the Swap Provider and the Banks accept the Transferee as a party to the Loan Agreement and the Security Documents with respect to all those rights and/or obligations which by the terms of the Loan Agreement and the Security Documents will be assumed by the Transferee (including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent, the Account Bank, the Arranger, the Swap Provider and the Security Agent as provided by the Loan Agreement) after delivery of the executed copies of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

8                                         None of the Transferor, the Agent, the Security Agent, the Account Bank, the Arranger, the Swap Provider or the Banks:

8.1                               makes any representation or warranty nor assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Loan Agreement or any of the Security Documents or any document relating thereto; or

8.2                               assumes any responsibility for the financial condition of the Borrowers or either of them or any other Security Party or any party to any such other document or for the performance and observance by the Borrowers or either of them or any other Security Party or any party to any such other document (save as otherwise expressly provided therein) and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded (except as aforesaid).

9                                         The Transferor and the Transferee each undertake that they will on demand fully indemnify the Agent in respect of any claim, proceeding, liability or expense which relates to or results from this Transfer Certificate or any matter concerned with or arising out of it unless caused by the Agent’s gross negligence or wilful misconduct, as the case may be.

10                                  The agreements and undertakings of the Transferee in this Transfer Certificate are given to and for the benefit of and made with each of the other parties to the Loan Agreement and the Security Documents.

11                                  This Transfer Certificate and any non-contractual obligations in connection with this Transfer Certificate are governed by, and shall be construed in accordance with, English law.

Transferor	Transferee

By:	By:

Dated:	Dated:

Agent

Agreed for and on behalf of itself as Agent, the Borrowers, the Security Agent, the Account Bank, the Arranger, the Banks and the Swap Provider.

ABN AMRO BANK N.V.

By:

Dated:

Note: The execution of this Transfer Certificate alone may not transfer a proportionate share of the Transferor’s interest in the security constituted by the Security Documents in the Transferor’s or Transferee’s jurisdiction. It is the responsibility of the Transferee to ascertain whether any other documents are required to perfect a transfer of such a share in the Transferor’s interest in such security in any such jurisdiction and, if so, to seek appropriate advice and arrange for execution of the same.

The Schedule

Outstanding Contribution: $•

Commitment $•

Portion Transferred: •%

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person:

(Loan Administration Department)

Telephone:

Telefax No:

Contact Person:

(Credit Administration Department)

Telephone:

Telefax No:

[Account for payments:]

Schedule 5

Form of Trust Deed

THIS DECLARATION OF TRUST made by ABN AMRO BANK N.V. (the “Security Agent”) is made on [•] 2011 and is supplemental to (and made pursuant to the terms of) a loan agreement dated [•] 2011 (the “Agreement”) and made between (1) Q Jake Shipping Ltd. and Q loanari Shipping Ltd. as joint and several Borrowers, (2) ABN AMRO Bank N.V. as Arranger, Agent, Account Bank and Swap Provider, (3) the Security Agent and (4) the banks and financial institutions mentioned in schedule 1 to the Agreement as the Banks. Words and expressions defined in the Agreement shall have the same meaning when used in this Deed.

NOW THIS DEED WITNESSETH as follows:

1                                         The Security Agent hereby acknowledges and declares that, from the date of this Deed, it holds and shall hold the Trust Property on trust for certain of the other Creditors on the terms and basis set out in the Agreement.

2                                         The declaration and acknowledgement contained in paragraph 1 above shall be irrevocable.

IN WITNESS whereof the Security Agent has executed this Deed the day and year first above written.

EXECUTED as a DEED	)
by	)
for and on behalf of	)
ABN AMRO BANK N.V.	)	Attorney-in-fact
as Security Agent	)

Schedule 6

Form of Master Swap Agreement

ISDA®

International Swaps and Derivatives Association, Inc.

2002 MASTER AGREEMENT

dated as of: 7 June 2011

ABN AMRO Bank N.V. established in Amsterdam, The Netherlands, Chamber of Commerce registration number 34334259 (“Party A”)	and	Q Jake Shipping Ltd. established in Majuro, Marshall Islands, Q Ioanari Shipping Ltd. established in Majuro, Marshall Islands, (“Party B”)

have entered and/or anticipate entering into one or more transactions (each a “Transaction”) that are or will be governed by this 2002 Master Agreement, which includes the schedule (the “Schedule”), and the documents and other confirming evidence (each a “Confirmation”) exchanged between the parties or otherwise effective for the purpose of confirming or evidencing those Transactions. This 2002 Master Agreement and the Schedule are together referred to as this “Master Agreement”.

Accordingly, the parties agree as follows: —

1.                                      Interpretation

(a)                                 Definitions. The terms defined in Section 14 and elsewhere in this Master Agreement will have the meanings therein specified for the purpose of this Master Agreement.

(b)                                 Inconsistency. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement, such Confirmation will prevail for the purpose of the relevant Transaction.

(c)                                  Single Agreement. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this “Agreement”), and the parties would not otherwise enter into any Transactions.

2.                                      Obligations

(a)                                 General Conditions.

(i)                                     Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

(ii)                                  Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

(iii)                               Each obligation of each party under Section 2(a)(i) is subject to (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other condition specified in this Agreement to be a condition precedent for the purpose of this Section 2(a)(iii).

(b)                                 Change of Account. Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the Scheduled Settlement Date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(c)                                  Netting of Payments. If on any date amounts would otherwise be payable:—

(i)                                     in the same currency; and

(ii)                                  in respect of the same Transaction,

by each party to the other, then, on such date, each party’s obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by which the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

The parties may elect in respect of two or more Transactions that a net amount and payment obligation will be determined in respect of all amounts payable on the same date in the same currency in respect of those Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or any Confirmation by specifying that “Multiple Transaction Payment Netting” applies to the Transactions identified as being subject to the election (in which case clause (ii) above will not apply to such Transactions). If Multiple Transaction Payment Netting is applicable to Transactions, it will apply to those Transactions with effect from the starting date specified in the Schedule or such Confirmation, or, if a starting date is not specified in the Schedule or such Confirmation, the starting date otherwise agreed by the parties in writing. This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.

(d)                                 Deduction or Withholding for Tax.

(i)                                     Gross-Up. All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party is so required to deduct or withhold, then that party (“X”) will:—

(1)                                 promptly notify the other party (“Y”) of such requirement;

(2)                                 pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

(3)                                 promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

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(4)                                 if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for:—

(A)                               the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or

(B)                               the failure of a representation made by Y pursuant to Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, after a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.

(ii)                                  Liability. If:—

(1)                                 X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 2(d)(i)(4);

(2)                                 X does not so deduct or withhold; and

(3)                                 a liability resulting from such Tax is assessed directly against X, then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).

3.                                      Representations

Each party makes the representations contained in Sections 3(a), 3(b), 3(c), 3(d), 3(e) and 3(1) and, if specified in the Schedule as applying, 3(g) to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement). If any “Additional Representation” is specified in the Schedule or any Confirmation as applying, the party or parties specified for such Additional Representation will make and, if applicable, be deemed to repeat such Additional Representation at the time or times specified for such Additional Representation.

(a)                                 Basic Representations.

(i)                                     Status. It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;

(ii)                                  Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorise such execution, delivery and performance;

(iii)                               No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

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(iv)                              Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(v)                                 Obligations Binding. Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b)                                 Absence of Certain Events. No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.

(c)                                  Absence of Litigation. There is not pending or, to its knowledge, threatened against it, any of its Credit Support Providers or any of its applicable Specified Entities any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.

(d)                                 Accuracy of Specified Information. All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.

(e)                                  Payer Tax Representation. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.

(f)                                   Payee Tax Representations. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.

(g)                                  No Agency. It is entering into this Agreement, including each Transaction, as principal and not as agent of any person or entity.

4.                                      Agreements

Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party:—

(a)                                 Furnish Specified Information. It will deliver to the other party or, in certain cases under clause (iii) below, to such government or taxing authority as the other party reasonably directs:—

(i)                                     any forms, documents or certificates relating to taxation specified in the Schedule or any Confirmation;

(ii)                                  any other documents specified in the Schedule or any Confirmation; and

(iii)                               upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification,

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in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.

(b)                                 Maintain Authorisations. It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

(c)                                  Comply With Laws. It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.

(d)                                 Tax Agreement. It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.

(e)                                  Payment of Stamp Tax. Subject to Section 1 1, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organised, managed and controlled or considered to have its seat, or where an Office through which it is acting for the purpose of this Agreement is located (“Stamp Tax Jurisdiction”), and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party’ s execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.

5.                                      Events of Default and Termination Events

(a)                                 Events of Default. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes (subject to Sections 5(c) and 6(e)(iv)) an event of default (an “Event of Default”) with respect to such party:—

(i)                                     Failure to Pay or Deliver. Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 9(h)(i)(2) or (4) required to be made by it if such failure is not remedied on or before the first Local Business Day in the case of any such payment or the first Local Delivery Day in the case of any such delivery after, in each case, notice of such failure is given to the party;

(ii)                                  Breach of Agreement; Repudiation of Agreement.

(1)                                 Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 9(h)(i)(2) or (4) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied within 30 days after notice of such failure is given to the party; or

(2)                                 the party disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, this Master Agreement, any Confirmation executed and delivered by that party or any Transaction evidenced by such a Confirmation (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(iii)                               Credit Support Default.

(1)                                 Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

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(2)                                 the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document, or any security interest granted by such party or such Credit Support Provider to the other party pursuant to any such Credit Support Document, to be in full force and effect for the purpose of this Agreement (in each case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or

(3)                                 the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(iv)                              Misrepresentation. A representation (other than a representation under Section 3(e) or 3(f)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

(v)                                 Default Under Specified Transaction. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:—

(1)                                 defaults (other than by failing to make a delivery) under a Specified Transaction or any credit support arrangement relating to a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, such default results in a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction;

(2)                                 defaults, after giving effect to any applicable notice requirement or grace period, in making any payment due on the last payment or exchange date of, or any payment on early termination of, a Specified Transaction (or, if there is no applicable notice requirement or grace period, such default continues for at least one Local Business Day);

(3)                                 defaults in making any delivery due under (including any delivery due on the last delivery or exchange date of) a Specified Transaction or any credit support arrangement relating to a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, such default results in a liquidation of, an acceleration of obligations under, or an early termination of, all transactions outstanding under the documentation applicable to that Specified Transaction; or

(4)                                 disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, a Specified Transaction or any credit support arrangement relating to a Specified Transaction that is, in either case, confirmed or evidenced by a document or other confirming evidence executed and delivered by that party, Credit Support Provider or Specified Entity (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(vi)                              Cross-Default. If “Cross-Default” is specified in the Schedule as applying to the party, the occurrence or existence of:—

(1)                                 a default, event of default or other similar condition or event (however described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) where the aggregate principal amount of such agreements or instruments, either alone or together with the amount, if any, referred to in clause (2) below, is not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments before it would otherwise have been due and payable; or

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(2)                                 a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments under such agreements or instruments on the due date for payment (after giving effect to any applicable notice requirement or grace period) in an aggregate amount, either alone or together with the amount, if any, referred to in clause (1) above, of not less than the applicable Threshold Amount;

(vii)                           Bankruptcy. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:—

(1)                                 is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4)(A) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (B) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (A) above and either (I) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (II) is not dismissed, discharged, stayed or restrained in each case within 15 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 15 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) above (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

(viii)                        Merger Without Assumption. The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, or reorganises, reincorporates or reconstitutes into or as, another entity and, at the time of such consolidation, amalgamation, merger, transfer, reorganisation, reincorporation or reconstitution:—

(1)                                 the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party; or

(2)                                 the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.

(b)                                 Termination Events. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes (subject to Section 5(c)) an Illegality if the event is specified in clause (i) below, a Force Majeure Event if the event is specified in clause (ii) below, a Tax Event if the event is specified in clause (iii) below, a Tax Event Upon Merger if the event is specified in clause (iv) below, and, if specified to be applicable, a Credit Event Upon Merger if the

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event is specified pursuant to clause (v) below or an Additional Termination Esient if the event is specified pursuant to clause (vi) below:—

(i)                                     Illegality. After giving effect to any applicable provision, disruption fallback or remedy specified in, or pursuant to, the relevant Confirmation or elsewhere in this Agreement, due to an event or circumstance (other than any action taken by a party or, if applicable, any Credit Support Provider of such party) occurring after a Transaction is entered into, it becomes unlawful under any applicable law (including without limitation the laws of any country in which payment, delivery or compliance is required by either party or any Credit Support Provider, as the case may be), on any day, or it would be unlawful if the relevant payment, delivery or compliance were required on that day (in each case, other than as a result of a breach by the party of Section 4(b)):—

(1)                                 for the Office through which such party (which will be the Affected Party) makes and receives payments or deliveries with respect to such Transaction to perform any absolute or contingent obligation to make a payment or delivery in respect of such Transaction, to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or

(2)                                 for such party or any Credit Support Provider of such party (which will be the Affected Party) to perform any absolute or contingent obligation to make a payment or delivery which such party or Credit Support Provider has under any Credit Support Document relating to such Transaction, to receive a payment or delivery under such Credit Support Document or to comply with any other material provision of such Credit Support Document;

(ii)                                  Force Majeure Event. After giving effect to any applicable provision, disruption fallback or remedy specified in, or pursuant to, the relevant Confirmation or elsewhere in this Agreement, by reason of force majeure or act of state occurring after a Transaction is entered into, on any day:—

(1)                                 the Office through which such party (which will be the Affected Party) makes and receives payments or deliveries with respect to such Transaction is prevented from performing any absolute or contingent obligation to make a payment or delivery in respect of such Transaction, from receiving a payment or delivery in respect of such Transaction or from complying with any other material provision of this Agreement relating to such Transaction (or would be so prevented if such payment, delivery or compliance were required on that day), or it becomes impossible or impracticable for such Office so to perform, receive or comply (or it would be impossible or impracticable for such Office so to perform, receive or comply if such payment, delivery or compliance were required on that day); or

(2)                                 such party or any Credit Support Provider of such party (which will be the Affected Party) is prevented from performing any absolute or contingent obligation to make a payment or delivery which such party or Credit Support Provider has under any Credit Support Document relating to such Transaction, from receiving a payment or delivery under such Credit Support Document or from complying with any other material provision of such Credit Support Document (or would be so prevented if such payment, delivery or compliance were required on that day), or it becomes impossible or impracticable for such party or Credit Support Provider so to perform, receive or comply (or it would be impossible or impracticable for such party or Credit Support Provider so to perform, receive or comply if such payment, delivery or compliance were required on that day), so long as the force majeure or act of state is beyond the control of such Office, such party or such Credit Support Provider, as appropriate, and such Office, party or Credit Support Provider could not, after using all reasonable efforts (which will not require such party or Credit Support Provider to incur a loss, other than immaterial, incidental expenses), overcome such prevention, impossibility or impracticability;

(iii)                               Tax Event. Due to (1) any action taken by a taxing authority, or brought in a court of competent jurisdiction, after a Transaction is entered into (regardless of whether such action is taken or brought with

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respect to a party to this Agreement) or (2) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Settlement Date (A) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 9(h)) or (B) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 9(h)) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or (B));

(iv)                              Tax Event Upon Merger. The party (the “Burdened Party”) on the next succeeding Scheduled Settlement Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 9(h)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets (or any substantial part of the assets comprising the business conducted by it as of the date of this Master Agreement) to, or reorganising, reincorporating or reconstituting into or as, another entity (which will be the Affected Party) where such action does not constitute a Merger Without Assumption;

(v)                                 Credit Event Upon Merger. If “Credit Event Upon Merger” is specified in the Schedule as applying to the party, a Designated Event (as defined below) occurs with respect to such party, any Credit Support Provider of such party or any applicable Specified Entity of such party (in each case, “X”) and such Designated Event does not constitute a Merger Without Assumption, and the creditworthiness of X or, if applicable, the successor, surviving or transferee entity of X, after taking into account any applicable Credit Support Document, is materially weaker immediately after the occurrence of such Designated Event than that of X immediately prior to the occurrence of such Designated Event (and, in any such event, such party or its successor, surviving or transferee entity, as appropriate, will be the Affected Party). A “Designated Event” with respect to X means that:—

(1)                                 X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets (or any substantial part of the assets comprising the business conducted by X as of the date of this Master Agreement) to, or reorganises, reincorporates or reconstitutes into or as, another entity;

(2)                                 any person, related group of persons or entity acquires directly or indirectly the beneficial ownership of (A) equity securities having the power to elect a majority of the board of directors (or its equivalent) of X or (B) any other ownership interest enabling it to exercise control of X; or

(3)                                 X effects any substantial change in its capital structure by means of the issuance, incurrence or guarantee of debt or the issuance of (A) preferred stock or other securities convertible into or exchangeable for debt or preferred stock or (B) in the case of entities other than corporations, any other form of ownership interest; or

(vi)                              Additional Termination Event. If any “Additional Termination Event” is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties will be as specified for such Additional Termination Event in the Schedule or such Confirmation).

(c)                                  Hierarchy of Events.

(i)                                     An event or circumstance that constitutes or gives rise to an Illegality or a Force Majeure Event will not, for so long as that is the case, also constitute or give rise to an Event of Default under Section 5(a)(i), 5(a)(ii)(l) or 5(a)(iii)(1) insofar as such event or circumstance relates to the failure to make any payment or delivery or a failure to comply with any other material provision of this Agreement or a Credit Support Document, as the case may be.

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(ii)                                  Except in circumstances contemplated by clause (i) above, if an event or circumstance which would otherwise constitute or give rise to an Illegality or a Force Majeure Event also constitutes an Event of Default or any other Termination Event, it will be treated as an Event of Default or such other Termination Event, as the case may be, and will not constitute or give rise to an Illegality or a Force Majeure Event.

(iii)                               If an event or circumstance which would otherwise constitute or give rise to a Force Majeure Event also constitutes an Illegality, it will be treated as an Illegality, except as described in clause (ii) above, and not a Force Majeure Event.

(d)                                 Deferral of Payments and Deliveries During Waiting Period. If an Illegality or a Force Majeure Event has occurred and is continuing with respect to a Transaction, each payment or delivery which would otherwise be required to be made under that Transaction will be deferred to, and will not be due until:—

(i)                                     the first Local Business Day or, in the case of a delivery, the first Local Delivery Day (or the first day that would have been a Local Business Day or Local Delivery Day, as appropriate, but for the occurrence of the event or circumstance constituting or giving rise to that Illegality or Force Majeure Event) following the end of any applicable Waiting Period in respect of that Illegality or Force Majeure Event, as the case may be; or

(ii)                                  if earlier, the date on which the event or circumstance constituting or giving rise to that Illegality or Force Majeure Event ceases to exist or, if such date is not a Local Business Day or, in the case of a delivery, a Local Delivery Day, the first following day that is a Local Business Day or Local Delivery Day, as appropriate.

(e)                                  Inability of Head or Home Office to Perform Obligations of Branch. If (i) an Illegality or a Force Majeure Event occurs under Section 5(b)(i)(1) or 5(b)(ii)(l) and the relevant Office is not the Affected Party’s head or home office, (ii) Section 10(a) applies, (iii) the other party seeks performance of the relevant obligation or compliance with the relevant provision by the Affected Party’s head or home office and (iv) the Affected Party’s head or home office fails so to perform or comply due to the occurrence of an event or circumstance which would, if that head or home office were the Office through which the Affected Party makes and receives payments and deliveries with respect to the relevant Transaction, constitute or give rise to an Illegality or a Force Majeure Event, and such failure would otherwise constitute an Event of Default under Section 5(a)(i) or 5(a)(iii)(l) with respect to such party, then, for so long as the relevant event or circumstance continues to exist with respect to both the Office referred to in Section 5(b)(i)(1) or 5(b)(ii)(1), as the case may be, and the Affected Party’s head or home office, such failure will not constitute an Event of Default under Section 5(a)(i) or 5(a)(iii)(1).

6.                                      Early Termination; Close-Out Netting

(a)                                 Right to Terminate Following Event of Default. If at any time an Event of Default with respect to a party (the “Defaulting Party”) has occurred and is then continuing, the other party (the “Non-defaulting Party”) may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, “Automatic Early Termination” is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(l), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).

(b)                                 Right to Terminate Following Termination Event.

(i)                                     Notice. If a Termination Event other than a Force Majeure Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction, and will also give the other party such other information about that

10

Termination Event as the other party may reasonably require. If a Force Majeure Event occurs, each party will, promptly upon becoming aware of it, use all reasonable efforts to notify the other party, specifying the nature of that Force Majeure Event, and will also give the other party such other information about that Force Majeure Event as the other party may reasonably require.

(ii)                                  Transfer to Avoid Termination Event. If a Tax Event occurs and there is only one Affected Party, or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, other than immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i) all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.

If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given under Section 6(b)(i).

Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

(iii)                               Two Affected Parties. If a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice of such occurrence is given under Section 6(b)(i) to avoid that Termination Event.

(iv)                              Right to Terminate.

(1)                                 If:—

(A)                               a transfer under Section 6(b)(ii) or an agreement under Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or

(B)                               a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party,

the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there are two Affected Parties, or the Non-affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, if the relevant Termination Event is then continuing, by not more than 20 days notice to the other party, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.

(2)                                 If at any time an Illegality or a Force Majeure Event has occurred and is then continuing and any applicable Waiting Period has expired:—

(A)                               Subject to clause (B) below, either party may, by not more than 20 days notice to the other party, designate (I) a day not earlier than the day on which such notice becomes effective as an Early Termination Date in respect of all Affected Transactions or (II) by specifying in that notice the Affected Transactions in respect of which it is designating the relevant day as an Early Termination Date, a day not earlier than two Local Business Days following the day on which such notice becomes effective as an Early Termination Date in respect of less than all Affected Transactions. Upon receipt of a notice designating an Early Termination Date in respect of less than all Affected Transactions, the other party may, by notice to the designating party, if such notice is

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effective on or before the day so designated, designate that same day as an Early Termination Date in respect of any or all other Affected Transactions.

(B)                               An Affected Party (if the Illegality or Force Majeure Event relates to performance by such party or any Credit Support Provider of such party of an obligation to make any payment or delivery under, or to compliance with any other material provision of, the relevant Credit Support Document) will only have the right to designate an Early Termination Date under Section 6(b)(iv)(2)(A) as a result of an Illegality under Section 5(b)(i)(2) or a Force Majeure Event under Section 5(b)(ii)(2) following the prior designation by the other party of an Early Termination Date, pursuant to Section 6(b)(iv)(2)(A), in respect of less than all Affected Transactions.

(c)                                  Effect of Designation.

(i)                                     If notice designating an Early Termination Date is given under Section 6(a) or 6(b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.

(ii)                                  Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 9(h)(i) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount, if any, payable in respect of an Early Termination Date will be determined pursuant to Sections 6(e) and 9(h)(ii).

(d)                                 Calculations; Payment Date.

(i)                                     Statement. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including any quotations, market data or information from internal sources used in making such calculations), (2) specifying (except where there are two Affected Parties) any Early Termination Amount payable and (3) giving details of the relevant account to which any amount payable to it is to be paid. In ‘the absence of written confirmation from the source of a quotation or market data obtained in determining a Close-out Amount, the records of the party obtaining such quotation or market data will be conclusive evidence of the existence and accuracy of such quotation or market data.

(ii)                                  Payment Date. An Early Termination Amount due in respect of any Early Termination Date will, together with any amount of interest payable pursuant to Section 9(h)(ii)(2), be payable (1) on the day on which notice of the amount payable is effective in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default and (2) on the day which is two Local Business Days after the day on which notice of the amount payable is effective (or, if there are two Affected Parties, after the day on which the statement provided pursuant to clause (i) above by the second party to provide such a statement is effective) in the case of an Early Termination Date which is designated as a result of a Termination Event.

(e)                                  Payments on Early Termination. If an Early Termination Date occurs, the amount, if any, payable in respect of that Early Termination Date (the “Early Termination Amount”) will be determined pursuant to this Section 6(e) and will be subject to Section 6(f).

(i)                                     Events of Default. If the Early Termination Date results from an Event of Default, the Early Termination Amount will be an amount equal to (1) the sum of (A) the Termination Currency Equivalent of the Close-out Amount or Close-out Amounts (whether positive or negative) determined by the Non-defaulting Party for each Terminated Transaction or group of Terminated Transactions, as the case may be, and (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (2) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If the Early Termination Amount is a positive number, the Defaulting Party will pay it to the Non-defaulting

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Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of the Early Termination Amount to the Defaulting Party.

(ii)                                  Termination Events. If the Early Termination Date results from a Termination Event:—

(1)                                 One Affected Party. Subject to clause (3) below, if there is one Affected Party, the Early Termination Amount will be determined in accordance with Section 6(e)(i), except that references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and to the Non-affected Party, respectively.

(2)                                 Two Affected Parties. Subject to clause (3) below, if there are two Affected Parties, each party will determine an amount equal to the Termination Currency Equivalent of the sum of the Close-out Amount or Close-out Amounts (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions, as the case may be, and the Early Termination Amount will be an amount equal to (A) the sum of (I) one-half of the difference between the higher amount so determined (by party “X”) and the lower amount so determined (by party “Y”) and (II) the Termination Currency Equivalent of the Unpaid Amounts owing to X less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to Y. If the Early Termination Amount is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of the Early Termination Amount to Y.

(3)                                 Mid-Market Events. If that Termination Event is an Illegality or a Force Majeure Event, then the Early Termination Amount will be determined in accordance with clause (I) or (2) above, as appropriate, except that, for the purpose of determining a Close-out Amount or Close-out Amounts, the Determining Party will:—

(A)                               if obtaining quotations from one or more third parties (or from any of the Determining Party’ s Affiliates), ask each third party or Affiliate (I) not to take account of the current creditworthiness of the Determining Party or any existing Credit Support Document and (II) to provide mid-market quotations; and

(B)                               in any other case, use mid-market values without regard to the creditworthiness of the Determining Party.

(iii)                               Adjustment for Bankruptcy. In circumstances where an Early Termination Date occurs because Automatic Early Termination applies in respect of a party, the Early Termination Amount will be subject to such adjustments as are appropriate and permitted by applicable law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).

(iv)                              Adjustment for Illegality or Force Majeure Event. The failure by a party or any Credit Support Provider of such party to pay, when due, any Early Termination Amount will not constitute an Event of Default under Section 5(a)(i) or 5(a)(iii)(i) if such failure is due to the occurrence of an event or circumstance which would, if it occurred with respect to payment, delivery or compliance related to a Transaction, constitute or give rise to an Illegality or a Force Majeure Event. Such amount will (1) accrue interest and otherwise be treated as an Unpaid Amount owing to the other party if subsequently an Early Termination Date results from an Event of Default, a Credit Event Upon Merger or an Additional Termination Event in respect of which all outstanding Transactions are Affected Transactions and (2) otherwise accrue interest in accordance with Section 9(h)(ii)(2).

(v)                                 Pre-Estimate. The parties agree that an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks, and, except as otherwise provided in this Agreement, neither party will be entitled to recover any additional damages as a consequence of the termination of the Terminated Transactions.

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(f)                                   Set-Off. Any Early Termination Amount payable to one party (the “Payee”) by the other party (the “Payer”), in circumstances where there is a Defaulting Party or where there is one Affected Party in the case where either a Credit Event Upon Merger has occurred or any other Termination Event in respect of which all outstanding Transactions are Affected Transactions has occurred, will, at the option of the Non-defaulting Party or the Non-affected Party, as the case may be (“X”) (and without prior notice to the Defaulting Party or the Affected Party, as the case may be), be reduced by its set-off against any other amounts (“Other Amounts”) payable by the Payee to the Payer (whether or not arising under this Agreement, matured or contingent and irrespective of the currency, place of payment or place of booking of the obligation). To the extent that any Other Amounts are so set off, those Other Amounts will be discharged promptly and in all respects. X will give notice to the other party of any set-off effected under this Section 6(f).

For this purpose, either the Early Termination Amount or the Other Amounts (or the relevant portion of such amounts) may be converted by X into the currency in which the other is denominated at the rate of exchange at which such party would be able, in good faith and using commercially reasonable procedures, to purchase the relevant amount of such currency.

If an obligation is unascertained, X may in good faith estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Section 6(f) will be effective to create a charge or other security interest. This Section 6(f) will be without prejudice and in addition to any right of set-off, offset, combination of accounts, lien, right of retention or withholding or similar right or requirement to which any party is at any time otherwise entitled or subject (whether by operation of law, contract or otherwise).

7.                                      Transfer

Subject to Section 6(b)(ii) and to the extent permitted by applicable law, neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that:—

(a)                                 a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b)                                 a party may make such a transfer of all or any part of its interest in any Early Termination Amount payable to it by a Defaulting Party, together with any amounts payable on or with respect to that interest and any other rights associated with that interest pursuant to Sections 8, 9(h) and 1 1.

Any purported transfer that is not in compliance with this Section 7 will be void.

8.                                      Contractual Currency

(a)                                 Payment in the Contractual Currency. Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the “Contractual Currency”). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in good faith and using commercially reasonable procedures in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement. If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.

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(b)                                 Judgments. To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered (i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in clause (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purpose of such judgment or order and the rate of exchange at which such party is able, acting in good faith and using commercially reasonable procedures in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party.

(c)                                  Separate Indemnities. To the extent permitted by applicable law, the indemnities in this Section 8 constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

(d)                                 Evidence of Loss. For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

9.                                      Miscellaneous

(a)                                 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter. Each of the parties acknowledges that in entering into this Agreement it has not relied on any oral or written representation, warranty or other assurance (except as provided for or referred to in this Agreement) and waives all rights and remedies which might otherwise be available to it in respect thereof, except that nothing in this Agreement will limit or exclude any liability of a party for fraud.

(b)                                 Amendments. An amendment, modification or waiver in respect of this Agreement will only be effective if in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system.

(c)                                  Survival of Obligations. Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d)                                 Remedies Cumulative. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

(e)                                  Counterparts and Confirmations.

(i)                                     This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission and by electronic messaging system), each of which will be deemed an original.

(ii)                                  The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation will be entered into as soon as practicable and may be executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes, by an exchange of electronic messages on an electronic messaging system or by an exchange of e-mails, which in each case will be sufficient for all purposes to evidence a

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binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex, electronic message or e-mail constitutes a Confirmation.

(f)                                   No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(g)                                  Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

(h)                                 Interest and Compensation.

(i)                                     Prior to Early Termination. Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction:—

(1)                                 Interest on Defaulted Payments. If a party defaults in the performance of any payment obligation, it will, to the extent permitted by applicable law and subject to Section 6(c), pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as the overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment (and excluding any period in respect of which interest or compensation in respect of the overdue amount is due pursuant to clause (3)(B) or (C) below), at the Default Rate.

(2)                                 Compensation for Defaulted Deliveries. If a party defaults in the performance of any obligation required to be settled by delivery, it will on demand (A) compensate the other party to the extent provided for in the relevant Confirmation or elsewhere in this Agreement and (B) unless otherwise provided in the relevant Confirmation or elsewhere in this Agreement, to the extent permitted by applicable law and subject to Section 6(c), pay to the other party interest (before as well as after judgment) on an amount equal to the fair market value of that which was required to be delivered in the same currency as that amount, for the period from (and including) the originally scheduled date for delivery to (but excluding) the date of actual delivery (and excluding any period in respect of which interest or compensation in respect of that amount is due pursuant to clause (4) below), at the Default Rate. The fair market value of any obligation referred to above will be determined as of the originally scheduled date for delivery, in good faith and using commercially reasonable procedures, by the party that was entitled to take delivery.

(3)                                 Interest on Deferred Payments. If:—

(A)                               a party does not pay any amount that, but for Section 2(a)(iii), would have been payable, it will, to the extent permitted by applicable law and subject to Section 6(c) and clauses (B) and (C) below, pay interest (before as well as after judgment) on that amount to the other party on demand (after such amount becomes payable) in the same currency as that amount, for the period from (and including) the date the amount would, but for Section 2(a)(iii), have been payable to (but excluding) the date the amount actually becomes payable, at the Applicable Deferral Rate;

(B)                               a payment is deferred pursuant to Section 5(d), the party which would otherwise have been required to make that payment will, to the extent permitted by applicable law, subject to Section 6(c) and for so long as no Event of Default or Potential Event of Default with respect to that party has occurred and is continuing, pay interest (before as well as after judgment) on the amount of the deferred payment to the other party on demand (after such amount becomes payable) in the same currency as the deferred payment, for the period from (and including) the date the amount would, but for Section 5(d), have been payable to (but excluding) the earlier of the date the payment is no longer

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deferred pursuant to Section 5(d) and the date during the deferral period upon which an Event of Default or Potential Event of Default with respect to that party occurs, at the Applicable Deferral Rate ; or

(C)                               a party fails to make any payment due to the occurrence of an Illegality or a Force Majeure Event (after giving effect to any deferral period contemplated by clause (B) above), it will, to the extent permitted by applicable law, subject to Section 6(c) and for so long as the event or circumstance giving rise to that Illegality or Force Majeure Event continues and no Event of Default or Potential Event of Default with respect to that party has occurred and is continuing, pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as the overdue amount, for the period from (and including) the date the party fails to make the payment due to the occurrence of the relevant Illegality or Force Majeure Event (or, if later, the date the payment is no longer deferred pursuant to Section 5(d)) to (but excluding) the earlier of the date the event or circumstance giving rise to that Illegality or Force Majeure Event ceases to exist and the date during the period upon which an Event of Default or Potential Event of Default with respect to that party occurs (and excluding any period in respect of which interest or compensation in respect of the overdue amount is due pursuant to clause (B) above), at the Applicable Deferral Rate.

(4)                                 Compensation for Deferred Deliveries. If:—

(A)                               a party does not perform any obligation that, but for Section 2(a)(iii), would have been required to be settled by delivery;

(B)                               a delivery is deferred pursuant to Section 5(d); or

(C)                               a party fails to make a delivery due to the occurrence of an Illegality or a Force Majeure Event at a time when any applicable Waiting Period has expired,

the party required (or that would otherwise have been required) to make the delivery will, to the extent permitted by applicable law and subject to Section 6(c), compensate and pay interest to the other party on demand (after, in the case of clauses (A) and (B) above, such delivery is required) if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.

(ii)                                  Early Termination. Upon the occurrence or effective designation of an Early Termination Date in respect of a Transaction:—

(1)                                 Unpaid Amounts. For the purpose of determining an Unpaid Amount in respect of the relevant Transaction, and to the extent permitted by applicable law, interest will accrue on the amount of any payment obligation or the amount equal to the fair market value of any obligation required to be settled by delivery included in such determination in the same currency as that amount, for the period from (and including) the date the relevant obligation was (or would have been but for Section 2(a)(iii) or 5(d)) required to have been performed to (but excluding) the relevant Early Termination Date, at the Applicable Close-out Rate.

(2)                                 Interest on Early Termination Amounts. If an Early Termination Amount is due in respect of such Early Termination Date, that amount will, to the extent permitted by applicable law, be paid together with interest (before as well as after judgment) on that amount in the Termination Currency, for the period from (and including) such Early Termination Date to (but excluding) the date the amount is paid, at the Applicable Close-out Rate.

(iii)                               Interest Calculation. Any interest pursuant to this Section 9(h) will be calculated on the basis of daily compounding and the actual number of days elapsed.

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10.                               Offices; Multibranch Parties

(a)           If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to and agrees with the other party that, notwithstanding the place of booking or its jurisdiction of incorporation or organisation, its obligations are the same in terms of recourse against it as if it had entered into the Transaction through its head or home office, except that a party will not have recourse to the head or home office of the other party in respect of any payment or delivery deferred pursuant to Section 5(d) for so long as the payment or delivery is so deferred. This representation and agreement will be deemed to be repeated by each party on each date on which the parties enter into a Transaction.

(b)           If a party is specified as a Multibranch Party in the Schedule, such party may, subject to clause (c) below, enter into a Transaction through, book a Transaction in and make and receive payments and deliveries with respect to a Transaction through any Office listed in respect of that party in the Schedule (but not any other Office unless otherwise agreed by the parties in writing).

(c)           The Office through which a party enters into a Transaction will be the Office specified for that party in the relevant Confirmation or as otherwise agreed by the parties in writing, and, if an Office for that party is not specified in the Confirmation or otherwise agreed by the parties in writing, its head or home office. Unless the parties otherwise agree in writing, the Office through which a party enters into a Transaction will also be the Office in which it books the Transaction and the Office through which it makes and receives payments and deliveries with respect to the Transaction. Subject to Section 6(b)(ii), neither party may change the Office in which it books the Transaction or the Office through which it makes and receives payments or deliveries with respect to a Transaction without the prior written consent of the other party.

11.                               Expenses

A Defaulting Party will on demand indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, execution fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

12.                               Notices

(a)           Effectiveness. Any notice or other communication in respect of this Agreement may be given in any manner described below (except that a notice or other communication under Section 5 or 6 may not be given by electronic messaging system or e-mail) to the address or number or in accordance with the electronic messaging system or e-mail details provided (see the Schedule) and will be deemed effective as indicated:—

(i)            if in writing and delivered in person or by courier, on the date it is delivered;

(ii)           if sent by telex, on the date the recipient’ s answerback is received;

(iii)          if sent by facsimile transmission, on the date it is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);

(iv)          if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date it is delivered or its delivery is attempted;

(v)           if sent by electronic messaging system, on the date it is received; or

(vi)          if sent by e-mail, on the date it is delivered,

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unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication will be deemed given and effective on the first following day that is a Local Business Day.

(b)           Change of Details. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system or e-mail details at which notices or other communications are to be given to it.

13.                               Governing Law and Jurisdiction

(a)           Governing Law. This Agreement will be governed by and construed in accordance with the law specified in the Schedule.

(b)           Jurisdiction. With respect to any suit, action or proceedings relating to any dispute arising out of or in connection with this Agreement (“Proceedings”), each party irrevocably:—

(i)            submits:—

(1)           if this Agreement is expressed to be governed by English law, to (A) the non-exclusive jurisdiction of the English courts if the Proceedings do not involve a Convention Court and (B) the exclusive jurisdiction of the English courts if the Proceedings do involve a Convention Court; or

(2)           if this Agreement is expressed to be governed by the laws of the State of New York, to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City;

(ii)           waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party; and

(iii)          agrees, to the extent permitted by applicable law, that the bringing of Proceedings in any one or more jurisdictions will not preclude the bringing of Proceedings in any other jurisdiction.

(c)           Service of Process. Each party irrevocably appoints the Process Agent, if any, specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings. If for any reason any party’s Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 12(a)(i), 12(a)(iii) or 12(a)(iv). Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by applicable law.

(d)           Waiver of Immunities. Each party irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction or order for specific performance or recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

14.                               Definitions

As used in this Agreement:—

“Additional Representation” has the meaning specified in Section 3.

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“Additional Termination Event” has the meaning specified in Section 5(b).

“Affected Party” has the meaning specified in Section 5(b).

“Affected Transactions” means (a) with respect to any Termination Event consisting of an Illegality, Force Majeure Event, Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event (which, in the case of an Illegality under Section 5(b)(i)(2) or a Force Majeure Event under Section 5(b)(ii)(2), means all Transactions unless the relevant Credit Support Document references only certain Transactions, in which case those Transactions and, if the relevant Credit Support Document constitutes a Confirmation for a Transaction, that Transaction) and (b) with respect to any other Termination Event, all Transactions.

“Affiliate” means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Agreement” has the meaning specified in Section 1(c).

“Applicable Close-out Rate” means:—

(a)           in respect of the determination of an Unpaid Amount:—

(i)            in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;

(ii)           in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate;

(iii)          in respect of obligations deferred pursuant to Section 5(d), if there is no Defaulting Party and for so long as the deferral period continues, the Applicable Deferral Rate; and

(iv)          in all other cases following the occurrence of a Termination Event (except where interest accrues pursuant to clause (iii) above), the Applicable Deferral Rate; and

(b)           in respect of an Early Termination Amount:—

(i)            for the period from (and including) the relevant Early Termination Date to (but excluding) the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable:—

(1)           if the Early Termination Amount is payable by a Defaulting Party, the Default Rate;

(2)           if the Early Termination Amount is payable by a Non-defaulting Party, the Non-default Rate; and

(3)           in all other cases, the Applicable Deferral Rate; and

(ii)           for the period from (and including) the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable to (but excluding) the date of actual payment:—

(1)           if a party fails to pay the Early Termination Amount due to the occurrence of an event or circumstance which would, if it occurred with respect to a payment or delivery under a Transaction, constitute or give rise to an Illegality or a Force Majeure Event, and for so long as the Early Termination Amount remains unpaid due to the continuing existence of such event or circumstance, the Applicable Deferral Rate;

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(2)           if the Early Termination Amount is payable by a Defaulting Party (but excluding any period in respect of which clause (1) above applies), the Default Rate;

(3)           if the Early Termination Amount is payable by a Non-defaulting Party (but excluding any period in respect of which clause (1) above applies), the Non-default Rate; and

(4)           in all other cases, the Termination Rate.

“Applicable Deferral Rate” means:—

(a)           for the purpose of Section 9(h)(i)(3)(A), the rate certified by the relevant payer to be a rate offered to the payer by a major bank in a relevant interbank market for overnight deposits in the applicable currency, such bank to be selected in good faith by the payer for the purpose of obtaining a representative rate that will reasonably reflect conditions prevailing at the time in that relevant market;

(b)           for purposes of Section 9(h)(i)(3)(B) and clause (a)(iii) of the definition of Applicable Close-out Rate, the rate certified by the relevant payer to be a rate offered to prime banks by a major bank in a relevant interbank market for overnight deposits in the applicable currency, such bank to be selected in good faith by the payer after consultation with the other party, if practicable, for the purpose of obtaining a representative rate that will reasonably reflect conditions prevailing at the time in that relevant market; and

(c)           for purposes of Section 9(h)(i)(3)(C) and clauses (a)(iv), (b)(i)(3) and (b)(ii)(l) of the definition of Applicable Close-out Rate, a rate equal to the arithmetic mean of the rate determined pursuant to clause (a) above and a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount.

“Automatic Early Termination” has the meaning specified in Section 6(a).

“Burdened Party” has the meaning specified in Section 5(b)(iv).

“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs after the parties enter into the relevant Transaction.

“Close-out Amount” means, with respect to each Terminated Transaction or each group of Terminated Transactions and a Determining Party, the amount of the losses or costs of the Determining Party that are or would be incurred under then prevailing circumstances (expressed as a positive number) or gains of the Determining Party that are or would be realised under then prevailing circumstances (expressed as a negative number) in replacing, or in providing for the Determining Party the economic equivalent of, (a) the material terms of that Terminated Transaction or group of Terminated Transactions, including the payments and deliveries by the parties under Section 2(a)(i) in respect of that Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date (assuming satisfaction of the conditions precedent in Section 2(a)(iii)) and (b) the option rights of the parties in respect of that Terminated Transaction or group of Terminated Transactions.

Any Close-out Amount will be determined by the Determining Party (or its agent), which will act in good faith and use commercially reasonable procedures in order to produce a commercially reasonable result. The Determining Party may determine a Close-out Amount for any group of Terminated Transactions or any individual Terminated Transaction but, in the aggregate, for not less than all Terminated Transactions. Each Close-out Amount will be determined as of the Early Termination Date or, if that would not be commercially reasonable, as of the date or dates following the Early Termination Date as would be commercially reasonable.

Unpaid Amounts in respect of a Terminated Transaction or group of Terminated Transactions and legal fees and out-of-pocket expenses referred to in Section I 1 are to be excluded in all determinations of Close-out Amounts.

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In determining a Close-out Amount, the Determining Party may consider any relevant information, including, without limitation, one or more of the following types of information:—

(i)            quotations (either firm or indicative) for replacement transactions supplied by one or more third parties that may take into account the creditworthiness of the Determining Party at the time the quotation is provided and the terms of any relevant documentation, including credit support documentation, between the Determining Party and the third party providing the quotation;

(ii)           information consisting of relevant market data in the relevant market supplied by one or more third parties including, without limitation, relevant rates, prices, yields, yield curves, volatilities, spreads, correlations or other relevant market data in the relevant market; or

(iii)          information of the types described in clause (i) or (ii) above from internal sources (including any of the Determining Party’ s Affiliates) if that information is of the same type used by the Determining Party in the regular course of its business for the valuation of similar transactions.

The Determining Party will consider, taking into account the standards and procedures described in this definition, quotations pursuant to clause (i) above or relevant market data pursuant to clause (ii) above unless the Determining Party reasonably believes in good faith that such quotations or relevant market data are not readily available or would produce a result that would not satisfy those standards. When considering information described in clause (i), (ii) or (iii) above, the Determining Party may include costs of funding, to the extent costs of funding are not and would not be a component of the other information being utilised. Third parties supplying quotations pursuant to clause (i) above or market data pursuant to clause (ii) above may include, without limitation, dealers in the relevant markets, end-users of the relevant product, information vendors, brokers and other sources of market information.

Without duplication of amounts calculated based on information described in clause (i), (ii) or (iii) above, or other relevant information, and when it is commercially reasonable to do so, the Determining Party may in addition consider in calculating a Close-out Amount any loss or cost incurred in connection with its terminating, liquidating or re-establishing any hedge related to a Terminated Transaction or group of Terminated Transactions (or any gain resulting from any of them).

Commercially reasonable procedures used in determining a Close-out Amount may include the following:—

(1)           application to relevant market data from third parties pursuant to clause (ii) above or information from internal sources pursuant to clause (iii) above of pricing or other valuation models that are, at the time of the determination of the Close-out Amount, used by the Determining Party in the regular course of its business in pricing or valuing transactions between the Determining Party and unrelated third parties that are similar to the Terminated Transaction or group of Terminated Transactions; and

(2)           application of different valuation methods to Terminated Transactions or groups of Terminated Transactions depending on the type, complexity, size or number of the Terminated Transactions or group of Terminated Transactions.

“Confirmation” has the meaning specified in the preamble.

“consent” includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent

“Contractual Currency” has the meaning specified in Section 8(a).

“Convention Court” means any court which is bound to apply to the Proceedings either Article 17 of the 1968 Brussels Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters or Article 17 of the 1988 Lugano Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters.

22

“Credit Event Upon Merger” has the meaning specified in Section 5(b).

“Credit Support Document” means any agreement or instrument that is specified as such in this Agreement.

“Credit Support Provider” has the meaning specified in the Schedule.

“Cross-Default” means the event specified in Section 5(a)(vi).

“Default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1 % per annum.

“Defaulting Party” has the meaning specified in Section 6(a).

“Designated Event” has the meaning specified in Section 5(b)(v).

“Determining Party” means the party determining a Close-out Amount.

“Early Termination Amount” has the meaning specified in Section 6(e).

“Early Termination Date” means the date determined in accordance with Section 6(a) or 6(b)(iv).

“electronic messages” does not include e-mails but does include documents expressed in markup languages, and “electronic messaging system” wilt be construed accordingly.

“English law” means the law of England and Wales, and “English” will be construed accordingly.

“Event of Default” has the meaning specified in Section 5(a) and, if applicable, in the Schedule.

“Force Majeure Event” has the meaning specified in Section 5(b).

“General Business Day” means a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits).

“Illegality” has the meaning specified in Section 5(b).

“Indemnifiable Tax” means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).

“law” includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority), and “unlawful” will be construed accordingly.

“Local Business Day” means (a) in relation to any obligation under Section 2(a)(i), a General Business Day in the place or places specified in the relevant Confirmation and a day on which a relevant settlement system is open or operating as specified in the relevant Confirmation or, if a place or a settlement system is not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) for the purpose of determining when a Waiting Period expires, a General Business Day in the place where the event or circumstance that constitutes or gives rise to the Illegality or Force Majeure Event, as the case may be, occurs, (c) in relation to any other payment, a General Business Day in the place where the relevant account is located and, if different, in the principal financial centre, if any, of the currency of such

23

payment and, if that currency does not have a single recognised principal financial centre, a day on which the settlement system necessary to accomplish such payment is open, (d) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), a General Business Day (or a day that would have been a General Business Day but for the occurrence of an event or circumstance which would, if it occurred with respect to payment, delivery or compliance related to a Transaction, constitute or give rise to an Illegality or a Force Majeure Event) in the place specified in the address for notice provided by the recipient and, in the case of a notice contemplated by Section 2(b), in the place where the relevant new account is to be located and (e) in relation to Section 5(a)(v)(2), a General Business Day in the relevant locations for performance with respect to such Specified Transaction.

“Local Delivery Day” means, for purposes of Sections 5(a)(i) and 5(d), a day on which settlement systems necessary to accomplish the relevant delivery are generally open for business so that the delivery is capable of being accomplished in accordance with customary market practice, in the place specified in the relevant Confirmation or, if not so specified, in a location as determined in accordance with customary market practice for the relevant delivery.

“Master Agreement” has the meaning specified in the preamble.

“Merger Without Assumption” means the event specified in Section 5(a)(viii).

“Multiple Transaction Payment Netting” has the meaning specified in Section 2(c).

“Non-affected Party” means, so long as there is only one Affected Party, the other party.

“Non-default Rate” means the rate certified by the Non-defaulting Party to be a rate offered to the Non-defaulting Party by a major bank in a relevant interbank market for overnight deposits in the applicable currency, such bank to be selected in good faith by the Non-defaulting Party for the purpose of obtaining a representative rate that will reasonably reflect conditions prevailing at the time in that relevant market.

“Non-defaulting Party” has the meaning specified in Section 6(a).

“Office” means a branch or office of a party, which may be such party’s head or home office.

“Other Amounts” has the meaning specified in Section 6(f).

“Payee” has the meaning specified in Section 6(f).

“Payer” has the meaning specified in Section 6(f).

“Potential Event of Default” means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Proceedings” has the meaning specified in Section 13(b).

“Process Agent” has the meaning specified in the Schedule.

“rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

“Relevant Jurisdiction” means, with respect to a party, the jurisdictions (a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) in relation to any payment, from or through which such payment is made.

“Schedule” has the meaning specified in the preamble.

24

“Scheduled Settlement Date” means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.

“Specified Entity” has the meaning specified in the Schedule.

“Specified Indebtedness” means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

“Specified Transaction” means, subject to the Schedule, (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is not a Transaction under this Agreement but (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.

“Stamp Tax” means any stamp, registration, documentation or similar tax.

“Stamp Tax Jurisdiction” has the meaning specified in Section 4(e).

“Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

“Tax Event” has the meaning specified in Section 5(b).

“Tax Event Upon Merger” has the meaning specified in Section 5(b).

“Terminated Transactions” means, with respect to any Early Termination Date, (a) if resulting from an Illegality or a Force Majeure Event, all Affected Transactions specified in the notice given pursuant to Section 6(b)(iv), (b) if resulting from any other Termination Event, all Affected Transactions and (c) if resulting from an Event of Default, all Transactions in effect either immediately before the effectiveness of the notice designating that Early Termination Date or, if Automatic Early Termination applies, immediately before that Early Termination Date.

“Termination Currency” means (a) if a Termination Currency is specified in the Schedule and that currency is freely available, that currency, and (b) otherwise, euro if this Agreement is expressed to be governed by English law or United States Dollars if this Agreement is expressed to be governed by the laws of the State of New York.

“Termination Currency Equivalent” means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the “Other Currency”), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Close-out Amount is determined as of a later date, that later date,

25

with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties.

“Termination Event” means an Illegality, a Force Majeure Event, a Tax Event, a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.

“Termination Rate” means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

“Threshold Amount” means the amount, if any, specified as such in the Schedule.

“Transaction” has the meaning specified in the preamble.

“Unpaid Amounts” owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii) or due but for Section 5(d)) to such party under Section 2(a)(i) or 2(d)(i)(4) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date, (b) in respect of each Terminated Transaction, for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii) or 5(d)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market value of that which was (or would have been) required to be delivered and (c) if the Early Termination Date results from an Event of Default, a Credit Event Upon Merger or an Additional Termination Event in respect of which all outstanding Transactions are Affected Transactions, any Early Termination Amount due prior to such Early Termination Date and which remains unpaid as of such Early Termination Date, in each case together with any amount of interest accrued or other compensation in respect of that obligation or deferred obligation, as the case may be, pursuant to Section 9(h)(ii)(l) or (2), as appropriate. The fair market value of any obligation referred to in clause (b) above will be determined as of the originally scheduled date for delivery, in good faith and using commercially reasonable procedures, by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it will be the average of the Termination Currency Equivalents of the fair market values so determined by both parties.

“Waiting Period” means:—

(a)           in respect of an event or circumstance under Section 5(b)(i), other than in the case of Section 5(b)(i)(2) where the relevant payment, delivery or compliance is actually required on the relevant day (in which case no Waiting Period will apply), a period of three Local Business Days (or days that would have been Local Business Days but for the occurrence of that event or circumstance) following the occurrence of that event or circumstance; and

(b)           in respect of an event or circumstance under Section 5(b)(ii), other than in the case of Section 5(b)(ii)(2) where the relevant payment, delivery or compliance is actually required on the relevant day (in which case no Waiting Period will apply), a period of eight Local Business Days (or days that would have been Local Business Days but for the occurrence of that event or circumstance) following the occurrence of that event or circumstance.

26

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

ABN AMRO Bank N.V.

By:
Name:
Title:
Date:

By:
Name:
Title:
Date:

Q Jake Shipping Ltd.	Q Ioanari Shipping Ltd.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

27

execution version

(Multicurrency-Cross Border)

ISDA®

International Swaps and Derivatives Association, Inc.

SCHEDULE

to the

2002 Master Agreement

dated as of: 7 June 2011

between:

ABN AMRO Bank N.V.
established in Amsterdam, The Netherlands,
Chamber of Commerce registration number 34334259
(“Party A”)

and

Q Jake Shipping Ltd. established in Majuro, Marshall Islands,
Q Ioanari Shipping Ltd. established in Majuro, Marshall Islands,
(“Party B”)

IT IS HEREBY UNDERSTOOD AND AGREED THAT (i) no Transactions shall be entered into under this Agreement other than the hedging transaction(s) contemplated and permitted by clause 2.9 (Derivative transactions) of the Facility Agreement; (ii) Party B bears the sole responsibility for ensuring compliance with the requirement in (i) above; (iii) this Agreement is a Master Swap Agreement and a Security Document; (iv) the liabilities of Party B to Party A under this Agreement constitute Indebtedness under Designated Transactions; (v) this Agreement is subject to various terms established in the Facility Agreement, to which Party A has entered into as the Swap Provider, and the parties will exercise their rights and obligations hereunder accordingly; and (vi) capitalised terms not otherwise defined in this Agreement shall bear the meanings established in the Facility Agreement, and such meanings shall survive the expiry, cancellation or termination of the Facility Agreement.

Party B is acting through each of its two companies named above as principal (each a “Company”, together the “Companies”), whose identity is disclosed to Party A, as specified in the relevant confirmation, severally and independently from the other company. For the avoidance of doubt, the obligations of each Company shall be joint and several in respect of any Transaction it enters into with Party A and it is hereby agreed that each Company is deemed to have entered into this Agreement separately and independently with Party A as if there were as many agreements as the Companies.

As used herein, the term “Facility Agreement” means the US$41,100,000 loan facility agreement entered into between Party A and Part B, among other parties, dated 7 June 2011, as the same may be amended, modified or supplemented from time to time.

28

Part 1.          Termination Provisions.

(a)                                 “Specified Entity” means in relation to Party A and Party B for the purpose of Sections 5(a)(v), 5(a)(vi), 5(a)(vii) and 5(b)(v): none

(b)                                 “Specified Transaction” will have the meaning specified in Section 14 of this Agreement.

(c)                                  The “Cross Default” provisions of Section 5(a)(vi) will not apply to Party A and will not apply to Party B.

(d)                                 The “Credit Event Upon Merger” provisions of Section 5(b)(v) will not apply to Party A and will not apply to Party B.

(e)                                  The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A and will not apply to Party B.

(f)                                   “Termination Currency” means the freely-convertible currency selected by the Non-defaulting Party or the party that is not the Affected Party, or in the circumstances where there are two Affected Parties, as agreed between Party A and Party B, and failing such agreement the Termination Currency shall be euro.

(g)                                  Additional Termination Event will apply. The following shall constitute Additional Termination Events:

(i)                                     The Agent/Security Trustee has declared all amounts due and payable under clause 10.2 (Acceleration) of the Facility Agreement, or any formal step is taken or any procedure is commenced to enforce any Security Document as defined in the Facility Agreement; or

(ii)                                  The Facility Agreement shall be paid or prepaid in full, expire, terminate or otherwise cease to be in full force and effect, other than because of an Event of Default/enforcement event/acceleration with respect to Party B under the Facility Agreement; or

(iii)                               The Facility Agreement shall be paid, prepaid or cancelled in part by Party B, where such prepayment, repayment or cancellation would result in the total amounts outstanding under the Facility Agreement being less than the then current aggregate Notional Amounts specified for the Transactions relating to the Facility Agreement (“Hedging Transactions”), provided that the Additional Termination Event referred to herein shall only be deemed to occur in respect of a proportion of each Hedging Transaction that corresponds to the proportion of the Facility Agreement so prepaid, repaid or cancelled which portion of each such Hedging Transaction shall be an Affected Transaction; or

(iv)                              Party A shall cease (a) to be a Lender/party to, or (b) to have any commitments under the Facility Agreement;

For the purpose of the foregoing Additional Termination Events, Party B shall be the sole Affected Party and the Early Termination Date shall be the date upon which the notice relating to such event is served.

(h)                                 Additional Event of Default. Section 5(a) of this Agreement shall be amended by the insertion of the following additional provision at the end thereof:

“(ix) The occurrence of any Event of Default as defined under clause 10 (Events of Default) of the Facility Agreement shall be considered to be an Event of Default under this Agreement in respect of Party B (which shall be the Defaulting Party).”

29

Part 2.          Tax Representations.

(a)                                 Payer Representations. For the purpose of Section 3(e) of this Agreement, Party A will make the following representation and Party B will make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9 (h) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on

(i)                                     the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement,

(ii)                                  the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement, and

(iii)                               the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)                                 Payee Representations. For the purpose of Section 3(f) of this Agreement, Party A and Party B make the representations specified below:

none.

30

Part 3.          Agreement to Deliver Documents.

For the purpose of Sections 4(a)(i) and 4(a)(ii) of this Agreement, each party agrees to deliver the following documents:

(a)                                 Tax forms, documents or certificates to be delivered are:

None.

(b)                                 Other documents to be delivered are:

	Party required to deliver document	Document	Date by which to be delivered	Covered by Section 3(d) representation
(i)	Party A and Party B	Such evidence of the due authorisation of the person(s) signing this Agreement and each Confirmation on its behalf as the other party may reasonably request.	Upon execution of this Agreement and upon request.	Yes

(ii)	Party B

A copy of its most recent annual report containing consolidated financial statements, prepared in accordance with accounting principles that are generally accepted for institutions of its type in the jurisdiction of its organisation and certified by independent public accountants.

			Upon request.	No

(iii)	Party B

Evidence of its capacity and ability to enter into this Agreement and any Transaction thereunder, and such other public information respecting to its condition, or operations, financially or otherwise, as Party A may reasonably request from time to time. The foregoing shall include but not be limited to (a) an up to date and certified copy of the constituting documents of Party B, including a sworn English translation, and (b) a certified resolution of the board of directors approving this Agreement and the Transactions contemplated thereunder.

			Upon execution of this Agreement and upon request.	Yes

(iv)	Party B	A letter or other certified document from Party B’s Process Agent stating its agreement to act as Process Agent to Party B.	Upon execution of this Agreement	Yes

31

Part 4.          Miscellaneous.

(a)                                 Addresses for Notices. For the purpose of Section 12(a) of this Agreement:

(i)                                     Addresses for notices or communications to Party A:

ABN AMRO Bank N.V.
c/o Markets Documentation Unit
PAC code HQ 7000
Gustav Mahlerlaan 10
1082 PP Amsterdam
The Netherlands

Telephone:    +31-20-343 48 70
Facsimile:      +31-10-459 05 38
Email:            mdu@nl.abnamro.com

(ii)                                  Addresses for notices or communications to Party B:

Q Jake Shipping Ltd.
Q loanari Shipping Ltd.
5 Xenias Street
14562 Kifissia
Athens
Greece
Attention:      Paul J. Cornell, Finance Department
Telephone:    +30 210 62 35 900
Facsimile:      +30 210 62 34 493
Email:            pcornell@qshipper.com

(b)                                 Process Agent. For the purpose of Section 13(c) of this Agreement:

(i)                                     Party appoints as its Process Agent:-

ABN AMRO Bank N.V. - London Branch
Attention Legal Department
5 Aldermanbury Square
London EC2V 7HR
United Kingdom

(ii)                                  Party B appoints as its Process Agent:

Hill Dickinson Service (London) Limited
22-30 Duke’s Place
London EC3A 7HX
United Kingdom

(c)                                 Offices. The provisions of Section 10(a) will apply.

(d)                                 Multibranch Party. For the purpose of Section 10(b) of this Agreement:

(i)                                     Party A is a Multibranch Party and may act through the following Offices: Amsterdam, Antwerp, Frankfurt, Hong Kong and Singapore;

(ii)                                  Party B is not a Multibranch Party.

32

(e)                                  Calculation Agent. The Calculation Agent is Party A.

(f)                                   Credit Support Document. Details of any Credit Support Document: Credit Support Document means, in relation to Party A, not applicable, and in relation to Party B, means the “Security Documents” as defined in the Facility Agreement, and any other document which by its terms secures, guarantees or otherwise supports the full and timely performance of Party B’s obligations under this Agreement from time to time. Party B represents to Party A at all times hereunder that its obligations under this Agreement remain secured under the Credit Support Document(s).

(g)                                  Credit Support Provider. Credit Support Provider means, in relation to Party A, not applicable, and in relation to Party B, each party to any Credit Support Document other than (i) Party A or Party B, (ii) any Affiliate of Party A, or (iii) any other secured party under any such Credit Support Document.

(h)                                 Governing Law. This Agreement will be governed by and construed in accordance with English law.

(i)                                     Netting of Payments. “Multiple Transaction Payment Netting” will not apply for the purpose of Section 2(c) of this Agreement.

(j)                                    “Affiliate” will have the meaning specified in Section 14 of this Agreement, in respect of Party A: none.

(k)                                 Absence of Litigation. For the purpose of Section 3(c):

“Specified Entity” means in relation to Party A, none.

“Specified Entity” means in relation to Party B, none.

(l)                                     No Agency. Section 3 of this Agreement shall be amended by the insertion of the following additional provision:

“(g) No Agency. Each party represents to the other that it is entering into this Agreement, any Credit Support Document to which it is a party, each Transaction and any other documentation relating to this Agreement or any Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise).”

(m)                             Additional Representation will apply. For the purpose of Section 3 of this Agreement, the following will constitute an Additional Representation:

Relationship Between Parties. Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

(i)            Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgement and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanation related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(ii)           Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

33

(iii)          Status of Parties. The other party is not acting as a fiduciary or an adviser to it in respect of that Transaction.

(iv)          Risk Management. Party B represents that it is entering the Transactions purely for the purposes of hedging its exposure or in connection with a line of business, and not for the purpose of speculation.

(n)                                 Recording of Conversations. Each party (i) consents to the recording of the telephone conversations of trading, marketing and other relevant personnel of the parties in connection with this Agreement or any potential Transaction and (ii) agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel and (iii) agrees, to the extent permitted by applicable law, that recordings may be submitted in evidence in any Proceedings.

Part 5.          Other Provisions.

(a)                                 ISDA Definitions. Any Confirmation made by the parties in relation to a Transaction which is not an FX Transaction or a Currency Option Transaction referred to below will be deemed to incorporate the definitions and provisions contained in the 2006 ISDA Definitions (the “2006 Definitions”) as published by the International Swaps and Derivatives Association, Inc. (“ISDA”).

(b)                                 Tax Event. Section 5(b)(iii) of this Agreement shall be amended by deleting in the fourth line thereof, the phrase “, or there is a substantial likelihood that it will,”.

(c)                                  Transfer. Section 7 of this Agreement shall be amended by inserting the following phrase “which consent shall not be unreasonably withheld” in the third line thereof after the word “party” and before

(d)                                 Incorporation of 2002 Master Agreement Protocol Terms. The parties agree that the definitions and provisions contained in the Annexes of the 2002 Master Agreement Protocol inclusive published by the International Swaps and Derivatives Association, Inc on 15th July 2003 (the “Protocol”) are incorporated into and apply to this Agreement. In this respect, references in the Protocol to an “ISDA 2002 Master Agreement” will be deemed to be references to this Agreement and the term “the parties”, as used in the Protocol shall be construed as referring to Party A and Party B.

(e)                                  Third Party Rights. Nothing in this Agreement is intended to confer on any person any right to enforce any term which that person would not have but for the Contracts (Right of Third Parties) Act 1999.

[SIGNATURE PAGE FOLLOWS]

34

IN WITNESS WHEREOF the parties have executed this Schedule on the respective dates specified below with effect from the date specified on the fast page of this document.

ABN AMRO Bank N.V.

By:
Name:
Title:
Date:

By:
Name:
Title:
Date:

Q Jake Shipping Ltd.	Q Ioanari Shipping Ltd.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

35

Schedule 7

Form of Swap Assignment

Private & Confidential

Dated [•] 2011

Q JAKE SHIPPING LTD.

and

Q IOANARI SHIPPING LTD.                        (1)

and

ABN AMRO BANK N.V.                                  (2)

SWAP ASSIGNMENT

Contents

Clause		Page

1	Definitions	1

2	Covenant to pay and assignment	4

3	Undertakings	5

4	Continuing security and other matters	6

5	Powers of Security Agent to protect security	7

6	Powers of Security Agent on Event of Default	7

7	Attorney	8

8	Further assurance	8

9	Costs and indemnities	9

10	Remedies cumulative and other provisions	9

11	Notices	9

12	Counterparts	9

13	Borrowers’ obligations	10

14	Benefit of this Deed	10

15	Law and jurisdiction	10

Schedule 1 Form of Notice of Swap Assignment and Acknowledgement		11

THIS DEED OF ASSIGNMENT is dated [•] 2011 and made BETWEEN:

(1)                                 Q JAKE SHIPPING LTD. and Q IOANARI SHIPPING LTD., each a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (together the “Borrowers”); and

(2)                                 ABN AMRO BANK N.V. acting for the purposes of this Deed through its branch at Coolsingel 93, 3012 AE Rotterdam, The Netherlands as security agent and trustee for and on behalf of the Secured Creditors (as defined below) (the “Security Agent”).

WHEREAS:

(A)                               by a loan agreement dated [•] 2011 (the “Loan Agreement”) made between (1) the Borrowers as joint and several borrowers, (2) ABN AMRO Bank N.V. as agent (in such capacity the “Agent”), Security Agent, arranger, account bank and swap provider (in such capacity the “Swap Provider”) and (3) the banks and financial institutions referred to in schedule 1 thereto as lenders (the “Banks”; and, together with the Swap Provider and the Agent, the “Secured Creditors”), the Banks agreed (inter alia) to make available to the Borrowers, jointly and severally, upon the terms and conditions therein contained, a loan facility of up to Forty one million one hundred thousand Dollars ($41,100,000);

(B)                               by a 2002 ISDA Master Agreement dated [•] 2011 (the “Master Swap Agreement”) made between the Borrowers and the Swap Provider and comprising a 2002 ISDA Master Agreement (including the Schedule thereto) and the Confirmations (as defined therein) supplemental thereto and any Transactions governed thereby, the Swap Provider agreed the terms and conditions upon which it would enter into (inter alia) one or more interest rate swap transactions with the Borrowers in respect of the Loan (whether in whole or in part, as the case may be) from time to time;

(C)                               pursuant to clause 16.14 of the Loan Agreement each of the Secured Creditors has appointed the Security Agent as its security agent and trustee and pursuant to a deed of trust dated [•] 2011 and executed by the Security Agent (as trustee) in favour of the Secured Creditors, the Security Agent agreed to hold, receive, administer and enforce this Deed as security agent and trustee for and on behalf of the Secured Creditors;

(D)                               it is a condition precedent to each of the Banks making its Commitment available under the Loan Agreement that the Borrowers as security for (inter alia) their obligations under the Loan Agreement shall execute this Deed; and

(E)                                this Deed is supplemental to the Loan Agreement and to the security thereby created and is the Swap Assignment referred to in the Loan Agreement.

NOW THIS DEED WITNESSETH AND IT IS HEREBY AGREED as follows:

1                                         Definitions

1.1                               Defined expressions

Words and expressions defined in the Loan Agreement shall, unless otherwise defined in this Deed, or the context otherwise requires, have the same meanings when used in this Deed.

1.2                              Definitions

In this Deed, unless the context otherwise requires:

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“Agent” includes its successors in title, assignees and/or its replacements;

“Assigned Property” means all of the Borrowers’ right, title and interest in and to:

(a)                                 the Swap Payments; and

(b)                                 all Swap Contract Rights;

“Banks” includes their respective successors in title and/or Transferees;

“Borrowers” includes their respective successors in title;

“Collateral Instruments” means notes, bills of exchange, certificates of deposit and other negotiable and non-negotiable instruments, guarantees, indemnities and other assurances against financial loss and any other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for, any indebtedness or liabilities of the Borrowers or either of them or any other person liable and includes any documents or instruments creating or evidencing a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest of any kind;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Event of Default” means any of the events or circumstances described in clause 10.1 of the Loan Agreement;

“Expenses” means the aggregate at any relevant time (to the extent that the same have not been received by the Security Agent) of:

(a)                                 all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature (including, without limitation, Taxes, repair costs, registration fees and insurance premiums) suffered, incurred or paid by the Security Agent in connection with the exercise of the powers referred to in or granted by the Loan Agreement, the Master Swap Agreement, this Deed or any other of the Security Documents; and

(b)                                 interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from the date on which the same were suffered, incurred or paid by the Security Agent until the date of receipt or recovery thereof (whether before or after judgment) at a rate per annum calculated in accordance with clause 3.4 of the Loan Agreement (as conclusively certified by the Security Agent);

“Loan” means the aggregate principal amount advanced and/or to be advanced by the Banks to the Borrowers pursuant to the Loan Agreement or, as the context may require, the amount thereof at any time outstanding;

“Loan Agreement” means the loan agreement dated [•] 2011 mentioned in Recital (A) hereto;

“Master Swap Agreement” means the 2002 ISDA Master Agreement dated [•] 2011 mentioned in Recital (B) hereto;

“Master Swap Agreement Liabilities” means at any relevant time all liabilities, actual or contingent, present or future, owing to the Swap Provider under the Master Swap Agreement;

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“Notice of Assignment” means a notice of assignment in the form set out in schedule 1 or in such other form as may from time to time be agreed in writing by the Security Agent;

“Outstanding Indebtedness” means the aggregate of the Loan and interest accrued and accruing thereon, the Master Swap Agreement Liabilities, the Expenses and all other sums of money from time to time owing by the Borrowers to the Security Agent and/or the Secured Creditors or any of them, whether actually or contingently, under or pursuant to the Loan Agreement, the Master Swap Agreement and the other Security Documents or any of them;

“Security Agent” includes the successors in title, assignees and/or any replacements of the Security Agent;

“Security Documents” means the Loan Agreement, the Master Swap Agreement, this Deed and any other such document as is defined in the Loan Agreement as a Security Document or as may have been or may hereafter be executed to guarantee and/or secure all or any part of the Loan, interest thereon, the Master Swap Agreement Liabilities and other moneys from time to time owing by the Borrowers or any other Security Party pursuant to the Loan Agreement and/or the Master Swap Agreement or any of the other Security Documents (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Security Period” means the period commencing on the date hereof and terminating upon payment of all moneys payable under the Security Documents;

“Swap Contract Rights” means all of the rights of the Borrowers under or pursuant to the Master Swap Agreement including (without limitation) the right to receive Swap Payments;

“Swap Payments” means all payments made or to be made to the Borrowers under the Master Swap Agreement by the Swap Provider including (but without prejudice to the generality of the foregoing) all claims for damages in respect of any breach by the Swap Provider of the Master Swap Agreement; and

“Swap Provider” includes its successors in title.

1.3                               Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Deed.

1.4                               Construction of certain terms

In this Deed, unless the context otherwise requires:

1.4.1                     references to clauses and schedules are to be construed as references to clauses of and schedules to this Deed and references to this Deed include its schedules;

1.4.2                     references to (or to any specified provision of) this Deed or any other document shall be construed as references to this Deed, that provision or that document as in force for the time being and as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.4.3                     words importing the plural shall include the singular and vice versa;

1.4.4                     references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

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1.4.5                     references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

1.4.6                     references to statutory provisions shall be construed as references to those provisions as replaced or amended or re-enacted from time to time.

1.5                               Conflict with Loan Agreement

This Deed shall be read together with the Loan Agreement but in case of any conflict between the two instruments, the provisions of the Loan Agreement shall prevail.

2                                         Covenant to pay and assignment

2.1                               Covenant to pay

The Borrowers hereby, jointly and severally, covenant that they will pay on demand to the Security Agent for the account of the Secured Creditors all moneys and discharge all the Outstanding Indebtedness now or hereafter due, owing or incurred to the Security Agent and/or the Secured Creditors or any of them under or in connection with the Loan Agreement, the Master Swap Agreement, this Deed and/or the other Security Documents or any of them when the same become due for payment, whether by acceleration or otherwise.

2.2                               Assignment

By way of security for payment of the Outstanding Indebtedness, the Borrowers jointly with full title guarantee hereby assign absolutely and charge to the Security Agent, and agree to assign absolutely and charge to the Security Agent, all their rights, title and interest in and to the Assigned Property and all their benefits and interests present and future therein Provided however that the Swap Payments shall be payable to the Operating Accounts (in pro rata shares between them) until such time as a Default shall occur and the Security Agent shall direct to the contrary whereupon the Borrowers shall forthwith, and the Security Agent may at any time thereafter, instruct the persons from whom the Swap Payments are then payable to pay the same to the Security Agent or as it may direct and any Swap Payments then in the hands of the Borrowers’ agents shall be deemed to have been received by them for the use and on behalf of the Security Agent.

2.3                               Notice

The Borrowers hereby, jointly and severally, covenant and undertake with the Security Agent that they will give a Notice of Assignment in respect of the assignment herein contained to the persons from whom any part of the Assigned Property is or may be due and will procure that the Swap Provider delivers to the Security Agent as soon as possible thereafter copies thereof with the acknowledgement thereto duly executed by the Swap Provider.

2.4                               Application

All moneys received by the Security Agent in respect of:

2.4.1                     Swap Payments;

2.4.2                     other sums paid by the Swap Provider under the Master Swap Agreement (including sums arising from any arbitration award);

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2.4.3                     the enforcement of its rights hereunder;

2.4.4                     the determination, cancellation or rescission or other termination of the Master Swap Agreement and any Transactions thereunder; or

2.4.5                     otherwise in respect of the Assigned Property,

shall be held by it upon trust in the first place to pay or make good the Expenses and the balance shall be applied in the manner specified in clause 13.1 of the Loan Agreement.

2.5                               Shortfalls

In the event that the balance referred to in clause 2.4 is insufficient to pay in full the whole of the Outstanding Indebtedness, the Security Agent shall be entitled to collect the shortfall from the Borrowers or any other person liable for the time being therefor.

2.6                               Use of Borrowers’ name

The Borrowers covenant and undertake with the Security Agent to do or permit to be done each and every act or thing which the Security Agent may from time to time reasonably require to be done for the purpose of enforcing the Security Agent’s rights under this Deed and to allow their names to be used as and when required by the Security Agent for that purpose.

2.7                               Reassignment

Upon payment and discharge in full of the Outstanding Indebtedness, the Security Agent shall at the request and cost of the Borrowers, promptly reassign the Assigned Property to the Borrowers or as they may direct.

3                                         Undertakings

3.1                               Covenants and Undertakings

The Borrowers hereby, jointly and severally, covenant and undertake with the Security Agent that throughout the Security Period:

3.1.1                     Negative undertakings

they will not, without the previous written consent of the Security Agent:

(a)                                 Variations

agree to any variation of the Master Swap Agreement;

(b)                                 Release and waivers

release the Swap Provider from any of its obligations under the Master Swap Agreement or waive any breach of the Swap Provider’s obligations thereunder or consent to any such act or omission of the Swap Provider as would otherwise constitute such breach;

(c)                                  Termination

terminate any Transaction entered into under the Master Swap Agreement for any reason whatsoever;

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(d)                                 Assignments

assign or otherwise dispose of the Assigned Property or any part thereof; or

(e)                                  Encumbrances

create, permit, or agree to create or permit any Encumbrance over the Assigned Property or any part thereof;

3.1.2                     Swap Payments

they will ensure that any Swap Payments shall be paid to the Operating Accounts (in pro rata shares between them) provided that, on the occurrence of a Default the Borrowers shall forthwith, and the Security Agent may during such time, instruct the persons from whom any Swap Payments are then payable, to pay the same to the Security Agent or as it may direct and any Swap Payments which are then in the hands of the Borrowers’ agents shall be deemed to have been received by them for the use and on behalf of the Security Agent;

3.1.3                     Performance of Master Swap Agreement obligations

they will perform their obligations under the Master Swap Agreement and use their best endeavours to procure that the Swap Provider shall perform its obligations under the Master Swap Agreement; and

3.1.4                     Information

they will supply to the Security Agent all reasonable information, accounts and records that may be necessary or of assistance to enable the Security Agent to verify the amounts of all Swap Payments and any other amounts payable under the Master Swap Agreement.

4                                         Continuing security and other matters

4.1                               Continuing security

The security created by this Deed shall:

4.1.1                     be held by the Security Agent as a continuing security for the payment of the Outstanding Indebtedness and the performance and observance of and compliance with all of the covenants, terms and conditions contained in the Security Documents, express or implied, and that the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby and thereby secured (or by any settlement of accounts between the Borrowers or either of them or any other person who may be liable to the Security Agent and/or the Secured Creditors or any of them in respect of the Outstanding Indebtedness or any part thereof and the Security Agent and/or the Secured Creditors or any of them);

4.1.2                     be in addition to, and shall not in any way prejudice or affect, and may be enforced by the Security Agent without prior recourse to, the security created by any other of the Security Documents or by any present or future Collateral Instruments, right or remedy held by or available to the Security Agent and/or the Secured Creditors or any of them or any right or remedy of the Security Agent and/or the Secured Creditors or any of them thereunder; and

4.1.3                     not be in any way prejudiced or affected by the existence of any of the other Security Documents or any such Collateral Instrument, rights or remedies or by the same becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Security Agent and/or the Secured Creditors or any of them dealing with, exchanging, varying or failing to perfect or enforce

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any of the same, or giving time for payment or performance or indulgence or compounding with any other person liable.

4.2                               Rights additional

All the rights, powers and remedies vested in the Security Agent hereunder shall be an addition to and not a limitation of any and every other right, power or remedy vested in the Security Agent and/or the Secured Creditors or any of them under the Loan Agreement, this Deed, the other Security Documents or any Collateral Instrument or at law and all the rights, powers and remedies so vested in the Security Agent and/or the Secured Creditors or any of them may be exercised from time to time and as often as the Security Agent and/or the Secured Creditors or any of them may deem expedient.

4.3                               No enquiry

The Agent shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Deed or to make any claim or take any action to collect any moneys hereby assigned or to enforce any rights or benefits hereby assigned to the Security Agent or to which the Security Agent may at any time be entitled under this Deed.

4.4                               Obligations of Borrowers and Security Agent

The Borrowers shall remain liable to perform all the obligations assumed by them in relation to the Assigned Property and the Security Agent shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in the event of any failure by the Borrowers to perform their obligations in respect thereof.

5                                         Powers of Security Agent to protect security

The Security Agent shall, without prejudice to its other rights, powers and remedies under any of the Security Documents, be entitled (but not bound) at any time, and as often as may be necessary, to take any such action as it deems necessary for the purpose of protecting or maintaining the security created by this Deed and the other Security Documents, and all Expenses attributable thereto shall be payable by the Borrowers on demand.

6                                         Powers of Security Agent on Event of Default

6.1                               Powers

At any time after the occurrence of an Event of Default, the Security Agent shall forthwith become entitled (but not bound) as and when it may see fit, to exercise in relation to the Assigned Property or any part thereof all or any of the rights, powers and remedies possessed by it as assignee and/or chargee of the Assigned Property (whether at law, by virtue of this deed or otherwise) and in particular (without limiting the generality of the foregoing):

6.1.1                    to collect, recover, compromise and give a good discharge for, all claims then outstanding or thereafter arising under the Assigned Property or the Master Swap Agreement or any part thereof, and to take over or institute (if necessary using the name of the Borrowers) all such proceedings in connection therewith as the Security Agent thinks fit;

6.1.2                     to discharge, compound, release or compromise claims in respect of the Assigned Property, the Master Swap Agreement or any part thereof which have given or may give rise to any charge or lien or other claim on the Assigned Property or any part thereof or which are or may be enforceable by proceedings against the Assigned Property or any part thereof; and

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6.1.3                     to recover from the Borrowers on demand all Expenses incurred or paid by the Security Agent in connection with the exercise of the powers (or any of them) referred to in this clause 6.

7                                         Attorney

7.1                               Appointment

By way of security, the Borrowers hereby irrevocably appoint the Security Agent to be their attorney generally for and in the name and on behalf of the Borrowers, and as the act and deed or otherwise of the Borrowers to execute, seal and deliver and otherwise perfect and do all such deeds, assurances, agreements, instruments, acts and things which are required for the full exercise of all or any of the rights, powers or remedies conferred hereby or which may be deemed proper in or in connection with all or any of the purposes aforesaid. The power hereby conferred shall be a general power of attorney under the Powers of Attorney Act 1971, and the Borrowers ratify and confirm, and agree to ratify and confirm, any deed, assurance, agreement, instrument, act or thing which the Security Agent may execute or do pursuant thereto Provided always that such power shall not be exercisable by or on behalf of the Security Agent until the happening of any Event of Default.

7.2                               Exercise of power

The exercise of such power by or on behalf of the Security Agent shall not put any person dealing with the Security Agent upon any enquiry as to whether any Event of Default has occurred, nor shall such person be in any way affected by notice that no such Event of Default has happened and the exercise by the Security Agent of such power shall be conclusive evidence of the Security Agent’s right to exercise the same.

7.3                               Filings

The Borrowers hereby irrevocably authorise and empower the Security Agent to be their attorney in their name and on their behalf and as their act and deed or otherwise of them to agree the form of and to execute and do all deeds, instruments, acts and things in order to file, record, register or enrol this Deed in any court, public office or elsewhere which the Security Agent may deem necessary or advisable, now or in the future, to ensure the legality, validity, enforceability or admissibility in evidence thereof and any other assurance, document, act or thing required to be executed by the Borrowers pursuant to clause 8.

8                                         Further assurance

The Borrowers, jointly and severally, hereby further undertake at their own expense from time to time to execute, sign, perfect, do and (if required) register every such further assurance, document, act or thing as in the opinion of the Security Agent may be necessary or desirable for the purpose of more effectually mortgaging and charging the Assigned Property or perfecting the security constituted or intended to be constituted by this Deed.

9                                         Costs and indemnities

9.1                               Costs

The Borrowers shall pay to the Security Agent on demand all expenses (including legal fees, fees of insurance advisers, printing, out-of-pocket expenses, stamp duties, registration fees and other duties or charges) together with any value added tax or similar tax payable in respect thereof incurred by the Security Agent and/or any of the Secured Creditors in connection with the exercise or enforcement of, or preservation of any rights under, this Deed or otherwise in respect of the Outstanding Indebtedness and the security therefor or the preparation, completion,

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execution or registration, release or reassignment of the Loan Agreement, the Master Swap Agreement, this Deed and any of the other Security Documents.

9.2                               Security Agent’s indemnity

The Borrowers hereby, jointly and severally, agree and undertake to indemnify the Security Agent against all losses, actions, claims, expenses, demands, obligations and liabilities whatever and whenever arising which may now or hereafter be incurred by the Security Agent or by any manager, agent, officer or employee for whose liability, act or omission the Security Agent may be answerable in respect of, in relation to, or in connection with anything done or omitted in the exercise or purported exercise of the powers contained in this Deed or otherwise in connection with such powers or with any part of the Assigned Property or the Master Swap Agreement or otherwise howsoever in relation to, or in connection with, any of the matters dealt with in this Deed.

10                                  Remedies cumulative and other provisions

10.1                        No implied waivers; remedies cumulative

No failure or delay on the part of the Security Agent to exercise any right, power or remedy vested in it under this Deed shall operate as a waiver thereof, nor shall any single or partial exercise by the Security Agent and/or any of the Secured Creditors of any right, power or remedy nor the discontinuance, abandonment or adverse determination of any proceedings taken by the Security Agent and/or any of the Secured Creditors to enforce any right, power or remedy preclude any other or further exercise thereof or proceedings to enforce the same or the exercise of any other right, power or remedy, nor shall the giving by the Security Agent of any consent to any act which by the terms of this Deed requires such consent prejudice the right of the Security Agent to give or withhold consent to the doing of any other similar act. The remedies provided in this Deed are not exclusive of any remedies provided by law.

10.2                        Delegation

The Security Agent shall be entitled, at any time and as often as may be expedient, to delegate all or any of the powers and discretions vested in it by this Deed (including the power vested in it by virtue of clause 7) in such manner, upon such terms, and to such persons as the Security Agent may think fit.

11                                  Notices

The provisions of clause 17.1 of the Loan Agreement shall apply mutatis mutandis in respect of any certificate, notice, demand or other communication given or made under this Deed save that references in clause 17.1 to “this Agreement” shall be read as referring to this Deed.

12                                 Counterparts

This Deed may be entered into in the form of one or more counterparts, each executed by one of the parties, and, provided each of the parties shall so execute this Deed, each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original but, taken together, they shall constitute one instrument.

13                                  Borrowers’ obligations

Notwithstanding anything to the contrary contained in this Deed, the agreements, obligations and liabilities of the Borrowers herein contained are joint and shall be construed accordingly. Each Borrower agrees and consents to be bound by this Deed notwithstanding that any other party

9

who is intended to sign or to be bound may not do so or be effectually bound and notwithstanding that this Deed may be invalid or unenforceable against the other Borrower whether or not the deficiency is known to the Security Agent. The Security Agent shall be at liberty to release either of the Borrowers from this Deed and to compound with or otherwise vary and agree to vary the liability or to grant time and indulgence to make other arrangements with either of the Borrowers without prejudicing or affecting the rights and remedies of the Security Agent against the other Borrower or increasing or otherwise affecting the nature of the obligations of the other Borrower.

14                                  Benefit of this Deed

This Deed shall be binding upon the Borrowers and their respective successors in title and shall enure for the benefit of the Security Agent and its successors in title, assignees and/or replacements. The Borrowers expressly acknowledge and accept the provisions of clause 16.14 of the Loan Agreement and agree that any person who replaces the Security Agent in accordance with such clause shall be entitled to the benefit of this Deed.

15                                  Law and jurisdiction

15.1                        Law

This Deed and any non-contractual obligations connected with it are governed by, and shall be construed in accordance with, English law.

15.2                        Submission to jurisdiction

For the benefit of the Security Agent, the parties hereto irrevocably agree that any legal action or proceedings in connection with this Deed and/or any non-contractual obligations connected with it may be brought in the English courts, or in the courts of any other country chosen by the Security Agent, each of which shall have jurisdiction to settle any disputes arising out of or in connection with this Deed and/or any non-contractual obligations connected with it. The Borrowers irrevocably and unconditionally submit to the jurisdiction of the English courts and the courts of any country chosen by the Security Agent and irrevocably designate, appoint and empower Hill Dickinson Service (London) Limited at present of lrongate House, 22-30 Duke’s Place, London EC3A 7HX, England to receive, for them and on their behalf, service of process issued out of the English courts in any legal action or proceedings arising out of or in connection with this Deed. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Security Agent to take proceedings against the Borrowers in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

The parties further agree that only the courts of England and not those of any other state shall have jurisdiction to determine any claim which the Borrowers may have against the Security Agent arising out of or in connection with this Deed and/or any non-contractual obligations connected with it.

15.3                        Contracts (Rights of Third Parties) Act 1999

No term of this Deed shall be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Deed.

IN WITNESS whereof this Deed has been duly executed as a deed the day and year first above written.

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Schedule 1

Form of Notice of Swap Assignment and Acknowledgement

To:                             ABN AMRO Bank N.V.
Coolsingel 93
3012 AE Rotterdam
The Netherlands
(as Swap Provider)

[•] 2011

We refer to the Master Swap Agreement (the “Master Swap Agreement”) dated [•1 2011 and made between ourselves and yourselves (the “Swap Provider”).

NOW WE HEREBY GIVE YOU NOTICE:

1                                         that, by an Assignment dated [•] 2011 (the “Assignment”) made between (1) us, Q Jake Shipping Ltd. and Q loanari Shipping Ltd. and (2) ABN AMRO Bank N.V. (the “Assignee”), we have assigned to the Assignee absolutely and charged with full title guarantee all our rights, title and interest to and in any moneys whatsoever payable to us under the Master Swap Agreement and all other rights and benefits whatsoever accruing to us under the Master Swap Agreement including (but without prejudice to the generality of the foregoing) all claims for damages in respect of any breach by the Swap Provider of the Master Swap Agreement (the “Assigned Property”);

2                                         that the Swap Provider is hereby irrevocably authorised and instructed to pay such moneys as aforesaid to any of the following accounts which we have opened with the Assignee:

(a)           account of Q Jake Shipping Ltd. with account number NL38FTSB0241525403; or

(b)           account of Q loanari Shipping Ltd. with account number NL63FTSB0241525438,

or to such other accounts as the Assignee may from time to time direct or otherwise to the Assignee or its order;

3                                         that the Swap Provider is hereby irrevocably authorised and instructed not to deal with the Assigned Property except on the instructions of the Assignee and to pay all moneys whatsoever now or at any time hereafter due or owing to us under or by virtue of the Assigned Property to the Assignee on request by the Assignee (whose receipt shall be full and sufficient discharge to you for such payment); and

4                                        that the said Assignment includes provisions that no variations shall be made to the Master Swap Agreement (nor shall the Swap Provider be released from the Swap Provider’s obligations thereunder) without the previous written consent of the Assignee and the Assignee shall be under no obligation of any kind whatsoever in respect thereof.

The authority and instructions herein contained cannot be revoked or varied by us without the consent of the Assignee

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This letter and/or any non-contractual obligations connected with it are governed by English law.

duly authorised representative
for and on behalf of
Q JAKE SHIPPING LTD.
Q IOANARI SHIPPING LTD.

Dated: [•] 2011

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[on duplicate]

To:                             ABN AMRO Bank N.V.
Coolsingel 93
3012 AE Rotterdam
The Netherlands
(as Security Agent)

We acknowledge receipt of the notice set out above and consent to the assignment referred to therein and, in consideration of US$10 and other good and valuable consideration (the receipt and adequacy of which we hereby acknowledge), we hereby undertake with, and confirm to the Assignee as follows:

(a)                                 to pay all amounts due from us under the Master Swap Agreement in full in Dollars in accordance with the terms of the Master Swap Agreement to the bank accounts referred to in the said notice set out above or to the Assignee or its order;

(b)                                 to permit the Assignee to enforce all rights and benefits whatsoever accrued or accruing to Q Jake Shipping Ltd. and Q loanari Shipping Ltd. (the “Borrowers”) under the Master Swap Agreement and for this purpose to take over or institute proceedings in respect thereof;

(c)                                  not, without the prior written consent of the Assignee, to agree to any variation of the Master Swap Agreement; and

(d)                                 that we have not received any notice of any prior charge, assignment or encumbrance over the Borrowers’ right, title and interest in and to the Assigned Property or the Master Swap Agreement and hereby agree not to consent or agree to any other assignment of the Assigned Property or the Master Swap Agreement or the moneys payable by us thereunder and to advise you forthwith of any such attempted assignment, charge or disposal by the Borrowers that come to our attention.

This letter and/or any non-contractual obligations connected with it are governed by English law.

duly authorised signatory
for and on behalf of
ABN AMRO BANK N.V.

Dated: [•] 2011

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The Borrowers

EXECUTED as a DEED	)
by	)
for and on behalf of	)
Q JAKE SHIPPING LTD.	)	Attorney-in-fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED	)
by	)
for and on behalf of	)
Q IOANARI SHIPPING LTD.	)	Attorney-in-fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

The Security Agent

EXECUTED as a DEED	)
by	)
for and on behalf of	)
ABN AMRO BANK N.V.	)	Attorney-in-fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

14

Schedule 8

Form of Mortgage

Private & Confidential

Dated [•] 2011

[Q JAKE] [Q IOANARI] SHIPPING LTD.	(1)

to

ABN AMRO BANK N.V.	(2)

FIRST PREFERRED MARSHALL ISLANDS SHIP
MORTGAGE on
m.v. [Q Jake] [Q loanari]

Contents

Clause		Page

1	Definitions	2

2	Grant, conveyance and mortgage	5

3	Covenants to pay and perform	6

4	Continuing security and other matters	6

5	Covenants	7

6	Powers of Mortgagee to protect security and remedy defaults	15

7	Powers of Mortgagee on Event of Default	16

8	Application of moneys	17

9	Remedies cumulative and other provisions	18

10	Costs and indemnity	18

11	Attorney	19

12	Further assurance	19

13	Total amount and maturity	20

14	Law, jurisdiction and other provisions	20

15	Other provisions	20

16	Notices	20

Schedule 1 The Loan Agreement		22

Schedule 2 The Master Swap Agreement		23

THIS FIRST PREFERRED SHIP MORTGAGE is made the [•] day of [•] 2011 BY:

(1)                                 [Q JAKE] [Q IOANARI] SHIPPING LTD., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “Owner”) IN FAVOUR OF

(2)                                 ABN AMRO BANK N.V., a company incorporated in The Netherlands whose registered office is at Gustav Mahlerlaan 10 / Locationcode: PAC HQ 8042, 1082 PP Amsterdam, The Netherlands, acting through its office at Coolsingel 93, 3012 AE Rotterdam, The Netherlands, as security agent and trustee for and on behalf of the Secured Creditors (as defined below) (the “Mortgagee”).

WHEREAS:

(A)                               the Owner is the sole, absolute and unencumbered, legal and beneficial owner of the whole of m.v. [Q Jake] [Q Ionari] documented under the laws and flag of the Republic of the Marshall Islands, with Official Number 4365 [•] of 42917 [•] gross tons and 26824 [•] net tons;

(B)                               by a loan agreement dated [•] 2011 (the “Loan Agreement”) and made between (1) the Owner and [Q loanari] [Q Jake] Shipping Ltd. as joint and several borrowers (the “Borrowers”), (2) the banks and financial institutions referred to in schedule 1 thereto as lenders (the “Banks”) and (3) ABN AMRO Bank N.V. as arranger, agent (in such capacity the “Agent”), security agent, account bank and swap provider (in such capacity the “Swap Provider”; and, together with the Agent and the Banks, the “Secured Creditors”) (a copy of the form of which Loan Agreement without its schedules is annexed hereto as schedule 1 and forms an integral part hereof), the Banks agreed (inter alia) to advance by way of loan to the Borrowers, jointly and severally, upon the terms and conditions therein contained, the principal sum of up to Forty one million one hundred thousand Dollars ($41,100,000);

(C)                               by a 2002 ISDA Master Agreement dated [•] 2011 (the “Master Swap Agreement”) and made between the Borrowers and the Swap Provider (a copy of the form of which Master Swap Agreement (with its schedule) is annexed hereto as schedule 2 and forms an integral part hereof), the Swap Provider agreed the terms and conditions upon which it would enter into (inter alia) one or more interest rate swap transactions with the Borrowers in respect of the Loan (whether in whole or in part, as the case may be) from time to time. The Owner has agreed pursuant to this Mortgage to secure the debts and obligations arising or that may arise in favour of the Swap Provider under the Master Swap Agreement and the Owner and the Mortgagee agree for the purpose of this Mortgage that the amount of such obligations to be secured by this Mortgage shall be Two million five hundred thousand Dollars ($2,500,000);

(D)                               pursuant to clause 16.14 of the Loan Agreement, each of the Secured Creditors has appointed the Mortgagee as its security agent and trustee and pursuant to a deed of trust dated [•] 2011 executed by the Mortgagee (as trustee) in favour of the Secured Creditors, the Mortgagee agreed to hold, receive, administer and enforce this Mortgage for and on behalf of itself and the Secured Creditors;

(E)                                pursuant to the said Loan Agreement, the Banks have agreed to advance to the Owner (and the Owner is indebted to the Banks in) a total principal amount of up to Forty one million one hundred thousand Dollars ($41,100,000) which (together with interest (as provided in clause 3.1 of the said Loan Agreement) thereon and fees) is to be repaid and paid, as the case may be, as provided in the Loan Agreement; and

(F)                                 the Owner, in order to secure the repayment of the said principal amount and interest thereon, the Owner’s Swap Obligations up to the maximum amount of $2,500,000 and all other sums of money from time to time owing to the Mortgagee and the Secured Creditors or any of them under the said Loan Agreement and/or the said Master Swap Agreement and the performance and

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observance of and compliance with all of the covenants, terms and conditions contained in this Mortgage and the said Loan Agreement and the said Master Swap Agreement, has duly authorised the execution and delivery of this First Preferred Mortgage under and pursuant to Chapter 3 of the Maritime Act of 1990 (as amended) of the Republic of the Marshall Islands.

NOW THIS MORTGAGE WITNESSETH AND IT IS HEREBY AGREED as follows:

1                                         Definitions

1.1                               Defined expressions

Words and expressions defined in the Loan Agreement shall, unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Mortgage.

1.2                               Definitions

In this Mortgage unless the context otherwise requires:

“Agent” includes its successors in title, assignees and/or its replacements;

“Approved Brokers” means such firm of insurance brokers, appointed by the Owner, as may from time to time be approved in writing by the Mortgagee for the purposes of this Mortgage;

“Banks” includes their respective successors in title and Transferees;

“Casualty Amount” means [Five hundred thousand) Dollars ($[500,000]) (or the equivalent amount in any other currency or currencies);

“Collateral Instruments” means notes, bills of exchange, certificates of deposit and other negotiable and non-negotiable instruments, guarantees, indemnities and other assurances against financial loss and any other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for, any indebtedness or liabilities of the Borrowers or either of them or any other person liable and includes any documents or instruments creating or evidencing a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest of any kind;

“Earnings” means all moneys whatsoever from time to time due or payable to the Owner during the Security Period arising out of the use or operation of the Ship including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to the Owner in the event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys, and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;

“Event of Default” means any of the events or circumstances described in clause 10.1 of the Loan Agreement and/or Section 5 of the Master Swap Agreement;

“Expenses” means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Mortgagee) of:

(a)                                 all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature, (including, without limitation, Taxes, repair costs, registration fees and insurance premiums) suffered, incurred or paid by the Mortgagee or any of the Secured Creditors in

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connection with the exercise of the powers referred to in or granted by the Loan Agreement, the Master Swap Agreement, this Mortgage, the General Assignment or any other of the Security Documents or otherwise payable by the Owner in accordance with clause 10 or clause 8 of the General Assignment; and

(b)                                 interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from the date on which the same were suffered, incurred or paid by the Mortgagee or the relevant Secured Creditors until the date of receipt or recovery thereof (whether before or after judgement) at a rate per annum calculated in accordance with clause 3.4 of the Loan Agreement (as conclusively certified by the Mortgagee);

“General Assignment” means a deed of assignment bearing even date herewith made between the Owner and the Mortgagee whereby the Owner has assigned to the Mortgagee the Insurances, any Requisition Compensation and the Earnings;

“Insurances” means all policies and contracts of insurance (which expression includes all entries of the Ship in a protection and indemnity or war risks association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the Owner (whether in the sole name of the Owner, or in the joint names of the Owner and the Mortgagee or otherwise) in respect of the Ship and her Earnings or otherwise howsoever in connection with the Ship and all benefits thereof (including claims of whatsoever nature and returns of premia);

“Loan” means the total principal amount of up to Forty one million one hundred thousand Dollars ($41,100,000) referred to in Recital (B) hereto advanced by the Banks to the Borrowers pursuant to the Loan Agreement or (as the context may require) the amount thereof at any time advanced and outstanding;

“Loan Agreement” means the agreement dated [•] 2011 mentioned in Recital (B) hereto;

“Loss Payable Clauses” means the provisions regulating the manner of payment of sums receivable under the Insurances which are to be incorporated in the relevant insurance documents, such provisions to be in the forms set out in schedule 1 to the General Assignment or in such other forms as may from time to time be agreed in writing by the Mortgagee;

“Master Swap Agreement” means the 2002 ISDA Master Agreement made between the Swap Provider and the Borrowers dated [•] 2011 mentioned in Recital (C) hereto, comprising a 2002 ISDA Master Agreement (and a schedule thereto), together with any Confirmations (as defined therein) supplemental thereto;

“Master Swap Agreement Liabilities” means at any relevant time all liabilities, actual or contingent, present or future, owing to the Swap Provider under the Master Swap Agreement;

“Mortgagee” includes the successors in title, assignees and/or replacements of the Mortgagee;

“Notice of Assignment of Insurances” means a notice of assignment in the form set out in schedule 2 to the General Assignment or in such other form as may from time to time be required or agreed in writing by the Mortgagee;

“Outstanding Indebtedness” means the aggregate of the Loan and interest accrued and accruing thereon, the Master Swap Agreement Liabilities, the Expenses and all other sums of money from time to time owing to the Mortgagee or the Secured Creditors or any of them, whether actually or contingently, under the Loan Agreement, the Master Swap Agreement and the other Security Documents or any of them;

“Owner” includes the successors in title of the Owner;

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“Requisition Compensation” means all sums of money or other compensation from time to time payable during the Security Period by reason of the Compulsory Acquisition of the Ship;

“Secured Creditors” means, together, the Agent, the Swap Provider and the Banks and “Secured Creditor” means any of them;

“Security Documents” means the Loan Agreement, the Master Swap Agreement, this Mortgage, the General Assignment and any other such document as is defined in the Loan Agreement as a Security Document or as may have been or may hereafter be executed to guarantee and/or secure all or any part of the Loan, interest thereon, the Master Swap Agreement Liabilities and other moneys from time to time owing by the Borrowers or any of them pursuant to the Loan Agreement and/or the Master Swap Agreement or by any other Security Party pursuant to any other Security Document (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Secured Indebtedness” means the aggregate of the Loan and interest accrued and accruing thereon, the Master Swap Agreement Liabilities up to the maximum amount of $2,500,000, the Expenses and all other sums of money from time to time owing to the Mortgagee or the Secured Creditors or any of them, whether actually or contingently, under the Loan Agreement, the Master Swap Agreement and the other Security Documents or any of them;

“Security Period” means the period commencing on the date hereof and terminating upon discharge of the security created by the Security Documents by payment of all moneys payable thereunder;

“Ship” means the vessel described in Recital (A) hereto and includes any interest therein and her engines, machinery, boats, tackle, outfit, equipment, spare gear, fuel, consumable or other stores, belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and also any and all additions, improvements and replacements hereafter made in or to such vessel or any part thereof or in or to her equipment and appurtenances aforesaid;

“Swap Provider” includes its successors in title; and

“Total Loss” means:

(a)                                 the actual, constructive, compromised or arranged total loss of the Ship; or

(b)                                 the Compulsory Acquisition of the Ship; or

(c)                                  the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Ship (other than where the same amounts to the Compulsory Acquisition of the Ship) by any person, including by any Government Entity or by persons acting or purporting to act on behalf of any Government Entity unless the Ship be released and restored to the Owner from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof.

1.3                               Insurance terms

In clause 5.1.1:

1.3.1                     “excess risks” means the proportion (if any) of claims for general average, salvage and salvage charges and under the ordinary collision clause not recoverable in consequence of the value at which the Ship is assessed for the purpose of such claims exceeding her insured value;

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1.3.2                     “protection and indemnity risks” means the usual risks (including oil pollution and freight, demurrage and defence cover) covered by a United Kingdom protection and indemnity association or a protection and indemnity association which is managed in London (including, without limitation, the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in such policies of Clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision which may be insured by entry with such an association); and

1.3.3                     “war risks” includes those risks covered by the standard form of English marine policy with Institute War and Strikes Clauses Hulls-Time (1/11/95) attached or similar cover.

1.4                               Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Mortgage.

1.5                               Construction of certain terms

In this Mortgage, unless the context otherwise requires:

1.5.1                     references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Mortgage and references to this Mortgage include its schedules;

1.5.2                     references to (or to any specified provision of) this Mortgage or any other document shall be construed as references to this Mortgage, that provision or that document as in force for the time being and as amended in accordance with the terms thereof or, as the case may be, with the agreement of the relevant parties;

1.5.3                     words importing the plural shall include the singular and vice versa;

1.5.4                     references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.5.5                     references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

1.5.6                     references to statutory provisions shall be construed as references to those provisions as replaced or amended or re-enacted from time to time.

2                                         Grant, conveyance and mortgage

For good and valuable consideration (receipt of which is hereby acknowledged by the Owner) and, pursuant to the Loan Agreement and the Master Swap Agreement and in order to secure the repayment of the Secured Indebtedness and to secure the performance and observance of and compliance with the covenants, terms and conditions contained in this Mortgage, the Master Swap Agreement and the Loan Agreement, express or implied, the Owner has granted. conveyed and mortgaged and does by these presents grant, convey and mortgage unto the Mortgagee, the whole of the Ship TO HAVE AND TO HOLD the same unto the Mortgagee forever, upon the terms herein set forth, for the enforcement of the payment of the Secured Indebtedness and to secure the performance and observance of and compliance with the covenants, terms and conditions contained in this Mortgage, the Master Swap Agreement and the Loan Agreement, express or implied.

5

PROVIDED ONLY, and the condition of these presents is such that, if the Owner shall pay or cause to be repaid to the Mortgagee, the Secured Indebtedness as and when the same shall become due and payable in accordance with the terms of the Loan Agreement and this Mortgage and shall observe and comply with the covenants, terms and conditions contained in the Loan Agreement, the Master Swap Agreement and this Mortgage, expressed or implied, to be performed, observed or complied with, by and on the part of the Owner, then these presents and the rights hereunder shall cease, determine and be void, otherwise to be and remain in full force and effect.

IT IS NOT INTENDED that this Mortgage shall cover, and this Mortgage shall not cover, property other than the Ship as the term “Vessel” is used in Section 308(2) of Chapter 3 of the Maritime Act of 1990 (as amended) of the Republic of the Marshall Islands.

3                                         Covenants to pay and perform

3.1                               For the consideration aforesaid the Owner hereby covenants with the Mortgagee as follows:

3.1.1                     the Owner will repay the Loan to the Banks by the instalments at the times and in the manner specified in the Loan Agreement;

3.1.2                     the Owner will pay to the Banks interest on the Loan at the rates, at the times and in the manner specified in the Loan Agreement;

3.1.3                     the Owner shall pay to the Swap Provider any sum due to the Swap Provider under the Master Swap Agreement in the manner and at the times specified therein;

3.1.4                     the Owner will pay the full amount of all other moneys comprising the Outstanding Indebtedness (including, without limitation, the Master Swap Agreement Liabilities) as and when the same shall become due and payable in accordance with the terms of the Loan Agreement, the Master Swap Agreement and this Mortgage;

3.1.5                     the Owner will pay interest at a rate per annum calculated in accordance with clause 3.4 of the Loan Agreement (as conclusively certified by the Mortgagee) on any moneys which are by this Mortgage expressed to be payable on demand and which are not paid forthwith on demand being made as from the date of demand until payment (both before and after any judgment) provided however that this provision shall not affect the right of the Mortgagee to receive that part of its Expenses as comprises interest from such date prior to demand being made as is referred to in the definition of Expenses; and

3.1.6                     the Owner will keep, perform and observe the covenants and provisions of the Loan Agreement and the Master Swap Agreement.

4                                         Continuing security and other matters

4.1                               Continuing security

The security created by this Mortgage shall:

4.1.1                     be held by the Mortgagee as a continuing security for the payment of the Secured Indebtedness and the performance and observance of and compliance with all of the covenants, terms and conditions contained in the Security Documents, express or implied, and the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby and thereby secured (or by any settlement of accounts between the Owner or any other person who may be liable to the Mortgagee and/or the Secured Creditors or any of them in

6

respect of the Outstanding Indebtedness or any part thereof and the Mortgagee and/or the Secured Creditors or any of them);

4.1.2                     be in addition to, and shall not in any way prejudice or affect, and may be enforced by the Mortgagee without prior recourse to, the security created by any of the other Security Documents or by any present or future Collateral Instruments, right or remedy held by or available to the Mortgagee and/or the Secured Creditors or any of them or any right or remedy of the Mortgagee and/or the Secured Creditors or any of them thereunder; and

4.1.3                     not be in any way prejudiced or affected by the existence of any of the other Security Documents or any such Collateral Instrument, rights or remedies or by the same becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Mortgagee and/or the Secured Creditors or any of them dealing with, exchanging, varying or failing to perfect or enforce any of the same, or giving time for payment or performance or indulgence or compounding with any other person liable.

4.2                               Rights additional

All the rights, powers and remedies vested in the Mortgagee hereunder shall be in addition to and not a limitation of any and every other right, power or remedy vested in the Mortgagee and/or the Secured Creditors under the Loan Agreement, the Master Swap Agreement, this Mortgage, the other Security Documents or any Collateral Instrument or at law and all the rights, powers and remedies so vested in the Mortgagee may be exercised from time to time and as often as the Mortgagee may deem expedient.

4.3                               No enquiry

The Mortgagee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Mortgage or to make any claim or take any action to collect any moneys or to enforce any rights or benefits to which the Mortgagee may at any time be entitled under this Mortgage.

4.4                               Waiver of rights

The Owner hereby waives any rights under the provisions of the laws of a given country which require the Mortgagee to levy execution against the Owner or make any demand or claim against the Owner prior to the enforcement of rights under this Mortgage.

5                                         Covenants

5.1                               The Owner further covenants with the Mortgagee and undertakes throughout the Security Period:

5.1.1                     Insurance

(a)                                 Insured risks, amounts and terms

to insure and keep the Ship insured free of cost and expense to the Mortgagee and in the sole name of the Owner or, if so required by the Mortgagee, in the joint names of the Owner and the Mortgagee (but without liability on the part of the Mortgagee for premiums or calls):

(i)                                     against fire and usual marine risks (including, without limitation, hull and machinery, interest, freight and excess risks) and war risks, on an agreed value basis, in such amounts (but not in any event less than whichever shall be the greater of (A) the market value of the Ship for the time being (as most recently

7

determined by the Agent pursuant to clause 8.2.2 of the Loan Agreement) and (B) the amount which, when aggregated with the equivalent insurance of the other Mortgaged Ship, shall be at least equal to [one hundred and thirty] per cent ([130]%) of the aggregate of (aa) the Loan and (bb) the Swap Exposure) and upon such terms as shall from time to time be approved in writing by the Mortgagee;

(ii)                                  against protection and indemnity risks (including pollution risks for the highest amount in respect of which cover is or may become available for ships of the same type, size, age and flag as the Ship and a freight, demurrage and defence cover) for the full value and tonnage of the Ship (as approved in writing by the Mortgagee) and upon such terms as shall from time to time be approved in writing by the Mortgagee; and

(iii)                               in respect of such other matters of whatsoever nature and howsoever arising in respect of which insurance would be maintained by a prudent owner of the Ship,

and to pay to the Mortgagee the cost (as conclusively certified by the Mortgagee) of (A) any mortgagee’s interest insurance (including, if the Mortgagee shall so require, mortgagee’s additional perils (all P&I risks) coverage) which the Mortgagee may from time to time effect in respect of the Ship upon such terms in such amounts as it shall deem desirable and (B) any other insurance cover which the Mortgagee may from time to time effect in respect of the Ship and/or in respect of its interest or potential third party liability as mortgagee of the Ship as the Mortgagee shall deem desirable having regard to any limitations in respect of amount or extent of cover which may from time to time be applicable to any of the other insurances referred to in this clause 5.1.1(a);

(b)                                 Approved brokers, insurers and associations

to effect the insurances aforesaid in such currency as the Mortgagee may approve and through the Approved Brokers and with such insurance companies and/or underwriters as shall from time to time be approved in writing by the Mortgagee; provided however that the insurances against war risks and protection and indemnity risks may be effected by the entry of the Ship with such war risks and protection and indemnity associations as shall from time to time be approved in writing by the Mortgagee;

(c)                                  Fleet liens, set-off and cancellation

if any of the insurances referred to in clause 5.1.1(a) form part of a fleet cover, to procure that the Approved Brokers shall undertake to the Mortgagee that they shall neither set off against any claims in respect of the Ship any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel the insurances for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of the Ship if and when so requested by the Mortgagee;

(d)                                 Payment of premiums and calls

punctually to pay all premiums, calls, contributions or other sums payable in respect of all such insurances and to produce all relevant receipts or other evidence of payment when so required by the Mortgagee;

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(e)                                  Renewal

at least fourteen (14) days before the relevant policies, contracts or entries expire, to notify the Mortgagee of the names of the brokers and/or the war risks and protection and indemnity associations proposed to be employed by the Owner or any other party for the purposes of the renewal of such insurances and of the amounts in which such insurances are proposed to be renewed and the risks to be covered and, subject to compliance with any requirements of the Mortgagee pursuant to this clause 5.1.1, to procure that appropriate instructions for the renewal of such Insurances on the terms so specified are given to the Approved Brokers and/or to the approved war risks and protection and indemnity associations at least ten (10) days before the relevant policies, contracts or entries expire, and that the Approved Brokers and/or the approved war risks and protection and indemnity associations will at least seven (7) days before such expiry (or within such shorter period as the Mortgagee may from time to time agree) confirm in writing to the Mortgagee as and when such renewals have been effected in accordance with the instructions so given;

(f)                                   Guarantees

to arrange for the execution and delivery of such guarantees or indemnities as may from time to time be required by any protection and indemnity or war risks association;

(g)                                  Hull policy documents, notices, loss payable clauses and brokers’ undertakings to deposit with the Approved Brokers (or procure the deposit of) all slips, cover notes, policies, certificates of entry or other instruments of insurance from time to time issued in connection with such of the insurances referred to in clause 5.1.1(a) as are effected through the Approved Brokers and procure that the interest of the Mortgagee shall be endorsed thereon by incorporation of the relevant Loss Payable Clause and, where the Insurances have been assigned to the Mortgagee, by means of a Notice of Assignment of Insurances (signed by the Owner and by any other assured who shall have assigned its interest in the Insurances to the Mortgagee) and that the Mortgagee shall be furnished with pro forma copies thereof and a letter or letters of undertaking from the Approved Brokers in such form as shall from time to time be required by the Mortgagee;

(h)                                 Associations’ loss payable clauses, undertakings and certificates to procure that any protection and indemnity and/or war risks associations in which the Ship is for the time being entered shall endorse the relevant Loss Payable Clause on the relevant certificate of entry or policy and shall furnish the Mortgagee with a copy of such certificate of entry or policy and a letter or letters of undertaking in such form as shall from time to time be required by the Mortgagee;

(i)                                     Extent of cover and exclusions

to take all necessary action and comply with all requirements which may from time to time be applicable to the Insurances (including, without limitation, the making of all requisite declarations within any prescribed time limits and the payment of any additional premiums or calls) so as to ensure that the Insurances are not made subject to any exclusions or qualifications to which the Mortgagee has not given its prior written consent and are otherwise maintained on terms and conditions from time to time approved in writing by the Mortgagee;

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(j)                                    Correspondence with brokers and associations

to provide to the Mortgagee, at the time of each such communication, copies of all written communications between the Owner and the Approved Brokers and approved war risks and protection and indemnity associations which relate to compliance with requirements from time to time applicable to the Insurances including, without limitation, all requisite declarations and payments of additional premiums or calls referred to in clause 5.1.1(i);

(k)                                 Independent report

if so requested by the Mortgagee, but at the cost of the Owner, to furnish the Mortgagee from time to time with a detailed report signed by an independent firm of marine insurance brokers appointed by the Mortgagee dealing with the insurances maintained on the Ship and stating the opinion of such firm as to the adequacy thereof;

(l)                                     Collection of claims

to do all things necessary and provide all documents, evidence and information to enable the Mortgagee to collect or recover any moneys which shall at any time become due in respect of the Insurances;

(m)                             Employment of Ship

not to employ the Ship or suffer the Ship to be employed otherwise than in conformity with the terms of the Insurances (including any warranties express or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe; and

(n)                                 Application of recoveries

to apply all sums receivable under the Insurances which are paid to the Owner in accordance with the Loss Payable Clauses in repairing all damage and/or in discharging the liability in respect of which such sums shall have been received;

5.1.2                     Ship’s name and registration

not to change the name of the Ship and to keep the Ship registered as a Marshall Islands ship and not to do or suffer to be done anything, or omit to do anything the doing or omission of which could or might result in such registration being forfeited or imperilled or which could or might result in the Ship being required to be registered under any flag other than the Marshall Islands flag and not to register the Ship or permit its registration under any other flag without the prior written consent of the Mortgagee [(such consent not to be unreasonably withheld)];

5.1.3                     Repair

to keep the Ship in a good and efficient state of repair and to procure that all repairs to or replacement of any damaged, worn or lost parts or equipment are effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Ship;

5.1.4                     Modification; removal of parts; equipment owned by third parties not without the prior written consent of the Mortgagee to or suffer any other person to:

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(a)                                 make any modification to the Ship in consequence of which her structure, type or performance characteristics could or might be materially altered or her value materially reduced; or

(b)                                 remove any material part of the Ship or any equipment the value of which is such that its removal from the Ship would materially reduce the value of the Ship without replacing the same with equivalent parts or equipment which are owned by the Owner free from Encumbrances; or

(c)                                  install on the Ship any equipment owned by a third party which cannot be removed without causing damage to the structure or fabric of the Ship;

5.1.5                     Maintenance of class; compliance with regulations

to maintain the relevant Classification as the class of the Ship and to comply with and ensure that the Ship at all times complies with the provisions of all laws, regulations and requirements (statutory or otherwise) from time to time applicable to vessels registered under the laws and flag of the Republic of the Marshall Islands or otherwise applicable to the Ship;

5.1.6                     Surveys

to submit the Ship to continuous surveys and such periodical or other surveys as may be required for classification purposes and to supply to the Mortgagee copies of all survey reports issued in respect thereof;

5.1.7                     Inspection

to ensure that the Mortgagee, by surveyors or other persons appointed by it for such purpose, but at the cost of the Owner, may board the Ship at all reasonable times for the purpose of inspecting her and to afford all proper facilities for such inspections and for this purpose to give the Mortgagee reasonable advance notice of any intended drydocking of the Ship (whether for the purpose of classification, survey or otherwise);

5.1.8                     Prevention of and release from arrest

promptly to pay and discharge all debts, damages, liabilities and outgoings whatsoever which have given or may give rise to maritime, statutory or possessory liens on, or claims enforceable against, the Ship, her Earnings or Insurances or any part thereof and, in the event of a writ or libel being filed against the Ship, her Earnings or Insurances or any part thereof, or of any of the same being arrested, attached or levied upon pursuant to legal process or purported legal process or in the event of detention of the Ship in exercise or purported exercise of any such lien or claim as aforesaid, to procure the release of the Ship, her Earnings and insurances from such arrest, detention, attachment or levy or, as the case may be, the discharge of the writ or libel forthwith upon receiving notice thereof by providing bail or procuring the provision of security or otherwise as the circumstances may require;

5.1.9                     Employment

not to employ the Ship or permit her employment in any manner, trade or business which is forbidden by Marshall Islands law or international law, or which is otherwise unlawful or illicit under the law of any relevant jurisdiction, or in carrying illicit or prohibited goods, or in any manner whatsoever which may render her liable to condemnation in a prize court, or to destruction, seizure, confiscation, penalty or sanctions and, in the event of hostilities in any part of the world (whether war be declared or not), not to employ the Ship or permit her employment in carrying any contraband goods, or to enter or trade to or to continue to trade in any zone which

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has been declared a war zone by any Government Entity or by the Ship’s war risks insurers unless the prior written consent of the Mortgagee is obtained and such special insurance cover as the Mortgagee may require shall have been effected by the Owner and at its expense;

5.1.10              Information

promptly to furnish the Mortgagee with all such information as it may from time to time require regarding the Ship, her employment, position and engagements, particulars of all towages and salvages, and copies of all charters and other contracts for her employment or otherwise howsoever concerning her;

5.1.11              Notification of certain events

to notify the Mortgagee forthwith by facsimile thereafter confirmed by letter of:

(a)                                 any damage to the Ship requiring repairs the cost of which will or might exceed the Casualty Amount;

(b)                                 any occurrence in consequence of which the Ship has or may become a Total Loss;

(c)                                  any requisition of the Ship for hire;

(d)                                 any requirement or recommendation made by any insurer or the relevant Classification Society or by any competent authority which is not, or cannot be, complied with in accordance with its terms;

(e)                                  any arrest or detention of the Ship or any exercise or purported exercise of a lien or other claim on the Ship or the Earnings or Insurances or any part thereof;

(f)                                   any petition or notice of meeting to consider any resolution to wind-up the Owner (or any event analogous thereto under the laws of the place of its incorporation);

(g)                                  the occurrence of any Default; or

(h)                                 the occurrence of any Environmental Claim against the Owner, the Ship, any other Relevant Party or any other Relevant Ship or any incident, event or circumstances which may give rise to any such Environmental Claim;

5.1.12              Payment of outgoings and evidence of payments

promptly to pay all tolls, dues and other outgoings whatsoever in respect of the Ship and her Earnings and Insurances and to keep proper books of account in respect of the Ship and her Earnings and, as and when the Mortgagee may so require, to make such books available for inspection on behalf of the Mortgagee, and to furnish satisfactory evidence that the wages and allotments and the insurance and pension contributions of the Master and crew are being promptly and regularly paid and that all deductions from crew’s wages in respect of any applicable tax liability are being properly accounted for and that the Master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress;

5.1.13              Encumbrances

not without the prior written consent of the Mortgagee (and then only subject to such conditions as the Mortgagee may impose) to create or purport or agree to create or permit to arise or subsist any Encumbrance (other than Permitted Liens) over or in respect of the Ship, any share or

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interest therein or in the Insurances, Earnings or Requisition Compensation or any part thereof or interest therein other than to or in favour of the Mortgagee;

5.1.14              Sale or other disposal

not without the prior written consent of the Mortgagee (and then only subject to such terms and conditions as the Mortgagee may impose) to sell, agree to sell, transfer, abandon or otherwise dispose of the Ship or any share or interest therein;

5.1.15              Chartering

[Q Jake only: save for the Initial Charter,] not without the prior written consent of the Mortgagee (which the Mortgagee shall have full liberty to withhold) and, if such consent is given, only subject to such conditions as the Mortgagee may impose, to let the Ship:

(a)                                 on demise charter for any period;

(b)                                 by any time or consecutive voyage charter for a term which exceeds or which by virtue of any optional extensions therein contained may exceed twelve (12) months’ duration;

(c)                                  on terms whereby more than two (2) months’ hire (or the equivalent) is payable in advance; or

(d)                                 below the market rate prevailing at the time when the Ship is fixed or other than on arms’ length terms;

5.1.16              Sharing of Earnings

not without the prior written consent of the Mortgagee (and then only subject to such conditions as the Mortgagee may impose) to enter into any agreement or arrangement whereby the Earnings may be shared with any other person;

5.1.17              Payment of Earnings

to procure that the Earnings are paid to the [Q Jake] [Q loanari] Operating Account pursuant to the provisions of clause 14 of the Loan Agreement and to procure that the same are paid to the Mortgagee at all times if and when the same shall be or shall have become so payable in accordance with the Security Documents after the Mortgagee shall have directed pursuant to clause 2.1.1 of the General Assignment that the same are no longer receivable by the Owner (by payment to the [Q Jake] [Q loanari] Operating Account) and that any Earnings which are so payable and which are in the hands of the Owner’s brokers or agents are duly accounted for and paid over to the Mortgagee forthwith on demand;

5.1.18              Repairers’ liens

not without the prior written consent of the Mortgagee to put the Ship into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed the Casualty Amount unless such person shall first have given to the Mortgagee in terms satisfactory to it, a written undertaking not to exercise any lien on the Ship or her Earnings for the cost of such work or otherwise;

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5.1.19              Manager

not without the prior written consent of the Mortgagee (such consent not to be unreasonably withheld) to appoint or permit to be appointed any manager of the Ship other than the Manager or terminate, or amend the terms of, the [Q Jake] [Q loanari] Management Agreement;

5.1.20              Compliance with Marshall Islands law

to cause this Mortgage to be recorded as prescribed by Chapter 3 of the Maritime Act of 1990 as amended of the Republic of the Marshall Islands and otherwise to comply with and satisfy all the requirements and formalities established by the said Maritime Act of 1990 (as amended) and any other pertinent legislation of the Republic of the Marshall Islands to perfect this Mortgage as a valid and enforceable first and preferred lien upon the Ship and to furnish to the Mortgagee from time to time such proofs as the Mortgagee may reasonably request for its satisfaction with respect to the Owner’s compliance with the provisions of this sub-clause;

5.1.21              Notice of Mortgage

to place and at all times and places retain a properly certified copy of this Mortgage (which shall form part of the Ship’s documents) on board the Ship with her papers and cause such certified copy of this Mortgage to be exhibited to any and all persons having business with the Ship which might create or imply any commitment or encumbrance whatsoever on or in respect of the Ship (other than a lien for crew’s wages and salvage) and to any representative of the Mortgagee and to place and keep prominently displayed in the navigation room and in the Master’s cabin of the Ship a framed printed notice in plain type reading as follows:

“NOTICE OF MORTGAGE

This Vessel is covered by a First Preferred Mortgage to ABN AMRO BANK N.V. of Coolsingel 93, 3012 AE Rotterdam, The Netherlands under authority of Chapter 3 of the Maritime Act of 1990 (as amended) of the Republic of the Marshall Islands. Under the terms of the said Mortgage neither the Owner nor any charterer nor the Master of this Vessel nor any other person has any right, power or authority to create, incur or permit to be imposed upon this Vessel any lien whatsoever other than for crew’s wages and salvage”;

5.1.22              Conveyance on default

where the Ship is (or is to be) sold in exercise of any power contained in this Mortgage or otherwise conferred on the Mortgagee to execute, forthwith upon request by the Mortgagee, such form of conveyance of the Ship as the Mortgagee may require;

5.1.23             Anti-drug abuse

without prejudice to clause 5.1.9, to take all necessary and proper precautions to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America or any similar legislation applicable to the Ship in any jurisdiction in or to which the Ship shall be employed or located or trade or which may otherwise be applicable to the Ship and/or the Owner and, if the Mortgagee shall so require, to enter into a “Carrier Initiative Agreement” with the United States Customs and Border Protection and to procure that such agreement (or any similar agreement hereafter introduced by any Government Entity of the United States of America) is maintained in full force and effect and performed by the Owner;

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5.1.24              Compliance with Environmental Laws

to comply with, and procure that all Environmental Affiliates of the Owner comply with, all Environmental Laws including, without limitation, requirements relating to manning submission of oil response plans, designations of qualified individuals and establishment of financial responsibility and to obtain and comply with, and procure that all Environmental Affiliates of the Owner obtain and comply with, all Environmental Approvals; and

5.1.25              Survey reports

to deliver to the Mortgagee on the date falling twelve (12) months after the date of this Mortgage and on each of the dates falling at twelve (12) monthly intervals thereafter, a report prepared by surveyors or inspectors appointed by the Mortgagee in relation to the seaworthiness and safe operation of the Ship, to produce evidence to the Mortgagee that any recommendations made in such reports have been complied with or will be complied with in accordance with their terms, in full and thereafter to procure that such recommendations are so complied with.

6                                         Powers of Mortgagee to protect security and remedy defaults

6.1                               Protective action

The Mortgagee shall, without prejudice to its other rights, powers and remedies, be entitled (but not bound) at any time, and as often as may be necessary, to take any such action as it may in its discretion think fit for the purpose of protecting or maintaining the security created by this Mortgage and the other Security Documents and all Expenses attributable thereto shall be payable by the Owner on demand together with interest thereon at the rate provided for in clause 3.4 of the Loan Agreement from the date such expense or liability was incurred by the Mortgagee until the date of actual receipt whether before or after any relevant judgement.

6.2                               Remedy of defaults

Without prejudice to the generality of the provisions of clause 6.1:

6.2.1                     if the Owner fails to comply with any of the provisions of clause 5.1.1, the Mortgagee shall be entitled (but not bound) to effect and thereafter to maintain all such insurances upon the Ship as in its discretion it may think fit in order to procure the compliance with such provisions or alternatively, to require the Ship (at the Owner’s risk) to remain in, or to proceed to and remain in, a port designated by the Mortgagee until such provisions are fully complied with;

6.2.2                     if the Owner fails to comply with any of the provisions of clauses 5.1.3, 5.1.5 or 5.1.6, the Mortgagee shall be entitled (but not bound) to arrange for the carrying out of such repairs, changes or surveys as it may deem expedient or necessary in order to procure the compliance with such provisions; and

6.2.3                     if the Owner fails to comply with any of the provisions of clause 5.1.8, the Mortgagee shall be entitled (but not bound) to pay and discharge all such debts, damages, liabilities and outgoings as are therein mentioned and/or to take any such measures as it may deem expedient or necessary for the purpose of securing the release of the Ship in order to procure the compliance with such provisions, and the Expenses attributable to the exercise by the Mortgagee of any such powers shall be payable by the Owner to the Mortgagee on demand.

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7                                         Powers of Mortgagee on Event of Default

7.1                               Powers

Upon the happening of any Event of Default, the Mortgagee shall become forthwith entitled by notice given to the Owner in accordance with the provisions of clause 10.2 of the Loan Agreement or, as regards the Master Swap Agreement, in accordance with the relevant terms of the Master Swap Agreement, to declare the Outstanding Indebtedness or the relevant part thereof to be due and payable immediately or in accordance with such notice whereupon the Outstanding Indebtedness or the relevant part thereof shall become so due and payable and (whether or not the Mortgagee shall have given any such notice) the Mortgagee shall become forthwith entitled as and when it may see fit, to put into force and exercise all or any of the rights, powers and remedies possessed by it as mortgagee of the Ship or otherwise (whether at law, by virtue of this Mortgage or otherwise) and in particular (without limiting the generality of the foregoing):

7.1.1                     to exercise all the rights and remedies in foreclosure and otherwise given to mortgagees by the provisions of Chapter 3 of the Maritime Act of 1990 (as amended) of the Republic of the Marshall Islands and all applicable laws of any other jurisdiction;

7.1.2                     to take possession of the Ship;

7.1.3                     to require that all policies, contracts, certificates of entry and other records relating to the Insurances (including details of and correspondence concerning outstanding claims) be delivered forthwith to such adjusters and/or brokers and/or other insurers as the Mortgagee may nominate;

7.1.4                     to collect, recover, compromise and give a good discharge for, all claims then outstanding or thereafter arising under the Insurances or any of them or in respect of the Ship, her Earnings or Requisition Compensation or any part thereof, and to take over or institute (if necessary using the name of the Owner) all such proceedings in connection therewith as the Mortgagee in its absolute discretion thinks fit, and, in the case of the Insurances, to permit any brokers through whom collection or recovery is effected to charge the usual brokerage therefor;

7.1.5                     to discharge, compound, release or compromise claims in respect of the Ship, her Earnings, Insurances or Requisition Compensation or any part thereof which have given or may give rise to any charge or lien or other claim on the Ship, her Earnings, Insurances or Requisition Compensation or any part thereof or which are or may be enforceable by proceedings against the Ship, her Earnings, Insurances or Requisition Compensation or any part thereof;

7.1.6                     to sell the Ship or any share or interest therein with or without prior notice to the Owner, and with or without the benefit of any charterparty, and free from any claim by the Owner (whether in admiralty, in equity, at law or by statute) by public auction or private contract, at such place and upon such terms as the Mortgagee in its absolute discretion may determine, with power to postpone any such sale, and without being answerable for any loss occasioned by such sale or resulting from postponement thereof and with power, where the Mortgagee purchases the Ship, to make payment of the sale price by making an equivalent reduction in the amount of the Outstanding Indebtedness in the manner referred to in clause 8.1;

7.1.7                     to manage, insure, maintain and repair the Ship, and to employ, sail or lay up the Ship in such manner and for such period as the Mortgagee, in its absolute discretion, deems expedient accounting only for net profits arising from any such employment; and

7.1.8                     to recover from the Owner on demand all Expenses incurred or paid by the Mortgagee in connection with the exercise of the powers (or any of them) referred to in this clause 7.1.

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7.2                               Dealings with Mortgagee

Upon any sale of the Ship or any share or interest therein by the Mortgagee pursuant to clause 7.1.6 or pursuant to clause 11.1, the purchaser shall not be bound to see or enquire whether the Mortgagee’s power of sale has arisen in the manner provided in this Mortgage and the sale shall be deemed to be within the power of the Mortgagee and the receipt of the Mortgagee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor and the sale shall operate to divest the Owner of all rights, title and interest of any nature whatsoever in the Ship and to bar any such interest of the Owner, and all persons claiming through or under the Owner.

8                                         Application of moneys

8.1                               Application

All moneys received by the Mortgagee in respect of a sale of the Ship or any share or interest therein or in respect of the employment of the Ship pursuant to the provisions of clause 7.1.7 (or otherwise pursuant to the provisions of this Mortgage) and all moneys received and retained by the Mortgagee in respect of the Insurances pursuant to this Mortgage shall be held by it upon trust in the first place to pay or make good the Expenses and the balance shall:

(a)                                 in the case of moneys received in respect of sale of the Ship or recovery under the Insurances in relation to a Total Loss of the Ship or Requisition Compensation:

(i)                                     if no Default has occurred, be applied in making such prepayment as is required in accordance with clause 4.3 of the Loan Agreement and any other payments required pursuant to clause 4.4 of the Loan Agreement and the balance, if any, shall be paid to the Owner; or

(ii)                                  if a Default has occurred and is continuing but no Event of Default has occurred be retained by the Mortgagee until such time as such Default is remedied and no other Default has occurred and is continuing (whereupon such moneys shall be applied in making such prepayment as is required in accordance with clause 4.3 of the Loan Agreement and any other payments required pursuant to clause 4.4 of the Loan Agreement and the balance, if any, shall be paid to the Owner) and/or shall be applied by the Mortgagee in or towards satisfaction of any sums due and payable by the Owner under the Security Documents or any of them by virtue of payment demanded thereunder, in each case as the Mortgagee may in its absolute discretion determine; and

(b)                                 in any case if an Event of Default has occurred, be applied by the Mortgagee in the manner specified in clause 13.1 of the Loan Agreement and/or paragraph (a)(ii) above, as the Mortgagee may in its absolute discretion determine.

8.2                               Shortfall

In the event that the balance referred to in clause 8.1 is insufficient to pay in full the whole of the Outstanding Indebtedness, the Mortgagee shall be entitled to collect the shortfall from the Owner or any other person liable for the time being therefor.

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9                                         Remedies cumulative and other provisions

9.1                               No implied waivers; remedies cumulative

No failure or delay on the part of the Mortgagee to exercise any right, power or remedy vested in it under this Mortgage or any of the other Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Mortgagee of any right, power or remedy nor the discontinuance, abandonment or adverse determination of any proceedings taken by the Mortgagee to enforce any right, power or remedy preclude any other or further exercise thereof or proceedings to enforce the same or the exercise of any other right, power or remedy, nor shall the giving by the Mortgagee of any consent to any act which by the terms of this Mortgage requires such consent prejudice the right of the Mortgagee to give or withhold consent to the doing of any other similar act. The remedies provided in this Mortgage and the other Security Documents are cumulative and are not exclusive of any remedies provided by law.

9.2                               Preferred status

Anything herein to the contrary notwithstanding, it is intended that nothing herein shall waive the preferred status of this Mortgage and that, if any provision or portion hereof shall be construed to waive the preferred status of this Mortgage, then such provision or portion to such extent shall be void and of no effect.

9.3                               Delegation

The Mortgagee shall be entitled, at any time and as often as may be expedient, to delegate all or any of the powers and discretions vested in it by the Loan Agreement or this Mortgage or any of the other Security Documents (including the power vested in it by virtue of clause 11) in such manner, upon such terms, and to such persons as the Mortgagee in its absolute discretion may think fit.

9.4                               Incidental powers

The Mortgagee shall be entitled to do all acts and things incidental or conducive to the exercise of any of the rights, powers or remedies possessed by it as mortgagee of the Ship (whether at law, under this Mortgage or otherwise) and in particular (but without prejudice to the generality of the foregoing), upon becoming entitled to exercise any of its powers under clause 7.1, the Mortgagee shall be entitled to discharge any cargo on board the Ship (whether the same shall belong to the Owner or any other person) and to enter into such other arrangements in respect of the Ship, her insurances, management, maintenance, repair, classification and employment in all respects as if the Mortgagee was the owner of the Ship, but without being responsible for any loss incurred as a result of the Mortgagee doing or omitting to do any such acts or things as aforesaid.

10                                  Costs and indemnity

10.1                        Costs

The Owner shall pay to the Mortgagee on demand on a full indemnity basis all expenses or liabilities of whatsoever nature (including legal fees, fees of insurance advisers, printing, out-of-pocket expenses, stamp duties, registration fees and other duties or charges) together with any value added tax or similar tax payable in respect thereof, incurred by the Mortgagee in connection with the exercise or enforcement of, or preservation of any rights under, the Loan Agreement, the Master Swap Agreement or this Mortgage or otherwise in respect of the Outstanding Indebtedness and the security therefor, or in connection with the preparation, completion, execution or registration of the Loan Agreement, the Master Swap Agreement or this Mortgage.

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10.2                        Mortgagee’s indemnity

The Owner hereby agrees and undertakes to indemnify the Mortgagee against all losses, actions, claims, expenses, demands, obligations and liabilities whatever and whenever arising which may now or hereafter be incurred by the Mortgagee or by any manager, agent, officer or employee for whose liability, act or omission the Mortgagee may be answerable in respect of, in relation to, or in connection with anything done or omitted in the exercise or purported exercise of the powers contained in this Mortgage or otherwise in connection with such powers or with this Mortgage or with the Ship, its Earnings, Requisition Compensation and Insurances or otherwise howsoever in relation to, or in connection with, any of the matters dealt with in the Loan Agreement, the Master Swap Agreement or this Mortgage.

11                                  Attorney

11.1                        Power

By way of security, the Owner hereby irrevocably appoints the Mortgagee to be its attorney generally for and in the name and on behalf of the Owner, and as the act and deed or otherwise of the Owner to execute, seal and deliver and otherwise perfect and do all such deeds, assurances, agreements, instruments, acts and things which may be required for the full exercise of all or any of the rights, powers or remedies conferred by the Loan Agreement, this Mortgage or any of the other Security Documents, or which may be deemed proper in or in connection with all or any of the purposes aforesaid (including, without prejudice to the generality of the foregoing, the execution and delivery of a bill of sale of the Ship). The power of attorney hereby conferred shall be a general power of attorney and the Owner ratifies and confirms, and agrees to ratify and confirm, any deed, assurance, agreement, instrument, act or thing which the Mortgagee may execute or do pursuant thereto. Provided always that such power shall not be exercisable by or on behalf of the Mortgagee until the happening of an Event of Default.

11.2                        Dealings with attorney

The exercise of such power by or on behalf of the Mortgagee shall not put any person dealing with the Mortgagee upon any enquiry as to whether any Event of Default has happened, nor shall such person be in any way affected by notice that no such Event of Default has happened, and the exercise by the Mortgagee of such power shall be conclusive evidence of the Mortgagee’s right to exercise the same.

11.3                        Filings

The Owner hereby irrevocably appoints the Mortgagee to be its attorney in its name and on its behalf and as its act and deed or otherwise to agree the form of and to execute and do all deeds, instruments, acts and things in order to file, record, register or enrol this Mortgage in any court, public office or elsewhere which the Mortgagee may in its discretion consider necessary or advisable, now or in the future, to ensure the legality, validity, enforceability or admissibility in evidence thereof and any other assurance, document, act or thing required to be executed by the Owner pursuant to clause 12.

12                                  Further assurance

The Owner hereby further undertakes at its own expense from time to time to execute, sign, perfect, do and (if required) register every such further assurance, document, act or thing as in the opinion of the Mortgagee may be necessary or desirable for the purpose of more effectually mortgaging and charging the Ship or perfecting the security constituted or intended to be constituted by this Mortgage or contemplated by the Loan Agreement and/or the Master Swap Agreement.

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13                                  Total amount and maturity

For the purpose of recording this First Preferred Mortgage as required by Chapter 3 of the Maritime Act of 1990 (as amended) of the Republic of the Marshall islands the total amount is Forty three million six hundred thousand Dollars ($43,600,000) (of which Forty one million one hundred thousand Dollars ($41,100,000) represents the Loan and of which Two million five hundred thousand Dollars ($2,500,000) represents the Swap Obligations) and interest and performance of mortgage covenants. The date of maturity is [•] and the discharge amount is the same as the total amount.

14                                  Law, jurisdiction and other provisions

14.1                        Law

This Mortgage is governed by, and shall be construed and enforceable in accordance with, the laws of the Republic of the Marshall Islands.

14.2                        Submission to jurisdiction

For the benefit of the Mortgagee, the Owner irrevocably agrees, that any legal action or proceedings in connection with this Mortgage may be brought in the English courts, or in the courts of any other country chosen by the Mortgagee, each of which shall have jurisdiction to settle any disputes arising out of, or in connection with, this Mortgage. The Owner irrevocably and unconditionally submits to the jurisdiction of the English courts and the courts of any country chosen by the Mortgagee and irrevocably designates, appoints and empowers Hill Dickinson Service (London) Limited at present of lrongate House, 22-30 Duke’s Place, London EC3A 7HX, England to receive, for it and on its behalf, service of process issued out of the English courts in any legal action or proceedings arising out of or in connection with this Mortgage. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Mortgagee to take proceedings against the Owner or the Ship in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

15                                  Other provisions

15.1                        Severability

If any provision in this Mortgage be or becomes invalid or unenforceable under any applicable law the provisions hereof shall in all other respects remain in full force and effect and the provision in question shall be ineffective to the extent (but only to the extent) of its disconformity with the requirement of the applicable law and if it is competent to the parties to waive any requirements which would otherwise operate as aforesaid those requirements are hereby waived to the extent permitted by such law to the end that the Loan Agreement, the Master Swap Agreement, this Mortgage and each of the other Security Documents shall be valid, binding and enforceable in accordance with its terms.

15.2                        Counterparts

This Mortgage may be executed in any number of counterparts each of which shall be an original but such counterparts shall together constitute one and the same instrument.

16                                  Notices

The provisions of clause 17.1 of the Loan Agreement shall apply mutatis mutandis in respect of any certificate, notice, demand or other communication given or made under this Mortgage save

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that references in clause 17.1 to “this Agreement”, the “Security Agent” and the “Borrowers or either of them” shall be read as referring to this Mortgage, the Mortgagee and the Owner, respectively.

IN WITNESS whereof the Owner has executed this Mortgage the day and year first above written.

[Q JAKE] [Q IOANARI] SHIPPING LTD.

By:
Name:
Title:

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Schedule 1
The Loan Agreement

22

Schedule 2
The Master Swap Agreement

23

Acknowledgement of Mortgage

PIRAEUS	)

) S.S

PREFECTURE OF ATTICA, REPUBLIC OF GREECE	)

On this [•] day of [•] 2011 before me, to me known who being by me duly sworn did depose and say that he resides at                                   that he is an attorney-in-fact of [Q JAKE] [Q IOANARI] SHIPPING LTD. the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the Board of Directors of said Corporation.

Special Agent

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Schedule 9

Form of General Assignment

Private & Confidential

Dated [•] 2011

[Q JAKE] [Q IOANARI] SHIPPING LTD.	(1)

and

ABN AMRO BANK N.V.	(2)

GENERAL ASSIGNMENT

relating to m.v. [Q Jake] [Q loanari]

Contents

Clause		Page

1	Definitions	2

2	Assignment and application of funds	5

3	Continuing security and other matters	8

4	Powers of Mortgagee to protect security and remedy defaults	9

5	Powers of Mortgagee on Event of Default	9

6	Attorney	10

7	Further assurance	10

8	Costs and indemnities	10

9	Remedies cumulative and other provisions	11

10	Notices	11

11	Counterparts	12

12	Law and jurisdiction	12

Schedule 1 Forms of Loss Payable Clauses		13

Schedule 2 Form of Notice of Assignment of Insurances		15

THIS DEED OF ASSIGNMENT is dated [•] 2011 and made BETWEEN:

(1)                                 [Q JAKE] [Q IOANARI] SHIPPING LTD., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “Owner”); and

(2)                                 ABN AMRO BANK N.V., a company incorporated in The Netherlands whose registered office is at Gustav Mahlerlaan 10 / Locationcode: PAC HQ 8042, 1082 PP Amsterdam, The Netherlands, acting through its office at Coolsingel 93, 3012 AE Rotterdam, The Netherlands, as security agent and trustee for and on behalf of the Secured Creditors (as defined below) (the “Mortgagee”).

WHEREAS:

(A)                               by a loan agreement dated [•1 2011 (the “Loan Agreement”) and made between (1) the Owner and [Q loanari] [Q Jake] Shipping Ltd. as joint and several borrowers (the “Borrowers”), (2) the banks and financial institutions referred to in schedule 1 thereto as lenders (the “Banks”) and (3) ABN AMRO Bank N.V. as arranger, agent (in such capacity the “Agent”), security agent, account bank (in such capacity the “Account Bank”) and swap provider (in such capacity the “Swap Provider”; and, together, with the Agent and the Banks , the “Secured Creditors”), the Banks agreed (inter alia) to advance by way of loan to the Borrowers, jointly and severally, upon the terms and conditions therein contained, a sum of up to Forty one million one hundred thousand Dollars ($41,100,000);

(B)                               by a 2002 ISDA master swap agreement (including the schedule thereto) dated [•] 2011 (the “Master Swap Agreement”) and made between the Borrowers and the Swap Provider, the Swap Provider agreed the terms and conditions upon which it would enter into (inter alia) one or more interest rate swap transactions with the Borrowers in respect of the Loan (whether in whole or in part as the case may be) from time to time;

(C)                               pursuant to clause 16.14 of the Loan Agreement, each of the Secured Creditors has appointed the Mortgagee as its security agent and trustee and pursuant to a deed of trust dated [•] 2011 executed by the Mortgagee (as trustee) in favour of the Secured Creditors, the Mortgagee agreed to hold, receive, administer and enforce this Deed for and on behalf of itself and the Secured Creditors;

(D)                               pursuant to the Loan Agreement there has been or will be executed by the Owner in favour of the Mortgagee a first preferred Marshall Islands ship mortgage dated [•] 2011 (the “Mortgage”) on the motor vessel [Q Jake] [Q loanari] documented in the name of the Owner under the laws and flag of the Republic of the Marshall Islands under Official Number [•][•] (the “Ship”) and the Mortgage has been or will be registered under the provisions of Chapter 3 of the Maritime Act of 1990 (as amended) of the Republic of the Marshall Islands as security for the payment by the Owner of the Outstanding Indebtedness (as that expression is defined in the Mortgage); and

(E)                                this Deed is supplemental to the Loan Agreement, the Master Swap Agreement and the Mortgage and to the security thereby created and is the [Q Jake] [Q loanari] General Assignment referred to in the Loan Agreement but shall nonetheless continue in full force and effect notwithstanding any discharge of the Mortgage.

NOW THIS DEED WITNESSETH AND IT IS HEREBY AGREED as follows:

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1                                         Definitions

1.1                               Defined expressions

Words and expressions defined in the Loan Agreement or in the Mortgage shall, unless otherwise defined in this Deed, or the context otherwise requires, have the same meanings when used in this Deed.

1.2                               Definitions

In this Deed, unless the context otherwise requires:

“Agent” includes its successors in title, assignees and/or its replacements;

“Assigned Property” means:

(a)                                 the Earnings;

(b)                                 the Insurances; and

(c)                                  any Requisition Compensation;

“Banks” includes their respective successors in title and/or Transferees;

“Casualty Amount” means [Five hundred thousand] Dollars ($[500,000]) (or the equivalent amount in any other currency or currencies);

“Collateral Instruments” means notes, bills of exchange, certificates of deposit and other negotiable and non-negotiable instruments, guarantees, indemnities and other assurances against financial loss and any other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for, any indebtedness or liabilities of the Borrowers or either of them or any other person liable and includes any documents or instruments creating or evidencing a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest of any kind;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Earnings” means all moneys whatsoever from time to time due or payable to the Owner during the Security Period arising out of the use or operation of the Ship including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to the Owner in the event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys, and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation, title transfer and/or retention arrangements having a similar effect);

“Event of Default” means any of the events or circumstances described in clause 10.1 of the Loan Agreement;

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“Expenses” means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Mortgagee) of:

(a)                                 all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature (including without limitation Taxes, repair costs, registration fees and insurance premiums) suffered, incurred or paid by the Mortgagee or the Secured Creditors or any of them in connection with the exercise of the powers referred to in or granted by the Loan Agreement, the Master Swap Agreement, the Mortgage, this Deed or any of the other Security Documents or otherwise payable by the Owner in accordance with clause 10 of the Mortgage or clause 8; and

(b)                                 interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from the date on which the same were suffered, incurred or paid by the Mortgagee or the Secured Creditors or any of them until the date of receipt or recovery thereof (whether before or after judgment) at a rate per annum calculated in accordance with clause 3.4 of the Loan Agreement (as conclusively certified by the Mortgagee);

“Insurances” means all policies and contracts of insurance (which expression includes all entries of the Ship in a protection and indemnity or war risks association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the Owner (whether in the sole name of the Owner, or in the joint names of the Owner and the Mortgagee or otherwise) in respect of the Ship and her Earnings or otherwise howsoever in connection with the Ship and all benefits thereof (including claims of whatsoever nature and return of premiums);

“Loss Payable Clauses” means the provisions regulating the manner of payment of sums receivable under the Insurances which are to be incorporated in the relevant insurance documents, such provisions to be in the forms set out in schedule 1 or in such other forms as may from time to time be required or agreed in writing by the Mortgagee;

“Master Swap Agreement” means the 2002 ISDA Master Agreement made between the Swap Provider and the Borrowers dated [•] 2011 mentioned in Recital (B) hereto, comprising a 2002 ISDA Master Agreement (and a schedule thereto), together with any Confirmations (as defined therein) supplemental thereto;

“Master Swap Agreement Liabilities” means at any relevant time all liabilities, actual or contingent, present or future, owing to the Swap Provider under the Master Swap Agreement;

“Mortgagee” includes the successors in title, assignees, transferees and/or replacements of the Mortgagee;

“Notice of Assignment of Insurances” means a notice of assignment in the form set out in schedule 2 or in such other form as may from time to time be required or agreed in writing by the Mortgagee;

“Operating Account” means a Dollar account of the Owner opened or (as the context may require) to be opened by the Owner with the Account Bank with account number [•] and includes any sub-accounts thereof and any other account designated in writing by the Mortgagee to be an Operating Account for the purpose of this Deed and is the [Q Jake] [Q loanari] Operating Account referred to in the Loan Agreement;

“Outstanding Indebtedness” means the aggregate of the Loan and interest accrued and accruing thereon, the Master Swap Agreement Liabilities, the Expenses and all other sums of money from time to time owing to the Mortgagee or the Secured Creditors or any of them, whether actually or contingently, under the Loan Agreement, the Master Swap Agreement and the other Security Documents or any of them;

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“Owner” includes the successors in title of the Owner;

“Requisition Compensation” means all moneys or other compensation from time to time payable during the Security Period by reason of the Compulsory Acquisition of the Ship;

“Secured Creditors” means, together, the Agent, the Swap Provider and the Banks and includes their respective successors in title and, in the case of the Banks, their respective Transferees and, in the case of the Agent, its assignees, transferees and/or replacements and “Secured Creditor” means any of them;

“Security Documents” means the Loan Agreement, the Master Swap Agreement, the Mortgage, this Deed and any other document which is defined in the Loan Agreement as a Security Document and such other documents as may have been or may hereafter be executed to guarantee and/or secure all or any part of the Loan, interest thereon, the Master Swap Agreement Liabilities and other moneys from time to time owing by the Borrowers or either of them pursuant to the Loan Agreement and/or the Master Swap Agreement or by any other Security Party pursuant to any other Security Document (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Security Period” means the period commencing on the date hereof and terminating upon discharge of the security created by the Security Documents by payment of all moneys payable thereunder; and

“Swap Provider” includes its successors in title.

1.3                               Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Deed.

1.4                               Construction of certain terms

In this Deed, unless the context otherwise requires:

1.4.1                     references to clauses and schedules are to be construed as references to clauses of and schedules to this Deed and references to this Deed include its schedules;

1.4.2                     references to (or to any specified provision of) this Deed or any other document shall be construed as references to this Deed, that provision or that document as in force for the time being and as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.4.3                     words importing the plural shall include the singular and vice versa;

1.4.4                     references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.4.5                     references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

1.4.6                     references to statutory provisions shall be construed as references to those provisions as replaced or amended or re-enacted from time to time.

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1.5                               Conflict with Loan Agreement or Master Swap Agreement

This Deed shall be read together with (a) the Loan Agreement, but in case of any conflict between the two instruments, the provisions of the Loan Agreement shall prevail and (b) the Master Swap Agreement, but in case of any conflict between the two instruments, the provisions of the Master Swap Agreement shall prevail.

2                                         Assignment and application of funds

2.1                               Assignment

By way of security for payment of the Outstanding Indebtedness the Owner with full title guarantee hereby assigns and agrees to assign to the Mortgagee absolutely all its rights title and interest in and to the Assigned Property and all its benefits and interests present and future therein. Provided however that:

2.1.1                     Earnings

the Earnings shall be payable to the [Q Jake] [Q loanari] Operating Account until such time as a Default shall occur and the Mortgagee shall direct to the contrary whereupon the Owner shall forthwith, and the Mortgagee may at any time thereafter, instruct the persons from whom the Earnings are then payable to pay the same to the Mortgagee or as it may direct and any Earnings then in the hands of the Owner’s brokers or other agents shall be deemed to have been received by them for the use and on behalf of the Mortgagee; and

2.1.2                     Insurances

unless and until a Default shall occur (whereupon all insurance recoveries, other than any moneys payable under any loss of earnings insurance, shall be receivable by the Mortgagee and applied in accordance with clause 2.3 or clause 2.6 (as the case may be)):

(a)                                 any moneys payable under the Insurances, other than any moneys payable under any loss of earnings insurance, shall be payable in accordance with the terms of the relevant Loss Payable Clause and the Mortgagee will not in the meantime give any notification to the contrary to the insurers as contemplated by the Loss Payable Clauses;

(b)                                 any insurance moneys received by the Mortgagee in respect of any major casualty (as specified in the relevant Loss Payable Clause) shall, unless prior to receipt or whilst such moneys are in the hands of the Mortgagee there shall have occurred a Default (whereupon such insurance monies shall be applied in accordance with clause 2.3 or clause 2.6 (as the case may be)), be paid over to the Owner upon the Owner furnishing evidence satisfactory to the Mortgagee that all loss and damage resulting from such casualty has been properly made good and repaired, and that all repair accounts and other liabilities whatsoever in connection with the casualty have been fully paid and discharged by the Owner, provided however that the insurers with whom the fire and usual marine risks insurances are effected may, in the case of a major casualty (as specified in the relevant Loss Payable Clause), and with the previous consent in writing of the Mortgagee, make payment on account of repairs in the course of being effected; and

(c)                                  any moneys payable under any loss of earnings insurance shall be payable in accordance with the terms of the relevant Loss Payable Clause and shall be subject to such provisions of this clause 2 as shall apply to Earnings and the Mortgagee will not give any notification to the insurers as contemplated in such Loss Payable Clause unless

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and until the Mortgagee shall have become entitled under clause 2.1.1 to direct that the Earnings be paid to the Mortgagee.

2.2                               Notice

The Owner hereby covenants and undertakes with the Mortgagee that it will from time to time upon the written request of the Mortgagee give written notice (in such form as the Mortgagee shall reasonably require) of the assignment herein contained to the persons from whom any part of the Assigned Property is or may be due.

2.3                               Application

All moneys received by the Mortgagee in respect of:

2.3.1                     recovery under the Insurances (other than under any loss of earnings insurance and any such sum or sums as may have been received by the Mortgagee in accordance with the relevant Loss Payable Clause in respect of a major casualty as therein defined and paid over to the Owner as provided in clause 2.1.2(b) or which fall to be otherwise applied under clause 2.6); and

2.3.2                     Requisition Compensation,

shall be held by it upon trust in the first place to pay or make good the Expenses and the balance shall:

(a)                                 in the case of moneys received in respect of recovery under the Insurances in relation to a Total Loss of the Ship or her Requisition Compensation:

(i)                                     if no Default has occurred and is continuing, be applied in making such prepayment as is required in accordance with clause 4.3 of the Loan Agreement and in or towards any payments required under clause 4.4 of the Loan Agreement; or

(ii)                                  if a Default has occurred and is continuing but no Event of Default has occurred and is continuing, be retained by the Mortgagee on a suspense account until such time as such Default is remedied and no other Default has occurred and is continuing (whereupon such moneys shall be applied in making such prepayment as is required in accordance with clause 4.3 of the Loan Agreement and in or towards any payments required under clause 4.4 of the Loan Agreement) provided that, until applied in accordance with clause 4.3 of the Loan Agreement and in or towards any payments required under clause 4.4 of the Loan Agreement or paragraph (b) below, moneys so retained shall be applied by the Mortgagee in or towards satisfaction of any sums from time to time accruing due and payable by the Owner under the Security Documents or any of them by virtue of payment demanded thereunder; or

(b)                                 in any other case or if an Event of Default has occurred, be applied by the Mortgagee in the manner specified in clause 13.1 of the Loan Agreement or (at the absolute discretion of the Mortgagee) paragraph (a)(ii) above.

2.4                               Shortfalls

In the event that the balance referred to in clause 2.3 is insufficient to pay in full the whole of the Outstanding Indebtedness, the Mortgagee shall be entitled to collect the shortfall from the Owner or any other person liable for the time being therefor.

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2.5                               Application of Earnings received by Mortgagee

Any moneys received by the Mortgagee in respect of the Earnings shall:

2.5.1                     if received by the Mortgagee, or in the hands of the Mortgagee, after the occurrence of a Default but prior to the occurrence of an Event of Default, be retained by the Mortgagee and shall be paid over by the Mortgagee to the Operating Account at such times, in such amounts and for such purposes and/or shall be applied by the Mortgagee in or towards satisfaction of any sums from time to time accruing due and payable by the Owner under the Security Documents or any of them or by virtue of payment demanded thereunder, in each case as the Mortgagee may in its absolute discretion determine; and

2.5.2                     if received by the Mortgagee, or in the hands of the Mortgagee, after the occurrence of an Event of Default, be applied by the Mortgagee in the manner specified in paragraph (b) of clause 2.3 and/or clause 2.5.1, as the Mortgagee may in its absolute discretion determine.

2.6                               Application of Insurances received by Mortgagee

Subject to clause 2.3, any moneys received by the Mortgagee in respect of the Insurances (other than in respect of recovery under any loss of earnings insurance or in respect of a Total Loss) shall:

2.6.1                     if received by the Mortgagee, or in the hands of the Mortgagee, after the occurrence of a Default but prior to the occurrence of an Event of Default, be retained by the Mortgagee and shall be paid over by the Mortgagee to the Owner at such times, in such amounts and for such purposes and/or shall be applied by the Mortgagee in or towards satisfaction of any sums from time to time accruing due and payable by the Owner under the Security Documents or any of them or by virtue of payment demanded thereunder, in each case as the Mortgagee may in its absolute discretion determine; and

2.6.2                     if received by the Mortgagee, or in the hands of the Mortgagee, after the occurrence of an Event of Default, be applied by the Mortgagee in the manner specified in paragraph (b) of clause 2.3 and/or clause 2.6.1, as the Mortgagee may in its absolute discretion determine.

2.7                               Use of Owner’s name

The Owner covenants and undertakes with the Mortgagee to do or permit to be done each and every act or thing which the Mortgagee may from time to time require to be done for the purpose of enforcing the Mortgagee’s rights under this Deed and to allow its name to be used as and when required by the Mortgagee for that purpose.

2.8                               Reassignment

Upon payment and discharge in full to the satisfaction of the Mortgagee of the Outstanding Indebtedness, the Mortgagee shall, at the request and cost of the Owner, re-assign the Earnings, the Insurances and any Requisition Compensation to the Owner or as it may direct.

2.9                               Representations and warranties

The Owner hereby represents and warrants to the Mortgagee that:

2.9.1                     it is the sole, absolute, legal and beneficial owner of the Assigned Property; and

2.9.2                     neither the Assigned Property nor any part thereof is subject to any Encumbrance, save as constituted by the Mortgage and this Deed or otherwise permitted by the terms of this Deed.

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3                                         Continuing security and other matters

3.1                               Continuing security

The security created by this Deed shall:

3.1.1                     be held by the Mortgagee as a continuing security for the payment of the Outstanding Indebtedness and the performance and observance of and compliance with all of the covenants, terms and conditions contained in the Security Documents, express or implied, and that the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby and thereby secured (or by any settlement of accounts between the Owner or the other Borrowers or either of them or any other person who may be liable to the Mortgagee and/or the Secured Creditors or any of them in respect of the Outstanding Indebtedness or any part thereof and the Mortgagee and/or the Secured Creditors or any of them);

3.1.2                     be in addition to, and shall not in any way prejudice or affect, and may be enforced by the Mortgagee without prior recourse to, the security created by any of the other Security Documents or by any present or future Collateral Instruments, right or remedy held by or available to the Mortgagee and/or the Secured Creditors or any of them or any right or remedy of the Mortgagee and/or the Secured Creditors or any of them thereunder; and

3.1.3                     not be in any way prejudiced or affected by the existence of any of the other Security Documents or any such Collateral Instrument, rights or remedies or by the same becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Mortgagee and/or the Secured Creditors or any of them dealing with, exchanging, varying or failing to perfect or enforce any of the same, or giving time for payment or performance or indulgence or compounding with any other person liable.

3.2                               Rights additional

All the rights, powers and remedies vested in the Mortgagee hereunder shall be in addition to and not a limitation of any and every other right, power or remedy vested in the Mortgagee and/or the Secured Creditors or any of them under the Loan Agreement, the Master Swap Agreement, this Deed, the other Security Documents or any Collateral Instrument or at law and all the rights, powers and remedies so vested in the Mortgagee and/or the Secured Creditors or any of them may be exercised from time to time and as often as the Mortgagee and/or the Secured Creditors or any of them may deem expedient.

3.3                               No enquiry

The Mortgagee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under the Mortgage and/or this Deed or to make any claim or take any action to collect any moneys hereby assigned or to enforce any rights or benefits hereby assigned to the Mortgagee or to which the Mortgagee may at any time be entitled under the Mortgage and/or this Deed.

3.4                               Obligations of Owner and Mortgagee

The Owner shall remain liable to perform all the obligations assumed by it in relation to the Assigned Property and the Mortgagee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in the event of any failure by the Owner to perform its obligations in respect thereof.

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3.5                               Discharge of Mortgage

Notwithstanding that this Deed is expressed to be supplemental to the Mortgage it shall continue in full force and effect after any discharge of the Mortgage.

4                                         Powers of Mortgagee to protect security and remedy defaults

4.1                               Protective action

The Mortgagee shall, without prejudice to its other rights, powers and remedies under any of the Security Documents, be entitled (but not bound) at any time, and as often as may be necessary, to take any such action as it may in its discretion think fit for the purpose of protecting or maintaining the security created by this Deed and the other Security Documents, and all Expenses attributable thereto shall be payable by the Owner on demand, together with interest thereon at the rate provided for in clause 3.4 of the Loan Agreement from the date such expense or liability was incurred by the Mortgagee until the date of actual receipt whether before or after any relevant judgment.

4.2                               Remedy of defaults

Without prejudice to the generality of the provisions of clause 4.1, if the Owner fails to comply with the provisions of clause 5.1.1 of the Mortgage, the Mortgagee shall become forthwith entitled (but not bound) to effect and thereafter to maintain all such insurances upon the Ship as in its discretion it may think fit in order to procure the compliance with such provisions or alternatively, to require the Ship (at the Owner’s risk) to remain in, or to proceed to and remain in, a port designated by the Mortgagee until such provisions are fully complied with and the Expenses attributable to the exercise by the Mortgagee of any such powers shall be payable by the Owner on demand.

5                                         Powers of Mortgagee on Event of Default

5.1                               Powers

At any time after the occurrence of an Event of Default, the Mortgagee shall forthwith become entitled (but not bound) as and when it may see fit, to put into force and exercise in relation to the Assigned Property or any part thereof all or any of the rights, powers and remedies possessed by it as assignee and/or chargee of the Assigned Property (whether at law, by virtue of this Deed or otherwise) and in particular (without limiting the generality of the foregoing):

5.1.1                     to require that all policies, contracts, certificates of entry and other records relating to the Insurances (including details of and correspondence concerning outstanding claims) be delivered forthwith to such adjusters and/or brokers and/or other insurers as the Mortgagee may nominate;

5.1.2                    to collect, recover, compromise and give a good discharge for, all claims then outstanding or thereafter arising under the Insurances or any of them or in respect of the Earnings or Requisition Compensation or any part thereof, and to take over or institute (if necessary using the name of the Owner) all such proceedings in connection therewith as the Mortgagee in its absolute discretion thinks fit, and, in the case of the Insurances, to permit any brokers through whom collection or recovery is effected to charge the usual brokerage therefor;

5.1.3                     to discharge, compound, release or compromise claims in respect of the Earnings, Insurances or Requisition Compensation or any part thereof which have given or may give rise to any charge or lien or other claim on the Earnings, Insurances or Requisition Compensation or any part thereof or which are or may be enforceable by proceedings against the Earnings, Insurances or Requisition Compensation or any part thereof; and

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5.1.4                     to recover from the Owner on demand all Expenses incurred or paid by the Mortgagee in connection with the exercise of the powers (or any of them) referred to in this clause 5.1.

6                                         Attorney

6.1                               Appointment

By way of security, the Owner hereby irrevocably appoints the Mortgagee to be its attorney generally for and in the name and on behalf of the Owner, and as the act and deed or otherwise of the Owner to execute, seal and deliver and otherwise perfect and do all such deeds, assurances, agreements, instruments, acts and things which may be required for the full exercise of all or any of the rights, powers or remedies conferred hereby or which may be deemed proper in or in connection with all or any of the purposes aforesaid. The power hereby conferred shall be a general power of attorney under the Powers of Attorney Act 1971, and the Owner ratifies and confirms, and agrees to ratify and confirm, any deed, assurance, agreement, instrument, act or thing which the Mortgagee may execute or do pursuant thereto. Provided always that such power shall not be exercisable by or on behalf of the Mortgagee until the happening of any Event of Default.

6.2                               Exercise of power

The exercise of such power by or on behalf of the Mortgagee shall not put any person dealing with the Mortgagee upon any enquiry as to whether any Event of Default has happened, nor shall such person be in any way affected by notice that no such Event of Default has happened, and the exercise by the Mortgagee of such power shall be conclusive evidence of the Mortgagee’s right to exercise the same.

6.3                               Filings

The Owner hereby irrevocably appoints the Mortgagee to be its attorney in its name and on its behalf and as its act and deed or otherwise to agree the form of and to execute and do all deeds, instruments, acts and things in order to file, record, register or enrol this Deed in any court, public office or elsewhere which the Mortgagee may in its discretion consider necessary or advisable, now or in the future, to ensure the legality, validity, enforceability or admissibility in evidence thereof.

7                                         Further assurance

The Owner hereby further undertakes at its own expense from time to time to execute, sign, perfect, do and (if required) register every such further assurance, document, act or thing as in the opinion of the Mortgagee may be necessary or desirable for the purpose of more effectually mortgaging and charging the Assigned Property or perfecting the security constituted or intended to be constituted by this Deed.

8                                        Costs and indemnities

8.1                               Costs

The Owner shall pay to the Mortgagee on demand on a full indemnity basis all expenses or liabilities of whatever nature (including legal fees, fees of insurance advisers, printing, out-of-pocket expenses, stamp duties, registration fees and other duties or charges) together with any Taxes (including value added tax or other similar tax) payable in respect thereof, incurred by the Mortgagee in connection with the exercise or enforcement of, or preservation of any rights under this Deed or otherwise in respect of the Outstanding Indebtedness and the security therefor, or in connection with the preparation, completion, execution or registration of this Deed.

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8.2                               Mortgagee’s indemnity

The Owner hereby agrees and undertakes to indemnify the Mortgagee against all losses, actions, claims, expenses, demands, obligations and liabilities whatever and whenever arising which may now or hereafter be incurred by the Mortgagee or by any manager, agent, officer or employee for whose liability, act or omission the Mortgagee may be answerable in respect of, in relation to, or in connection with anything done or omitted in the exercise or purported exercise of the powers contained in this Deed or otherwise in connection with such powers or with this Deed or with the Ship, its Earnings, Requisition Compensation and Insurances or otherwise howsoever in relation to, or in connection with, any of the matters dealt with in this Deed.

9                                         Remedies cumulative and other provisions

9.1                               No implied waivers; remedies cumulative

No failure or delay on the part of the Mortgagee to exercise any right, power or remedy vested in it under this Deed, the Loan Agreement, the Mortgage or any of the other Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Mortgagee of any right, power or remedy nor the discontinuance, abandonment or adverse determination of any proceedings taken by the Mortgagee to enforce any right, power or remedy preclude any other or further exercise thereof or proceedings to enforce the same or the exercise of any other right, power or remedy, nor shall the giving by the Mortgagee of any consent to any act which by the terms of this Deed requires such consent prejudice the right of the Mortgagee to give or withhold consent to the doing of any other similar act. The remedies provided in this Deed, the Loan Agreement, the Mortgage and the other Security Documents are cumulative and are not exclusive of any remedies provided by law.

9.2                               Delegation

The Mortgagee shall be entitled, at any time and as often as may be expedient, to delegate all or any of the powers and discretions vested in it by this Deed, the Loan Agreement, the Mortgage (including the power vested in it by clause 11 of the Mortgage) or any of the other Security Documents in such manner, upon such terms, and to such persons as the Mortgagee in its absolute discretion may think fit.

9.3                               Incidental powers

The Mortgagee shall be entitled to do all acts and things incidental or conducive to the exercise of any of the rights, powers or remedies possessed by it as mortgagee of the Ship (whether at law, under this Deed or otherwise) and in particular (but without prejudice to the generality of the foregoing) upon becoming entitled to exercise any of its powers under clause 7.1 of the Mortgage, the Mortgagee shall be entitled to discharge any cargo on board the Ship (whether the same shall belong to the Owner or any other person) and to enter into such other arrangements respecting the Ship, the insurances, management, maintenance, repair, classification and employment in all respects as if the Mortgagee was the owner of the Ship, but without being responsible for any loss incurred as a result of the Mortgagee doing or omitting to do any such acts or things as aforesaid.

10                                 Notices

The provisions of clause 17.1 of the Loan Agreement shall apply mutatis mutandis in respect of any certificate, notice, demand or other communication given or made under this Deed save that any references in clause 17.1 of the Loan Agreement to “this Agreement”, the “Borrowers or either of them” or the “Security Agent” should be read as referring to this Deed, the Owner and the Mortgagee, respectively.

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11                                  Counterparts

This Deed may be entered into in the form of two counterparts, each executed by one of the parties hereto, and, provided both the parties shall so execute this Deed, each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original but, taken together, they shall constitute one instrument.

12                                  Law and jurisdiction

12.1                        Law

This Deed and any non-contractual obligations in connection with this Deed are governed by, and shall be construed in accordance with, English law.

12.2                        Submission to jurisdiction

For the benefit of the Mortgagee, the parties hereto irrevocably agree that any legal action or proceedings in connection with this Deed and/or any non-contractual obligations connected with this Deed may be brought in the English courts, or in the courts of any other country chosen by the Mortgagee, each of which shall have jurisdiction to settle any disputes arising out of or in connection with this Deed and/or any non-contractual obligations connected with it. The Owner irrevocably and unconditionally submits to the jurisdiction of the English courts and the courts of any country chosen by the Mortgagee and irrevocably designates, appoints and empowers Hill Dickinson Service (London) Limited at present of Irongate House, 22-30 Duke’s Place, London EC3A 7HX, England to receive, for it and on its behalf, service of process issued out of the English courts in any legal action or proceedings arising out of or in connection with this Deed. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Mortgagee to take proceedings against the Owner in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

The parties further agree that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which the Owner may have against the Mortgagee arising out of or in connection with this Deed and/or any non-contractual obligations connected with this Deed.

12.3                        Contracts (Rights of Third Parties) Act 1999

No term of this Deed is enforceable under the provisions of the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Deed.

IN WITNESS whereof this Deed has been duly executed as a deed the day and year first above written.

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Schedule 1

Forms of Loss Payable Clauses

1                                         Hull and machinery (marine and war risks)

By a Deed of Assignment dated [•] 2011 [Q JAKE] [Q IOANARI] SHIPPING LTD. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “Owner”) has assigned to ABN AMRO BANK N.V. of Coolsingel 93, 3012 AE Rotterdam, The Netherlands (the “Mortgagee”) all the Owner’s rights, title and interest in and to all policies and contracts of insurance from time to time taken out or entered into by or for the benefit of the Owner in respect of m.v. [Q Jake] [Q loanari] and accordingly:

(a)                                 all claims hereunder in respect of an actual or constructive or compromised or arranged total loss and all claims in respect of a major casualty (that is to say any casualty the claim in respect of which exceeds [Five hundred thousand] Dollars ($[500,000]) (or the equivalent in any other currency) inclusive of any deductible) shall be paid in full to the Mortgagee or to its order; and

(b)                                 all other claims hereunder shall be paid in full to the Owner or to its order, unless and until the Mortgagee shall have notified the insurers hereunder to the contrary, whereupon all such claims shall be paid to the Mortgagee or to its order.

2                                         War risks

It is noted that ABN AMRO BANK N.V. of Coolsingel 93, 3012 AE Rotterdam, The Netherlands (the “Mortgagee”) is interested as first mortgagee in the subject matter of this insurance. Save as hereinafter provided, all claims (whether in respect of actual, constructive, arranged or compromised total loss or otherwise) which, but for this Loss Payable Clause, would be payable to [Q JAKE] [Q IOANARI] SHIPPING LTD. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “Owner”) shall be payable to the Mortgagee, provided always that unless and until notice in writing to the contrary has been received by the Association, claims (other than total loss claims) not exceeding [Five hundred thousand] Dollars ($[500,000]) (or the equivalent in any other currency) in respect of any one claim shall be paid direct to the Owner or to its order.

3                                         Protection and indemnity risks

Payment of any recovery which [Q JAKE] [Q IOANARI] SHIPPING LTD. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “Owner”) is entitled to make out of the funds of the Association in respect of any liability, costs or expenses incurred by the Owner, shall be made to the Owner or to its order, unless and until the Association receives notice to the contrary from ABN AMRO BANK N.V. of Coolsingel 93, 3012 AE Rotterdam, The Netherlands (the “Mortgagee”) in which event all recoveries shall thereafter be paid to the Mortgagee or its order; provided always that no liability whatsoever shall attach to the Association, its Managers or their agents for failure to comply with the latter obligation until the expiry of two (2) clear business days from the receipt of such notice.

4                                         Loss of earnings

By a Deed of Assignment dated [•] 2011 [Q JAKE] [Q IOANARI] SHIPPING LTD. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “Owner”) has assigned to ABN AMRO BANK N.V. of Coolsingel 93, 3012 AE Rotterdam, The Netherlands (the “Mortgagee”) all its rights, title and interest in and to all policies and contracts of insurance from time to time taken out or entered into by or for the benefit of the

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Owner in respect of m.v. [Q Jake] [Q Ionari] and her earnings and accordingly all claims hereunder shall be paid in full to the account of the Owner held with ABN Amro Bank N.V. with account number [•][•] unless and until the Mortgagee shall have notified the insurers hereunder to the contrary, whereupon all such claims shall be paid to the Mortgagee or its order.

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Schedule 2

Form of Notice of Assignment of Insurances

[Q JAKE] [Q IOANARI] SHIPPING LTD. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “Owner”), the Owner of the motor vessel [Q Jake] [Q Ionari], HEREBY GIVES NOTICE that by a Deed of Assignment dated [•] 2011 and entered into by us with ABN AMRO BANK N.V. of Coolsingel 93, 3012 AE Rotterdam, The Netherlands there has been assigned by us to ABN AMRO BANK N.V. as first mortgagees of the said vessel all insurances in respect thereof, including the insurances constituted by the Policy whereon this notice is endorsed.

Signed
For and on behalf of
[Q JAKE] [Q IOANARI] SHIPPING LTD.

Date: [•]

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EXECUTED as a DEED	)
by	)
for and on behalf of	)
[Q JAKE] [Q IOANARI] SHIPPING LTD.	)	Attorney-in-fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED	)
by	)
for and on behalf of	)
ABN AMRO BANK N.V.	)	Attorney-in-fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

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Schedule 10

Form of Corporate Guarantee

Private & Confidential

Dated [•] 2011

QUINTANA SHIPPING LTD.	(1)

and

ABN AMRO BANK N.V.	(2)

CORPORATE GUARANTEE

Contents

Clause		Page

1	Interpretation	1

2	Guarantee	3

3	Payments and Taxes	6

4	Representations and warranties	7

5	Undertakings	9

6	Set-off	15

7	Benefit of this Guarantee	15

8	Notices and other matters	16

9	Law and jurisdiction	17

THIS GUARANTEE is dated [•] 2011 and made BETWEEN:

(1)                                 QUINTANA SHIPPING LTD., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Guarantor”); and

(2)                                 ABN AMRO BANK N.V., a company incorporated in The Netherlands whose registered office is at Gustav Mahlerlaan 10 / Locationcode: PAC HQ 8042, 1082 PP Amsterdam, The Netherlands, acting through its office at Coolsingel 93, 3012 AE Rotterdam, The Netherlands, (the “Security Agent”) as security agent and trustee for the benefit of itself and the Secured Creditors (as defined below).

WHEREAS:

(A)                               by a loan agreement dated [•] 2011 (the “Agreement”) made between (1) Q Jake Shipping Ltd. and Q loanari Shipping Ltd. as joint and several borrowers (herein and therein, together the “Borrowers”), (2) ABN AMRO Bank N.V. as agent (in such capacity the “Agent”), as security agent (in such capacity the “Security Agent”), account bank and swap provider (in such capacity the “Swap Provider”) and (3) the banks and financial institutions referred to in schedule 1 to the Agreement as lenders (the “Banks”; and, together with the Agent and the Swap Provider the “Secured Creditors”), the Banks agreed (inter alia) to advance by way of loan to the Borrowers, upon the terms and conditions therein contained, the principal sum of up to Forty one million one hundred thousand Dollars ($41,100,000);

(B)                               by a 2002 ISDA master swap agreement (including the schedule thereto) dated [•] 2011 (the “Master Swap Agreement”) and made between the Borrowers and the Swap Provider, the Swap Provider agreed the terms and conditions upon which it would enter into (inter alia) one or more interest rate swap transactions with the Borrowers in respect of the Loan (whether in whole or in part, as the case may be) from time to time;

(C)                               pursuant to clause 16.14 of the Agreement, each of the Secured Creditors has appointed the Security Agent as its security agent and trustee and pursuant to a deed of trust dated [•] 2011 and executed by the Security Agent (as trustee) in favour of the Secured Creditors, the Security Agent agreed to hold, receive, administer and enforce this Guarantee for and on behalf of itself and the Secured Creditors; and

(D)                               the execution and delivery of this Guarantee is one of the conditions precedent to each Bank making its Commitment available under the Agreement and this Guarantee is the Corporate Guarantee referred to in the Agreement.

IT IS AGREED as follows:

1                                         Interpretation

1.1                               Defined expressions

In this Guarantee, unless the context otherwise requires or unless otherwise defined in this Guarantee, words and expressions defined in the Agreement and used in this Guarantee shall have the same meaning where used in this Guarantee.

1.2                               Definitions

In this Guarantee, unless the context otherwise requires:

“Agent” includes its successors in title, assignees and/or its replacements;

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“Applicable Accounting Principles” means the latest and most up-to-date general accounting principles and standards applicable in the United States of America at any relevant time;

“Banks” includes their respective successors in title and/or Transferee Banks;

“Collateral Instruments” means notes, bills of exchange, certificates of deposit and other negotiable and non-negotiable instruments, guarantees, indemnities and other assurances against financial loss and any other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for, any indebtedness or liabilities of the Borrowers or either of them or any other person liable and includes any documents or instruments creating or evidencing a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest of any kind;

“Group” means the Guarantor and its Subsidiaries from time to time and “member of the Group” shall be construed accordingly;

“Guarantee” includes each separate or independent stipulation or agreement by the Guarantor contained in this Guarantee;

“Guaranteed Liabilities” means all moneys, obligations and liabilities expressed to be guaranteed by the Guarantor in clause 2.1;

“Guarantor” includes the successors in title of the Guarantor;

“Incapacity” means, in relation to a person, the death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding up, administration, receivership, amalgamation, reconstruction or other incapacity whatsoever of that person (and, in the case of a partnership, includes the termination or change in the composition of the partnership);

“Relevant Jurisdiction” means any jurisdiction in which or where the Guarantor is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

“Secured Creditors” means, together, the Agent, the Swap Provider and the Banks and “Secured Creditor” means each of them;

“Security Agent” includes its successors in title, assignees and/or its replacements;

“Security Period” means the period commencing on the date hereof and terminating upon discharge of the security created by the Security Documents by payment of all moneys payable thereunder; and

“Swap Provider” includes its successors in title.

1.3                               Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Guarantee.

1.4                               Construction of certain terms

In this Guarantee, unless the context otherwise requires:

1.4.1                     references to clauses are to be construed as references to the clauses of this Guarantee;

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1.4.2                     references to (or to any specified provision of) this Guarantee or any other document shall be construed as references to this Guarantee, that provision or that document as in force for the time being and as amended from time to time in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.4.3                     words importing the plural shall include the singular and vice versa;

1.4.4                     references to a time of day are to London time;

1.4.5                     references to a person shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.4.6                     references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, any obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

1.4.7                     references to any enactment shall be deemed to include reference to such enactment as re-enacted, amended or extended.

2                                         Guarantee

2.1                               Covenant to pay

In consideration of (a) the Banks making or continuing loans or advances to, or otherwise giving credit or granting banking facilities or accommodation or granting time to, the Borrowers or either of them pursuant to the Agreement and (b) the Swap Provider agreeing to enter into the Master Swap Agreement with the Borrowers, the Guarantor hereby irrevocably guarantees to pay to the Security Agent for the account of the Secured Creditors, on demand by the Security Agent, all moneys and discharge all obligations and liabilities now or hereafter due, owing or incurred by the Borrowers or either of them to the Secured Creditors or any of them under or pursuant to the Agreement, the Master Swap Agreement and/or the other Security Documents or any of them when the same become due for payment or discharge whether by acceleration or otherwise, and whether such moneys, obligations or liabilities are express or implied, present, future or contingent, joint or several, incurred as principal or surety, originally owing to the Secured Creditors or any of them or purchased or otherwise acquired by any of them, denominated in Dollars or in any other currency, or incurred on any banking account or in any other manner whatsoever.

Such liabilities shall, without limitation, include interest (as well after as before judgment) to date of payment at such rates and upon such terms as may from time to time be agreed, commission, fees and other charges and all legal and other costs, charges and expenses on a full and unqualified indemnity basis which may be incurred by the Secured Creditors or any of them in relation to any such moneys, obligations or liabilities or generally in respect of the Borrowers or either of them, the Guarantor or any Collateral Instrument.

2.2                               Guarantor as principal debtor; indemnity

As a separate and independent stipulation, the Guarantor agrees that if any purported obligation or liability of the Borrowers or either of them which would have been the subject of this Guarantee had it been valid and enforceable is not or ceases to be valid or enforceable against the Borrowers or either of them on any ground whatsoever whether or not known to the Security Agent or the Secured Creditors or any of them (including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of the Borrowers or either of them or any legal or other limitation,

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whether under the Limitation Acts or otherwise or any disability or Incapacity or any change in the constitution of the Borrowers or either of them) the Guarantor shall nevertheless be liable to the Security Agent in respect of that purported obligation or liability as if the same were fully valid and enforceable and the Guarantor were the principal debtor in respect thereof. The Guarantor hereby agrees to keep the Security Agent fully indemnified on demand against all damages, losses, costs and expenses arising from any failure of the Borrowers or either of them to perform or discharge any such purported obligation or liability.

2.3                               Statements of account conclusive

Any statement of account, signed as correct by an officer of the Security Agent, showing the amount of the Guaranteed Liabilities shall, in the absence of material error, be binding and conclusive on and against the Guarantor.

2.4                               No security taken by Guarantor

The Guarantor warrants that it has not taken or received, and undertakes that until all the Guaranteed Liabilities have been paid or discharged in full, it will not take or receive, the benefit of any security from the Borrowers or either of them or any other person in respect of its obligations under this Guarantee.

2.5                               Interest

The Guarantor agrees to pay interest on each amount demanded of it under this Guarantee from the date of such demand until payment (as well after as before judgment) at the rate specified in clause 3.4 of the Agreement which shall apply to this Guarantee mutatis mutandis. Such interest shall be compounded at the end of each period determined for this purpose by the Security Agent in the event of it not being paid when demanded but without prejudice to the Secured Agent’s right to require payment of such interest.

2.6                               Continuing security and other matters

This Guarantee shall:

2.6.1                     secure the ultimate balance from time to time owing to the Security Agent and/or any of the Secured Creditors by the Borrowers or either of them and shall be a continuing security, notwithstanding any settlement of account or other matter whatsoever;

2.6.2                     be in addition to any present or future Collateral Instrument, right or remedy held by or available to the Security Agent and/or the Secured Creditors or any of them; and

2.6.3                    not be in any way prejudiced or affected by the existence of any such Collateral Instrument, rights or remedies or by the same becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Security Agent or the Secured Creditors dealing with, exchanging, varying or failing to perfect or enforce any of the same or giving time for payment or indulgence or compounding with any other person liable.

2.7                               Liability unconditional

The liability of the Guarantor shall not be affected nor shall this Guarantee be discharged or reduced by reason of:

2.7.1                     the Incapacity or any change in the name, style or constitution of the Borrowers or either of them or any other person liable;

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2.7.2                     the Security Agent or any of the Secured Creditors granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, the Borrowers or either of them or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from the Borrowers or either of them or any other person liable; or

2.7.3                     any act or omission which would not have discharged or affected the liability of the Guarantor had it been a principal debtor instead of a guarantor or by anything done or omitted which but for this provision might operate to exonerate the Guarantor.

2.8                               Collateral Instruments

Neither the Security Agent nor the Secured Creditors shall be obliged to make any claim or demand on the Borrowers or either of them or to resort to any Collateral Instrument or other means of payment now or hereafter held by or available to it before the Security Agent enforcing this Guarantee and no action taken or omitted by the Security Agent or any of the Secured Creditors in connection with any such Collateral Instrument or other means of payment shall discharge, reduce, prejudice or affect the liability of the Guarantor under this Guarantee nor shall the Security Agent or any of the Secured Creditors be obliged to apply any money or other property received or recovered in consequence of any enforcement or realisation of any such Collateral Instrument or other means of payment in reduction of the Guaranteed Liabilities.

2.9                               Waiver of Guarantor’s rights

Until all the Guaranteed Liabilities have been paid, discharged or satisfied in full (and notwithstanding payment of a dividend in any liquidation or under any compromise or arrangement) the Guarantor agrees that, without the prior written consent of the Security Agent, it will not:

2.9.1                     exercise its rights of subrogation, reimbursement and indemnity against the Borrowers or either of them or any other person liable in respect of any Guaranteed Liabilities;

2.9.2                     demand or accept repayment in whole or in part of any Indebtedness now or hereafter due to the Guarantor from the Borrowers or either of them or from any other person liable in respect of any Guaranteed Liabilities or demand or accept any Collateral Instrument in respect of the same or dispose of the same;

2.9.3                     take any step to enforce any right against the Borrowers or either of them or any other person liable in respect of any Guaranteed Liabilities; and

2.9.4                     claim any set-off or counterclaim against the Borrowers or either of them or any other person liable or claim or prove in competition with the Security Agent or any of the Secured Creditors in the liquidation of the Borrowers or either of them or any other person liable in respect of any Guaranteed Liabilities or have the benefit of, or share in, any payment from or composition with, the Borrowers or either of them or any other person liable in respect of any Guaranteed Liabilities or any other Collateral Instrument now or hereafter held by the Security Agent or any of the Secured Creditors for any Guaranteed Liabilities or for the obligations or liabilities of any other person liable but so that, if so directed by the Security Agent, it will prove for the whole or any part of its claim in the liquidation of the Borrowers or either of them or any other person liable in respect of any Guaranteed Liabilities on terms that the benefit of such proof and of all moneys received by it in respect thereof shall be held on trust for the Security Agent and applied in or towards discharge of the Guaranteed Liabilities in such manner as the Security Agent shall deem appropriate.

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2.10                        Suspense account

Any moneys received in connection with this Guarantee (whether before or after any Incapacity of the Borrowers or either of them or the Guarantor) may be placed to the credit of a suspense account with a view to preserving the rights of the Security Agent and the Secured Creditors to prove for the whole of their claims against the Borrowers or either of them or any other person liable or may be applied in or towards satisfaction of such of the Guaranteed Liabilities as the Security Agent may from time to time conclusively determine in its absolute discretion.

2.11                        Settlements conditional

Any release, discharge or settlement between the Guarantor and the Security Agent or any of the Secured Creditors shall be conditional upon no security, disposition or payment to the Security Agent or any of the Secured Creditors by the Borrowers or either of them or any other person liable being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled, the Security Agent shall be entitled to enforce this Guarantee subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

2.12                        Guarantor to deliver up certain property

If, contrary to clauses 2.4 or 2.9, the Guarantor takes or receives the benefit of any security or receives or recovers any money or other property, such security, money or other property shall be held on trust for the Security Agent and shall be delivered to the Security Agent on demand.

2.13                        Retention of this Guarantee

The Security Agent shall be entitled to retain this Guarantee after as well as before the payment or discharge of all the Guaranteed Liabilities for such period as the Security Agent may determine.

3                                         Payments and Taxes

3.1                               No set-off or counterclaim

All payments to be made by the Guarantor under this Guarantee shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 3.2, free and clear of any deductions or withholdings, in Dollars on the due date to such account of the Security Agent as the Security Agent may specify in writing to the Guarantor.

3.2                               Grossing up for Taxes

If at any time the Guarantor is required to make any deduction or withholding in respect of Taxes from any payment due under this Guarantee for the account of the Security Agent (or if the Security Agent is required to make any such deduction or withholding from a payment to a Secured Creditor of moneys received under this Guarantee), the sum due from the Guarantor in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Security Agent or (as the case may be) the relevant Secured Creditor receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Guarantor shall indemnify the Security Agent or (as the case may be) the relevant Secured Creditor against any losses or costs incurred by it by reason of any failure of the Guarantor to make any such deduction or withholding or by reason of any increased payment not being made on the due date

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for such payment. The Guarantor shall promptly deliver to the Security Agent any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

3.3                               Currency indemnity

If any sum due from the Guarantor under this Guarantee or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable under this Guarantee or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Guarantor, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to this Guarantee, the Guarantor shall indemnify and hold harmless the Security Agent from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Security Agent may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Guarantor under this clause 3.3 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Guarantee and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

4                                         Representations and warranties

4.1                               Continuing representations and warranties

The Guarantor represents and warrants to the Security Agent that:

4.1.1                     Due incorporation

the Guarantor is duly incorporated and validly existing in goodstanding under the laws of the Republic of the Marshall Islands as a Marshall Islands corporation, has no centre of main interests, permanent establishment or place of business in the Republic of the Marshall Islands, the UK or the USA and has power to carry on its business as it is now being conducted and to own its property and other assets;

4.1.2                     Corporate power to guarantee

the Guarantor has power to execute, deliver and perform its obligations under this Guarantee; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Guarantor to borrow or give guarantees will be exceeded as a result of this Guarantee;

4.1.3                     Binding obligations

this Guarantee constitutes valid and legally binding obligations of the Guarantor enforceable in accordance with its terms;

4.1.4                     No conflict with other obligations

the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Guarantee by the Guarantor will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Guarantor is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any

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agreement or other instrument to which the Guarantor is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the Guarantor’s constitutional documents or (iv) result in the creation or imposition of or oblige the Guarantor to create any Encumbrance on any of the Guarantor’s undertaking, assets, rights or revenues;

4.1.5                     No litigation

no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of the Guarantor, threatened against the Guarantor which could have a material adverse effect on the business, assets or financial condition of the Guarantor;

4.1.6                     No filings required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Guarantee that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to this Guarantee and this Guarantee is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

4.1.7                     Choice of law

the choice of English law to govern this Guarantee and the submission by the Guarantor to the non-exclusive jurisdiction of the English courts are valid and binding;

4.1.8                     No immunity

neither the Guarantor nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement);

4.1.9                     Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Guarantor to authorise, or required by the Guarantor in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Guarantee or the performance by the Guarantor of its obligations under this Guarantee has been obtained or made and is in full force and effect and there has been no default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same; and

4.1.10              Shareholdings

each of the Borrowers is a wholly-owned direct Subsidiary of the Guarantor and all of the issued shares in the Guarantor are legally and ultimately beneficially owned by the person or persons disclosed by the Borrowers to the Agent and the Banks in the negotiation of the Agreement.

4.2                               Initial representations and warranties

The Guarantor further represents and warrants to the Security Agent that:

4.2.1                     Pari passu

the obligations of the Guarantor under this Guarantee are direct, general and unconditional obligations of the Guarantor and rank at least pari passu with all other present and future

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unsecured and unsubordinated Indebtedness of the Guarantor with the exception of any obligations which are mandatorily preferred by law and not by contract;

4.2.2                     No default under other Indebtedness

the Guarantor is not (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof be) in breach of or in default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;

4.2.3                     Information

the information, exhibits and reports furnished by the Guarantor to the Security Agent in connection or with the negotiation and preparation of this Guarantee are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

4.2.4                     No withholding Taxes

no Taxes are imposed by withholding or otherwise on any payment to be made by the Guarantor under this Guarantee or are imposed on or by virtue of the execution or delivery by the Guarantor of this Guarantee or any document or instrument to be executed or delivered under this Guarantee;

4.2.5                     No Default

no Default has occurred and is continuing; and

4.2.6                     No material adverse change

there has been no material adverse change in the financial position of the Guarantor or the consolidated financial position of the Group from that described by the Borrowers and/or the Guarantor to the Agent in the negotiation of the Agreement and this Guarantee.

4.3                               Repetition of representations and warranties

On and as of each day from the date of this Guarantee until the last day of the Security Period, the Guarantor shall be deemed to repeat the representations and warranties in clause 4.1 as if made with reference to the facts and circumstances existing on each such day.

5                                         Undertakings

5.1                               General

The Guarantor undertakes with the Security Agent that, from the date of this Guarantee and at all times during the Security Period, it will:

5.1.1                     Notice of default

promptly inform the Security Agent of any occurrence of which it becomes aware which might adversely affect its ability to perform its obligations under this Guarantee and of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Security Agent, confirm to the Security Agent in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

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5.1.2                     Consents and licences

without prejudice to clause 4.1, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all its obligations under this Guarantee;

5.1.3                     Pari passu

ensure that its obligations under this Guarantee shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

5.1.4                     Financial statements

prepare or cause to be prepared:

(a)                                 audited consolidated financial statements of the Group in accordance with the Applicable Accounting Principles consistently applied in respect of each financial year (commencing with the financial year ending on 31 December 2011) (namely, each 12-month period ending on 31 December of each calendar year); and

(b)                                 unaudited consolidated financial statements of the Group in accordance with the Applicable Accounting Principles consistently applied in respect of the first half-year of each financial year (namely, each 6-month period ending on 30 June of each calendar year), and, in each case, deliver to the Security Agent as many copies of the same as the Security Agent may reasonably require as soon as practicable but not later than:

(i)                                     in the case of annual audited financial statements, one hundred and eighty (180) days after the end of the financial period to which they relate (namely, not later than 30 June of each calendar year); and

(ii)                                  in the case of unaudited financial statements, ninety (90) days after the end of the financial period to which they relate (namely, not later than 30 September of each calendar year);

5.1.5                    Valuations

deliver or cause to be delivered to the Security Agent valuations of each Fleet Vessel prepared in accordance with, and in the manner specified in, clause 5.3.3 (at the cost of the Guarantor) at the time when the consolidated financial statements of the Group are delivered to the Agent and/or the Security Agent in accordance with clause 8.1.5 of the Agreement and/or and clause 5.1.4, and prepared as at the date to which the relevant financial statements which they accompany are drawn up and, if a Default has occurred, at any other time as and when the Security Agent in its absolute discretion shall require;

5.1.6                     Provision of other information

(a)                                 provide the Security Agent with such financial and other information concerning the Guarantor, the Group and their respective affairs as the Security Agent may from time to time reasonably require and shall promptly advise the Security Agent of all major financial

10

developments in relation to the Manager, the Guarantor, the Borrowers, the Group, any other member of the Group and their Related Companies including, without prejudice to the generality of the foregoing, any vessel sales or purchases and any new borrowings;

(b)                                 if at any time the Guarantor pursues an initial public offering of its shares on any stock exchange, appoint ABN Amro Bank N.V. as one of the underwriters in such initial public offering pursuant to the terms agreed by the other selected underwriters or the terms agreed between the Guarantor and ABN Amro Bank N.V.;

5.1.7                     Delivery of reports

deliver to the Security Agent sufficient copies of every report, circular, notice or like document issued by the Guarantor to its shareholders or creditors generally; and

5.1.8                     Covenants to other lenders

(a)                                 ensure that the covenants in this Guarantee shall at all times be similar to and, in any case, not less onerous than, the covenants given from time to time by the Guarantor in any guarantee to other banks or financial institutions which have financed the assets owned by other members of the Group; and

(b)                                 if at any time the Guarantor negotiates more onerous covenants that those contained in this Guarantee with another bank or financial institution, promptly notify the Security Agent and offer to amend this Guarantee so as to incorporate any such more onerous covenants in this Guarantee.

5.2                               Negative undertakings

The Guarantor undertakes with the Security Agent that, from the date of this Guarantee and at all times during the Security Period, the Guarantor will not, without the prior written consent of the Security Agent acting on the instructions of the Majority Banks:

5.2.1                     No merger

merge or consolidate with any other person or enter into any demerger, amalgamation or corporate reconstruction or redomiciliation of any kind whatsoever;

5.2.2                     Disposals

and it will procure that neither of the Borrowers will, without the prior written consent of the Security Agent (acting on the instructions of the Majority Banks), sell, transfer, abandon, lend or otherwise dispose of or cease to exercise direct control over any part (being, either alone or when aggregated with all other disposals falling to be taken into account pursuant to this clause 5.2.2, material in the reasonable opinion of the Security Agent in relation to the undertaking, assets, rights and revenues of the Guarantor or, as the case may be, the relevant Subsidiary taken as a whole) of its present or future undertaking, assets, rights or revenues whether by one or a series of transactions related or not;

5.2.3                     Other business

undertake any business other than the ownership of shares in companies involved in the ownership and operation of ocean going ships of similar type and size to the Ships and the chartering thereof to third parties;

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5.2.4                     Other obligations

incur any obligations except for:

(a)                                 obligations arising under the Security Documents; or

(b)                                 contracts entered into in the ordinary course of its business of being a holding company of Subsidiaries owning, operating and chartering ships; or

(c)                                  guarantees or indemnities from time to time required in the ordinary course of its business as holding company of Subsidiaries owning, operating and chartering ships (such as this Guarantee);

and in the case of (b) and (c) above, to apply always on normal commercial terms;

5.2.5                     Loans

make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so;

5.2.6                     Share capital and distribution

without prejudice to clause 5.3, purchase or otherwise acquire for value any shares of its capital or distribute any of its present or future assets, undertakings, rights or revenues to any of its shareholders Provided however that the Guarantor may declare or pay cash dividends to it shareholders at any time if no Event of Default shall have occurred and is continuing at the time of declaration or payment of such dividends or would occur as a result of the declaration or payment of such dividends;

5.2.7                     Constitutional documents

permit, cause or agree to any amendment or variation of its constitutional documents;

5.2.8                     Auditors and financial year

remove or permit the removal of its auditors or appoint new ones or change its financial year end; and

5.2.9                     Shareholdings

change, cause, or permit any change in, the legal and/or the ultimate beneficial ownership of any of the shares in the Guarantor, the Manager, the Shareholder or either Borrower, in each case from that set out in clause 4.1.11 and/or clause 7.1.10 of the Agreement.

5.3                               Financial undertakings

The Guarantor undertakes with the Security Agent that from the date of this Guarantee and so long as any moneys are owing under the Security Documents and while all or any part of the Total Commitment remains outstanding, it will ensure that:

5.3.1                     Leverage Ratio

the Leverage Ratio shall not, exceed 0.65:1;

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5.3.2                     Consolidated Interest Coverage Ratio

the Consolidated Interest Coverage Ratio in relation to any Four-Quarter Period (or any other period as the Agent may require):

(a)                                 ending on 31 December 2012, shall not be lower than 2:1; and

(b)                                 ending after 1 January 2013, shall not be lower than 2.50:1;

5.3.3                     Minimum Liquidity

the aggregate amount of Cash held in the Group on a consolidated basis shall at all times be not less than $500,000 per Fleet Vessel;

5.3.4                     Definitions and interpretation

(a)                                 For the purposes of this clause 5.3, the following expressions shall have the following meanings:

(i)                                     “Accounting Information” means (a) the annual audited consolidated financial statements of the Group and (b) the half-yearly unaudited consolidated financial statements of the Group, each as provided or (as the context may require) to be provided to the Security Agent in accordance with clause 5.1.4;

(ii)                                  “Cash” means, at any relevant time:

(A)                               cash in hand legally and beneficially owned by any member of the Group; and

(B)                               cash deposits legally and beneficially owned by any member of the Group and which are deposited with (i) any of the Banks, (ii) any other deposit taking institution having a rating of at least A from Standard & Poor’s Ratings Group or the equivalent with any other principal credit rating agency in the USA or Europe or (iii) any other lender or financial institution approved by the Security Agent, which in each case:

(1)                                 is free from any Encumbrance;

(2)                                 is otherwise at the free and unrestricted disposal of the relevant member of the Group by which it is owned; and

(3)                                 in the case of cash in hand or cash deposits held by a member of the Group which is not a Borrower, is (in the opinion of the Security Agent, based upon such documents and evidence as the Security Agent may require the Borrowers to provide in order to form the basis of such opinion) capable or, upon the occurrence of an Event of Default, would become capable, of being paid without restriction to the Guarantor, within five (5) Banking Days of its request or demand therefor, either by way of a dividend or by way of a repayment of principal (or the payment of interest thereon) in respect of an inter-company loan from the Guarantor to that member of the Group,

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Provided however that restricted cash of the Group which represents minimum liquidity required to be maintained under borrowing arrangements shall be taken into account as “Cash” if and for as long as it-is free from Encumbrances;-

(iii)                               “Consolidated Interest Coverage Ratio” means, in respect of a Four-Quarter Period, the ratio of Consolidated EBITDA to the Consolidated Gross Interest Expense during such period Four-Quarter Period;

(iv)                              “Consolidated EBITDA” means, in respect of a Four-Quarter Period, the consolidated profit on ordinary activities of the Group for that Four-Quarter Period, as shown in the audited consolidated profit and loss account of the Group provided to the Security Agent under clause 5.1.4 (or, as the case may be, in the unaudited consolidated profit and loss account for the relevant half-year provided to the Security Agent under clause 5.1.4) adjusted by:

(A)                               deducting amounts (if any) representing exceptional or extraordinary gains during that period;

(B)                               adding back the amount charged as tax on profit on ordinary activities during that period;

(C)                               adding back an amount equal to Consolidated Gross Interest Expense during that period; and

(D)                               adding back the amount deducted for the purposes of depreciation/amortisation.

(v)                                 “Consolidated Gross Interest Expense” means, in respect of a Four-Quarter Period, all interest and other financing charges incurred or paid by the Group, or stated in the most recent Accounting Information relevant to such Four-Quarter Period;

(vi)                              “Consolidated Total Assets” at any relevant time and in relation to any relevant period, has the meaning ascribed thereto in the annual audited consolidated financial statements of the Group for such period but, in relation to any Fleet Vessels which are included in the Consolidated Total Assets in such statements, after:

(A)                               deducting from such Consolidated Total Assets the amount by which the Fleet Book Value of such Fleet Vessels for such period exceeds the Fleet Market Value of such Fleet Vessels; or

(B)                               adding to such Consolidated Total Assets the amount by which the Fleet Market Value of such Fleet Vessels exceeds the Fleet Book Value of such Fleet Vessels for such period;

(vii)                           “Consolidated Total Liabilities” at any relevant time and in relation to any relevant period, has the meaning ascribed thereto in the relevant consolidated financial statements of the Group for such period;

(viii)                        “Fleet Book Value” means, at any relevant time and in relation to any relevant period, the aggregate book value of the Fleet Vessels less depreciation, as stated in the relevant consolidated financial statements of the Group for such period;

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(ix)                              “Fleet Market Value” means, as of the date of calculation, the aggregate market value of the Fleet Vessels as most recently determined pursuant to valuations obtained by the Agent (at the expense of the Guarantor) in accordance with the provisions of clause 8.2.2 of the Agreement;

(x)                                 “Fleet Vessels” means the vessels from time to time owned by the members of the Group and “Fleet Vessel” means each of them;

(xi)                              “Four-Quarter Period” means each twelve-month period ending on 31 March, 30 June, 30 September or 31 December of any calendar year; and

(xii)                           “Leverage Ratio” means, at any relevant time and in relation to any relevant period, the ratio of (a) the aggregate of Consolidated Total Liabilities minus Cash during such period to (b) the aggregate of Consolidated Total Assets minus Cash during such period.

(b)                                 All the terms defined in this clause 5.3.4 or in clause 1.2, and used in this clause 5.3, and accounting terms used in this clause 5.3, are to be determined on a consolidated basis in respect of the Group and (except as items are expressly included or excluded in the relevant definition or clause) are used and shall be construed in accordance with the Applicable Accounting Principles and as determined from the latest consolidated financial statements of the Group delivered to the Security Agent pursuant to clause 5.1.4.

(c)                                  The compliance of the Guarantor with the covenants set out in clauses 5.3.1, 5.3.2 and 5.3.3 shall be determined by the Security Agent in its sole discretion on the basis of calculations made by the Security Agent at any time by reference to the then latest consolidated financial statements of the Group delivered to the Security Agent pursuant to clause 5.1.4. For the avoidance of doubt it is hereby agreed and acknowledged that the Security Agent shall be entitled to make any such determinations and/or calculations at any time, without regard to when any such financial statements are due to be delivered or have been actually delivered to the Security Agent pursuant to clause 5.1.4.

(d)                                 For the purposes of this clause 5.3 (a) no item shall be deducted or credited more than once in any calculation; and (b) any amount expressed in a currency other than Dollars shall be converted into Dollars in accordance with the Applicable Accounting Principles.

6                                         Set-off

The Guarantor authorises the Security Agent, at any time and without notice to the Guarantor, to apply any credit balance to which the Guarantor is then entitled on any account of the Guarantor with the Security Agent at any of its branches, in or towards satisfaction of any sum then due and payable from the Guarantor to the Security Agent under this Guarantee. For this purpose the Security Agent is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application. The Security Agent shall not be obliged to exercise any right given to it by this clause 6. The Security Agent shall notify the Guarantor and the Secured Creditors forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto.

7                                         Benefit of this Guarantee

7.1                               Benefit and burden

This Guarantee shall be binding upon the Guarantor and its successors in title and shall enure for the benefit of the Security Agent and its successors in title, assignees and replacements. The Guarantor expressly acknowledges and accepts the provisions of clause 15 of the Agreement

15

and agrees that any person who replaces the Security Agent in accordance with such clause shall be entitled to the benefit of this Guarantee.

7.2                               Changes in constitution or reorganisation of Creditors

For the avoidance of doubt and without prejudice to the provisions of clause 7.1, this Guarantee shall remain binding on the Guarantor notwithstanding any change in the constitution of the Security Agent or any of the Secured Creditors or their absorption in, or amalgamation with, or the acquisition of all or part of its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind, to the intent that this Guarantee shall remain valid and effective in all respects in favour of any successor in title or replacement of the Security Agent in the same manner as if such successor in title or replacement had been named in this Guarantee as a party instead of, or in addition to, the Security Agent.

7.3                               No assignment by Guarantor

The Guarantor may not assign or transfer any of its rights or obligations under this Guarantee.

7.4                               Disclosure of information

The Security Agent may, without the consent of the Guarantor, disclose to a prospective Transferee or to any other person who may propose entering into contractual relations with a Bank in relation to the Agreement such information about the Guarantor as the Security Agent shall consider appropriate.

8                                         Notices and other matters

8.1                               Notices

The provisions of clause 17.1 of the Agreement shall apply mutatis mutandis in respect of any certificate, notice, demand or other communication given or made under this Guarantee as if references to the “Borrowers or either of them” and “this Agreement” were references to the Guarantor and this Guarantee.

8.2                               No implied waivers; remedies cumulative

No failure or delay on the part of the Security Agent, to exercise any power, right or remedy under this Guarantee shall operate as a waiver thereof, nor shall any single or partial exercise by the Security Agent of any power, right or remedy under this Guarantee preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this Guarantee are cumulative and are not exclusive of any remedies provided by law.

8.3                               English translations

All certificates, instruments and other documents to be delivered under or supplied in connection with this Guarantee shall be in the English language or shall be accompanied by a certified English translation upon which the Security Agent shall be entitled to rely.

8.4                               Other guarantors

The Guarantor agrees to be bound by this Guarantee notwithstanding that any other person intended to execute or to be bound by any other guarantee or assurance under or pursuant to the Agreement may not do so or may not be effectually bound and notwithstanding that such other guarantee or assurance may be determined or be or become invalid or unenforceable against

16

any other person, whether or not the deficiency is known to the Security Agent or any of the Secured Creditors.

8.5                               Expenses

The Guarantor agrees to reimburse the Security Agent on demand for all legal and other costs, charges and expenses on a full and unqualified indemnity basis which may be incurred by the Security Agent in relation to the enforcement of this Guarantee against the Guarantor.

8.6                               Partial invalidity

If, at any time, any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision in any other respect or under the law of any other jurisdiction will be affected or impaired in any way.

8.7                               Miscellaneous

This Guarantee contains the entire agreement of the parties and its provisions supersede any and all other prior correspondence and oral negotiation by the parties in respect of the matters regulated by the Guarantee.

9                                         Law and jurisdiction

9.1                               Law

This Guarantee and any non-contractual obligations in connection with this Guarantee are governed by and shall be construed in accordance with English law.

9.2                               Submission to jurisdiction

The Guarantor agrees for the benefit of the Security Agent that any legal action or proceedings arising out of or in connection with this Guarantee and any non-contractual obligations in connection with this Guarantee against the Guarantor or any of its assets may be brought in the English courts, irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Hill Dickinson Service (London) Limited at present of Irongate House, 22-30 Duke’s Place, London EC3A 7HX, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to)’ limit the right of the Security Agent to take proceedings against the Guarantor in the courts of any other competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. The Guarantor further agrees that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which the Guarantor may have against the Security Agent arising out of or in connection with this Guarantee and any non-contractual obligations in connection with this Guarantee.

9.3                               Contracts (Rights of Third Parties) Act 1999

No term of this Guarantee is enforceable under the provisions of the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Guarantee.

IN WITNESS whereof the parties to this Guarantee have caused this Guarantee to be duly executed as a deed on the date first above written.

17

EXECUTED as a DEED	)
by	)
for and on behalf of	)
QUINTANA SHIPPING LTD.	)	Attorney-in-fact
in the presence of:	)

Witness
Name:
Address:

EXECUTED as a DEED	)
by	)
for and on behalf of	)
ABN AMRO BANK N.V.	)	Attorney-in-fact
in the presence of:	)

Witness
Name:
Address:

18

Schedule 11

Form of Share Pledge

Private & Confidential

Dated [•] 2011

QUINTANA SHIPPING LTD.                        (1)

and

ABN AMRO BANK N.V.                                  (2)

PLEDGE
over shares

re: [Q Jake Shipping Ltd.] [Q loanari Shipping Ltd.]

2

Contents

Clause		Page

1	Definitions	1

2	Charging clause	3

3	Representations and warranties	4

4	Covenants by the Shareholder	6

5	Dividends and voting rights	9

6	Further assurance	9

7	Powers of the Pledgee	10

8	Attorney	11

9	Continuing security and other matters	12

10	Discharge of security	13

11	Certificates	14

12	Payments	14

13	Notices and other matters	14

14	Law and jurisdiction	16

Schedule 1 The Shares		19

Schedule 2 Specimen instrument of transfer		20

Schedule 3 Shareholder’s letter of authority		21

Schedule 4 Form of irrevocable proxy		22

Schedule 5 Directors’ resignation letter		22

Schedule 6 Directors’ letter of authority		23

Schedule 7 Form of dividend mandate		24

THIS DEED of PLEDGE is dated [•] 2011 and made BETWEEN:

(1)                                 QUINTANA SHIPPING LTD. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “Shareholder”); and

(2)                                 ABN AMRO BANK N.V., a banking corporation incorporated and established under the laws of The Netherlands, acting for the purposes of this Deed through its branch at Coolsingel 93, 3012 AE Rotterdam, The Netherlands (the “Pledgee”) as security agent and trustee for and on behalf of the Secured Creditors (as defined below).

WHEREAS:

(A)                               the Shareholder is the [registered] and beneficial owner of 500 registered shares of no par value in [Q Jake Shipping Ltd.] [Q loanari Shipping Ltd.], a corporation incorporated in the Republic of the Marshall Islands (the “Corporation”), representing all of the issued, non assessable and paid up share capital of the Corporation;

(B)                               by a Loan Agreement (the “Loan Agreement”) dated [•] and made between (1) the Corporation and Q Jake Shipping Ltd. Q loanari Shipping Ltd. (therein referred to together as the “Borrowers”), as joint and several borrowers and (2) ABN AMRO Bank N.V., as arranger, agent (in such capacity the “Agent”), security agent, account bank and swap provider (in such capacity the “Swap Provider”) and (3) the banks and financial institutions referred to in schedule 1 thereto as lenders (the “Banks”; and, together with the Agent and the Swap Provider, the “Secured Creditors”), the Banks agreed (inter alia) to advance by way of loan to the Borrowers, upon the terms and conditions therein contained, the principal sum of up to US$41,100,000;

(C)                              by a 2002 ISDA Master Agreement dated [•] 2011 (the “Master Swap Agreement”) and made between the Borrowers and the Swap Provider comprising an ISDA Master Agreement (including the Schedule thereto) and the Confirmations (as defined therein) supplemental thereto, the Swap Provider agreed the terms and conditions upon which it would enter into (inter alia) one or more interest rate swap transactions with the Borrowers in respect of the Loan (as defined in the Loan Agreement), whether in whole or in part (as the case may be) from time to time;

(D)                               pursuant to clause 16.14 of the Loan Agreement, each of the Secured Creditors has appointed the Pledgee (referred to in the Loan Agreement as the “Security Agent”) as its security agent and trustee and pursuant to a deed of trust dated [•] 2011 executed by the Pledgee (as trustee) in favour of the Secured Creditors, the Pledgee agreed to hold, receive, administer and enforce this Pledge for and on behalf of itself and the Secured Creditors; and

(E)                                the Loan Agreement provides that as a condition precedent to the Banks making its Commitment available, the Shareholder should execute in favour of the Pledgee a pledge in respect of the Shares (as defined below) in the form of this Deed and this is the [Q Jake] [Q loanari] Pledge referred to in the Loan Agreement.

NOW THIS DEED WITNESSES as follows:

1                                         Definitions

1.1                               Defined expressions

Words and expressions defined in the Loan Agreement shall, unless the context otherwise requires, have the same meanings when used in this Deed.

1

1.2                               Definitions

In this Deed, unless the context otherwise requires;

“Agent” includes its successors in title, assignees and/or its replacements;

“Banks” includes their respective successors in title and/or their respective Transferees;

“Collateral Instruments” means notes, bills of exchange, certificates of deposit and other negotiable and non-negotiable instruments, guarantees, indemnities and other insurances against financial loss and other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for any indebtedness or liabilities of the Borrowers or either of them or any other person liable and includes any documents or instruments creating or evidencing a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, cost arrangement or security interest of any kind;

“Corporation” includes its successors in title;

“Expenses” means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Pledgee) of:

(a)                                 all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature (including, without limitation, Taxes and registration fees) suffered, incurred or paid by the Pledgee or the Secured Creditors or any of them in connection with the exercise of the powers referred to in or granted by this Deed or otherwise payable by the Shareholder in accordance with clauses 7.5 and 7.6; and

(b)                                 interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from the date on which the same was suffered, incurred or paid by the Pledgee until the date of receipt or recovery thereof (whether before or after judgment) at a rate per annum calculated in accordance with clause 3.4 of the Loan Agreement (as conclusively certified by the Pledgee);

“Master Swap Agreement” means the agreement referred to in Recital (C) hereto:

“Master Swap Agreement Liabilities” means at any relevant time all liabilities, actual or contingent, present or future, owing to the Swap Provider under the Master Swap Agreement;

“Outstanding Indebtedness” means the aggregate of the Loan, all interest accrued and accruing thereon, the Master Swap Agreement Liabilities, the Expenses and all other sums of money from time to time owing to the Pledgee and/or the Secured Creditors or any of them, whether actually or contingently, under or pursuant to the Loan Agreement, the Master Swap Agreement and the other Security Documents or any of them;

“Pledgee” includes its successor in title, assignees and/or its replacements;

“Relevant Jurisdiction” means any jurisdiction in which or where the Shareholder is incorporated, resident, domiciled has a permanent establishment, carries on or has a place of business or is otherwise effectively connected;

“Secured Property” means the Shares and all stock, shares, warrants, securities, rights, moneys or property (including the dividends, interest or income thereon or therefrom) accruing or acquired at any time and from time to time by way of redemption, purchase, bonus, preference, option or otherwise to or in respect of or derived from all or any of the Shares or any derivatives thereof, including the proceeds of any sale of any of the Shares;

2

“Shareholder” includes its successors in title;

“Shares” means the registered shares in the capital of the Corporation registered in the name of the Shareholder and beneficially owned by the Shareholder details of which are set out in schedule 1 and shall include any other shares in the capital of the Corporation which may hereafter be registered in the name of, or beneficially owned by, the Shareholder and/or its nominee or trustee; and

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and “Taxation” shall be construed accordingly.

1.3                               Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Deed.

1.4                               Construction of certain terms

In this Deed, unless the context otherwise requires:

1.4.1                     references to clauses and schedules are to be construed as references to clauses of, and schedules, to this Deed and references to this Deed include its schedules;

1.4.2                     references to (or to any specified provision of) this Deed or any other documents shall be construed as references to this Deed, that provision or that document as in force for the time being as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties and, where such consent is, by the terms of this Deed or the relevant document required to be obtained as a condition to such amendment being permitted, the prior written consent of the Pledgee;

1.4.3                     references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self regulatory or other national or supra-national authority;

1.4.4                     words importing the plural shall include the singular and vice versa;

1.4.5                     references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity; and

1.4.6                     references to any enactment shall be construed as references to such enactment as re-enacted, amended or extended.

1.5                               Conflict with Loan Agreement and/or Master Swap Agreement

This Deed shall be read together with the Loan Agreement and the Master Swap Agreement but, in the case of any conflict between this Deed and either of the two instruments, the provisions of the Loan Agreement or, as the case may be, the Master Swap Agreement shall prevail.

2                                         Charging clause

2.1                               In consideration of the Banks agreeing to (i) advance to the Borrowers, jointly and severally, pursuant to the Loan Agreement the sum of up to Forty one million one hundred thousand Dollars ($41,100,000) and (ii) enter pursuant to the Master Swap Agreement in interest rate swap

3

transactions with the Borrowers, the Shareholder with full title guarantee hereby pledges, mortgages, charges, assigns, transfers, deposits, sets over and confirms and agrees to pledge, mortgage, charge, assign, transfer, deposit, set over and confirm to the Pledgee as security for the payment of the Outstanding Indebtedness and as a continuing security for the payment of all moneys and the discharge of all obligations and liabilities hereby covenanted to be paid or otherwise hereby secured by way of a first fixed pledge all of its interest in and to all of the Secured Property.

3                                         Representations and warranties

3.1                               Representations and warranties

The Shareholder hereby represents and warrants to the Pledgee that:

3.1.1                     Title to Shares

the Shareholder is the registered holder of the Shares and is the beneficial owner of and has full right and title to, and has hereby pledged, the Secured Property and all the Shares are free from any Encumbrance of any kind (other than the Encumbrance hereby created) and are not, nor shall they be, subject to any option;

3.1.2                     Shares fully paid

the Shares are fully paid or credited as fully paid and non-assessable and no calls have been, or can be, made in respect of the Shares;

3.1.3                     Due incorporation

the Shareholder is duly incorporated and validly existing in good standing under the laws of the Republic of the Marshall Islands and has power to carry on its business as it is now being conducted and to own its property and other assets;

3.1.4                     Corporate power

the Shareholder has power to execute, deliver and perform its obligations under this Deed and to deliver to the Pledgee stock certificates in respect of the Shares and the undated instruments of transfer in respect thereof pursuant to clause 5.1 and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same;

3.1.5                     Binding obligations

this Deed constitutes valid and legally binding obligations of the Shareholder enforceable in accordance with its terms;

3.1.6                     No conflict with other obligations

the execution and delivery of, the performance of its obligations under, the compliance by the Shareholder with the provisions of this Deed will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Shareholder is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Shareholder is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the Shareholder’s constitutional documents or (iv) result in the creation or imposition of or oblige the Shareholder to create any Encumbrance (other than a Permitted Encumbrance) on the Shareholder’s undertaking or on any of the Shareholder’s assets, rights or revenues;

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3.1.7                     No litigation

no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of the Shareholder, threatened against the Shareholder which could have a material adverse effect on the business, assets or financial condition of the Shareholder;

3.1.8                     Choice of law

the choice by the Shareholder of English law to govern this Deed and the submission by the Shareholder to the non-exclusive jurisdiction of the courts of England are valid and binding;

3.1.9                     Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Shareholder to authorise, or required by the Shareholder in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Deed or the performance by the Shareholder of its obligations hereunder or thereunder has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions imposed in or in connection with any of the same;

3.1.10              Obligations of the Shareholder

the obligations of the Shareholder under this Deed are direct, general and unconditional obligations of the Shareholder;

3.1.11              No other security or lien

the Shareholder has not taken or received any security or lien from the Corporation in respect of any liability hereunder or in respect of any other liability of the Corporation to the Shareholder;

3.1.12              No filings required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Deed that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to this Deed and this Deed is in proper form for its enforcement in the courts of any Relevant Jurisdiction; and

3.1.13              No immunity

neither the Shareholder nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement).

3.2                               Repetition of representations and warranties

The representations and warranties in clause 3.1 shall be deemed to be repeated by the Shareholder on and as of each day from the date of this Deed until all moneys due or owing by the Borrowers under the Loan Agreement and Master Swap Agreement have been repaid in full as if made with reference to the facts and circumstances existing on each such day.

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4                                         Covenants by the Shareholder

4.1                               Supporting documents

The Shareholder hereby covenants with the Pledgee that during the continuance of this Deed the Shareholder will at all times deposit with the Pledgee and permit the Pledgee during the continuance of this security to hold and retain:

4.1.1                     Certificates

all stock and share certificates and documents of title relating to the Shares together with any other documents of title relating to the Secured Property;

4.1.2                     Transfers

transfers of the Shares duly completed in favour of the Pledgee or its nominees or otherwise as the Pledgee may direct in the form set out in schedule 2 together with letters of authority in respect of such transfers in the form set out in schedule 3;

4.1.3                     Irrevocable proxies

an irrevocable proxy/proxies in respect of the Shares executed by the Shareholder in favour of the Pledgee in the form set out in schedule 4, entitling the Pledgee to exercise, subject to clause 5.1, all voting rights in respect of the Shares;

4.1.4                     Directors’ resignation letters

executed undated resignation letters from each Director of the Corporation in the form set out in schedule 5 together with letters of authority from each Director of the Corporation in the form set out in schedule 6; and

4.1.5                     Further documents

all such other documents as the Pledgee may from time to time require for perfecting its title to the Shares and/or the Secured Property or for vesting or enabling it to vest the same in itself or its nominees or in any purchaser to the intent that the Pledgee may at any time without notice present them for registration.

4.2                               Continuing covenants

The Shareholder hereby further covenants with the Pledgee that during the continuance of this Deed the Shareholder will at all times:

4.2.1                     Title

warrant and defend the right, title and interest of the Pledgee in and to the Secured Property against the claims and demands of all persons whomsoever;

4.2.2                     Prompt payment

duly and promptly pay all calls, instalments or other payments which from time to time become due in respect of any of the Shares;

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4.2.3                     New certificates

duly register or procure that the Directors of the Corporation duly register all transfers of the Shares from time to time lodged with them by or on behalf of the Pledgee or its nominees and issue, and deliver to the Pledgee, a new certificate or certificates for the Shares in the name of the Pledgee or its nominees as soon as possible following receipt of such transfers from the Pledgee;

4.2.4                     Negative undertakings

not (without the prior written consent of the Pledgee):

(a)                                 create or permit to subsist any Encumbrance other than a Permitted Encumbrance on or over the Secured Property or any part thereof or interest therein; or

(b)                                 sell, transfer or otherwise dispose of the Secured Property or any part thereof or interest therein or attempt or agree so to do; or

(c)                                  suffer or permit the Corporation to cancel, increase, create or issue or agree to issue or put under option or agree to put under option any share or loan capital or obligation now or hereafter convertible into share or loan capital of or in the Corporation of any class or call any uncalled capital; or

(d)                                 suffer or permit the Corporation to make any alteration to, grant any rights in relation to or otherwise re-organise or purchase or reduce the share capital or reserves of the Corporation in any way or enter into any composition or arrangement with its creditors or any class of creditors of the Corporation; or

(e)                                  convene any meeting with a view either to the alteration of any of the provisions of the Corporation’s constitutional documents or to passing a resolution that the Corporation be wound up; or

(f)                                   suffer or permit the Corporation to permit any person other than the Shareholder to be registered as holders of the Shares or any part thereof;

4.2.5                     Appointment of further directors

duly and promptly notify the Pledgee of the appointment of any further Director or Directors of the Corporation (whether by way of replacement of, or addition to, any of the existing Directors) and thereafter duly and promptly deliver to the Pledgee the letter or letters of resignation and letter or letters of authority referred to in clause 4.1 duly signed by such additional Director or Directors;

4.2.6                     Maintenance of value of security

not do or cause or permit to be done anything which in any way depreciates, jeopardises or otherwise prejudices the value to the Pledgee of the security created by this Deed;

4.2.7                     Indebtedness due from the Corporation

not demand or accept repayment in whole or in part of any Indebtedness now or hereafter due to the Shareholder from the Corporation or from any other person liable or demand or accept any security in respect of the same or assign or charge the same as security;

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4.2.8                     No set-off or counterclaim

not claim any set-off or counterclaim against the Corporation or any other person liable or claim or prove in competition with the Pledgee in the bankruptcy or liquidation (or equivalent) of the Corporation or any other person liable or have the benefit of, or share in, any payment from or composition with, the Corporation or any other person liable for any Indebtedness of the Corporation or other any person liable but so that, if so directed by the Pledgee, it will prove for the whole or any part of its claim in the liquidation or bankruptcy (or equivalent) of the Corporation on terms that the benefit of such proof and of all money received by it in respect thereof shall be held on trust for the Pledgee and applied in or towards discharge of the liabilities and obligations of the Shareholder to the Pledgee under this Deed in such manner as the Pledgee shall deem appropriate;

4.2.9                     No subrogation

not exercise its rights of subrogation, reimbursement and indemnity against the Corporation;

4.2.10              Payments and compositions

not have the benefit of any share in any payment or composition from the Corporation or any other person or in any other guarantee or security now or hereafter held by the Pledgee;

4.2.11              No Encumbrance

not take or receive any Encumbrance from the Corporation in respect of the liability of the Shareholder under this Deed; and

4.2.12              Reports, etc.

promptly send to the Pledgee a copy of every report or other notice, statement or circular sent or delivered to the Shareholder by the Corporation.

4.3                               Further covenants

The Shareholder hereby respectively further covenants and agrees with the Pledgee that:

4.3.1                     Powers on default

the Pledgee and its nominees may following the occurrence of any Event of Default exercise in the name of the Shareholder or otherwise at any time whether pursuant to the powers conferred upon the Pledgee under any irrevocable proxy/proxies referred to in clause 4.1.3 and whether before or after demand for payment and without any further consent or authority on the part of the Shareholder in respect of the Shares any voting rights and all powers or rights which may be exercisable by the person in whose name the Shares are registered but such power shall be exercised subject to the provisions of clause 5;

4.3.2                     Transfer of Shares to Pledgee

if so requested by the Pledgee, transfer all or any of the Shares to the Pledgee or to its nominees and the Pledgee may hold all or any of the Shares in any branch of the Pledgee or with any correspondents or other agents whether in The Netherlands, Greece or overseas and all the Shares shall be held at the expense and risk of the Shareholder; and

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4.3.3                     Copies of this Deed

it will file or cause to be filed a copy of this Deed with the Secretary (or other appropriate officer) of the Corporation for the purpose of giving notice of this pledge to the Corporation and that it will obtain and deliver to the Pledgee an acknowledgement of such filing.

5                                        Dividends and voting rights

5.1                               Voting rights

Unless and until an Event of Default has occurred or the Shareholder is in breach of any term of this Deed, the Shareholder shall be entitled to exercise all voting and other rights vested in the holder of the Shares notwithstanding that stock certificates in respect of the Shares are held by the Pledgee provided that the Shareholder shall not exercise such rights in a manner which would or might derogate from the security created by this Deed or conflict with any provision of any of the Security Documents.

5.2                               Dividend rights

If an Event of Default has occurred or the Shareholder is in breach of any term of this Deed, the Pledgee may require that any dividends, interest or other moneys which may be paid or payable in respect of the Secured Property shall be paid to the Pledgee and shall be applied by the Pledgee in or towards payment of the Expenses and the balance shall be applied by the Pledgee in accordance with clause 13.1 of the Loan Agreement. So long as no Event of Default has occurred and the Shareholder is not in breach of any term of this Deed and so long as the payment of any dividends, interest or other moneys does not constitute or give rise to a breach of any provision of the Security Documents, any such dividends shall be paid to the Shareholder.

5.3                               Delivery of dividend mandate

Where the Pledgee becomes entitled to receive dividends pursuant to clause 5.2, the Shareholder shall immediately execute and deliver to the Corporation a dividend mandate in the form set out in schedule 7.

5.4                               Payment of dividends and interest

Any dividends, interest or other moneys or property hereby charged which may be received by the Shareholder after the power of sale under clause 7.1 has arisen shall be held in trust for the Pledgee and paid or delivered to the Pledgee on demand in writing for application in accordance with clause 5.2.

6                                         Further assurance

6.1                               Execution of further charges

The Shareholder shall, at its own expense at any time if and when required by the Pledgee execute such further legal or other pledges, charges or assignments in favour of the Pledgee as the Pledgee shall from time to time reasonably require over all or any of the Secured Property and all rights relating thereto both present and future (including any substituted securities and any vendor’s lien) and any other transfers or documents the Pledgee may from time to time require for perfecting its title to the same or for vesting or enabling it to vest the same in itself or its nominees or in any purchaser to secure all moneys, obligations and liabilities hereby covenanted to be paid or otherwise hereby secured or to facilitate realisation of the Secured Property or the exercise of the powers conferred on the Pledgee, such further pledges, charges or assignments to be prepared by or on behalf of the Pledgee at the cost of the Shareholder.

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6.2                               Other matters

The Shareholder also undertakes at its own expense from time to time to execute, sign, perfect, do and (if required) register every such further assurance, document, act or thing as in the opinion of the Pledgee may be necessary or desirable for the purpose of more effectually pledging, charging or assigning the Secured Property or perfecting the security constituted or intended to be constituted by this Deed.

7                                         Powers of the Pledgee

7.1                               Enforcement

At any time after the occurrence of an Event of Default:

7.1.1                     Enforcement

the Pledgee or any person nominated by the Pledgee may exercise, without further notice and without any restrictions in respect of all or any of the Secured Property, all the powers or rights which may be exercisable by the registered holder of the Shares and all other powers conferred on mortgagees by law or otherwise. The Pledgee and/or any person nominated by the Pledgee, wheresoever situate, may, at its discretion, prior to, or after, exercising the rights referred above (a) complete the transfers in respect of the Shares deposited with the Pledgee in accordance with clause 4.1.2 by dating the same and (b) submit all or any of the said transfers together with any stock or share certificates in respect thereof for registration in the name of the Pledgee or any person nominated by the Pledgee; and

7.1.2                     Application of dividends and interest

any dividends, interest or other payments which may be received or receivable by the Pledgee or by any nominee in respect of any of the Secured Property may be applied by the Pledgee as though they were proceeds of sale.

7.2                               Sale or disposal

In exercising the powers referred to in clause 7.1, the Pledgee may sell or dispose of the Secured Property or any part thereof at such times in such manner for such consideration and generally on such terms and conditions as the Pledgee may think fit (and the Pledgee shall be entitled to purchase any and all of the Secured Property so sold). Any such sale or disposition may be for cash, debentures or other obligations, shares, stock, securities or other valuable consideration and be payable immediately or by instalments spread over such period as the Pledgee shall think fit.

7.3                               No enquiry by purchaser

No purchaser or other person shall be bound or concerned to see or enquire whether the right of the Pledgee to exercise any of the powers hereby conferred has arisen nor be concerned with notice to the contrary or with the propriety of the exercise or purported exercise of such powers.

7.4                               Application of proceeds

All moneys received by the Pledgee under, or in the exercise of any powers conferred by, this Deed shall be applied in or towards payment of the Expenses and the balance shall be applied in accordance with clause 13.1 of the Loan Agreement.

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7.5                               Expenses

The Shareholder shall pay to the Pledgee on a full indemnity basis on demand:

7.5.1                     all expenses (including legal, printing and out-of-pocket expenses) incurred by the Pledgee in connection with the negotiation, preparation, execution or registration of this Deed and of any amendment or extension or the granting of any waiver or consent under this Deed; and

7.5.2                     all expenses (including legal, printing and out-of-pocket expenses) incurred by the Pledgee in contemplation of, or otherwise in connection with, the enforcement or preservation of any rights under this Deed or otherwise in respect of the Outstanding Indebtedness or the security therefor.

7.6                               Indemnity

The Shareholder hereby agrees and undertakes to indemnify the Pledgee against all losses, actions, claims, expenses, demands, obligations and liabilities whatsoever and whenever arising which may now or hereafter be incurred by the Pledgee or by any manager, agent, officer or employee of the Pledgee for whose liability, act or omission it or they or any of them may be answerable, in respect of, in relation to or in connection with anything done or omitted in the exercise or purported exercise of the powers contained in this Deed or otherwise in connection therewith and herewith or with any part of the Secured Property or otherwise howsoever in relation to, or in connection with, any of the matters dealt with in any of the Security Documents.

7.7                               Liability of Pledgee

The Pledgee shall not be liable to account as mortgagee in possession in respect of all or any of the Secured Property and shall not be liable for any loss upon realisation or for any neglect or default to present any interest coupon or any bond or stock drawn for repayment or for any failure to pay any call or instalment or to accept any offer or to notify the Shareholder of any such matter or for any other loss of any nature whatsoever in connection with the Secured Property.

8                                         Attorney

8.1                               Power of attorney

The Shareholder by way of security hereby irrevocably appoints the Pledgee to be its attorney in its name and on its behalf and as its act and deed or otherwise to execute, seal, deliver and complete any transfers or other documents which the Pledgee may require for perfecting its title to or for vesting the Shares both present and future in the Pledgee or its nominees or in any purchaser and to make any alteration or addition to the Shares comprised therein or any other alteration or addition and to re-deliver the same thereafter and otherwise generally to sign, seal, deliver and otherwise perfect any such transfers or other documents and any legal or other pledges or assignments over the Shares referred to in clause 6 and to do all such acts and things as may be required for the full exercise of the powers hereby conferred including any sale or other disposition realisation or getting in of the Secured Property and the Shareholder ratifies and confirms, and agrees to ratify and confirm any deed, assurance, agreement, instrument, act or thing which any such attorney may lawfully execute or do. The appointment of the Pledgee by the Shareholder as its attorney is irrevocable and coupled with an interest. Provided always that such power shall not be exercisable until the occurrence of an Event of Default.

8.2                               Dealings with attorneys

The exercise of such power by or on behalf of the Pledgee shall not put any person dealing with the Pledgee upon any enquiry as to whether an Event of Default has occurred, nor shall such

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person be in any way affected by notice that no such event has occurred, and the exercise by the Pledgee of such power shall constitute conclusive evidence of its right to exercise the same.

8.3                               Filings

The Shareholder hereby irrevocably appoints the Pledgee to be its attorney in its name and on its behalf and as its act and deed or otherwise of it to agree the form of and to do and execute all deeds, instruments, acts and things to file, record, register or enrol this Deed which the Pledgee may in its discretion consider necessary or advisable, now or in the future, to ensure the legality, validity, enforceability or admissibility in evidence hereof.

9                                         Continuing security and other matters

9.1                               Continuing security

It is agreed that the security created by this Deed and the obligations and liabilities of the Shareholder and rights, remedies and powers of the Pledgee hereunder:

9.1.1                     shall be held by the Pledgee as a continuing security for the payment of the Outstanding Indebtedness and the performance and observance of and compliance with all of the covenants, terms and conditions contained in the Security Documents, express or implied;

9.1.2                     shall be in addition to and shall not prejudice or affect and may be enforced by the Pledgee without prior recourse to, the security created by any other of the Security Documents or by any present or future Collateral Instruments right or remedy held by or available to the Pledgee or the Secured Creditors or any of them or any right or remedy of the Pledgee or the Secured Creditors or any of them thereunder;

9.1.3                     may be enforced by the Pledgee without prior recourse to any such security or guarantee as is referred to in clause 9.1.2 and the Shareholder waives all rights it may have of first requiring the Pledgee or the Secured Creditors or any of them to enforce any such security or guarantee or to proceed against or claim payment from the Corporation or any other person;

9.1.4                     shall not be satisfied by any intermediate payment or satisfaction of any part of the Outstanding Indebtedness or by any settlement of accounts between the Corporation, the Shareholder or any other person who may be liable to the Pledgee or the Secured Creditors or any of them in respect of the Outstanding Indebtedness or any part thereof and the Pledgee or the Secured Creditors or any of them;

9.1.5                     shall not in any way be prejudiced or affected by any time, indulgence or relief being given by the Pledgee or the Secured Creditors or any of them to the Corporation or any other person, by any amendment or supplement to the Loan Agreement, any of the other Security Documents or any other document, by the taking, variation, compromise, renewal or release of, or refusal or neglect to perfect or enforce, any right, remedy or security against the Corporation or any other person or by anything done or omitted which but for this provision might operate to exonerate the Shareholder; and

9.1.6                     shall not in any way be prejudiced or affected by any change in the constitution of, or any amalgamation or reconstruction of the Corporation, the Pledgee or any other person or by any legal limitation, disability, incapacity or other circumstances relating to the Corporation or any other person, whether or not known to the Pledgee, by any invalidity or irregularity or unenforceability of the obligations of the Corporation or any other person under the Loan Agreement or any of the other Security Documents or otherwise; and so that in the event that any obligation or purported obligation of the Corporation or any other person which, if enforceable or valid or continuing, would be secured by this Deed is or becomes wholly or in part unenforceable

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or invalid or terminated for any reason whatsoever, the Shareholder will keep the Pledgee fully indemnified against any loss suffered by the Pledgee as a result of any failure by the Corporation or such other party to perform any such obligation or purported obligation.

9.2                               Rights additional

All the rights, remedies and powers vested in the Pledgee hereunder shall be in addition to and not a limitation of any and every other right, power or remedy vested in the Pledgee and/or the Secured Creditors or any of them under this Deed, the Loan Agreement, the other Security Documents or at law and all the powers so vested in the Pledgee may be exercised from time to time and as often as the Pledgee may deem expedient.

9.3                               No enquiry

The Pledgee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Deed or to make any claim or take any action to collect any moneys receivable by the Pledgee in the exercise of any powers conferred by this Deed or to enforce any rights or benefits hereby assigned to the Pledgee or to which the Pledgee may at any time be entitled under this Deed.

9.4                               Suspense account

Any moneys received by virtue of or in connection with the security created by this Deed may be placed to the credit of a suspense account with a view to preserving the rights of the Pledgee to prove for the whole of the Outstanding Indebtedness against the Corporation or any other person liable in the event of any proceedings in, or analogous to, liquidation, composition or arrangement.

9.5                               Settlements conditional

Any release, discharge or settlement between the Shareholder and the Pledgee shall be conditional upon no security, disposition or payment to the Pledgee by the Corporation, the Shareholder or any other person being void or set aside or ordered to be refunded pursuant to any provisions or enactments relating to bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled, the Pledgee shall be entitled to enforce the security created by this Deed and the other Security Documents as if such release, settlement or discharge had not occurred and any such payment had not been made.

9.6                               No responsibility for loss

The Pledgee shall not be responsible for any loss occasioned by the timing of the exercise of its powers under this Deed.

10                                  Discharge of security

On payment of the Outstanding Indebtedness in full the security hereby constituted shall terminate and the Pledgee shall, at the request and cost of the Shareholder, deliver, transfer or cause to be released to the Shareholder or to such person or persons as the Shareholder shall direct the documents and other articles referred to in clause 4.1 and release and retransfer the Secured Property to the Shareholder or to such person or persons as the Shareholder shall direct, free and discharged from the security hereby constituted.

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11                                  Certificates

Any certificates or determination of the Pledgee as to the amount owing by the Shareholder to the Pledgee under, or secured by, this Deed shall, in the absence of manifest error, be conclusive and binding on and against the Shareholder.

12                                  Payments

12.1                        No deductions

All payments to be made by the Shareholder under this Deed shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 12.2, free and clear of any deductions or withholdings, in Dollars on the due date to such account as the Pledgee shall from time to time notify to the Shareholder.

12.2                        Grossing-up for Taxes

If at any time the Shareholder is required to make any deduction or withholding in respect of Taxes from any payment due under this Deed for the account of the Pledgee, the sum due from the Shareholder in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Pledgee receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Shareholder shall indemnify the Pledgee against any losses or costs incurred by reason of any failure of the Shareholder to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Shareholder shall promptly deliver to the Pledgee any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

12.3                        Currency indemnity

If any sum due from the Shareholder under this Deed or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable under this Deed or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Shareholder, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to this Deed, the Shareholder shall indemnify and hold harmless the Pledgee from or against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Pledgee may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Shareholder under this clause 12.3 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Deed and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

13                                  Notices and other matters

13.1                       Notices

The provisions of clause 17.1 of the Loan Agreement shall apply mutatis mutandis in respect of any certificate, notice, demand or other communication given or made under this Deed save that any references therein to “this Agreement” and the “Security Agent” shall be construed herein as

14

references to this Deed and the Pledgee, respectively, and save further that any certificate, advice, demand or other communication shall be sent, if to be sent to the Shareholder, at:

c/o Quintana Ship Management Ltd.
5 Xenias Street
145 62 Kifissia
Greece

Fax:                                               +30 210 62 34 493
Attention:                 Viktoria Poziopoulou

13.2                        No waiver

No failure or delay by the Pledgee in exercising any right, power or remedy vested in it under this Deed shall operate as a waiver thereof nor shall any single or partial exercise or waiver of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this Deed are cumulative and are not exclusive of any remedies provided by law.

13.3                        Severability

Each of the provisions of this Deed is severable and distinct from the others and if at any time one or more of such provisions is or becomes invalid illegal or unenforceable the validity legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

13.4                        Delegation of powers

The Pledgee shall be entitled, at any time and as often as may be expedient, to delegate all or any of the powers and discretions vested in it by this Deed (including the power vested in it by virtue of clause 8) in such manner, upon such terms, and to such person as the Pledgee in its absolute discretion may think fit.

13.5                        Benefit of this Deed

This Deed shall be binding on, and enure for the benefit of, the Shareholder and the Pledgee and their respective successors and, in the case of the Pledgee, its assignees and/or replacements. The Shareholder expressly acknowledges and accepts the provisions of clause 16.14 of the Loan Agreement and agrees that any person who replaces the Pledgee in accordance with such clause shall be entitled to the benefit of this Deed.

13.6                        Assignment by Shareholder

The Shareholder may not assign or transfer any of its rights or obligations under this Deed.

13.7                        Disclosure of information

The Pledgee may disclose to any of its Related Companies, any Secured Creditor and to the following other persons:

13.7.1              any person to (or through) whom the Pledgee transfers its duties as security agent and trustee or to (or through) whom a Secured Creditor assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Loan Agreement;

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13.7.2              any person with (or through) whom a Bank enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Loan Agreement;

13.7.3              any person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;

13.7.4              any employee, officer, director or representative of a Secured Creditor which needs to know such information or receive such document in the course of such person’s employ or duties;

13.7.5              auditors, insurance and reinsurance brokers, insurers and reinsurers or other professional advisers (including legal advisers);

13.7.6              any person who has entered into a confidentiality undertaking substantially in a recommended form of the Loan Market Association;

13.7.7              any other person who may propose entering or may enter into contractual relations with the Pledgee;

13.7.8              any information about the Shareholder, this Deed, the Corporation and the Shares as the Pledgee shall decide.

14                                  Law and jurisdiction

14.1                        Law

This Deed and any non-contractual obligations connected with this Deed are governed by and shall be construed in accordance with English law.

14.2                        Submission to jurisdiction

For the benefit of the Pledgee, the parties hereto irrevocably agree that any legal action or proceedings arising out of or in connection with this Deed and/or any non-contractual obligations connected with this Deed against the Shareholder or its assets may be brought in the courts of England or in the courts of any other country chosen by the Pledgee, each of which shall have jurisdiction to settle any disputes arising out of or in connection with this Deed and/or any non-contractual obligations connected with this Deed. The Shareholder hereby unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Hill Dickinson Service (London) Limited at present of Irongate House, 22-30 Duke’s Place, London EC3A 7HX, England, to receive, for it and on its behalf, service of process issued out of the courts of England in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Pledgee to take proceedings against the Shareholder in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. The Shareholder further agrees that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which the Shareholder may have against the Pledgee arising out of or in connection with this Deed and/or any non-contractual obligations connected with this Deed.

14.3                        Contracts (Rights of Third Parties) Act 1999

No term of this Deed is enforceable under the provisions of the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Deed.

16

IN WITNESS whereof the parties hereto have caused this Deed to be duly executed as a deed the day and year first before written.

17

Schedule 1

The Shares

Name of Shareholder	Certificate nos.	No. of stocks/ shares etc.	Par value of each Share ($)
QUINTANA SHIPPING LTD.	1	500	no par value

18

Schedule 2

Specimen instrument of transfer

Stock Power

FOR VALUE RECEIVED [•] hereby sell, assign and transfer unto [please insert Social Security or other identifying number of assignee] (          ) Shares of the                     Capital Stock of [Q Jake Shipping Ltd.] [Q loanari Shipping Ltd.] standing in my (our) name(s) on the books of the said Corporation represented by Certificate(s) No(s).                                                       herewith, and do hereby irrevocably constitute and appoint                                                attorney to transfer the said stock on the books of the said Corporation with full power of substitution in the premises.

Dated

For and on behalf of
QUINTANA SHIPPING LTD.

In the presence of:

19

Schedule 3

Shareholder’s letter of authority

To:                             ABN AMRO Bank N.V.

Date: [•]

Dear Sirs

[Q Jake Shipping Ltd.] [Q loanari Shipping Ltd.] (the “Corporation”)

We hereby unconditionally and irrevocably authorise you to date and otherwise complete the stock transfer form[s] in respect of our shares in the Corporation deposited by ourselves with yourselves pursuant to the pledge dated [•] 2011 (the “Pledge”) between (1) ourselves Quintana Shipping Ltd. and (2) yourselves, as and when you become entitled to date and complete the same pursuant to the terms of the Pledge.

Yours faithfully

QUINTANA SHIPPING LTD.

20

Schedule 4

Form of irrevocable proxy

We, QUINTANA SHIPPING LTD. hereby irrevocably appoint ABN AMRO BANK N.V. as our proxy to vote at meetings of the Shareholders of [Q Jake Shipping Ltd.] [Q loanari Shipping Ltd.] (the “Corporation”) in respect of any existing or further shares in the Corporation which may have been or may from time to time be issued to us and/or registered in our name. This proxy is irrevocable by reason of being coupled with the interest of ABN AMRO BANK N.V. as chargee of the aforesaid shares.

QUINTANA SHIPPING LTD.

Dated: [•]

21

Schedule 5

Directors’ resignation letter

To:                             The Secretary and Directors,
[Q Jake Shipping Ltd.] [Q loanari Shipping Ltd.j (the “Corporation”)

Date: [•]

Dear Sirs

I hereby resign as a director/officer of the Corporation and confirm that I have no right to compensation or claims against the Corporation for loss of office, arrears of pay or otherwise howsoever.

Yours faithfully,

22

Schedule 6

Directors’ letter of authority

To:                             ABN AMRO Bank N.V.

Date: [•] 2011

Dear Sirs

[Q Jake Shipping Ltd.] [Q loanari Shipping Ltd.] (the “Corporation”)

I hereby unconditionally and irrevocably authorise you to date the resignation letter in respect of the Corporation deposited by me with you pursuant to the pledge dated [•] 2011 (the “Pledge”) between Quintana Shipping Ltd. and yourselves, as and when you wish to do so following an Event of Default (as defined or referred to in the Pledge).

Yours faithfully,

23

Schedule 7

Form of dividend mandate

To:                             [Q Jake Shipping Ltd.] [Q loanari Shipping Ltd.]

Dividend Mandate

With effect from today’s date and pending receipt by you of instructions from ourselves and ABN AMRO BANK N.V. of Coolsingel 93, 3012 AE Rotterdam, The Netherlands, to the contrary we, QUINTANA SHIPPING LTD., hereby authorise and direct you to pay any dividends, interest or other moneys paid or payable on the shares in [Q Jake Shipping Ltd.] [Q loanari Shipping Ltd.] registered in our name to or to the order of ABN AMRO BANK N.V. of Coolsingel 93, 3012 AE Rotterdam, The Netherlands. On receipt of this mandate please acknowledge to ABN AMRO BANK N.V. at the above address that you will act in accordance with the instructions contained herein.

Dated: [•]

For and on behalf of
QUINTANA SHIPPING LTD.

24

EXECUTED as a DEED	)
by	)
for and on behalf of	)
QUINTANA SHIPPING LTD.	)	Attorney-in-fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED by	)
for and on behalf of	)
ABN AMRO BANK N.V.	)
in the presence of:	)	Attorney-in-fact
)

Witness
Name:
Address:
Occupation:

25

Schedule 12

Form of Manager’s Undertaking

Private & Confidential

Manager’s Undertaking

To:                             ABN AMRO Bank N.V.
Coolsingel 93
3012 AE Rotterdam
The Nederlands
(as security agent and trustee)

From:               Quintana Ship Management Ltd.
Trust Company Complex
Ajeltake Road
Ajeltake Island
Majuro
Republic of the Marshall Islands MH96960

[•] 2011

Dear Sirs

Loan of up to US$41,100,000 to Q Jake Shipping Ltd. and Q loanari Shipping Ltd.

1                                         Loan Agreement and Master Swap Agreement

1.1                               We understand that under a loan agreement dated [•] 2011 (the “Loan Agreement”) and made between (1) Q Jake Shipping Ltd. (the “Q Jake Borrower”) and Q loanari Shipping Ltd. (the “Q loanari Borrower” and, together with the Q Jake Borrower, the “Borrowers”) as joint and several borrowers, (2) the banks and financial institutions referred to in schedule 1 thereto as lenders (the “Banks”) and (3) ABN AMRO Bank N.V. as arranger, agent (in such capacity the “Agent”), security agent (in such capacity the “Security Agent”), account bank and swap provider (in such capacity, the “Swap Provider”; and, together with the Agent and the Banks, the “Secured Creditors”), the Banks agreed (inter alia) to advance by way of loan to the Borrowers, jointly and severally, upon the terms and conditions therein contained, the principal sum of up to Forty one million one hundred thousand Dollars ($41,100,000) (the “Loan”) and that it is a condition precedent to the Banks making available the [Q Jake] [Q loanari] Advance that we, Quintana Ship Management Ltd. (the “Manager”), enter into this letter of undertaking (the “Letter”) in favour of the Security Agent.

1.2                               We also understand that under a 2002 ISDA Master Agreement dated [•] 2011 (the “Master Swap Agreement”) and made between the Borrowers and the Swap Provider, the Swap Provider agreed the terms and conditions upon which it would enter into (inter alia) one or more interest rate swap transactions with the Borrowers in respect of the Loan (whether in whole or in part as the case may be) from time to time.

1.3                               We further understand that pursuant to clause 16.14 of the Loan Agreement, each of the Secured Creditors has appointed the Security Agent as its security agent and trustee and pursuant to a deed of trust dated [•] June 2011 and executed by the Security Agent (as trustee) in favour of the Secured Creditors, the Security Agent agreed to hold, receive, administer and enforce this Letter for and on behalf of itself and the Secured Creditors.

1.4                               Words and expressions defined in the Loan Agreement shall, unless otherwise specified herein, have the same meanings when used herein.

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2                                         Confirmation of appointment

We hereby confirm that we have been appointed as the manager of m.v. [Q Jake] [Q loanari] (the “Ship”) registered under the flag of the Republic of the Marshall Islands in the name of the [Q Jake] [Q loanari] Borrower pursuant to a management agreement dated [•] [•] (the “Management Agreement”) made between ourselves and the [Q Jake] [Q loanari] Borrower and that we have accepted our appointment thereunder in accordance with the terms and conditions thereof.

3                                         Representations and warranties

3.1                               We hereby represent and warrant that the copy of the Management Agreement set out in Appendix 1 to this Letter is a true and complete copy of the Management Agreement, that the Management Agreement constitutes valid and binding obligations of the Manager enforceable in accordance with its terms and that there have been no amendments or variations thereto or defaults thereunder by the Manager or, to the best of the Manager’s knowledge and belief, by the [Q Jake] [Q loanari] Borrower.

3.2                               We hereby confirm that the representations and warranties set out in clauses 7.2.9, 7.2.10 and 7.2.11 of the Loan Agreement are true and correct in all respects.

4                                         Undertakings

The Manager undertakes with the Security Agent that throughout the Security Period:

4.1                               the Manager will not agree or purport to agree to any amendment or variation of the Management Agreement without the prior written consent of the Security Agent;

4.2                               the Manager will procure that any sub-manager appointed by the Manager pursuant to the provisions of the Management Agreement or otherwise will, on or before the date of such appointment, enter into an undertaking in favour of the Security Agent in substantially the same form (mutatis mutandis) as this Letter;

4.3                               the Manager will not, without the prior written consent of the Security Agent [(acting on the instructions of the Majority Banks)), take any action or institute any proceedings or make or assert any claim on or in respect of the Ship or its policies and contracts of insurance (which expression includes all entries of the Ship in a protection and indemnity or war risks association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the [Q Jake] [Q loanari] Borrower (whether in the sole name of the [Q Jake] [Q loanari] Borrower or in the joint names of the [Q Jake] [Q loanari] Borrower and/or the Security Agent or otherwise) in respect of the Ship and her Earnings (as such term is defined below) or otherwise howsoever in connection with the Ship and all benefits thereof (including claims of whatsoever nature and return of premiums) (the “Insurances”) or any moneys whatsoever from time to time due or payable to the [Q Jake] [Q loanari] Borrower during the Security Period arising out of the use or operation of the Ship including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to the [Q Jake] [Q loanari] Borrower in the event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship (the “Earnings”) or any other property or other assets of the [Q Jake] [Q loanari] Borrower which the Security Agent has previously advised the Manager are subject to any Encumbrance or right of set-off in favour of the Security Agent or the Secured Creditors or any of them by virtue of any of the Security Documents;

4.4                               the Manager will discontinue any such action or proceedings or claim which may have been taken, instituted or made or asserted, promptly upon notice from the Security Agent to do so;

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4.5                               the Manager does hereby subordinate any claim that it may have against the [Q Jake] [Q loanari] Borrower or otherwise in respect of the Ship and its Earnings, Insurances and all sums of money or other compensation from time to time payable during the Security Period by reason of Requisition Compensation to the claims of the Security Agent and/or the Secured Creditors or any of them under the Loan Agreement, the Master Swap Agreement and the other Security Documents and undertakes not to exercise any right to which it may be entitled in respect of the [Q Jake] [Q loanari] Borrower and/or the Ship and/or its Earnings and/or Insurances and/or Requisition Compensation in competition with the Security Agent and/or the Secured Creditors or any of them;

4.6                              the Manager will promptly notify the Security Agent if at any time the amount owed by the [Q Jake] [Q loanari] Borrower to the Manager pursuant to the Management Agreement (whether in respect of the Manager’s remuneration or disbursements or otherwise) exceeds Twenty thousand Dollars ($20,000) or the equivalent in other currencies; and

4.7                               the Manager will provide the Security Agent with such information concerning the Ship as the Security Agent may from time to time reasonably require.

5                                         Insurance assignment

By way of security for the repayment of the aggregate of (a) the Loan and interest accrued and accruing thereon, (b) the Master Swap Agreement Liabilities (as such term is defined in the general assignment dated [•] 2011 (the “General Assignment”) executed by the [Q Jake] [Q loanari] Borrower in favour of the Security Agent), (c) the Expenses (as such term is defined in the General Assignment) and all other sums of money from time to time owing to the security Agent and/or the Security Creditors or any of them, whether actually or contingently under the Loan Agreement, the Master Swap Agreement and the other Security Documents or any of them (the “Outstanding Indebtedness”), the Manager with full title guarantee hereby irrevocably and unconditionally assigns and agrees to assign to the Security Agent all of the Manager’s rights, title and interest in and to all the benefit of the Insurances.

5.1                               The Manager hereby undertakes to procure that a duly completed notice in the form set out in Appendix 2 to this Letter is given to all insurers of the Ship and to procure that such notice is promptly endorsed on all policies and entries in respect of the Insurances and agrees promptly to authorise and/or instruct any broker, insurer or association with or through whom Insurances may be effected to endorse on any policy or entry or otherwise to give effect to such loss payable clause as may be stipulated by the Security Agent.

5.2                               The Security Agent shall, at the Manager’s cost and request, re-assign to the Manager all the Manager’s right, title and interest in the Insurances upon the Outstanding Indebtedness being paid and discharged in full to the satisfaction of the Security Agent.

5.3                               Any moneys in respect of the Insurances which would (but for the assignment contained in clause 5.1 above) be payable to the Manager shall be applied in accordance with clause 2.3 of the General Assignment and/or clause 2.6 of the General Assignment.

6                                         Acknowledgement

The Manager hereby acknowledges that it has seen and has reviewed the Loan Agreement and the other Security Documents and agrees to (a) abide by and to observe the provisions thereof insofar as the same are applicable to it as therein provided and (b) perform its rights and obligations under the Management Agreement in a manner which will not be contrary to the provisions of the Loan Agreement and/or the other Security Documents.

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7                                         Law and jurisdiction

7.1                               The agreement constituted by this Letter and any non-contractual obligations connected with it are governed by, and shall be construed in accordance with, English law.

7.2                               The Manager agrees, for the benefit of the Security Agent, that any legal action or proceedings arising out of or in connection with this Letter and/or any non-contractual obligations connected with this Letter against the Manager or any of its assets may be brought in the English courts. The Manager irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Hill Dickinson Service (London) Limited at present of Irongate House, 22-30 Duke’s Place, London EC3A 7HX, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the rights of the Security Agent to take any proceedings against the Manager in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

7.3                               No term of this Letter is enforceable under the provisions of the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Letter or to whom this Letter is not addressed.

Yours faithfully,

For and on behalf of
QUINTANA SHIP MANAGEMENT LTD.

4

Appendix 1

Copy of the Management Agreement

5

Appendix 2

Notice of Assignment

We, QUINTANA SHIP MANAGEMENT LTD., the managers of the motor vessel [Q Jake] [Q Ionari] HEREBY GIVE NOTICE that by a first assignment dated [•] 2011 and entered into by us with ABN AMRO BANK N.V. there has been assigned by us to the said ABN AMRO BANK N.V. as first assignees all of our right, title and interest in and to the insurances in respect of the said Ship including the insurances constituted by the Policy whereon this notice is endorsed.

SIGNED
for and on behalf of
QUINTANA SHIP MANAGEMENT LTD.

Dated: [•]

6

Schedule 13

Form of Charter Assignment

Private & Confidential

Dated [•] 2011

Q JAKE SHIPPING LTD.                      (1)

and

ABN AMRO BANK N.V.                         (2)

CHARTER ASSIGNMENT
relating to m.v. Q Jake

2

Contents

Clause		Page

1	Definitions	2

2	Representations and Warranties	4

3	Assignment and application of money	5

4	Undertakings	6

5	Continuing security	7

6	Powers of Mortgagee	8

7	Attorney	8

8	Further assurance	9

9	Notices	9

10	Law, jurisdiction and other provisions	9

Schedule 1 Form of Notice of Assignment of Charter		11

THIS ASSIGNMENT is made the [•] day of [•] 2011 BETWEEN:

(1)                                 Q JAKE SHIPPING LTD., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “Owner”); and

(2)                                 ABN AMRO BANK N.V., a company incorporated in The Netherlands whose registered office is at Gustav Mahlerlaan 10 / Locationcode: PAC HQ 8042, 1082 PP Amsterdam, The Netherlands, acting through its office at Coolsingel 93, 3012 AE Rotterdam, The Netherlands, as security agent and trustee for and on behalf of the Secured Creditors (as defined below) (the “Mortgagee”).

WHEREAS:

(A)                               by a charterparty contract incorporated on the date of this Assignment in a recapitulation email dated 24 May 2011 and to be documented in more detail in a “NYPE” 1946 Form time-charterparty of even date, as may be further amended and supplemented from time to time with the prior written consent of the Agent (as defined below), which recapitulation email is addressed by intermediate chartering brokers acting on behalf of both the Owner and Swissmarine Services SA (the “Charterer”) to the Owner and the Charterer (the “Charter”), the Owner agreed to let and the Charterer agreed to take on time charter for the period and upon the terms and conditions therein mentioned the Ship (as hereinafter defined);

(B)                               by a loan agreement dated [•] 2011 (the “Loan Agreement”) and made between (1) the Owner and Q loanari Shipping Ltd. as joint and several borrowers (the “Borrowers”), (2) the banks and financial institutions referred to in schedule 1 thereto as lenders (the “Banks”) and (3) ABN AMRO Bank N.V. as arranger, agent (in such capacity the “Agent”), security agent, account bank (in such capacity the “Account Bank”) and swap provider (in such capacity the “Swap Provider”; and together with the Agent and the Banks, the “Secured Creditors”), the Banks agreed (inter alia) to advance by way of loan to the Borrowers, jointly and severally, upon the terms and conditions therein contained, a sum of up to Forty one million one hundred thousand Dollars ($41,100,000);

(C)                               by a 2002 ISDA master swap agreement (including the schedule thereto) dated [•] 2011 (the “Master Swap Agreement”) and made between the Borrowers and the Swap Provider, the Swap Provider agreed the terms and conditions upon which it would enter into (inter alia) one or more interest rate swap transactions with the Borrowers in respect of the Loan (whether in whole or in part as the case may be) from time to time;

(D)                               pursuant to clause 16.14 of the Loan Agreement, each of the Secured Creditors has appointed the Mortgagee as its security agent and trustee and pursuant to a deed of trust dated [•] 2011 executed by the Mortgagee (as trustee) in favour of the Secured Creditors, the Mortgagee agreed to hold, receive, administer and enforce this Assignment for and on behalf of itself and the Secured Creditors;

(E)                                pursuant to the Loan Agreement there has been or will be executed by the Owner in favour of the Mortgagee a first preferred Marshall Islands ship mortgage dated [•] 2011 (the “Mortgage”) on the motor vessel Q Jake documented in the name of the Owner under the laws and flag of the Republic of the Marshall Islands under Official Number [•] (the “Ship”) and the Mortgage has been or will be registered under the provisions of Chapter 3 of the Maritime Act of 1990 (as amended) of the Republic of the Marshall Islands as security for the payment by the Owner of the Outstanding Indebtedness (which expression, for the avoidance of doubt, includes the Master Swap Agreement Liabilities) (as both expressions are defined in the Mortgage); and

(F)                                 pursuant to the Loan Agreement the Owner has executed in favour of the Mortgagee (as security agent and trustee for and on behalf of the Secured Creditors) a deed of assignment (the “General

1

Assignment”) dated [•] 2011 whereby the Owner has assigned and agreed to assign to the Mortgagee (as security agent and trustee for and on behalf of the Secured Creditors) the Earnings and Insurances of, and any Requisition Compensation for, the Ship (as each of those expressions is defined in the General Assignment) as security for the payment by the Owner of the Outstanding Indebtedness (which expression, for the avoidance of doubt, includes, the Master Swap Agreement Liabilities) (as both those expressions are defined in the General Assignment); and

(G)                               this Assignment is supplemental to the Loan Agreement, the Master Swap Agreement, the Mortgage and the General Assignment and to the security thereby created and is the Charter Assignment referred to in the Loan Agreement but shall nonetheless continue in full force and effect notwithstanding any discharge of the Mortgage.

NOW THIS ASSIGNMENT WITNESSES AND IT IS HEREBY AGREED as follows:

1                                         Definitions

1.1                               Defined expressions

Words and expressions defined in the General Assignment (whether expressly or by reference to the Mortgage and/or the Loan Agreement) shall, unless otherwise defined in this Assignment, or the context otherwise requires, have the same meanings when used in this Assignment.

1.2                               Definitions

In this Assignment, unless the context otherwise requires:

“Agent” includes its successors in title, assignees and/or its replacements;

“Banks” includes their respective successors in title and/or Transferees;

“Assigned Property” means all of the Owner’s right, title and interest in and to:

(a)                                 the Charter Earnings; and

(b)                                 all other Charter Rights;

“Charter” means the charterparty referred to in Recital (A) hereto;

“Charter Earnings” means all money whatsoever payable by the Charterer to the Owner under or pursuant to the Charter and/or any guarantee, security or other assurance given to the Owner at any time in respect of the Charterer’s obligations under or pursuant to the Charter including (but without prejudice to the generality of the foregoing) all claims for damages in respect of any breach by the Charterer of the Charter;

“Charterer” includes the successors in title of the Charterer;

“Charter Rights” means all of the rights of the Owner under or pursuant to the Charter and any guarantee, security or other assurance given to the Owner at any time in respect of the Charterer’s obligations under or pursuant to the Charter including (without limitation) the right to receive the Charter Earnings;

“Collateral Instrument” means any note, bill of exchange, certificate of deposit and other negotiable and non-negotiable instrument, guarantee, indemnity and other assurance against financial loss and any other document or instrument which contains or evidences an obligation

2

(with or without security) to pay, discharge or be responsible directly or indirectly for, any indebtedness or liabilities of the Borrowers or either of them or any other person liable and includes any document or instrument creating or evidencing a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest of any kind;

“Expenses” means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Mortgagee) of:

(a)                                 all losses, liabilities, costs, charges, expenses, damages and outgoing of whatever nature (including, without limitation, Taxes, repair costs, registration fees and insurance premiums) suffered, incurred or paid by the Mortgagee or any of the Secured Creditors in connection with the exercise of the powers referred to in or granted by the Loan Agreement, the Master Swap Agreement, the Mortgage, the General Assignment, this Deed or any of the other Security Documents or otherwise payable by the Owner in accordance with clause 7; and

(b)                                 interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from the date on which the same were suffered, incurred or paid by the Mortgagee or any of the Secured Creditors until the date of receipt or recovery thereof (whether before or after judgment) at the rate of interest described in clause 3.4 of the Loan Agreement (as conclusively certified by the Mortgagee);

“Loan” means the principal amount advanced by the Banks to the Borrowers pursuant to the Loan Agreement or, as the context may require, the amount thereof at any time outstanding;

“Loan Agreement” means the agreement [•] 2011 mentioned in Recital (B) hereto;

“Master Swap Agreement” means the agreement dated [•] 2011 mentioned in Recital (C) hereto;

“Master Swap Agreement Liabilities” means at any relevant time, all liabilities actual or contingent, present or future, owing to the Swap Provider under the Master Swap Agreement;

“Mortgagee” includes its successors in title, assignees and/or its replacements;

“Outstanding Indebtedness” means the aggregate of the Loan and interest accrued and accruing thereon, the Master Swap Agreement Liabilities, the Expenses and all other sums of money from time to time owing to the Mortgagee and/or the Secured Creditors or any of them, whether actually or contingently, present or future, under or pursuant to the Security Documents or any of them;

“Owner” includes the successors in title of the Owner;

“Security Documents” means the Loan Agreement, the Master Swap Agreement, the Mortgage, the General Assignment, this Assignment and any other document which is defined in the Loan Agreement as a Security Document and such other documents as may have been or may hereafter be executed to guarantee and/or secure all or any part of the Loan, interest thereon, the Master Swap Agreement Liabilities and other moneys from time to time owing by the Borrowers or either of them pursuant to the Loan Agreement and/or the Master Swap Agreement or by any other Security Party pursuant to any other Security Document (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Security Party” means the Owner and any other party who may at any time be a party to any of the Security Documents (other than the Mortgagee); and

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“Security Period” means the period commencing on the date hereof and terminating upon discharge of the security created by the Security Documents by payment of all moneys payable thereunder.

1.3                               Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Assignment.

1.4                               Construction of certain terms

In this Assignment, unless the context otherwise requires:

1.4.1                     references to clauses and schedules are to be construed as references to clauses of this Assignment and its schedules;

1.4.2                     references to (or to any specified provision of) this Assignment or any other document shall be construed as references to this Assignment, that provision or that document as in force for the time being and as amended in accordance with the terms thereof, or as the case may be, with the agreement of the relevant parties;

1.4.3                     words importing the plural shall include the singular and vice versa;

1.4.4                     references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.4.5                     references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any indebtedness and “guaranteed” shall be construed accordingly; and

1.4.6                     references to statutory provisions shall be construed as reference to those provisions as replaced or amended or re-enacted from time to time.

1.5                               Conflict with General Assignment

This Assignment shall be read together with the General Assignment but in case of any conflict between the two instruments the provisions of the General Assignment shall prevail.

1.6                               Contracts (Rights of Third Parties) Act 1999

No term of this Assignment is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Assignment.

2                                         Representations and Warranties

2.1                               The Owner hereby represents and warrants to the Mortgagee that:

2.1.1                     the Owner is the sole, legal and beneficial owner of the whole of the Assigned Property free from all Encumbrances and other interests and rights of every kind;

2.1.2                     the copy of the Charter delivered by the Owner to the Mortgagee is a true and complete copy of such document; such document constitutes the valid and binding obligations of the parties thereto enforceable in accordance with its terms, is in full force and effect and there have been no amendments or variations thereof or defaults thereunder;

4

2.1.3                     the Ship has been delivered to and accepted by the Charterer for service under the Charter; and

2.1.4                     there are no commissions, rebates, premiums or other payments in connection with the Charter other than as disclosed to the Mortgagee in writing prior to the date hereof.

2.2                               The representations of the Owner set out in clause 2.1 shall survive the execution of this Deed.

3                                         Assignment and application of money

3.1                               Assignment

By way of security for the Outstanding Indebtedness the Owner with full title guarantee hereby assigns and agrees to assign to the Mortgagee absolutely all its rights title and interest to the Assigned Property and all its benefits and interests present and future therein Provided however that the Charter Earnings shall be payable to the Q Jake Operating Account until such time as a Default shall occur and the Mortgagee shall direct to the contrary whereupon the Owner shall forthwith, and the Mortgagee may at any time thereafter, instruct the persons from whom the Charter Earnings are then payable to pay the same to the Mortgagee or as it may direct and any Charter Earnings then in the hands of the Owner’s brokers or other agents shall be deemed to have been received by them for the use and on behalf of the Mortgagee.

3.2                               Notice

The Owner hereby covenants and undertakes with the Mortgagee that it will forthwith give written notice of the assignment herein contained to the Charterer in the form set out in schedule 1 and will procure that forthwith the Charterer delivers to the Mortgagee a copy thereof with the acknowledgement thereof set out in such schedule duly executed by the Charterer.

3.3                               Application

All moneys received by the Mortgagee in respect of the Assigned Property shall be held and applied by it in accordance with the terms of clauses 2.3 and 2.5 of the General Assignment.

3.4                               Shortfalls

In the event that the balance referred to in clause 2.3 of the General Assignment is insufficient to pay in full the whole of the Outstanding Indebtedness, the Mortgagee shall be entitled to collect the shortfall from the Owner or any other person liable for the time being therefor.

3.5                               Use of Owner’s name

The Owner covenants and undertakes with the Mortgagee to do or permit to be done each and every act or thing which the Mortgagee may from time to time require to be done for the purpose of enforcing the Mortgagee’s rights under this Assignment and to allow its name to be used as and when required by the Mortgagee for that purpose.

3.6                               Reassignment

Upon payment and discharge in full to the satisfaction of the Mortgagee of the Outstanding Indebtedness the Mortgagee shall, at the request and cost of the Owner, re-assign the Assigned Property to the Owner or as it may direct.

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4                                         Undertakings

4.1                               Covenants and undertakings

The Owner hereby covenants and undertakes with the Mortgagee that, throughout the Security Period:

4.1.1                     Negative undertakings

it will not, without the previous written consent of the Mortgagee:

(a)                                 Variations

agree to any variation of the Charter; or

(b)                                 Releases and waivers

release the Charterer from any of the Charterer’s obligations under the Charter, or waive any breach of the Charterer’s obligations thereunder or consent to any such act or omission of the Charterer as would otherwise constitute such breach; or

(c)                                  Termination

terminate the Charter for any reason whatsoever; or

(d)                                 Consents

grant any consent which may be required from the Owner under the Charter;

4.1.2                     Performance of Charter obligations

it will perform its obligations under the Charter and use its best endeavours to procure that the Charterer shall perform its obligations under the Charter;

4.1.3                     Information

it will supply to the Mortgagee all information, accounts and records that may be necessary or of assistance to enable the Mortgagee to verify the amount of all payments of charterhire and any other amount payable under the Charter; and

4.1.4                     Original Charter

deliver to the Mortgagee as soon as the Charter becomes documented, into a duly executed “NYPE” 1946 Form time charter, an original of the Charter.

4.2                               Withdrawal

In the event of any payment of charterhire or other amount owing to the Owner not being made by the Charterer within the time-limits provided for in the Charter, the Owner will if so directed by the Mortgagee, exercise its right to withdraw the Ship from the service of the Charterer pursuant to the Charter at such time and in such manner as the Mortgagee shall so direct.

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5                                         Continuing security

5.1                               Continuing security

The security created by this Assignment shall:

5.1.1                     be held by the Mortgagee as a continuing security for the payment of the Outstanding Indebtedness and the performance and observance of and compliance with all of the covenants, terms and conditions in the Security Documents contained, express or implied and that the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby and thereby secured (or by any settlement of accounts between the Owner or any other person who may be liable to the Mortgagee and/or the Secured Creditors or any of them in respect of the Outstanding Indebtedness or any part thereof and the Mortgagee and/or the Secured Creditors or any of them);

5.1.2                     be in addition to, and shall not in any way prejudice or affect and may be enforced by the Mortgagee without prior recourse to the security created by any other of the Security Documents or by any present or future Collateral Instruments, right or remedy held by or available to the Mortgagee and/or the Secured Creditors or any of them or any right or remedy of the Mortgagee and/or the Secured Creditors or any of them thereunder; and

5.1.3                     not in any way be prejudiced or affected by the existence of any of the other Security Documents or any such Collateral Instrument, rights or remedies or by the same becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Mortgagee dealing with, exchanging, varying or failing to perfect or enforce any of the same or giving time for payment or performance or indulgence or compounding with any person liable.

5.2                               Rights additional

All the rights, remedies and powers vested in the Mortgagee hereunder shall be an addition to and not a limitation of any and every other right, power or remedy vested in the Mortgagee and/or the Secured Creditors or any of them under the Loan Agreement, the Master Swap Agreement, this Assignment, the other Security Documents or any Collateral Instrument or at law and that all the powers so vested in the Mortgagee and/or the Secured Creditors or any of them may be exercised from time to time and as often as the Mortgagee and/or the Secured Creditors or any of them may deem expedient.

5.3                               No enquiry

The Mortgagee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under the Mortgage and/or this Assignment or to make any claim or take any action to collect any moneys hereby assigned or to enforce any rights or benefits hereby assigned to the Mortgagee or to which the Mortgagee may at any time be entitled under the Mortgage and/or this Assignment.

5.4                               Obligations of the Owner

The Owner shall remain liable to perform all the obligations assumed by it in relation to the Assigned Property and the Mortgagee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in the event of any failure by the Owner to perform its obligations in respect thereof.

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5.5                               Discharge of Mortgage

Notwithstanding that this Assignment is expressed to be supplemental to the Loan Agreement, the Master Swap Agreement, the Mortgage and the General Assignment it shall continue in full force and effect after any discharge of the Loan Agreement, the Master Swap Agreement, the Mortgage and the General Assignment.

6                                         Powers of Mortgagee

6.1                               Protective action

The provisions of clause 4.1 of the General Assignment shall apply mutatis mutandis to this Assignment as if set out herein and as if references therein to “this Deed” were references to this Assignment.

6.2                               Powers on Event of Default

Upon the happening of an Event of Default (whether or not any notice shall have been given to the Borrowers in accordance with clause 10.2 of the Loan Agreement or, as regards the Master Swap Agreement, in accordance with the terms thereof, declaring the Outstanding Indebtedness or any part thereof to be due and payable immediately or in accordance with such notice), the Mortgagee shall become forthwith entitled, as and when it may see fit, to exercise in relation to the Assigned Property or any part thereof all or any of the rights, powers and remedies possessed by it as assignee and/or chargee of the Assigned Property (whether at law, by virtue of this Assignment or otherwise) and in particular (without limiting the generality of the foregoing):

6.2.1                     to collect, recover, compromise and give a good discharge for, all claims then outstanding or thereafter arising in respect of the Charter and/or the property hereby assigned or any part thereof, and to take over or institute (if necessary using the name of the Owner) all such proceedings in connection therewith as the Mortgagee in its absolute discretion thinks fit;

6.2.2                     to discharge, compound, release or compromise claims in respect of the Charter and/or the Assigned Property or any part thereof which have given or may give rise to any charge or lien or other claim on the Ship, her Earnings, Insurances or Requisition Compensation or any part thereof or which are or may be enforceable by proceedings against the Ship, her Earnings, Insurances or Requisition Compensation or any part thereof; and

6.2.3                     to recover from the Owner on demand all Expenses incurred or paid by the Mortgagee in connection with the exercise of the powers (or any of them) referred to in this clause 6.

6.3                               Liability of Mortgagee

The Mortgagee shall not be liable as mortgagee in possession in respect of any of the Assigned Property to account or be liable for any loss upon realisation or for any neglect or default of any nature whatsoever in connection therewith for which a mortgagee in possession may be liable as such.

7                                         Attorney

7.1                               Appointment

By way of security, the Owner hereby irrevocably appoints the Mortgagee to be its attorney generally for and in the name and on behalf of the Owner, and as the act and deed or otherwise of the Owner to execute, seal and deliver and otherwise perfect and do all such deeds, assurances, agreements, instruments, acts and things (including, without limiting the generality of

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the foregoing, to ask, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due and to become due under or arising out of the Charter, to endorse any cheque or other instrument or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Mortgagee may deem to be necessary or advisable and otherwise to do any and all things which the Owner itself could do in relation to the Assigned Property) which may be required for the full exercise of all or any of the rights, powers or remedies conferred hereby or which may be deemed proper in or in connection with all or any of the purposes aforesaid. The power hereby conferred shall be a general power of attorney under the Powers of Attorney Act 1971, and the Owner ratifies and confirms, and agrees to ratify and confirm, any deed, assurance, agreement, instrument, act or thing which the Mortgagee may execute or do pursuant thereto Provided always that such power shall not be exercisable by or on behalf of the Mortgagee until the happening of any Event of Default.

7.2                               Exercise of power

The exercise of such power by or on behalf of the Mortgagee shall not put any person dealing with the Mortgagee upon any enquiry as to whether any Event of Default has happened, nor shall such person be in any way affected by notice that no such event has happened, and the exercise by the Mortgagee of such power shall be conclusive evidence of its or his right to exercise the same.

7.3                               Filings

The Owner hereby irrevocably appoints the Mortgagee to be its attorney in its name and on its behalf of the Owner and as its act and deed or otherwise, to agree the form of and to execute and do all deeds, instrument, acts and things in order to file, record, register or enrol this Assignment and/or any notice and/or acknowledgement of the assignment herein contained in any court, public office or elsewhere which the Mortgagee may in its discretion consider necessary or advisable, now or in the future, to ensure the legality, validity, enforceability or admissibility in evidence thereof and any other assurance, document, act or thing required to be executed by the Owner pursuant to clause 8).

8                                         Further assurance

The Owner hereby further undertakes at its own expense from time to time to execute, sign, perfect, do and (if required) register every such further assurance, document, act or thing as in the opinion of the Mortgagee may be necessary or desirable for the purpose of more effectually assigning, mortgaging and charging the Assigned Property or perfecting the security constituted or intended to be constituted by this Assignment.

9                                         Notices

The provisions of clause 17.1 of the Loan Agreement shall apply mutatis mutandis in respect of any certificate, notice, demand or other communication given or made under this Assignment save that any references therein to “this Agreement”, the “Borrowers or either of them” and the “Security Agent” shall be construed herein as references to this Assignment, the “Owner” and the “Mortgagee” respectively.

10                                  Law, jurisdiction and other provisions

10.1                        Law

This Assignment and any non-contractual obligations in connection with this Assignment are governed by, and shall be construed in accordance with, English law.

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10.2                        Submission to jurisdiction

For the benefit of the Mortgagee, the parties hereto irrevocably agree that any legal action or proceedings in connection with this Assignment and/or any non-contractual obligations connected with this Assignment may be brought in the English courts, or in the courts of any other country chosen by the Mortgagee, each of which shall have jurisdiction to settle any disputes arising out of or in connection with this Assignment. The Owner irrevocably and unconditionally submits to the jurisdiction of the English courts, and the courts of any country chosen by the Mortgagee and irrevocably designates, appoints and empowers Hill Dickinson Service (London) Limited at present of Irongate House, 22-30 Duke’s Place, London EC3A 7HX, England to receive, for it and on its behalf, service of process issued out of the English courts in any legal action or proceedings arising out of or in connection with this Assignment. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Mortgagee to take proceedings against the Owner in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. The parties further agree that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which the Owner may have against the Mortgagee arising out of or in connection with this Assignment and/or any non-contractual obligations connected with this Assignment.

10.3                        Counterparts

This Assignment may be entered into in the form of two or more counterparts, each executed by one or more of the parties, and provided all the parties shall so execute this Assignment, each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original but, taken together, they shall constitute one instrument.

10.4                        English language

All certificates, instruments and other documents to be delivered under or supplied in connection with this Assignment or the Charter shall be in the English language or shall be accompanied by a certified English translation upon which the recipient shall be entitled to rely.

10.5                        Severability of provisions

Each of the provisions of this Assignment are severable and distinct from the others and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Assignment shall not in any way be affected or impaired thereby.

IN WITNESS whereof this Assignment has been duly executed as a deed the day and year first above written.

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Schedule 1

Form of Notice of Assignment of Charter

To:                             Swissmarine Services SA

m.v. Q Jake

We refer to a charterparty contract incorporated on the date of this notice in a recapitulation email dated 24 May 2011 and to be documented in more detail in a “NYPE” 1946 Form time-charterparty of even date, as may be further amended and supplemented from time to time, which recapitulation email is addressed by intermediate chartering brokers acting on behalf of both the Owner and Swissmarine Services SA (the “Charterer”) to the Owner and the Charterer (the “Charter”), whereby we agreed to let and you agreed to take on time charter, for the period and upon the terms and conditions therein mentioned, the motor vessel Q Jake, registered in our name under the flag of the Republic of the Marshall Islands (the “Ship”).

NOW WE HEREBY GIVE YOU NOTICE:

1                                         that, by an Assignment dated [•] 2011 made between us and ABN AMRO BANK N.V. of Coolsingel 93, 3012 AE Rotterdam, The Netherlands (the “Mortgagee”) we have assigned to the Mortgagee all our rights title and interest to and in any moneys whatsoever payable to us under the Charter and all other rights and benefits whatsoever accruing to us under the Charter including (but without prejudice to the generality of the foregoing) all claims for damages in respect of any breach by you of the Charter;

2                                         that you are hereby irrevocably authorised and instructed to pay such moneys as aforesaid to our bank account held with the Mortgagee with account number NL38FTSB0241525403 or to such other account as the Mortgagee may from time to time direct; and

3                                         that the said Assignment includes provisions that no variations shall be made to the Charter (nor shall you be released from your obligations thereunder) without the previous written consent of the Mortgagee and we shall remain liable to perform all our obligations under the Charter and the Mortgagee shall be under no obligation of any kind whatsoever in respect thereof.

The authority and instructions herein contained cannot be revoked or varied by us without the consent of the Mortgagee.

This notice of assignment and any non-contractual obligations in connection with this notice are governed by English law.

For and on behalf of
Q JAKE SHIPPING LTD.

Dated: [•]

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To:                             Q Jake Shipping Ltd. and
ABN Amro Bank N.V.

We acknowledge receipt of the notice set out above (the “Notice”) and consent to the assignment referred to therein and, in consideration of US$10 and other good and valuable consideration (the receipt and adequacy of which we hereby acknowledge), we hereby undertake with, and confirm to, the Mortgagee as follows:

(a)                                 to pay all amounts due from us under the Charter (and without any set-off or counterclaim whatsoever and free and clear of any deductions or withholdings) to the account of the Owner referred to therein or to any other account designated by the Mortgagee from time to time or to the Mortgagee’s order;

(b)                                 to permit the Mortgagee to enforce all other rights and benefits whatsoever accrued or accruing to the Owner under the Charter and for this purpose to take over or institute proceedings in respect thereof;

(c)                                  not, without the prior written consent of the Mortgagee to agree to any variation of the Charter;

(d)                                 to perform our obligations under the Charter; and

(e)                                  that we have not received any notice of any prior charge, assignment or encumbrance over the Owner’s right, title and interest in and to the Charter.

Words and expressions defined in the Notice shall have the same meanings when used herein.

This letter and any non-contractual obligations in connection with this letter are governed by English law.

Yours faithfully
For and on behalf of
SWISSMARINE SERVICES SA

Dated: [•]

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EXECUTED as a DEED	)
by	)
for and on behalf of	)
Q JAKE SHIPPING LTD.	)	Attorney-in-fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED	)
by	)
for and on behalf of	)
ABN AMRO BANK N.V.	)	Attorney-in-fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

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SIGNED by V. Poziopolou	)
for and on behalf of	)
Q JAKE SHIPPING LTD.	)	/s/ V. Poziopolou
as Borrower	)	Attorney-in-fact

SIGNED by V. Poziopolou	)
for and on behalf of	)
Q IOANARI SHIPPING LTD.	)	/s/ V. Poziopolou
as Borrower	)	Attorney-in-fact

SIGNED by M. Gkatzi	)
for and on behalf of	)
ABN AMRO BANK N.V.	)	/s/ M. Gkatzi
as Arranger, Agent, Security Agent, Account Bank,	)	Attorney-in-fact
Swap Provider and Bank	)

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